                                                              SEPTEMBER 22, 1998

Dear Stockholder:

     As previously announced, Cell Pathways, Inc., a Delaware corporation ("CPI"), and Tseng Labs, Inc., a Utah corporation ("Tseng"), have entered into an Agreement and Plan of Reorganization, dated June 23, 1998 (the "Reorganization Agreement"), in order to provide further financing of the programs of CPI. Through the reorganization, the shareholders of Tseng will exchange their Tseng capital stock for approximately 23% of the outstanding equity of a newly-formed holding company of CPI and CPI will obtain the benefit of the substantial cash assets of Tseng.

     The Reorganization Agreement provides for (i) the formation of Cell Pathways Holdings, Inc., a Delaware corporation ("CPHI"), (ii) the merger of Tseng Sub, Inc., a wholly-owned subsidiary of CPHI, with and into Tseng (the "Tseng Merger"), (iii) the merger of CPI Sub, Inc., a wholly-owned subsidiary of CPHI, with and into CPI (the "CPI Merger" and, together with the Tseng Merger, the "Transactions") and (iv) the issuance of approximately 23% of the outstanding shares of the common stock of CPHI ("CPHI Common Stock") to the Tseng shareholders and approximately 77% of the outstanding shares of CPHI Common Stock to the CPI stockholders. As a result of the Transactions, Tseng and CPI would become wholly-owned subsidiaries of CPHI. Effective upon the consummation of the Transactions, CPHI will change its name to Cell Pathways, Inc. Application has been made to list the Common Stock of the new Cell Pathways, Inc. on the Nasdaq National Market. Upon completion of the Transactions, the shares of Tseng common stock will no longer be traded on the Nasdaq National Market and the shares of the new Cell Pathways, Inc. Common Stock will be listed for trading on the Nasdaq National Market under the trading symbol "CLPA".

     A special meeting of the stockholders of CPI will be held at the offices of CPI, located at 702 Electronic Drive, Horsham, Pennsylvania, on November 2, 1998 at 10:00 a.m., local time (including any adjournments or postponements thereof, the "CPI Special Meeting"). Stockholders of record of CPI as of September 18, 1998 will be entitled to attend and vote at the CPI Special Meeting. At the CPI Special Meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Reorganization Agreement and the transactions contemplated thereby (including the CPI Merger) (the "CPI Merger Proposal"). As a result of the CPI Merger, each outstanding share of CPI common stock and preferred stock will be converted into the right to receive one share of the CPHI Common Stock and all outstanding options and warrants to acquire CPI common stock or preferred stock will become options and warrants to acquire CPHI Common Stock. The number of shares of CPHI Common Stock to be issued in the CPI Merger in exchange for the outstanding shares of CPI common stock and preferred stock will, based upon shares currently outstanding, be approximately 18.7 million shares. The Transactions and the Reorganization Agreement are described more fully in the accompanying Joint Proxy Statement/Prospectus.

     After careful consideration, the Board of Directors of CPI (the "CPI Board") has unanimously approved the Reorganization Agreement and the CPI Merger, and has concluded that they are fair to, and in the best interests of, CPI and its stockholders. The CPI Board unanimously recommends that you vote in favor of the CPI Merger Proposal.

     At the CPI Special Meeting, you will also be asked to consider and vote upon a proposal to approve and adopt an amendment to the CPI Sixth Amended and Restated Certificate of Incorporation which provides that the holders of CPI preferred stock will receive only the consideration for their shares set forth in the Reorganization Agreement (the "CPI Certificate Proposal"). Consummation of the Transactions is contingent upon approval of the CPI Certificate Proposal. The CPI Board unanimously recommends a vote in favor of the adoption and approval of the CPI Certificate Proposal.

     In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the proposals to be voted upon at the CPI Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the CPI Merger Proposal, the CPI Certificate Proposal and the actions contemplated thereby.

     All stockholders are cordially invited to attend the CPI Special Meeting in person. If you attend the CPI Special Meeting, you may vote in person if you wish even though you have previously returned your completed proxy. WHETHER OR NOT YOU PLAN TO ATTEND THE CPI SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED, REGARDLESS OF HOW MANY SHARES YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. PLEASE DO NOT SEND IN THE STOCK CERTIFICATE(S) REPRESENTING YOUR CPI COMMON STOCK OR PREFERRED STOCK AT THIS TIME.

     On behalf of the CPI Board, I thank you for your support and ask you to vote in favor of the CPI Merger Proposal and the CPI Certificate Proposal.

                                          Sincerely,

                                          /s/ Robert J. Towarnicki
                                          Robert J. Towarnicki
                                          Chief Executive Officer

          YOUR VOTE IS IMPORTANT -- PLEASE RETURN YOUR PROXY PROMPTLY

                              [CELL PATHWAYS LOGO]

                              CELL PATHWAYS, INC.
                              702 ELECTRONIC DRIVE
                          HORSHAM, PENNSYLVANIA 19044
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 2, 1998
                            ------------------------

TO THE STOCKHOLDERS OF CELL PATHWAYS, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Cell Pathways, Inc., a Delaware corporation ("CPI"), will be held on November 2, 1998 at 10:00 a.m. local time at the offices of CPI located at 702 Electronic Drive, Horsham, Pennsylvania (including any adjournments or postponements thereof, the "CPI Special Meeting") to consider and vote upon the following proposals:

          1. To (i) approve and adopt the Agreement and Plan of Reorganization, dated as of June 23, 1998 (the "Reorganization Agreement"), between CPI and Tseng Labs, Inc., a Utah corporation, (ii) approve the merger of CPI Sub, Inc., a wholly-owned subsidiary of Cell Pathways Holdings, Inc., a Delaware corporation ("CPHI"), with and into CPI (the "CPI Merger") and (iii) approve the other transactions contemplated by the Reorganization Agreement. Pursuant to the CPI Merger, CPI would become a wholly-owned subsidiary of CPHI and the stockholders of CPI would receive shares representing approximately 77% of the outstanding shares of CPHI Common Stock in exchange for their CPI common stock and preferred stock. A copy of the Reorganization Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice.

          2. To adopt and approve an amendment to the CPI Sixth Amended and Restated Certificate of Incorporation which provides that the holders of CPI preferred stock will receive only the consideration for their shares set forth in the Reorganization Agreement (the "CPI Certificate Proposal").

          3. To transact such other business as may properly come before the CPI Special Meeting.

     The Reorganization Agreement, the proposed CPI Merger, the CPI Certificate Proposal and other related matters are more fully described in the attached Joint Proxy Statement/Prospectus.

     Stockholders of record at the close of business on September 18, 1998 are entitled to notice of, and to vote at, the CPI Special Meeting and any adjournments or postponements thereof.

     Commencing ten days prior to November 2, 1998, a list of stockholders entitled to vote at the CPI Special Meeting shall be open to examination by any CPI stockholder for any purpose germane to the CPI Special Meeting at CPI's offices at 702 Electronic Drive, Horsham, Pennsylvania 19044.

     All stockholders are cordially invited to attend the CPI Special Meeting in person. Whether or not you plan to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the CPI Board

                                          /s/ Richard H. Troy
                                          Richard H. Troy
                                          Secretary

Horsham, Pennsylvania
September 22, 1998

SEPTEMBER 22, 1998

                            [TSENG LABS, INC. LOGO]

                                TSENG LABS, INC.
                              18 WEST AIRY STREET
                                   SUITE 100
                         NORRISTOWN, PENNSYLVANIA 19401

Dear Shareholder:

     As previously announced, Tseng Labs, Inc., a Utah corporation ("Tseng"), and Cell Pathways, Inc., a Delaware corporation ("CPI"), have entered into an Agreement and Plan of Reorganization, dated June 23, 1998 (the "Reorganization Agreement"). Through the reorganization, the shareholders of Tseng will exchange their Tseng common stock for approximately 23% of the total outstanding equity of a newly-formed holding company of CPI.

     The Reorganization Agreement provides for (i) the formation of Cell Pathways Holdings, Inc., a Delaware corporation ("CPHI"), (ii) the merger of Tseng Sub, Inc., a wholly-owned subsidiary of CPHI, with and into Tseng (the "Tseng Merger"), (iii) the merger of CPI Sub, Inc., a wholly-owned subsidiary of CPHI, with and into CPI (the "CPI Merger" and, together with the Tseng Merger, the "Transactions") and (iv) the issuance of approximately 23% of the outstanding shares of the common stock of CPHI ("CPHI Common Stock") to the Tseng shareholders and approximately 77% of the outstanding shares of CPHI Common Stock to the CPI stockholders. Effective upon the consummation of the Transactions, Tseng will become a wholly-owned subsidiary of CPHI and CPHI will change its name to Cell Pathways, Inc. Application has been made to list the Common Stock of the new Cell Pathways, Inc. on the Nasdaq National Market. Upon completion of the Transactions, the shares of Tseng common stock will no longer be traded on the Nasdaq National Market and the shares of the new Cell Pathways, Inc. Common Stock will be listed for trading on the Nasdaq National Market under the trading symbol "CLPA".

     A special meeting of the shareholders of Tseng will be held at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801 on November 3, 1998 at 10:00 a.m., local time (including any adjournments or postponements thereof, the "Tseng Special Meeting"). The Tseng Board has set September 21, 1998 as the record date of the Tseng Special Meeting for purposes of determining the shareholders entitled to attend and vote at the Tseng Special Meeting. At the Tseng Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and approve the transactions contemplated thereby (including the Tseng Merger) (the "Tseng Merger Proposal"). As a result of the Tseng Merger, each outstanding share of common stock of Tseng will be converted into the right to receive shares of CPHI Common Stock and all outstanding options to acquire Tseng common stock will become options to acquire CPHI Common Stock. The number of shares of CPHI Common Stock to be issued in the Tseng Merger in exchange for the outstanding shares of Tseng common stock will, based upon shares currently outstanding, be approximately 5.478 million shares, or .3631326 per share of Tseng common stock. The Tseng Merger and the Reorganization Agreement are described more fully in the accompanying Joint Proxy Statement/Prospectus.

     The By-Laws of Tseng and the rules of the Nasdaq National Market require that the Tseng Merger Proposal be approved by a majority of the outstanding shares having voting power. Consummation of the Transactions is conditioned upon, among other things, the receipt of such shareholder approval. After careful consideration, the Board of Directors of Tseng (the "Tseng Board") has unanimously approved the Reorganization Agreement and the Tseng Merger and has concluded that they are fair to, and in the best interests of, Tseng and its shareholders. The Tseng Board unanimously recommends that you vote in favor of the Tseng Merger Proposal.

     In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to the proposals to be voted upon at the Tseng Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Transactions and the proposals before the shareholders.

     All stockholders are cordially invited to attend the Tseng Special Meeting in person. If you attend the Tseng Special Meeting, you may vote in person if you wish even though you have previously returned your completed proxy. WHETHER OR NOT YOU PLAN TO ATTEND THE TSENG SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. PLEASE DO NOT SEND IN THE STOCK CERTIFICATE(S) REPRESENTING YOUR TSENG COMMON STOCK AT THIS TIME.

     On behalf of the Tseng Board, we thank you for your support and ask you to vote in favor of the Tseng Merger Proposal.

                                          Sincerely,

                                          /s/ John J. Gibbons
                                          John J. Gibbons
                                          Chairman of the Board of Directors

          YOUR VOTE IS IMPORTANT -- PLEASE RETURN YOUR PROXY PROMPTLY

                            [TSENG LABS, INC. LOGO]

                                TSENG LABS, INC.
                              18 WEST AIRY STREET
                                   SUITE 100
                         NORRISTOWN, PENNSYLVANIA 19401
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 3, 1998
                            ------------------------

TO THE SHAREHOLDERS OF TSENG LABS, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Tseng Labs, Inc., a Utah corporation ("Tseng"), will be held on November 3, 1998, at 10:00 a.m., local time, at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801 (including any adjournments or postponements thereof, the "Tseng Special Meeting") to consider and vote upon the following proposals:

          1. To (i) approve and adopt the Agreement and Plan of Reorganization, dated as of June 23, 1998, (the "Reorganization Agreement"), between Tseng and Cell Pathways, Inc., a Delaware corporation, (ii) approve the merger of Tseng Sub, Inc., a wholly-owned subsidiary of Cell Pathways Holdings, Inc., a Delaware corporation ("CPHI"), with and into Tseng (the "Tseng Merger") and the filing of Articles of Merger with the Secretary of State of Utah and (iii) approve the other transactions contemplated by the Reorganization Agreement. Pursuant to the Tseng Merger, Tseng will become a wholly-owned subsidiary of CPHI and the shareholders of Tseng will receive shares of CPHI Common Stock in exchange for their Tseng Common Stock. A copy of the Reorganization Agreement is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice.

          2. To vote upon and authorize the adjournment of the Tseng Special Meeting, if necessary, to allow for the collection of additional shareholder votes to obtain a quorum or in order to obtain more votes in favor of the approval and adoption of the Reorganization Agreement and the approval of the Tseng Merger.

          3. To transact such other business as may properly come before the Tseng Special Meeting.

     The Reorganization Agreement, the proposed Tseng Merger and other related matters are more fully described in the attached Joint Proxy
Statement/Prospectus.

     Shareholders of record at the close of business on September 21, 1998 are entitled to notice of, and to vote at, the Tseng Special Meeting and any adjournments or postponements thereof.

     Commencing ten days prior to November 3, 1998, a list of shareholders entitled to vote at the Tseng Special Meeting shall be open to examination by any Tseng shareholder for any purpose germane to the Tseng Special Meeting at Tseng's office at 18 West Airy Street, Suite 100, Norristown, Pennsylvania 19401.

     All shareholders are cordially invited to attend the Tseng Special Meeting in person. Whether or not you plan to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Tseng Board

                                          /s/ Barbara J. Hawkins
                                          Barbara J. Hawkins
                                          Secretary
Norristown, Pennsylvania
September 22, 1998

                                TSENG LABS, INC.
                                      AND
                              CELL PATHWAYS, INC.

                             JOINT PROXY STATEMENT

       FOR SPECIAL MEETINGS TO BE HELD ON NOVEMBER 2 AND NOVEMBER 3, 1998
                            ------------------------

                          CELL PATHWAYS HOLDINGS, INC.
                      (TO BE RENAMED "CELL PATHWAYS, INC."
            UPON CONSUMMATION OF THE TRANSACTIONS DESCRIBED HEREIN)

                                   PROSPECTUS
                  FOR UP TO 26,000,000 SHARES OF COMMON STOCK
                           PAR VALUE $0.01 PER SHARE

     This Joint Proxy Statement/Prospectus is being furnished to holders of common stock, $0.005 par value per share ("Tseng Common Stock"), of Tseng Labs, Inc., a Utah corporation ("Tseng"), in connection with the solicitation of proxies by the Board of Directors of Tseng (the "Tseng Board") for use at a special meeting of the shareholders of Tseng to be held on November 3, 1998, as well as at any adjournments or postponements thereof (the "Tseng Special Meeting"). This Joint Proxy Statement/Prospectus is also being furnished to holders of common stock, $0.01 par value per share ("CPI Common Stock"), and preferred stock, $0.01 par value per share ("CPI Preferred Stock" and, together with CPI Common Stock, "CPI Capital Stock"), of Cell Pathways, Inc., a Delaware corporation ("CPI"), in connection with the solicitation of proxies by the Board of Directors of CPI (the "CPI Board") for use at a special meeting of the stockholders of CPI to be held on November 2, 1998, as well as at any adjournments or postponements thereof (the "CPI Special Meeting").

     The Tseng Special Meeting is being called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization dated as of June 23, 1998 between CPI and Tseng (the "Reorganization Agreement") and approve the merger of Tseng Sub, Inc., a Utah corporation ("Tseng Sub") and wholly-owned subsidiary of Cell Pathways Holdings, Inc. ("CPHI"), with and into Tseng (the "Tseng Merger"). The CPI Special Meeting is being called to consider and vote upon a proposal to (i) approve and adopt the Reorganization Agreement and the merger of CPI Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPHI ("CPI Sub"), with and into CPI as set forth in the Reorganization Agreement (the "CPI Merger") and (ii) approve and adopt an amendment to the CPI Sixth Amended and Restated Certificate of Incorporation (the "CPI Certificate of Incorporation") which provides that the holders of CPI Preferred Stock will receive only the consideration for their shares set forth in the Reorganization Agreement (the "CPI Certificate Proposal"). In each case, approval of the Reorganization Agreement includes approval of the transactions contemplated thereby, as described in greater detail under "The CPI Merger," "The Tseng Merger" and "The Reorganization Agreement." The stockholders of CPI and Tseng also will consider and vote upon other proposals at the CPI Special Meeting and the Tseng Special Meeting, respectively. Such proposals are discussed more fully elsewhere in this Joint Proxy Statement/Prospectus.

     Upon consummation of the proposed Tseng Merger and proposed CPI Merger (together, the "Transactions"), (i) Tseng will become a wholly-owned subsidiary of CPHI, each outstanding share of Tseng Common Stock will be converted into the right to receive .3631326 of a share of CPHI Common Stock (the "Tseng Exchange Ratio") and all outstanding options to acquire Tseng Common Stock will become options to acquire CPHI Common Stock (subject to adjustment based upon the Tseng Exchange Ratio), and (ii) CPI will become a wholly-owned subsidiary of CPHI, each outstanding share of CPI Capital Stock will be converted into the right to receive one share of CPHI Common Stock and all outstanding options and warrants to acquire CPI Capital Stock will become options and warrants to acquire CPHI Common Stock. The number of shares of CPHI Common Stock to be outstanding after consummation of the Transactions will be approximately 24.2 million, based upon the number of shares currently outstanding.

     The obligations of CPI and Tseng to effect the Transactions contemplated by the Reorganization Agreement are subject to the satisfaction or waiver of various conditions, including (i) approval of the CPI Merger by holders of a (a) majority of the shares of CPI Common Stock, (b) majority of the shares of CPI Series A Preferred Stock and CPI Series B Preferred Stock, voting together as a single class, and (c) majority of the shares of CPI Series C Preferred Stock, CPI Series D Preferred Stock, CPI Series E Preferred Stock, CPI Series F Preferred Stock and CPI Series G Preferred Stock, voting together as a single class, (ii) approval of the Tseng Merger by the holders of a majority of the outstanding shares of Tseng Common Stock and (iii) the approval of the CPI Certificate Proposal by the holders of a (a) majority of the shares of CPI Common Stock and CPI Preferred Stock, voting together as a single class, and (b) majority of the shares of each series of CPI Preferred Stock, each such series voting as a separate class. The Transactions are expected to be consummated within ten business days after such approvals are obtained and the other conditions to the consummation of the Transactions are satisfied or waived. It is currently anticipated that the Transactions will be consummated in November 1998.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of CPHI included as a part of a registration statement filed with the Securities and Exchange Commission relating to up to 26,000,000 shares of CPHI Common Stock issuable in connection with the Transactions.

     All information contained herein concerning CPHI has been furnished by CPHI, all information contained herein concerning CPI has been furnished by CPI and all information contained herein concerning Tseng has been furnished by Tseng.

     This Joint Proxy Statement/Prospectus does not cover any resales of the CPHI Common Stock issuable in the Transactions by any stockholders deemed to be affiliates of CPI or Tseng, if registration of such resales is required. No person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with any such resale.

     Holders of CPI Capital Stock will be entitled to appraisal rights with respect to the proposed CPI Merger by complying with the procedures set forth in
Section 262 of the Delaware General Corporation Law ("DGCL"). Holders of Tseng Common Stock have no appraisal rights in connection with the Tseng Merger.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxies are first being mailed to stockholders of CPI and Tseng on or about September 22, 1998.
                            ------------------------

     THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF CPI AND TSENG ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING AT PAGE 19.
                            ------------------------

     THE SHARES OF CPHI COMMON STOCK TO BE ISSUED IN THE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 21, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................     1
SUMMARY.....................................................     2
  The Companies.............................................     2
     Cell Pathways, Inc. ...................................     2
     Tseng Labs, Inc. ......................................     4
     Cell Pathways Holdings, Inc. ..........................     4
     CPI Sub, Inc. .........................................     4
     Tseng Sub, Inc. .......................................     4
  The CPI Special Meeting...................................     4
     Time, Date, Place and Purpose..........................     4
     Record Date and Vote Required..........................     5
  The Tseng Special Meeting.................................     5
     Time, Date, Place and Purpose..........................     5
     Record Date and Vote Required..........................     5
  The CPI Merger............................................     6
     General................................................     6
     Stock Ownership Following the CPI Merger...............     6
     Exchange of CPI Stock Certificates.....................     6
     CPI's Reasons for the CPI Merger.......................     7
     Recommendation of the CPI Board........................     7
     Appraisal Rights.......................................     7
  The Tseng Merger..........................................     7
     General................................................     7
     Stock Ownership Following the Tseng Merger.............     8
     Exchange of Tseng Stock Certificates...................     8
     Tseng's Reasons for the Tseng Merger...................     8
     Recommendation of the Tseng Board......................     8
     Opinion of Financial Advisor to Tseng..................     9
     Appraisal Rights.......................................     9
     Interests of Certain Parties...........................     9
  The Transactions..........................................     9
     Effective Time; Closing Date...........................     9
     Non-Solicitation.......................................     9
     Conduct of Business....................................     9
     Composition of the CPHI Board..........................    10
     Conditions to the Transactions.........................    10
     Termination............................................    11
     Expenses and Termination Fees..........................    11
     Interests of Certain Persons in the Transactions.......    12
     Registration Rights....................................    12
     Comparison of Stockholder Rights.......................    12
     Material Federal Income Tax Consequences...............    12
     Accounting Treatment...................................    12
     Risk Factors...........................................    13
     Markets and Market Prices..............................    13

                                                              PAGE
                                                              ----
  The CPI Certificate Proposal..............................    13
  CPI and CPHI Summary Financial Information................    14
COMPARATIVE PER SHARE DATA..................................    16
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    17
RISK FACTORS................................................    18
  Risks Related to the Transactions and CPHI................    18
  Risks Related to the Business and Operations of CPI.......    19
  Risks Related to the Business and Operations of Tseng.....    29
INTRODUCTION................................................    30
THE CPI SPECIAL MEETING.....................................    30
  Purpose of the CPI Special Meeting........................    30
  Date, Time and Place of Meeting...........................    30
  Record Date; Voting Rights and Outstanding Shares.........    30
  Solicitation of Proxies; Expenses.........................    30
  Quorum; Vote Required.....................................    31
  Effect of Abstentions.....................................    31
  Voting and Revocability of Proxies........................    31
THE TSENG SPECIAL MEETING...................................    32
  Purpose of the Tseng Special Meeting......................    32
  Date, Time and Place of Meeting...........................    32
  Record Date; Voting Rights and Outstanding Shares.........    32
  Solicitation of Proxies; Expenses.........................    32
  Quorum; Vote Required.....................................    32
  Effect of Abstentions and Broker Nonvotes.................    32
  Voting and Revocability of Proxies........................    33
STOCK PRICE AND DIVIDEND INFORMATION........................    34
APPROVAL OF THE TRANSACTIONS................................    35
  Background of the Transactions............................    35
  CPI's Reasons for the Transactions........................    36
  CPI Board Recommendation..................................    37
  Tseng's Reasons for the Transactions......................    37
  Tseng Board Recommendation................................    38
  Report of Louis M. Weiner, M.D............................    38
  Opinion of Financial Advisor to Tseng.....................    38
  Interests of Certain Persons in the Transactions..........    41
  Market Stand-Off Agreements...............................    42
  Material Federal Income Tax Consequences..................    42
  Anticipated Accounting Treatment..........................    45
  Regulatory Matters........................................    45
  Rights of Dissenting Stockholders.........................    45
  Resale of CPHI Common Stock...............................    46
  Nasdaq National Market Listing............................    47
THE REORGANIZATION AGREEMENT................................    48
  General...................................................    48
  Transaction Consideration.................................    48
  No Fractional Shares......................................    48
  Stock Options and Warrants................................    48
  Stock Ownership Following the Transactions................    49

                                                              PAGE
                                                              ----
  Conversion of Shares; Procedures for Exchange of
     Certificates...........................................    49
  Effect on Certificates....................................    50
  Corporate Matters; Composition of the CPHI Board..........    50
  Conditions to the Transactions............................    50
  Representations and Warranties............................    53
  Covenants.................................................    54
  Termination...............................................    59
  Expenses and Termination Fees.............................    60
AMENDMENT OF THE CPI CERTIFICATE OF INCORPORATION...........    61
  Effect of Amendment.......................................    61
  Required Vote.............................................    61
CPHI UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION...............................................    62
CPHI'S BUSINESS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............    66
CPI BUSINESS................................................    67
  Overview..................................................    67
  Business Strategy.........................................    67
  Carcinogenesis............................................    68
  CPI Technology............................................    69
  Products in Development...................................    71
  National Cancer Institute and Other Third-Party
     Arrangements...........................................    75
  Scientific Advisory Board.................................    76
  Patents and Proprietary Technology........................    77
  Competition...............................................    79
  Government Regulation.....................................    80
  Manufacturing.............................................    83
  Marketing and Sales.......................................    84
  Employees.................................................    84
  Facilities................................................    84
  Legal Proceedings.........................................    84
CPI AND CPHI SELECTED FINANCIAL INFORMATION.................    85
CPI AND CPHI CAPITALIZATION.................................    87
CPI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................    89
  Overview..................................................    89
  Results of Operations.....................................    89
  Liquidity and Capital Resources...........................    90
  Inflation.................................................    91
  Income Taxes..............................................    91
  Recent Accounting Pronouncements..........................    91
  Risks Associated with the Year 2000.......................    92
MANAGEMENT OF CPHI AND EXECUTIVE COMPENSATION...............    93
  Executive Officers and Directors..........................    93
  Director Nominees.........................................    95
  Key Employees.............................................    95
  Compensation of Directors.................................    96
  Compensation of Executive Officers of CPI.................    97

                                                              PAGE
                                                              ----
  Employment Agreements of CPI Executive Officers...........    97
  Stock Option Grants and Exercises of CPI Executive
     Officers...............................................    98
SECURITY OWNERSHIP OF CPI AND CPHI..........................   100
CERTAIN TRANSACTIONS........................................   104
DESCRIPTION OF CPHI CAPITAL STOCK...........................   107
  CPHI Authorized Capital Stock.............................   107
  CPHI Common Stock.........................................   107
  CPHI Preferred Stock......................................   107
  Certain Anti-Takeover Provisions..........................   108
  Listing...................................................   108
  Transfer Agent and Registrar..............................   108
TSENG BUSINESS..............................................   109
  Overview..................................................   109
  Prior Operations..........................................   109
  Employees.................................................   110
  Properties................................................   110
  Legal Proceedings.........................................   110
TSENG STOCK PRICE AND DIVIDEND INFORMATION..................   111
TSENG SELECTED FINANCIAL DATA...............................   112
TSENG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   113
  Overview..................................................   113
  Results of Operations.....................................   113
  Liquidity and Capital Resources...........................   115
TSENG PRINCIPAL SHAREHOLDERS................................   116
COMPARISON OF STOCKHOLDER RIGHTS............................   117
  Comparison of Stockholder Rights with Respect to CPHI and
     CPI....................................................   117
  Comparison of Stockholder Rights with Respect to CPHI and
     Tseng..................................................   121
STOCKHOLDER PROPOSAL........................................   128
EXPERTS.....................................................   128
LEGAL MATTERS...............................................   128
REPRESENTATIVES OF INDEPENDENT ACCOUNTANTS..................   128
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDIX A -- Agreement and Plan of Reorganization..........   A-1
APPENDIX B -- Proposed Amendments to CPHI Certificate of
  Incorporation.............................................   B-1
APPENDIX C -- Opinion of Janney Montgomery Scott Inc. ......   C-1
APPENDIX D -- Section 262 of the Delaware General
  Corporation Law...........................................   D-1

                             AVAILABLE INFORMATION

     Tseng is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Tseng Common Stock is listed on the Nasdaq National Market and reports and other information concerning Tseng may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Under the rules and regulations of the Commission, the vote on the CPI Merger Proposal by holders of CPI Capital Stock and the vote on the Tseng Merger Proposal by holders of Tseng Common Stock constitute offerings of the CPHI Common Stock to be issued in connection with the Transactions. Accordingly, CPHI has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such CPHI Common Stock. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to CPHI, CPI, Tseng, the Transactions, the securities offered hereby and related matters, reference is made to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Commission's regional offices at CitiCorp Center, 500 West Madison Street, N.W., Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained from the Commission at prescribed rates.

     The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is
http://www.sec.gov.
                            ------------------------

     This Joint Proxy Statement/Prospectus is being furnished to CPI's stockholders in connection with the solicitation of proxies by the CPI Board for use at the CPI Special Meeting and to Tseng's stockholders in connection with the solicitation of proxies by the Tseng Board for use at the Tseng Special Meeting. Each copy of this Joint Proxy Statement/Prospectus mailed to the CPI stockholders is accompanied by a form of proxy for use at the CPI Special Meeting and each copy of this Joint Proxy Statement/Prospectus mailed to the Tseng stockholders is accompanied by a form of proxy for use at the Tseng Special Meeting. This Joint Proxy Statement/Prospectus is also being furnished by CPHI to holders of CPI Capital Stock and holders of Tseng Common Stock as a prospectus in connection with the shares of CPHI Common Stock to be issued upon consummation of the Transactions.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND THE SOLICITATION MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CPHI, CPI OR TSENG. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF CPHI, CPI OR TSENG SINCE THE DATE HEREOF.
                            ------------------------

     This Joint Proxy Statement/Prospectus contains trademarks of CPI, including PREVATAC(TM) and FGN-1(TM), as well as trademarks of other companies.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus. This summary is not, and is not intended to be, complete by itself. This Joint Proxy Statement/ Prospectus contains forward-looking statements that involve risks and uncertainties. CPI's, Tseng's and CPHI's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and the appendices attached hereto. Stockholders of CPI and Tseng are urged to review carefully all of the information contained in this Joint Proxy Statement/Prospectus, the Reorganization Agreement attached hereto as Appendix A and the other appendices attached hereto. Upon consummation of the Transactions, CPHI will change its name to Cell Pathways, Inc.

                                 THE COMPANIES

CELL PATHWAYS, INC.

     CPI is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. CPI has ongoing clinical trials of its lead compound PREVATAC(TM) exisulind (also known as FGN-1(TM) exisulind) in five indications and is planning clinical trials in three additional indications. In January 1998, CPI completed enrollment of 74 patients for its ongoing pivotal Phase III clinical trial for Adenomatous Polyposis Coli ("APC"), a disease characterized by numerous precancerous polyps of the colon. CPI anticipates filing a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA") in the first quarter of 1999, which will seek approval to market PREVATAC(TM) exisulind for the prevention of precancerous adenomatous polyps in APC patients. There can be no assurance that such filing will not be delayed or that the Phase III studies will show that PREVATAC(TM) exisulind is sufficiently safe and effective for marketing approval by the FDA. In July 1998, the FDA granted PREVATAC(TM) exisulind Fast Track designation for expedited review for this indication. In December 1997, CPI initiated Phase II/III trials of PREVATAC(TM) exisulind for sporadic adenomatous colonic polyps and for the prevention of prostate cancer recurrence as well as a pilot study in lung cancer. In February 1998, CPI initiated a Phase II/III trial of PREVATAC(TM) exisulind for the prevention of breast cancer recurrence. CPI also plans to initiate Phase II trials for the treatment of Barrett's Esophagus and bronchial dysplasia in the fourth quarter of 1998. CPI's technology is based upon its discovery of a novel mechanism which CPI believes, based on its research, can be targeted to induce selective apoptosis, or programmed cell death, in precancerous and cancerous cells without affecting normal cells. Utilizing this proprietary knowledge, CPI has created over 450 new chemical compounds, over 200 of which display significantly greater apoptotic potency than PREVATAC(TM) exisulind.

     CPI's objectives are to be a leader in cancer chemoprevention and to build an integrated pharmaceutical company focused on the oncology market. To meet these objectives, CPI intends to: (i) pursue accelerated clinical development of PREVATAC(TM) exisulind; (ii) leverage CPI's technology to develop additional agents for cancer therapy and chemoprevention; (iii) commercialize products directly to focused physician groups; (iv) develop strategic collaborations for selected indications and geographical markets; and (v) acquire technology and products focused in cancer treatment and prevention.

     CPI's clinical trial strategy for its targeted indications is to identify subsets of larger patient populations in which clinical endpoints occur in high frequency and in a relatively short time frame. CPI plans to utilize data obtained in its completed clinical trials in its initial indications to provide a basis for commencing more advanced clinical trials in other indications. CPI believes that this strategy may allow it to reduce the size and duration of clinical trials, thereby generating statistically significant clinical results more quickly and cost-effectively.

     Adenomatous Polyposis Coli. Consistent with its clinical trial strategy, CPI has chosen APC, a genetically inherited disease characterized by the formation of hundreds to thousands of precancerous polyps of the colon usually by young adulthood, as its initial indication and has obtained Orphan Drug status and Fast Track designation for PREVATAC(TM) exisulind in the treatment of APC. In a Phase I/II study completed in

January 1997, 18 APC patients were treated with PREVATAC(TM) exisulind for six months. At the end of the study, all patients elected to continue in an open label extension of the study, and the majority of patients have exceeded 30 months on the drug. In this study and its extension, nearly all patients have been observed to experience a dose-related reduction in the number and size of exophytic (i.e., raised over the surface) precancerous rectal polyps that were six millimeters or less in diameter at the beginning of the study. In the extended study, no progressive increase in polyp size or volume was observed in 13 of the 14 patients who have remained in the study and have been maintained on the optimal dose. There have been no withdrawals from the study or its extension attributable to serious adverse events. After reviewing the results of the Phase I/II trial with the FDA, CPI initiated a pivotal Phase III study in the second quarter of 1997 at 12 centers worldwide in which it enrolled 74 patients. CPI has also initiated a concurrent Phase III study in patients with high rates of polyp formation who otherwise would have been excluded from the first Phase III study. There can be no assurance that the results of the Phase I/II study will be indicative of results in the Phase III studies or that the Phase III studies will show that PREVATAC(TM) exisulind is sufficiently safe and effective for marketing approval by the FDA or other regulatory authorities.

     Sporadic Adenomatous Colonic Polyps. Sporadic adenomatous colonic polyps occur in more than 30% of people in the U.S. over the age of 50 and are characterized by the sporadic formation of a smaller number of precancerous polyps than in APC. These precancerous polyps of the colon may occur every one to three years and are histologically and genetically indistinguishable from the polyps of APC. In September 1997, CPI completed a Phase IB safety and pharmacokinetic study in 18 patients with a history of sporadic adenomatous colonic polyps and/or cervical dysplasia. CPI initiated a multi-center, pivotal Phase II/III trial in the fourth quarter of 1997 to evaluate the safety and efficacy of different doses of PREVATAC(TM) exisulind in the treatment of existing sporadic adenomatous colonic polyps.

     Prostate, Breast and Lung Cancers. CPI is testing PREVATAC(TM) exisulind for certain cancers, including prostate, breast and lung cancer. It is estimated that in 1997 there were approximately 209,000 new cases of prostate cancer and approximately 181,000 new cases of breast cancer in the U.S. In August 1998, CPI completed enrollment of 90 patients for its ongoing Phase II/III clinical trial to evaluate the safety and efficacy of different doses of PREVATAC(TM) exisulind in the prevention of recurrence of prostate cancer. CPI initiated a Phase II/III clinical study in the first quarter of 1998 to evaluate the safety and efficacy of different doses of PREVATAC(TM) exisulind in preventing the recurrence of breast cancer. It is estimated that in 1997 there were approximately 178,000 new cases of lung cancer in the U.S. In the fourth quarter of 1997, the Company initiated a pilot study of the safety and efficacy of PREVATAC(TM) exisulind in patients with advanced lung cancer.

     Additional Indications. CPI plans to commence clinical trials of PREVATAC(TM) exisulind for other precancerous indications. CPI plans to initiate Phase II/III studies in the fourth quarter of 1998 to evaluate the safety and efficacy of different doses of PREVATAC(TM) exisulind for the treatment of Barrett's Esophagus and bronchial dysplasia. Barrett's Esophagus is a precancerous condition of the lower esophagus. An estimated 2 million people in the U.S. have Barrett's Esophagus. Up to two-thirds of heavy smokers develop bronchial dysplasia, a precancerous condition of the lower respiratory tract. CPI is also designing a clinical trial to evaluate the safety and efficacy of PREVATAC(TM) exisulind for the treatment of cervical dysplasia, a relatively common precancerous lesion of the cervix that is easily diagnosed by Pap smears.

     CPI has, to date, retained all rights to PREVATAC(TM) exisulind and its other compounds, and plans to establish its own sales force to promote PREVATAC(TM) exisulind for indications treated by relatively small well-defined groups of clinical specialists. To reach larger physician groups, such as gynecologists, CPI may enter into marketing agreements with pharmaceutical or biotechnology companies. CPI also plans to seek partners for international development and commercialization of its products in all indications. See "CPI Business".

     The business of CPI began operating in partnership form in 1990. CPI was incorporated in Delaware in November 1992, and served as the general partner of the partnership until September 1993, when it acquired the partnership's assets. CPI's principal executive offices are located at 702 Electronic Drive, Horsham, Pennsylvania 19044. CPI's telephone number is (215) 706-3800.

TSENG LABS, INC.

     Tseng, until the sale of substantially all of its graphics development assets to ATI Technologies, Inc. in December 1997, was a supplier of high performance video graphic controller chips. These chips were designed to enhance the personal computer's performance by off-loading the graphics and video functions from the central processing unit to the graphics accelerator chip.

     It is anticipated that, after consummation of the Transactions, Tseng will have no continuing operations. Currently, Tseng expects limited future revenues and expenses from its operations as it supports existing customers through third-party agreements through March 1999, and offers customers the opportunity to purchase additional quantities of Tseng's product necessary to support their ongoing product requirements, if any.

     Following the sale of its development assets in December 1997, Tseng pursued the acquisition of or investment in a growth-stage company or companies. Tseng evaluated investment and/or acquisition opportunities with nearly 100 companies in addition to CPI. As a result of its search, Tseng entered into the Reorganization Agreement with CPI on June 23, 1998.

     Tseng was incorporated in Utah in 1983. The principal executive offices of Tseng are located at 18 West Airy Street, Suite 100, Courthouse Plaza, Norristown, Pennsylvania 19041. Tseng's telephone number is (610)313-9388.

CELL PATHWAYS HOLDINGS, INC.

     CPHI is a corporation recently organized by CPI for the purpose of effecting the Transactions. CPHI has no material assets and has not engaged in any activities except in connection with the Transactions. As a result of the Transactions, CPI and Tseng will become wholly-owned subsidiaries of CPHI. The business of CPHI will be the business currently conducted by CPI. Effective upon the consummation of the Transactions, CPHI will change its name to Cell Pathways, Inc.

     The principal executive offices of CPHI are located at 702 Electronic Drive, Horsham, Pennsylvania 19044. CPHI's telephone number is (215)706-3800.

CPI SUB, INC.

     CPI Sub is a corporation recently organized as a wholly-owned subsidiary of CPHI for the purpose of effecting the CPI Merger. CPI Sub has no material assets and has not engaged in any activities except in connection with the CPI Merger.

     The principal executive offices of CPI Sub are located at 702 Electronic Drive, Horsham, Pennsylvania 19044. CPI Sub's telephone number is (215)706-3800.

TSENG SUB, INC.

     Tseng Sub is a corporation recently organized as a wholly-owned subsidiary of CPHI for the purpose of effecting the Tseng Merger. Tseng Sub has no material assets and has not engaged in any activities except in connection with the Tseng Merger.

     The principal executive offices of Tseng Sub are located at 702 Electronic Drive, Horsham, Pennsylvania 19044. Tseng Sub's telephone number is
(215)706-3800.

                            THE CPI SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE

     The CPI Special Meeting will be held at the offices of CPI, located at 702 Electronic Drive, Horsham, Pennsylvania, on November 2, 1998, at 10:00 a.m. local time. The purpose of the CPI Special Meeting is to vote upon proposals to
(i) approve and adopt the Reorganization Agreement, attached hereto as Appendix A, and the transactions contemplated thereby (including the CPI Merger) (the "CPI Merger Proposal") and (ii) approve an amendment of the CPI Certificate of Incorporation, attached hereto as Appendix B, which provides that the holders of CPI Preferred Stock will receive only the consideration for their shares as set forth in the Reorganization Agreement (the "CPI Certificate Proposal"). Approval of the CPI Certificate Proposal is a condition to consummation of the Transactions and will be implemented only if the Transactions are consummated. Holders of CPI Capital Stock may also consider and vote upon such other matters as may be properly brought before the CPI Special Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTE REQUIRED

     Only CPI stockholders of record at the close of business on September 18, 1998 (the "CPI Record Date") are entitled to vote at the CPI Special Meeting. Approval of the CPI Merger Proposal will require approval by the affirmative vote of each of (i) a majority of the shares of CPI Common Stock, (ii) a majority of the shares of CPI Series A Preferred Stock and CPI Series B Preferred Stock, voting together as a single class, and (iii) a majority of the shares of CPI Series C Preferred Stock, CPI Series D Preferred Stock, CPI Series E Preferred Stock, CPI Series F Preferred Stock and CPI Series G Preferred Stock, voting together as a single class (the "Required CPI Merger Stockholder Vote"). Approval of the CPI Certificate Proposal requires the affirmative vote of (i) a majority of the shares of CPI Common Stock and CPI Preferred Stock, voting together as a single class, and (ii) a majority of the shares of each series of CPI Preferred Stock, each such series voting as a separate class (the "Required CPI Certificate Stockholder Vote").

     This Joint Proxy Statement/Prospectus and accompanying CPI Notice of Special Meeting of Stockholders are being mailed to all of the holders of record of CPI Capital Stock as of the CPI Record Date and constitute notice of the CPI Special Meeting in conformity with the requirements of the DGCL.

                           THE TSENG SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE

     The Tseng Special Meeting will be held at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801 on November 3, 1998, at 10:00 a.m. local time. The purpose of the Tseng Special Meeting is to vote upon (i) the proposal to approve and adopt the Reorganization Agreement, attached hereto as Appendix A, and the transactions contemplated thereby (including the Tseng Merger) (the "Tseng Merger Proposal") and (ii) the proposal to authorize the adjournment of the Tseng Special Meeting for the collection of additional votes, if necessary (the "Tseng Adjournment Proposal"). Tseng stockholders may also consider and vote upon such other matters as may be properly brought before the Tseng Special Meeting or any postponements or adjournments thereof.

RECORD DATE AND VOTE REQUIRED

     Only Tseng stockholders of record at the close of business on September 21, 1998 (the "Tseng Record Date") are entitled to vote at the Tseng Special Meeting. The Tseng Merger Proposal will require approval by the affirmative vote of the holders of a majority of the outstanding shares of Tseng Common Stock (the "Required Tseng Merger Stockholder Vote"). The Tseng Adjournment Proposal will require approval by the affirmative vote of the holders of a majority of the shares of Tseng Common Stock present at the Tseng Special Meeting and entitled to vote thereon.

     This Joint Proxy Statement/Prospectus and accompanying Notice of Special Meeting of Stockholders are being mailed to all Tseng stockholders of record as of the Tseng Record Date and constitute notice of the Tseng Special Meeting in conformity with the requirements of the Utah Business Corporation Act ("UBCA").

                                 THE CPI MERGER

GENERAL

     At the Effective Time (as defined below), CPI Sub will merge with and into CPI, the separate existence of CPI Sub will cease and CPI will become a wholly-owned subsidiary of CPHI. It is currently anticipated that the Effective Time will occur during November 1998. In addition, the Reorganization Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, the following will occur:

     Conversion of CPI Capital Stock. Subject to the provisions contained in the Reorganization Agreement relating to the payment of cash in lieu of fractional shares and CPI Dissenting Shares (defined below), each share of CPI Capital Stock then outstanding will be converted into the right to receive one share of CPHI Common Stock. Based upon the numbers of shares of CPI Capital Stock currently outstanding, the number of shares of CPHI Common Stock to be issued in the CPI Merger in exchange for the outstanding shares of CPI Capital Stock will be approximately 18.7 million shares. Each share of CPI Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by a holder who has not voted in favor of approval and adoption of the CPI Merger Proposal, who has demanded and perfected appraisal rights for such shares in accordance with the applicable provisions of the DGCL and who has not withdrawn or lost such rights ("CPI Dissenting Shares")) will be canceled and extinguished and be converted automatically into the right to receive one share of CPHI Common Stock, upon surrender of the certificate representing such share of CPI Capital Stock in the manner provided in a letter of transmittal to be sent to each record holder of CPI Capital Stock promptly following the Effective Time.

     CPI Stock Plans. CPHI will assume the 1997 Equity Incentive Plan, the 1997 Non-Employee Director Stock Option Plan, the Employee Stock Purchase Plan and the 1995 Stock Award Plan of CPI (the "CPI Plans"). Each unexpired and unexercised option to purchase shares of CPI Common Stock granted under the CPI Plans or outside such plans (collectively, "CPI Options") will be assumed by CPHI and become exercisable for CPHI Common Stock. Each CPI Option so assumed by CPHI will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such CPI Option immediately prior to the Effective Time. As promptly as possible after the Effective Time, CPHI will file a Registration Statement on Form S-8 to register the shares of CPHI Common Stock issuable upon an exercise of the CPI Options. See "The Reorganization Agreement -- Stock Options and Warrants".

     CPI Warrants. CPI has outstanding warrants to purchase shares of CPI Series E Preferred Stock, CPI Series F Preferred Stock, CPI Series G Preferred Stock and CPI Common Stock ("CPI Warrants"). Each CPI Warrant will be assumed by CPHI and become exercisable for CPHI Common Stock, except for the warrants to purchase CPI Series E Preferred Stock which will expire if not exercised prior to the consummation of the Transactions. Each CPI Warrant so assumed by CPHI will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such CPI Warrants immediately prior to the Effective Time. See "The Reorganization Agreement -- Stock Options and Warrants".

STOCK OWNERSHIP FOLLOWING THE CPI MERGER

     Based on the number of shares of CPI Capital Stock outstanding as of August 31, 1998 and the anticipated redemption of the Redeemable Preferred Stock, 18,687,093 shares of CPHI Common Stock will be issued to holders of CPI Capital Stock upon consummation of the Transactions. CPI Warrants will be exercisable for 427,188 shares of CPHI Common Stock. CPI has outstanding options that, if and when fully vested, will be exercisable for 1,231,255 shares of CPHI Common Stock. Assuming exercise and non-forfeiture of all CPI Warrants and CPI Options, a maximum of 20,345,536 shares of CPHI Common Stock may be issued to holders of CPI Capital Stock, CPI Warrants and CPI Options.

EXCHANGE OF CPI STOCK CERTIFICATES

     As soon as reasonably practicable after the Effective Time, an exchange agent to be selected by CPHI (the "Exchange Agent") will mail to the holders of CPI Capital Stock (i) a letter of transmittal (the "CPI

Letter of Transmittal") with respect to the surrender of valid certificates representing shares of CPI Capital Stock ("CPI Stock Certificates") in exchange for certificates representing CPHI Common Stock and (ii) instructions for use of the CPI Letter of Transmittal. CPI STOCKHOLDERS SHOULD NOT SURRENDER THEIR CPI STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A CPI LETTER OF TRANSMITTAL. See "The Reorganization Agreement -- Conversion of Shares; Procedures for Exchange of Certificates".

CPI'S REASONS FOR THE CPI MERGER

     In approving the Reorganization Agreement and the CPI Merger, the CPI Board considered a number of factors, including that: (i) the combination of CPI's technology, research, development, clinical programs and organization combined with Tseng's cash resources (see "Unaudited Pro Forma Condensed Consolidated Financial Information") would offer CPI's stockholders an opportunity to realize appropriate value from their investment in CPI; (ii) consummation of the Transactions would provide CPI's stockholders with liquidity;(iii) the Transactions compare favorably with other means of financing the continuing research and development programs of CPI; and (iv) the Transactions are expected to provide CPI with substantially greater resources, including cash and a publicly traded security, to fund internal research and clinical development work, leverage CPI's technology platform and pursue strategic transactions on an opportunistic basis, including acquisitions of businesses or technologies and strategic partnerships. See "Approval of the Transactions -- CPI's Reasons for the Transactions" and "Approval of the Transactions -- CPI Board Recommendation".

RECOMMENDATION OF THE CPI BOARD

     The CPI Board has unanimously approved the Reorganization Agreement and the CPI Merger and has unanimously recommended a vote FOR approval of the CPI Merger Proposal and the CPI Certificate Proposal.

APPRAISAL RIGHTS

     Holders of CPI Capital Stock are generally entitled to appraisal rights with respect to the CPI Merger under the DCGL. If the CPI Merger Proposal is approved by the Required CPI Merger Stockholder Vote and is not terminated in accordance with the Reorganization Agreement, CPI's stockholders who do not vote for the CPI Merger Proposal and who comply with all applicable provisions of the DCGL will have the right to exercise appraisal rights and receive the "fair value" of their shares of CPI Capital Stock for cash. A dissenting stockholder of CPI must follow the appropriate procedures under the DGCL or suffer the termination or waiver of such appraisal rights. For a more detailed description of the procedures applicable to the exercise of appraisals rights, see "Approval of the Transactions -- Rights of Dissenting Stockholders". The full text of the pertinent statutory provisions of the DCGL relating to the proper exercise of such appraisal rights is attached hereto as Appendix D and should be read carefully and in its entirety.

                                THE TSENG MERGER

GENERAL

     At the Effective Time, Tseng Sub will merge with and into Tseng, the separate existence of Tseng Sub will cease and Tseng will become a wholly-owned subsidiary of CPHI. It is currently anticipated that the Effective Time will occur during November 1998. In addition, the Reorganization Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, the following will occur:

     Conversion of Tseng Common Stock. Subject to the provisions contained in the Reorganization Agreement relating to the payment of cash in lieu of fractional shares, each share of Tseng Common Stock then outstanding will be converted into the right to receive .3631326 shares of CPHI Common Stock (the "Tseng Exchange Ratio"). Based upon the number of shares of Tseng Common Stock currently outstanding, the number of shares of CPHI Common Stock to be issued in the Tseng Merger in exchange for the outstanding shares of Tseng Common Stock will be approximately 5.478 million. Each share of Tseng Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive a fraction of a share of CPHI Common Stock equal to the Tseng Exchange Ratio, upon surrender of the certificate representing such share of Tseng Common Stock in the manner provided in a letter of transmittal to be sent to each record holder of Tseng Common Stock promptly following the Effective Time.

     Tseng Stock Plans. CPHI will assume the 1991 Stock Option Plan, the 1995 Stock Option Plan and the 1991 Special Directors Stock Option Plan of Tseng (the "Tseng Plans"). Each unexpired and unexercised option to purchase shares of Tseng Common Stock granted under the Tseng Plans (the "Tseng Options") will be assumed by CPHI and become exercisable for CPHI Common Stock. Each Tseng Option so assumed by CPHI will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such Tseng Options immediately prior to the Effective Time (subject to appropriate adjustments to the exercise price and number of shares subject thereto based upon the Tseng Exchange Ratio). Upon the consummation of the Tseng Merger, CPHI will file a Registration Statement on Form S-8 to register the shares of CPHI Common Stock issuable upon the exercise of Tseng Options. See "The Reorganization Agreement -- Stock Options and Warrants".

STOCK OWNERSHIP FOLLOWING THE TSENG MERGER

     Based on the number of shares of Tseng Common Stock outstanding as of August 31, 1998, 5,477,614 shares of CPHI Common Stock will be issued to holders of Tseng Common Stock. Tseng has outstanding options that upon consummation of the Transactions will be exercisable for 516,559 shares of CPHI Common Stock. Assuming exercise of all Tseng Options, a maximum of 5,994,173 shares of CPHI Common Stock will be issued to holders of Tseng Common Stock and Tseng Options.

EXCHANGE OF TSENG STOCK CERTIFICATES

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the holders of Tseng Common Stock (i) a letter of transmittal (the "Tseng Letter of Transmittal") with respect to the surrender of valid certificates representing shares of Tseng Common Stock ("Tseng Stock Certificates") in exchange for certificates representing CPHI Common Stock and
(ii) instructions for use of the Tseng Letter of Transmittal. TSENG STOCKHOLDERS SHOULD NOT SURRENDER THEIR TSENG STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TSENG LETTER OF TRANSMITTAL. See "The Reorganization
Agreement -- Conversion of Shares; Procedures for Exchange of Certificates".

TSENG'S REASONS FOR THE TSENG MERGER

     In approving the Reorganization Agreement and the Tseng Merger, the Tseng Board considered a number of factors, including that: (i) the Transactions presented Tseng's stockholders with the highest potential return relative to other transactions evaluated; (ii) the terms and conditions of the Reorganization Agreement, including the amount and form of the consideration, represented the most favorable transaction relative to the terms and conditions of other transactions evaluated; (iii) the respective businesses, patent portfolios, prospects, financial performance, financial condition and operations of CPI and Tseng as a combined entity were favorable relative to other alternatives for Tseng; and (iv) the structure of the Transactions would permit the holders of Tseng Common Stock to exchange their shares on a tax-free basis. See "Approval of the Transactions -- Tseng's Reasons for the Transactions" and "Approval of the Transactions -- Tseng Board Recommendation."

RECOMMENDATION OF THE TSENG BOARD

     The Tseng Board has unanimously approved the Reorganization Agreement and the Tseng Merger and has unanimously recommended a vote FOR approval of the Tseng Merger Proposal and the Tseng Adjournment Proposal.

OPINION OF FINANCIAL ADVISOR TO TSENG

     Janney Montgomery Scott Inc. ("JMS") delivered its opinion dated June 23, 1998 (the "JMS Opinion") to the Tseng Board that, as of the date of such opinion and subject to the various considerations set forth therein, the Tseng Exchange Ratio is fair to the holders of Tseng Common Stock. The full text of the JMS Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the scope of the review undertaken in connection with the JMS Opinion, is attached hereto as Appendix C and is incorporated herein by reference. Holders of Tseng Common Stock are urged to, and should, read the JMS Opinion in its entirety. See "Approval of the Transactions -- Opinion of Financial Advisor to Tseng".

APPRAISAL RIGHTS

     Pursuant to the UBCA, holders of Tseng Common Stock will not be entitled to exercise appraisal rights with respect to the Tseng Merger.

INTERESTS OF CERTAIN PARTIES

     Tseng is a party to a severance agreement with each of John J. Gibbons and Mark Karsch, Chief Executive Officer and Chief Financial Officer of Tseng, respectively. It is expected that neither Mr. Gibbons nor Mr. Karsch will be employed by CPHI, CPI or Tseng after the consummation of the Transactions. Therefore, as a result of the Transactions, severance payments under such severance agreements will be triggered and Mr. Gibbons and Mr. Karsch shall receive $350,000 and $290,000, respectively.

                                THE TRANSACTIONS

EFFECTIVE TIME; CLOSING DATE

     The Transactions will become effective at the later of (i) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and
(ii) the filing of Articles of Merger with the Secretary of State of Utah (the "Effective Time"). The consummation of the transactions contemplated by the Reorganization Agreement will take place on a date to be agreed upon by CPI and Tseng (the "Closing Date"), which will be no later than the tenth business day after the satisfaction or waiver of all of the conditions of the Transactions set forth in the Reorganization Agreement. Assuming that all of the conditions to the Transactions are satisfied or waived, it is anticipated that the Transactions will be consummated in November 1998. See "The Reorganization Agreement -- Conditions to the Transactions".

NON-SOLICITATION

     Pursuant to the Reorganization Agreement, CPI and Tseng each have agreed not to directly or indirectly solicit or initiate discussions or negotiations relating to a substitute transaction involving a merger, consolidation, sale or similar transaction involving a significant portion of the stock or assets of CPI or Tseng, respectively and, in the case of CPI, CPI shall not engage in any offering of CPI Capital Stock that is registered under Section 5 of the Securities Act. However, CPI and Tseng may each furnish information and enter into discussions or negotiations in response to a bona fide, unsolicited acquisition proposal if and only to the extent that the board of directors of the company receiving the proposal determines in good faith (i) after consultation with its outside counsel, that the acquisition proposal is reasonably likely to result in an offer superior to the one proposed in the Reorganization Agreement and (ii) after consultation with its outside counsel, that such actions are required in order for such board of directors to comply with its fiduciary obligations. See "The Reorganization
Agreement -- Covenants -- Non-Solicitation".

CONDUCT OF BUSINESS

     Pursuant to the Reorganization Agreement, each of CPI and Tseng has made certain covenants regarding the conduct of its respective business during the period from the date of the execution of the Reorganization Agreement through the Effective Time, including, without limitation, covenants to: (i) conduct its business and operations (a) in the ordinary course and in accordance with the operating plans of such company and (b) in compliance with all applicable legal requirements and material contracts; (ii) use all reasonable efforts to preserve its business organization and the services of its current officers and employees and maintain its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons; (iii) maintain insurance policies; (iv) provide all reasonable notices, assurances and support required by any material contract relating to proprietary assets; and (v) cause its officers to report regularly concerning the status of its business to the other party. See "The Reorganization Agreement -- Covenants -- Conduct of Tseng's Business" and "The Reorganization Agreement -- Covenants -- Conduct of CPI's Business".

COMPOSITION OF THE CPHI BOARD

     The CPHI Board consists of all of the members of the current CPI Board and, upon consummation of the Transactions, will include two designees of Tseng. The CPI Board members are Robert J. Towarnicki, Richard H. Troy, William A. Boeger, Thomas M. Gibson, Judith A. Hemberger, Roger J. Quy, Bruce R. Ross, Peter G. Schiff and Randall M. Toig. Tseng expects its two designees to the CPHI Board to be John J. Gibbons and Louis M. Weiner. Tseng's designees to the CPHI Board will initially serve until the stockholder meeting of CPHI that will be held in the year 2000. See "Management of CPHI and Executive Compensation".

CONDITIONS TO THE TRANSACTIONS

     The obligations of CPI to effect the CPI Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction or waiver of certain conditions relating to, among other things:
(i) the accuracy of the representations and warranties of Tseng contained in the Reorganization Agreement (subject to certain materiality limitations); (ii) the performance in all material respects by Tseng of certain covenants and obligations contained in the Reorganization Agreement; (iii) the effectiveness of this Registration Statement; (iv) the approval of the CPI Merger Proposal by CPI's stockholders, the approval of the Tseng Merger by Tseng's stockholders and the approval of the CPI Certificate Proposal by CPI's stockholders; (v) the receipt of certain certificates and legal opinions; (vi) the absence of any material adverse change to Tseng; (vii) the absence of restraining orders, injunctions and other orders preventing the consummation of the Transactions;
(viii) the delivery of affiliate agreements by certain directors and officers of Tseng and CPI; (ix) the receipt of all material consents required to be obtained in connection with the Transactions as contemplated by the Reorganization Agreement, of which there are none other than those listed in this paragraph;
(x) the receipt of all necessary approvals by state securities commissions; (xi) the receipt of all approvals for the listing of the CPHI Common Stock on the Nasdaq National Market; and (xii) the absence of certain litigation or administrative actions or proceedings.

     The obligations of Tseng to effect the Tseng Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction or waiver of certain conditions relating to, among other things: (i) the accuracy of the representations and warranties of CPI contained in the Reorganization Agreement (subject to certain materiality limitations); (ii) the performance in all material respects by CPI of certain covenants and obligations contained in the Reorganization Agreement; (iii) the effectiveness of this Registration Statement; (iv) the approval of the CPI Merger Proposal by CPI's stockholders, the approval of the Tseng Merger by Tseng's stockholders and the approval of the CPI Certificate Proposal by CPI's stockholders; (v) the receipt of all material consents required to be obtained in connection with the Transactions as contemplated by the Reorganization Agreement, of which there are none other than those listed in this paragraph;
(vi) the receipt of certain legal opinions and certificates; (vii) the absence of any material adverse change to CPI; (viii) the taking of all actions necessary by CPI to cause the CPHI Board to consist of the individuals specified in the Reorganization Agreement; (ix) the receipt of all necessary approvals by state securities commissions; (x) the receipt of all approvals for the listing of the CPHI Common Stock on the Nasdaq National Market; (xi) the delivery of affiliate agreements by certain officers and directors of CPI and Tseng; (xii) the absence of restraining orders, injunctions and other orders preventing the consummation of the Transactions; (xiii) the absence of certain litigation or administrative actions or proceedings; and (xiv) the delivery of market stand-off agreements by certain officers and directors of CPI. See "The Reorganization Agreement -- Covenants" and "The Reorganization Agreement -- Conditions to the Transactions".

TERMINATION

     The Reorganization Agreement may be terminated prior to the Effective Time (whether before or after approval of the CPI Merger Proposal by the Required CPI Merger Vote and the approval of the Tseng Merger Proposal by the Required Tseng Stockholder Vote): (i) by mutual written consent of CPI and Tseng; (ii) subject to certain exceptions, by either CPI or Tseng, if the Transactions shall not have been consummated by November 30, 1998; (iii) by either CPI or Tseng, in connection with certain legal or governmental actions having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;
(iv) by CPI or Tseng, if the CPI Special Meeting shall have been held and the CPI Merger Proposal and the CPI Certificate Proposal shall not have been approved by CPI's stockholders; (v) by CPI or Tseng, if the Tseng Special Meeting shall have been held and the Tseng Merger Proposal shall not have been approved by the Required Tseng Stockholder Vote; (vi) by Tseng, if (a) the CPI Board shall have failed to recommend or shall have withdrawn or amended in a way adverse to Tseng its unanimous recommendation in favor of the CPI Merger, approval of the Reorganization Agreement and approval of the CPI Certificate Proposal, (b) CPI shall have failed to include in this Joint Proxy Statement/Prospectus such recommendation of its board, (c) the CPI Board fails to reaffirm its unanimous recommendation within five business days of Tseng's request, (d) the CPI Board shall have approved, endorsed or recommended a proposal (other than the CPI Merger) for the acquisition of CPI, (e) CPI shall have entered into any letter of intent relating to such an acquisition, (f) CPI shall have failed to timely hold the CPI Special Meeting, (g) subject to certain limitations, a tender or exchange offer for CPI securities shall have been commenced and CPI does not within five days recommend rejection of such tender or exchange offer or (h) a proposal (other than the CPI Merger) to acquire CPI is publicly announced and CPI does not issue a press release announcing its opposition to the proposal within five days or otherwise fails actively to oppose such proposal (any such event, a "CPI Triggering Event"); (vii) by CPI, if (a) the Tseng Board shall have failed to recommend or shall have withdrawn or amended in a way adverse to CPI its unanimous recommendation in favor of the Tseng Merger and approval of the Reorganization Agreement, (b) Tseng shall have failed to include in this Joint Proxy Statement/Prospectus such recommendation of its board, (c) the Tseng Board fails to reaffirm its unanimous recommendation within five business days of CPI's request, (d) the Tseng Board shall have approved, endorsed or recommended a proposal (other than the Tseng Merger) for the acquisition of Tseng, (e) Tseng shall have entered into any letter of intent relating to such an acquisition, (f) Tseng shall have failed to timely hold the Tseng Special Meeting, (g) subject to certain limitations, a tender or exchange offer for Tseng's securities shall have been commenced and Tseng does not within five business days recommend rejection of such tender or exchange offer or (h) a proposal (other than the Tseng Merger) to acquire Tseng is publicly announced and Tseng does not issue a press release announcing its opposition to the proposal within five business days or otherwise fails actively to oppose such proposal (any such event, a "Tseng Triggering Event"); (viii) by Tseng, subject to certain limitations, if any of CPI's representations and warranties contained in the Reorganization Agreement shall be or shall have become materially inaccurate or if any of CPI's covenants in the Reorganization Agreement shall have been breached; or (ix) by CPI, subject to certain limitations, if any of Tseng's representations and warranties contained in the Reorganization Agreement shall be or shall have become materially inaccurate or if any of Tseng's covenants contained in the Reorganization Agreement shall have been breached. See "The Reorganization Agreement -- Termination".

EXPENSES AND TERMINATION FEES

     Pursuant to the Reorganization Agreement, except as set forth below, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, whether or not the Transactions are consummated; provided, however, that CPI and Tseng shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the printing, filing and mailing of this Joint Proxy Statement/ Prospectus and the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. In the event that the Reorganization Agreement is terminated by (i) Tseng following the occurrence of a CPI

Triggering Event or (ii) CPI or Tseng following the failure of the CPI stockholders to approve the CPI Merger Proposal and the CPI Certificate Proposal, then CPI shall pay Tseng a termination fee of $1,500,000 plus the amount of professional fees and expenses (not to exceed $250,000) incurred by Tseng in connection with the Transactions. Similarly, in the event that the Reorganization Agreement is terminated by (i) CPI following the occurrence of a Tseng Triggering Event or (ii) CPI or Tseng following the failure of the Tseng stockholders to approve the Tseng Merger Proposal, then Tseng shall pay CPI a termination fee of $1,500,000 plus the amount of professional fees and expenses (not to exceed $250,000) incurred by CPI in connection with the Transactions. See "The Reorganization Agreement -- Expenses and Termination Fees".

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     In considering the recommendations of the CPI Board and the Tseng Board with respect to the Reorganization Agreement and transactions contemplated thereby, CPI and Tseng stockholders should be aware that certain members of CPI's management, the CPI Board, Tseng's management and the Tseng Board have interests in the Transactions that are in addition to the interests of each corporation's stockholders generally. These interests arise from, among other things, directorships and employment with CPHI, CPI and/or Tseng, directors and officers insurance, stock option programs, employment agreements, severance agreements and registration rights. FOR A DISCUSSION AND QUANTIFICATION OF THESE INTERESTS, SEE "APPROVAL OF THE TRANSACTIONS -- INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS".

REGISTRATION RIGHTS

     CPHI will assume CPI's obligations to persons who have registration rights with CPI under the CPI Fourth Amended and Restated Stockholders' Agreement (the "CPI Stockholders' Agreement"). CPI shall, however, use all reasonable efforts to provide that any Holder (as defined in the CPI Stockholders' Agreement) shall not request any registration until the earlier of (i) 90 days after the effective date of a registration statement for the first public offering of securities of CPHI following the Effective Time and (ii) the first anniversary of the Effective Time. FOR A DISCUSSION OF THESE REGISTRATION RIGHTS, SEE "THE REORGANIZATION AGREEMENT -- COVENANTS".

COMPARISON OF STOCKHOLDER RIGHTS

     In the event that the Transactions are consummated, holders of CPI Capital Stock and holders of Tseng Common Stock will become holders of shares of CPHI Common Stock. The rights of stockholders of CPHI differ from the rights of CPI stockholders and Tseng stockholders with respect to certain matters. FOR A SUMMARY OF THESE DIFFERENCES, SEE "COMPARISON OF STOCKHOLDER RIGHTS".

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     It is the opinion of counsel to CPI and counsel to Tseng that the Transactions will qualify as tax-deferred transactions under the Internal Revenue Code of 1986, as amended (the "Code"), so that no gain or loss will be recognized by CPI stockholders on the exchange of CPI Capital Stock for CPHI Common Stock or by the Tseng stockholders on the exchange of Tseng Common Stock for CPHI Common Stock, except to the extent that any such stockholders receive cash pursuant to the exercise of appraisal rights or in lieu of fractional shares. The obligations of CPI and Tseng to consummate the Transactions are conditioned on receipt by CPI of an opinion from Cooley Godward LLP, counsel to CPI, and by Tseng of an opinion from Morgan, Lewis & Bockius LLP, counsel to Tseng, in each case based on certain factual representations and assumptions set forth in such opinions, that the Transactions so qualify. See "Approval of the Transactions -- Material Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     As it is anticipated that Tseng will have no operations after the consummation of the Transactions, the Transactions will be accounted for as a reorganization of CPI into CPHI with the sale of approximately 23% of CPHI Common Stock in exchange for Tseng's cash and other net assets. CPI's historical financial statements will be the financial statements of the combined company. See "Approval of the Transactions -- Anticipated Accounting Treatment".

RISK FACTORS

     The Transactions and an investment in securities of CPHI involve certain risks and uncertainties, including risks related to the respective businesses of CPI and Tseng and other risks and uncertainties discussed under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus. See "Risk Factors".

MARKETS AND MARKET PRICES

     CPI is privately held and no established trading market exists for the CPI Capital Stock. Information with respect to the market price of CPI Capital Stock on a historical and equivalent per share basis has been omitted.

     Tseng Common Stock is listed on the Nasdaq National Market under the symbol "TSNG". On June 23, 1998, the last trading day before the announcement by CPI and Tseng that they had entered into the Reorganization Agreement, the closing sale price of Tseng Common Stock as reported on the Nasdaq National Market was $2.6875 per share. On September 3, 1998, the closing sale price of Tseng Common Stock as reported on the Nasdaq National Market was $2.3125. There can be no assurance as to the actual market price of Tseng Common Stock prior to or at the Effective Time.

     Pursuant to the Reorganization Agreement, CPHI will apply to have the CPHI Common Stock issuable upon the consummation of the Transactions in exchange for CPI Capital Stock and Tseng Common Stock approved for quotation by the Nasdaq National Market under the symbol "CLPA". There can be no assurance as to the actual market price of CPHI Common Stock at or any time following the Effective Time.

                          THE CPI CERTIFICATE PROPOSAL

     The CPI Certificate Proposal, which would be implemented only if the Transactions are consummated, would amend the CPI Certificate of Incorporation to provide that holders of CPI Preferred Stock will receive only the consideration for their shares set forth in the Reorganization Agreement. Consummation of the Transactions is contingent upon approval of the CPI Certificate Proposal. Approval of the CPI Certificate Proposal allows the sole consideration for conversion of CPI Preferred Stock in connection with the CPI Merger to be limited to the consideration set forth in the Reorganization Agreement, rather than any additional consideration set forth in the CPI Certificate of Incorporation. See "Amendment of the CPI Certificate of Incorporation".

     The CPI Board has unanimously approved the proposed change to the CPI Certificate of Incorporation and has unanimously recommended a vote FOR approval of the CPI Certificate Proposal.

                   CPI AND CPHI SUMMARY FINANCIAL INFORMATION

     The following tables set forth certain summary financial data of CPI and CPHI. This data is derived from and should be read in conjunction with, and is qualified in its entirety by, the financial statements, including the notes thereto, of CPI appearing elsewhere in this Joint Proxy Statement/Prospectus. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the full year of any future period. No cash dividends have ever been declared or paid on CPI Common Stock. The summary financial data set forth below should be read in conjunction with the financial statements, including the notes attached thereto, and "CPI Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the "Unaudited Pro Forma Condensed Consolidated Financial Information".

                                                                                                   SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                            JUNE 30,
                                   ----------------------------------------------------------   ----------------------
                                     1993        1994        1995        1996         1997        1997         1998
                                   ---------   ---------   ---------   ---------   ----------   ---------   ----------
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CPI STATEMENT OF OPERATIONS DATA:
Expenses:
  Research and development.......  $   1,623   $   2,429   $   2,575   $   4,163   $    8,757   $   3,224   $    6,898
  General and administrative.....        698         705         644         663          950         342        1,966
  Provision for redemption of CPI
    Redeemable Preferred Stock...         --          --          --          --        1,017          --           --
                                   ---------   ---------   ---------   ---------   ----------   ---------   ----------
        Total expenses...........      2,321       3,134       3,219       4,826       10,724       3,566        8,864
Interest income..................         52          24          28          91          427         123          244
                                   ---------   ---------   ---------   ---------   ----------   ---------   ----------
Net loss.........................  $  (2,269)  $  (3,110)  $  (3,191)  $  (4,735)  $  (10,297)  $  (3,443)  $   (8,620)
                                   =========   =========   =========   =========   ==========   =========   ==========
Basic and diluted net loss per
  common share(1)................  $   (1.00)  $   (1.36)  $   (1.39)  $   (1.83)  $    (3.63)  $   (1.27)  $    (2.88)
                                   =========   =========   =========   =========   ==========   =========   ==========
Shares used in computing basic
  and diluted net loss per common
  share..........................  2,279,500   2,291,306   2,296,167   2,587,552    2,838,814   2,718,845    2,990,095
                                   =========   =========   =========   =========   ==========   =========   ==========
Pro forma basic and diluted net
  loss per common share(2).......                                                  $     (.82)              $     (.56)
                                                                                   ==========               ==========
Shares used in computing pro
  forma basic and diluted net
  loss per common share..........                                                  12,526,620               15,524,145
                                                                                   ==========               ==========

                                                                             JUNE 30, 1998
                                                            -----------------------------------------------
                                                                             CPHI                CPHI
                                                                           PRO FORMA          PRO FORMA
                                                              CPI           BEFORE              AFTER
                                                             ACTUAL     TSENG MERGER(3)    TRANSACTIONS(4)
                                                            --------    ---------------    ----------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents.................................  $ 20,349       $ 20,020            $ 44,639
Working capital...........................................    18,747         18,418              41,993
Total assets..............................................    22,332         22,003              50,080
Redeemable Preferred Stock................................     1,092             --                  --
Accumulated deficit.......................................   (34,605)       (34,605)            (34,605)
Total stockholders' equity................................    19,200         19,963              46,021

---------------
(1) See Note 2 of Notes to Financial Statements for information concerning the computation of basic and diluted net loss per common share.

(2) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma basic and diluted net loss per common share.

(3) Includes the (i) conversion of all shares of outstanding CPI Series A, B, C, D, E, F and G Preferred Stock into the rights to receive 15,614,266 shares of CPHI Common Stock, (ii) redemption of all shares of the CPI Redeemable Preferred Stock for $546,000 of cash consideration and 82,732 shares of CPI Common Stock which shares will be converted into rights to receive an equivalent number of shares of CPHI Common Stock and (iii) the exercise of all warrants to purchase Series E Preferred Stock into 69,044 shares of CPI Series E Preferred Stock at $3.15 per share which shares will be converted into rights to receive an equivalent number of shares of CPHI Common Stock. All of the shares of CPI Common Stock then outstanding will be converted into the same number of shares of CPHI Common Stock. See "The Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

(4) Includes the sale of 5,477,614 shares of CPHI Common Stock in exchange for Tseng's cash and other net assets less estimated Transactions costs of approximately $1,850,000 consisting principally of investment banking and other professional fees and the payment of $640,000 related to severance to be triggered by the Transactions and paid to Tseng employees after consummation of the Transactions, as it is anticipated that the affected Tseng employees will not be employed by CPHI, CPI or Tseng. The pro forma information is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Joint Proxy Statement/ Prospectus. See "The Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

                           COMPARATIVE PER SHARE DATA

     The following table shows comparative per share data. The table should be read in conjunction with the CPI and Tseng financial statements and related notes thereto and the "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this Joint Proxy Statement/Prospectus.

                                                          AS OF AND FOR THE    AS OF AND FOR THE SIX
                                                             YEAR ENDED            MONTHS ENDED
                                                          DECEMBER 31, 1997        JUNE 30, 1998
                                                          -----------------    ---------------------
Actual CPI Per Share:
  Historical basic and diluted net loss(1)..............       $(3.63)                $ (2.88)
  Pro forma basic and diluted net loss(1)...............         (.82)                   (.56)
  Dividends.............................................           --                      --
  Book deficit(2).......................................        (8.85)                 (11.95)
Pro Forma After Transactions Book Value Per Share(2)....          N/A                    1.90
Equivalent Pro Forma After Transactions
  Book Value Per Share(3)...............................          N/A                     .69
Tseng Historical Book Value Per Share(4)................         1.88                    1.89

---------------
(1) See Note 2 of Notes to Financial Statements for information concerning the computation of historical and pro forma basic and diluted net loss per share.

(2) Book deficit per share is computed by dividing stockholders' equity less the Series A, B, C, D, E, F and G Preferred Stock at the higher of stated, redemption or liquidation value, as well as the increase of the Redeemable Preferred Stock to redemption value by the number of shares of CPI Common Stock outstanding. Pro forma after transactions book value per share is computed by dividing the pro forma after transactions stockholders' equity by the pro forma after transactions number of estimated shares of CPHI Common Stock outstanding at June 30, 1998. The calculations exclude Common Stock equivalents as they would be anti-dilutive. The pro forma after transactions information is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Joint Proxy Statement/Prospectus. See "The Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Information".

(3) The equivalent pro forma after transactions book value per share represents the CPHI pro forma after transactions book value per share multiplied by the Tseng Exchange Ratio.

(4) Tseng's historical basic and diluted net income (loss) per share was ($.60) and $.02 for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. Tseng paid no dividends in 1997 or in the six months ended June 30, 1998. See Tseng consolidated financial statements and related notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. It is anticipated that upon consummation of the Transactions, Tseng will have no continuing operations. Consequently, neither CPHI, CPI nor Tseng believe that Tseng's per share data is indicative of future results.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in the "Summary," "Risk Factors," "CPI Management's Discussion and Analysis of Financial Condition and Results of Operations," "CPHI Business and Management's Discussion and Analysis of Financial Condition and Results of Operations," "CPI Business," "Tseng Business," and "Tseng Management's Discussion and Analysis of Financial Condition and Results of Operations," including statements regarding the anticipated development and expansion of the business of CPI or CPHI, the products which CPI or CPHI expects to offer, anticipated research and development expenditures and regulatory reform, the intent, belief or current expectations of CPI, Tseng or CPHI, their directors or their officers, primarily with respect to the future operating performance of CPI or CPHI, and other statements contained herein regarding matters that are not historical facts are forward-looking statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors," "CPI Management's Discussion and Analysis of Financial Condition and Results of Operations," "CPHI's Business and Management's Discussion and Analysis of Financial Condition and Results of Operations," "CPI Business," "Tseng Business," and "Tseng Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the proposals to be voted upon by the stockholders of CPI and Tseng and in evaluating an investment in the CPHI Common Stock offered hereby. For periods following the Transactions, references to the products, businesses, results of operations or financial condition of CPHI should be considered to refer to CPHI and its subsidiaries, including CPI and Tseng, unless the context otherwise requires.

RISKS RELATED TO THE TRANSACTIONS AND CPHI

     Dependence Upon CPI Business, Operations and Management. Following the Transactions, CPHI's business, operations and management will consist of the business, operations and management of CPI as existing prior to the Transactions. Tseng stockholders should be aware that the Transactions represent the investment of all of Tseng's existing resources into a new and different line of business, and that CPHI's future performance will be almost entirely dependent upon (and subject to the risks relating to) CPI's business, strategy, operations, management and personnel. There can be no assurance that the combined company will be able to realize value from CPI's and Tseng's tangible and intangible assets after the Transactions. In addition, there can be no assurance that stockholders of CPI and Tseng would not achieve greater returns on their investment if CPI and Tseng were to remain independent companies.

     Potential Market Effect to Tseng Stockholders. After the Transactions, CPHI will report a net loss per share whereas Tseng currently reports net income per share. After consummation of the Transactions and the conversion of the Tseng Common Stock, the market price of CPHI Common Stock could be less than the market price of Tseng Common Stock on an as-converted basis.

     Absence of Prior Trading Market; Potential Volatility of Stock Price; No Dividends. Prior to the Transactions, there has been no direct public market for CPHI Common Stock. There can be no assurance that an active market in CPHI Common Stock will develop or, if one develops, that it will be maintained. The consideration given in connection with the Transactions may not be indicative of prices that will prevail in the market subsequent to the consummation of the Transactions. The market price of CPHI Common Stock, like that of the common stock of many other early-stage pharmaceutical and biotechnology companies, is likely to be highly volatile. Factors such as the fluctuation in CPHI's operating results, comments by research analysts, announcements of technological innovations or new commercial products by CPHI (or its subsidiaries) or its competitors, progress with clinical trials, governmental regulations, changes in reimbursement policies, developments in patent or other proprietary rights of CPHI (or its subsidiaries) or its competitors, including litigation, developments in CPHI's (or its subsidiaries') relationships with collaborative partners, if any, public concern as to the safety and efficacy of drugs developed by CPHI (or its subsidiaries) and its competitors, general market conditions and market conditions affecting the pharmaceutical and biotechnology sectors particularly may have a significant effect on the market price of CPHI Common Stock. CPI has never paid any cash dividends and Tseng has not paid any cash dividends since 1995. CPHI does not anticipate paying cash dividends in the foreseeable future.

     Shares Eligible for Future Sale. If the Transactions are consummated, CPHI will issue to securityholders of CPI and securityholders of Tseng approximately
24.2 million shares of CPHI Common Stock. Substantial sales of such shares of CPHI Common Stock could occur after the Transactions. Immediately upon consummation of the Transactions, all of the shares will be freely-tradable under the securities laws, although the shares of certain stockholders may be subject to 180-day lock-up provisions, as further described below. Based on the number of CPI Options, CPI Warrants and Tseng Options outstanding as of August 31, 1998, assuming full vesting and non-forfeiture, approximately two million additional shares of CPHI Common Stock will be issuable upon the exercise of outstanding CPI Options, CPI Warrants and Tseng Options to be assumed by CPHI in the Transactions.

     Under the CPI Stockholders' Agreement, holders of CPI Warrants (which will be assumed by CPHI pursuant to the Transactions) have certain rights, when certain conditions are met, to require that a registration statement be filed with the Commission with respect to their shares. Pursuant to the Reorganization Agreement, CPHI will assume these obligations. The Reorganization Agreement, however, requires that

CPI use all reasonable efforts to provide that no Holder (as defined in the CPI Stockholders' Agreement) shall require registration or participation in a registration statement of CPHI Common Stock until the earlier of (a) a date 90 days after the effective date of a registration statement for the first public offering of CPHI Common Stock following the Effective Time and (b) the first anniversary of the Effective Time. See "Comparison of Stockholder Rights".

     Pursuant to the Reorganization Agreement and as a condition to Tseng's obligation to close the Transactions, CPI shall obtain the agreement of each director and executive officer of CPI that such person shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any CPHI Common Stock beneficially owned by such person for 180 days from the Effective Time. Furthermore, CPI shall use reasonable best efforts to obtain the agreement of each of the remaining holders of CPI Capital Stock that such CPI stockholder shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any CPHI Common Stock beneficially owned by such person for 90 days from the Effective Time.

     Future sales of a substantial number of such shares of CPHI Common Stock could adversely affect or cause substantial fluctuations in the market price of CPHI Common Stock.

     Ownership by Directors and Executive Officers; Anti-Takeover
Provisions. Upon the closing of the Transactions, CPHI's directors and executive officers will, in the aggregate, beneficially own approximately 23.1% of the outstanding shares of CPHI Common Stock. Accordingly, these stockholders, if they act in concert with others, might be able to control many matters requiring approval by the stockholders of CPHI, including the election of directors. Moreover, CPHI's Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the directors and executive officers will be able to exercise substantial influence over the election of the members of the CPHI Board. Such concentration of ownership could have an adverse effect on the price of the CPHI Common Stock or have the effect of delaying or preventing a change in control of CPHI. In addition, certain provisions of Delaware law and the CPHI Certificate of Incorporation, including the provision in the Certificate for a classified board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of CPHI. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of CPHI Common Stock. These provisions of Delaware law and the CPHI Certificate of Incorporation may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of CPHI (including unsolicited takeover attempts) even though such a transaction may offer CPHI's stockholders the opportunity to sell their stock at a price above the prevailing market price. Certain of these provisions allow CPHI to issue preferred stock without any vote or further action by the stockholders, require stockholders to provide advance notice prior to bringing proposals before a meeting and prevent or eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of CPHI. See "Description of CPHI Capital Stock".

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF CPI

     History of Operating Losses; Accumulated Deficit; Expected Future
Losses. CPI and its predecessor have experienced significant operating losses since inception in 1990. CPI has not received any revenue from the sale of products and no product candidate of CPI has been approved for marketing. As of June 30, 1998, CPI had an accumulated deficit of approximately $34.6 million. CPI expects to incur additional operating losses over the next several years and expects cumulative losses to increase substantially as CPI's research and development efforts and preclinical and clinical testing expand. CPI's ability to achieve profitability is dependent on its ability, alone or with others, to complete the development of its proposed products successfully, obtain the required regulatory approvals, manufacture and market its proposed products successfully or have such products manufactured and marketed by others and gain market acceptance for such products. There can be no assurance if or when CPI will achieve profitability. See "CPI Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Early Stage of Development; Absence of Developed Products; Uncertainty of Clinical Trials. CPI is at an early stage of development and must be evaluated in light of the uncertainties and complications present in a development stage company. CPI has no products approved for sale in any country and does not expect to have any products available to be marketed in the near future. CPI has only one product candidate in clinical trials, PREVATAC(TM) exisulind. CPI has completed only limited human clinical trials designed to demonstrate the safety and efficacy of PREVATAC(TM) exisulind and has not commenced such trials for any other compounds. CPI has not generated any revenue from product sales to date and no product candidate of CPI has been approved for marketing. Accordingly, CPI's income has been limited to interest income from investments and CPI's primary source of capital has been the sale of equity securities.

     Before obtaining regulatory approval for the commercial sale of any of its product candidates, CPI must demonstrate through preclinical and clinical trials that the product is safe and effective for use in each target indication. The results from preclinical and early clinical trials may not be predictive of results that will be obtained in later stage clinical trials. There can be no assurance that clinical trials of CPI's product candidates will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials are often conducted with patients who are critically ill. During the course of treatment these patients may die or suffer other adverse medical events for reasons that may not be related to the pharmaceutical agent being tested, but which can nevertheless affect clinical trial results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials.

     The completion of clinical trials of CPI's product candidates could be delayed by many factors and there can be no assurance that such delays or terminations will not occur. One such factor is the rate of enrollment of patients, which generally varies throughout the course of a clinical trial and which depends on the size of the patient population, the number of clinical trial sites, the proximity of the patients to clinical trial sites, the eligibility criteria for the clinical trial and the existence of competitive clinical trials. CPI cannot control the rate at which patients present themselves for enrollment, and there can be no assurance that the rate of patient enrollment will be consistent with CPI's expectations or be sufficient to enable clinical trials of CPI's product candidates to be completed in a timely manner. CPI has completed a Phase I/II trial in APC (as defined below) and in January 1998 completed enrollment of 74 patients for its ongoing pivotal Phase III study of PREVATAC(TM) exisulind for APC. In addition, CPI continues to enroll patients in other APC studies and has initiated clinical trials in four other indications. CPI has limited experience managing clinical trials and any delays or terminations of such trials could have a material adverse effect on CPI's business, financial condition and results of operations.

     Trials to date have involved only a limited number of patients. No assurance can be given as to the ability of CPI to submit an NDA to the FDA or the foreign equivalent with respect to PREVATAC(TM) exisulind on a timely basis, if at all, for APC or any other indication. In addition, results obtained in clinical trials for the treatment of APC may not be predictive of results of clinical trials for other indications. If CPI's product candidates are not shown to be safe and effective in clinical trials for one or more indications, there would be a material adverse effect on CPI's business, financial condition and results of operations.

     In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products are being developed that may compete directly with the products that CPI is seeking to develop and market. CPI is aware of clinical trials in which a number of pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. These include studies of nonsteroidal anti-inflammatory drug-like (or "NSAID-like") compounds, cyclooxygenase inhibitors, difluoromethylornithine ("DFMO") and natural nutrients in the treatment of APC and sporadic colonic polyps, studies of retinoids and DFMO in the treatment of cervical dysplasia and studies of tamoxifen for the prevention of breast cancer. Additional compounds being tested in various epithelial lesions include compounds related to aspirin, various vitamins and nutritional supplements, oltipraz, N-acetyl cysteine and compounds that interfere with hormone activities. The studies are being conducted by pharmaceutical and biotechnology companies, major academic institutions and government agencies. There can be no assurance that such existing or new agents will not ultimately be found to be useful, and therefore competitive with any future products of CPI.

     No assurance can be given that CPI will be able to submit an Investigational New Drug ("IND") application or foreign equivalents with respect to any new chemical entities or follow-on compounds, that CPI will be permitted to undertake human clinical testing of such additional compounds, or, if permitted, that such compounds will be demonstrated to be safe and effective. CPI's compounds may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. Products, if any, resulting from CPI's research and development programs may not be commercially available for a number of years even if they are successfully developed and proven to be safe and effective. Thus, there can be no assurance that any of CPI's product development efforts will be successfully completed, that regulatory approvals will be obtained or will be as broad as sought, that CPI's products will be capable of being produced in commercial quantities at a reasonable cost or that any products, if introduced, will achieve market acceptance. The failure of CPI to complete clinical trials, obtain regulatory approval or successfully market its products, if approved, would have a material adverse effect on CPI's business, financial condition and results of operations. See "CPI Business -- Products in Development" and "CPI Business -- Government Regulation".

     Dependence on PREVATAC(TM) exisulind. CPI has one compound, PREVATAC(TM) exisulind, in clinical trials, and does not expect to have additional compounds in clinical trials until it is able to file an IND as described in the preceding paragraph. PREVATAC(TM) exisulind has not been approved for marketing by the FDA for any indication and trials to date have involved only a limited number of patients. There can be no assurance that marketing approval for PREVATAC(TM) exisulind will be obtained. If approved for marketing, there can be no assurance that PREVATAC(TM) exisulind will gain market acceptance. In addition, competition to PREVATAC(TM) exisulind may develop from other new or existing products. The failure of PREVATAC(TM) exisulind to be approved for marketing or to gain market acceptance would have a material adverse effect on CPI's business, financial condition and results of operations.

     The number of APC patients in the U.S. is limited and may be as few as 25,000. In order to increase the potential applications for which PREVATAC(TM) exisulind may be used, CPI must successfully complete lengthy clinical trials and thereafter receive marketing clearance from the FDA for each additional indication. There can be no assurance that CPI will successfully complete these clinical trials and receive appropriate regulatory clearance on a timely basis, if at all. The inability to achieve marketing clearance of PREVATAC(TM) exisulind for at least one indication in addition to APC would be expected to materially limit the commercial potential of PREVATAC(TM) exisulind and thereby have a materially limiting and adverse effect upon CPI's business, financial condition and results of operations. There can be no assurance that the Orphan Drug or Fast Track designations will provide any meaningful competitive advantage to CPI. See "CPI Business -- Government Regulation".

     Technological Uncertainty. To date, the FDA has not approved any drug for the prevention of precancerous lesions or cancer, and there can be no assurance that CPI will be able to develop successfully such a chemoprevention drug, that such drug could be developed within CPI's proposed timeline or that such drug will be commercially viable or will achieve market acceptance. CPI's area of focus, oncology in general and chemoprevention in particular, is not thoroughly understood and there can be no assurance that the products CPI is seeking to develop will prove to be safe and effective in preventing or treating precancerous lesions or cancer.

     CPI believes that PREVATAC(TM) exisulind and its other compounds selectively induce apoptosis through a novel mechanism. Additional research by CPI or others may cause CPI to revise or abandon this approach, adversely affecting CPI's ability to develop products on a timely basis, if at all. There can be no assurance that the use of CPI's technology will lead to the development and approval of commercial pharmaceutical products that are safe and efficacious or that CPI's competitors will not develop safer and more effective products, obtain patent protection or intellectual property rights that limit CPI's ability to commercialize products that may be developed or commercialize products earlier than CPI. See "CPI Business -- CPI Technology".

     Future Capital Needs; Uncertainty of Additional Funding. Development of CPI's initial product candidate, PREVATAC(TM) exisulind, and additional compounds will require substantial additional funds to conduct research, development and clinical trials necessary to bring such products to market and to establish manufacturing, marketing and distribution capabilities. CPI's future capital requirements will depend on many factors, including, among others: scientific progress in its research and development programs; progress with preclinical and clinical trials; progress in obtaining regulatory approvals; the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; competing technological efforts and market developments; changes in CPI's existing research relationships; the ability of CPI to establish sales and marketing capabilities; the extent of competition; and the ability of CPI to establish collaborative arrangements to the extent necessary. Based on current projections, CPI estimates that its existing capital resources, and the additional proceeds made available pursuant to the Transactions, together with facility and equipment financing, will be sufficient to fund CPI's capital requirements through approximately the end of 2000, although there can be no assurance that CPI will not require additional financing earlier. There is a risk of delay or failure at any stage of developing a product candidate, and the time required and costs involved in successfully accomplishing CPI's objectives cannot be predicted. Actual drug research and development costs could substantially exceed budgeted amounts, which could have a material adverse effect on CPI's business, financial condition and results of operations.

     There can be no assurance that CPI's revenue and expense forecasts will prove to be accurate. To the extent necessary, CPI will need to seek additional funding through public or private equity or debt financings, collaborative relationships, capital lease transactions or other available financing transactions. However, there can be no assurance that additional financing will be available on acceptable terms, if at all, and such financings could be dilutive to stockholders. Moreover, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require CPI to relinquish rights to certain of its technologies, product candidates or products that CPI would otherwise seek to develop or commercialize itself. If adequate funds are not available, CPI may be required to delay, reduce the scope of or eliminate one or more of its research or development programs. The failure of CPI to obtain adequate financing when needed and on acceptable terms would have a material adverse effect on CPI's business, financial condition and results of operations. See "CPI Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Uncertainty of Protection of Patents and Proprietary Rights. CPI's success will depend, in part, on its ability to obtain patents, operate without infringing the proprietary rights of others and maintain trade secrets, both in the U.S. and other countries. Patent matters in the pharmaceutical industry can be highly uncertain and involve complex legal and factual questions. Accordingly, the validity, breadth, and enforceability of CPI's patents and the existence of potentially blocking patent rights of others cannot be predicted, either in the U.S. or in other countries.

     As of August 1998, CPI held title or exclusive licenses to two issued U.S. patents and six other pending U.S. patent applications relating to the therapeutic use of PREVATAC(TM) exisulind in the treatment of neoplasia, precancerous lesions and/or other indications. A neoplasm is a cancerous or precancerous growth. Cancerous growths also contain precancerous growths. The sulfone derivative of sulindac, now named exisulind, was described in the scientific and patent literature over 20 years ago and, as a result, CPI is unable to obtain a composition of matter patent on PREVATAC(TM) exisulind. Thus, CPI's current patent rights relating to PREVATAC(TM) exisulind are limited to a series of patents and patent applications pertaining to various specific uses of PREVATAC(TM) exisulind. CPI has also been issued or holds exclusive licenses to 13 foreign patents (including patents in various European countries, Australia, Canada and Japan), as well as one other pending patent application in South Korea relating to the use of PREVATAC(TM) exisulind in pharmaceutical compositions for the treatment of neoplasia and/or precancerous lesions. In Europe, CPI's patent rights relating to PREVATAC(TM) exisulind are directed to the use of PREVATAC(TM) exisulind in the manufacture of pharmaceutical compositions for the treatment of precancerous lesions. CPI also holds title or exclusive licenses to three U.S. patents, two U.S. patent applications which have been allowed, 33 other pending U.S. patent applications, five issued foreign patents and 18 pending foreign applications on other compounds, or therapeutic methods involving such compounds, for the treatment of colonic polyps, precancerous lesions, and/or neoplasia. CPI also has filed two U.S. and 13 foreign patent applications on methods for screening compounds for their usefulness in selectively inducing apoptosis involving an apoptosis regulatory element ("ARE"). CPI intends to file additional applications, as appropriate, for patents on new compounds, products, or processes discovered or developed through application of CPI's technology.

     Beyond the patents granted to date, there can be no assurance that CPI will discover or develop patentable products or processes, that patents will issue from any of the currently pending patent applications, or that claims granted on issued patents will be sufficient to protect CPI's technology. Potential competitors or other researchers in the field may have filed patent applications, been issued patents, published articles or otherwise created prior art that could restrict or block CPI's efforts to obtain additional patents. There also can be no assurance that CPI's issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or competitive advantages to CPI. CPI's patent rights also depend on its compliance with technology and patent licenses upon which its patent rights are based and upon the validity of assignments of patent rights from consultants and other inventors that were, or are, not employed by CPI.

     In addition, competitors may manufacture and sell CPI's potential products in those foreign countries where CPI has not filed for patent protection or where patent protection may be unavailable, not obtainable or ultimately not enforceable. The ability of such competitors to sell such products in the U.S. or in foreign countries where CPI has obtained patents is usually governed by the patent laws of the countries in which the product is sold.

     To the extent that clinical uses of PREVATAC(TM) exisulind are discovered beyond those set forth in CPI's patent claims, CPI may not be able to enforce its patent rights against companies marketing PREVATAC(TM) exisulind for such other clinical uses.

     The success of CPI also will depend, in part, on CPI's not infringing patents issued to others. Pharmaceutical companies, biotechnology companies, universities, research institutions and others may have filed patent applications or have received, or may obtain, issued patents in the U.S. or elsewhere relating to aspects of CPI's technology. It is uncertain whether the issuance of any third-party patents will require CPI to alter its products or processes, obtain licenses or cease certain activities. Some third-party applications or patents may conflict with CPI's issued patents or pending applications. Such conflict could result in a significant reduction of the coverage of CPI's issued or licensed patents. In addition, if patents are issued to other companies which contain blocking, dominating or conflicting claims and such claims are ultimately determined to be valid, CPI may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that CPI will be able to obtain any such licenses on commercially favorable terms, if at all, and if these licenses are not obtained, CPI might be prevented from pursuing the development of certain of its potential products. CPI's failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on CPI's business, financial condition and results of operations.

     Litigation, which could result in substantial costs to CPI, may also be necessary to enforce any patents issued or licensed to CPI or to determine the scope and validity of the proprietary rights of others. In this connection, under the Abbreviated New Drug Application provisions of U.S. law, after four years from the date marketing approval is granted to CPI by the FDA for a patented drug, a generic drug company may submit an Abbreviated New Drug Application to the FDA to obtain approval to market in the U.S. a generic version of the drug patented by CPI. If approval is given to the generic drug company, CPI would be required to promptly initiate patent litigation to prevent the marketing of such a generic version prior to the normal expiration of the patent. There can be no assurance that CPI's issued or licensed patents would be held valid by a court of competent jurisdiction. In addition, if competitors of CPI file patent applications in the U.S. that claim technology also claimed by CPI, CPI may have to participate in interference proceedings to determine priority of invention. These proceedings, if initiated by the U.S. Patent and Trademark Office, could result in substantial cost to CPI, even if the eventual outcome is favorable to CPI. An adverse outcome with respect to a third-party claim or in an interference proceeding could subject CPI to significant liabilities, require disputed rights to be licensed from third parties, or require CPI to cease using such technology, any of which could have a material adverse effect on CPI's business, financial condition and results of operations.

     CPI also relies on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable or where patents have not issued. CPI attempts to protect its proprietary technology and processes, in part, by confidentiality agreements and assignment of invention agreements with its employees and confidentiality agreements with its consultants and certain contractors. There can be no assurance that these agreements will not be breached, that CPI would have adequate remedies for any breach, or that CPI's trade secrets will not otherwise become known or be independently discovered by competitors. Such trade secrets or other intellectual property of CPI, should they become known to its competitors, could result in a material adverse effect on CPI's business, financial condition and results of operations. To the extent that CPI or its consultants or research collaborators use intellectual property owned by others in their work for CPI, disputes may also arise as to the rights to related or resulting know-how and inventions.

     Intense Competition; Rapid Technological Change. The industry in which CPI competes is characterized by extensive research and development efforts and rapid technological progress. New developments occur and are expected to continue to occur at a rapid pace, and there can be no assurance that discoveries or commercial developments by CPI's competitors will not render some or all of CPI's potential products obsolete or non-competitive, which would have a material adverse effect on CPI's business, financial condition and results of operations. CPI's competitive position also depends on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources.

     In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products are being developed that may compete directly with the products that CPI is seeking to develop and market. CPI is aware of clinical trials in which a number of pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. These include studies of NSAID-like compounds, cyclooxygenase inhibitors, DFMO and natural nutrients in the treatment of APC and sporadic colonic polyps, studies of retinoids and DFMO in the treatment of cervical dysplasia and studies of tamoxifen for the prevention of breast cancer. Additional compounds being tested in various epithelial lesions include compounds related to aspirin, various vitamins and nutritional supplements, oltipraz, N-acetyl cysteine and compounds that interfere with hormone activities. The studies are being conducted by pharmaceutical and biotechnology companies, major academic institutions and government agencies. There are other agents, including certain prescription drugs, that have been observed to have an effect on the ARE. There can be no assurance that such existing or new agents will not ultimately be found to be useful, and therefore competitive with any future products of CPI.

     Near-term competition from fully integrated and more established pharmaceutical and biotechnology companies is expected. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than CPI and represent substantial long-term competition for CPI. Such companies may succeed in discovering and developing pharmaceutical products more rapidly than CPI or pharmaceutical products that are safer, more effective or less costly than any that may be developed by CPI. Such companies also may be more successful than CPI in production and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical trials, seek patent protection and establish collaborative arrangements for the development of oncology products.

     CPI will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, reimbursement coverage, price and patent position. There can be no assurance that CPI's competitors will not develop safer and more effective products or obtain patent protection or intellectual property rights that limit CPI's ability to commercialize products that may be developed or commercialize products earlier than CPI. There can be no assurance that CPI's issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or competitive advantage to CPI.

     Dependence on Third-Party Relationships. CPI's development and clinical testing efforts are dependent on third-party contractors, such as contractors for animal toxicology studies and contract research organizations. Loss, failure or delay in respect of any material portion of such contracting activity could delay CPI's development efforts and could have a material adverse effect on CPI's business, financial condition and results of operations.

     CPI has entered into a Clinical Trials Agreement (the "Agreement") with the National Cancer Institute (the "NCI"), pursuant to which the NCI has agreed to sponsor clinical trials of PREVATAC(TM) exisulind for the prevention of precancerous colonic polyps and for at least one other cancer prevention indication. To date, the NCI has sponsored one trial. When the NCI sponsors a trial, the NCI contracts directly with third parties to conduct such trials. The NCI has the right to conduct as many additional clinical trials with PREVATAC(TM) exisulind in any cancer prevention treatment indication as it would like, and CPI is obligated to provide PREVATAC(TM) exisulind for such trials. In the event that CPI elects to have the NCI conduct trials needed for regulatory approval, there can be no assurance that the NCI procedures or changes in policy will not cause such trials or regulatory filings to be completed on a slower schedule than if CPI were directly conducting such trials. See "CPI
Business -- National Cancer Institute and Other Third-Party Arrangements".

     CPI's strategy for commercialization of its proposed products for certain indications and markets includes collaborating with corporate partners and others, and, to the extent that such corporate partnerships may be entered into, is dependent upon the subsequent success of these outside parties in performing their responsibilities. CPI currently does not have any collaborations for the commercialization of products. There can be no assurance that CPI will be able to negotiate any collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be maintained or be successful. To the extent that such arrangements are negotiated, the amount and timing of resources to be devoted to these activities are not within the complete control of CPI. There can be no assurance that such partners will perform their obligations as expected or that CPI will derive any revenue from such arrangements. There can be no assurance that CPI's future collaborators will not pursue their existing or alternative technologies or product candidates in preference to those being developed in collaboration with CPI. In addition, there can be no assurance that CPI's future collaborators will pay license fees to CPI, that they will develop and market any products under the agreements or that they will commit to fund product development costs. To the extent that CPI chooses not to enter into collaborative relationships, or is unable to establish such arrangements, CPI would be required to continue to undertake research, development and marketing of its proposed products at its own expense. In addition, CPI may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements. See "CPI Business -- Products in Development", "CPI Business -- Manufacturing" and "CPI Business -- Marketing and Sales".

     Extensive Government Regulation; No Assurance of Necessary FDA and Other Regulatory Approvals. The research, design, testing, manufacturing, labeling, marketing, distribution and advertising of pharmaceutical products such as CPI's proposed products are subject to extensive regulation by governmental regulatory authorities in the U.S. and other countries. The drug development and approval process is generally lengthy, expensive and subject to unanticipated delays. Data obtained from preclinical and clinical testing are subject to varying interpretations that could delay, limit or prevent FDA approval. In addition, delays or rejections may be encountered based upon changes in FDA policy for drug approval during the period of development and FDA regulatory review of each submitted NDA. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the relevant product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. There can be no assurance that CPI will not encounter problems in clinical trials which would cause CPI or the FDA to delay or suspend clinical trials or that CPI will not encounter delays in the FDA approval process. Any such delay or suspension could have a material adverse effect on CPI's business, financial condition and results of operations. See "CPI
Business -- Products in Development" and "CPI Management's Discussion and Analysis of Financial Condition and Results of Operations".

     CPI has not completed testing any of its products for safety or efficacy in humans. The pivotal Phase III study of PREVATAC(TM) exisulind for APC, and the additional trials of PREVATAC(TM) exisulind for sporadic adenomatous colonic polyps, prevention of breast cancer recurrence, prevention of prostate cancer recurrence, lung cancer and other indications (if and when initiated) will seek efficacy data as well as additional safety data and will require substantial time and significant funding. There can be no assurance that clinical studies for any of CPI's compounds currently under development will be completed successfully within any specified time period, if at all. Further, there can also be no assurance that such testing will show PREVATAC(TM) exisulind or any other product to be safe or effective. There can be no assurance that CPI will not encounter problems in clinical trials that will cause CPI to delay or suspend clinical trials. See "CPI Business -- Products in Development".

     CPI's current clinical trial strategy for the development of drugs for the prevention of precancerous lesions assumes that the FDA will accept reduction in the formation of precancerous lesions as an endpoint for precancer trials. To date, the FDA has not approved any chemoprevention compounds and there can be no assurance that the FDA will approve such compounds in the future. Should the FDA require CPI to demonstrate the efficacy of PREVATAC(TM) exisulind in the reduction of certain cancers or in overall mortality rates resulting from certain cancers, CPI's clinical trial strategy would be materially and adversely affected, as significant additional time and funding would be required to demonstrate such efficacy. There can be no assurance that CPI will be able to successfully develop a safe and effective chemoprevention product or that such product will be commercially viable or will achieve market acceptance.

     CPI has obtained Orphan Drug status for PREVATAC(TM) exisulind for the treatment of APC. In order to obtain the benefits of Orphan Drug status, the applicant must be the sponsor of the first NDA approved for that drug and indication. Moreover, amendment of the Orphan Drug Act by the U.S. Congress and reinterpretation by the FDA are frequently discussed. Therefore, there can be no assurance as to the precise scope of protection that may be afforded by Orphan Drug status in the future, or that the current level of exclusivity will remain in effect.

     CPI has been granted Fast Track designation for PREVATAC(TM) exisulind for the treatment of APC. However, there can be no assurance that PREVATAC(TM) exisulind will be approved for marketing sooner than would be traditionally expected. In addition, the FDA may require post-marketing studies for a Fast Track drug. If such studies were required as a condition of approval of PREVATAC(TM) exisulind and the studies showed that PREVATAC(TM) exisulind is not safe or effective or failed to demonstrate any clinical benefit, it is likely that PREVATAC(TM) exisulind would be required to be withdrawn from the market for such an indication.

     There can be no assurance even after such time has been expended and expenses incurred that regulatory approval will be obtained for any therapeutic products being developed by CPI. Further, even if such regulatory approval is obtained, CPI, its products, its contract manufacturers and its commercial collaborators are subject to continual regulatory review in both the U.S. and other countries, and later discovery of previously unknown problems with regard to such a product, distributor or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and disqualification or decertification of the distributor or manufacturer.

     CPI cannot predict when, if ever, it might submit for regulatory review additional compounds currently under development. Once CPI submits its potential products for review, there can be no assurance that FDA or other regulatory approvals for any pharmaceutical products developed by CPI will be granted on a timely basis, if at all. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. Clinical trials are vigorously regulated and must meet requirements for FDA review and oversight and requirements under Good Clinical Practice ("GCP") guidelines. A new drug may not be marketed in the U.S. until it has been approved by the FDA. There can be no assurance that CPI will not encounter delays or rejections or that the FDA will not make policy changes during the period of product development and FDA regulatory review of each submitted NDA. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on CPI's business, financial condition and results of operations. Even if regulatory approval is obtained, it would be limited as to the indicated uses for which the product may be promoted or marketed. A marketed product, its manufacturer and the facilities in which it is manufactured are subject to continual review and periodic inspections. If marketing approval is granted, CPI would be required to comply with FDA requirements for manufacturing, labeling, advertising, record keeping and reporting of adverse experiences and other information. In addition, CPI would be required to comply with federal and state anti-kickback and other health care fraud and abuse laws that pertain to the marketing of pharmaceuticals. Failure to comply with regulatory requirements and other factors could subject CPI to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, withdrawal of the product from the market, civil penalties, criminal prosecution, refusals to approve new products and withdrawals of existing approvals, as well as enhanced product liability exposure, any of which could have a material adverse effect on CPI's business, financial condition and results of operations. Sales of CPI's products outside the U.S. will be subject to foreign regulatory requirements governing clinical trials, marketing approval, manufacturing and pricing. Non-compliance with these requirements could result in enforcement actions or penalties or could delay introduction of CPI's products in certain countries. See "CPI Business -- Manufacturing" and "CPI Business -- Marketing and Sales".

     Potential Limitations on Third-Party Reimbursement and Health Care
Reform. In both U.S. and foreign markets, sales of CPI's proposed products will depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care. CPI cannot predict the effect that private sector or governmental health care reforms may have on its business, and there can be no assurance that any such reforms will not have a material adverse effect on CPI's business, financial condition and results of operations. In addition, in both the U.S. and elsewhere, sales of prescription drugs are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that CPI's proposed products will be considered cost-effective or that adequate third-party reimbursement will be available to enable CPI to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before any of CPI's proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products and services. As a result, CPI may elect not to market future products in certain markets.

     Lack of Manufacturing Experience; Reliance on Contract Manufacturers and Suppliers. CPI does not have facilities to manufacture and produce its compounds for preclinical, clinical or commercial purposes. CPI's product candidates have never been manufactured for commercial purposes and there can be no assurance that such products can be manufactured at a cost or in quantities necessary to make them commercially viable, although CPI's lead compound, PREVATAC(TM) exisulind, has been manufactured by CPI's contractors at commercial scale. If CPI is unable to manufacture or contract for a sufficient supply of its compounds on acceptable terms, or if it should encounter delays or difficulties in its relationships with manufacturers, CPI's preclinical and human clinical testing schedule would be delayed, resulting in delay of the submission of products for regulatory approval or delay of the market introduction and subsequent sales of such products, which would have a material adverse effect on CPI's business, financial condition and results of operations. Furthermore, CPI or contract manufacturers must supply all necessary documentation in support of CPI's NDA on a timely basis and must adhere to Good Laboratory Practice ("GLP") and current Good Manufacturing Practice ("cGMP") regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, the FDA approval of the products will not be granted.

     CPI currently does not have long term supply agreements. There can be no assurance that CPI's current suppliers will continue to make available to CPI the required quantities of PREVATAC(TM) exisulind on reasonable terms, if at all. If CPI's current manufacturing sources are unable or unwilling to make PREVATAC(TM) exisulind available to CPI in required quantities, there can be no assurance that CPI will be able to identify and contract with alternative contract manufacturers. CPI would incur significant costs and delays to qualify an alternative manufacturer, which could have a material adverse effect on CPI's business, financial condition and results of operations. The availability and price of PREVATAC(TM) exisulind may be subject to curtailment or change due to limitations that may be imposed under governmental regulations, suppliers' allocations to meet the demand of other purchasers, interruptions in production by suppliers and market and other events and conditions, which could have a material adverse effect on CPI's business, financial condition and results of operations. See "CPI
Business -- Manufacturing".

     Absence of Sales and Marketing Experience; Dependence on Third
Parties. CPI has no experience in sales, marketing or distribution. Depending upon the marketing strategy ultimately adopted with respect to each relevant market, CPI intends either to market its products, if developed and approved, on its own or through relationships with pharmaceutical companies that have established distribution systems and direct sales forces. To market any of its products directly, CPI must develop a marketing and sales force with technical expertise and with supporting distribution capabilities. There can be no assurance that CPI will be able to establish in-house sales, marketing and distribution capabilities or relationships with third parties, or that it will be successful in gaining market acceptance for its products. To the extent that CPI enters into co-promotion or other licensing arrangements, any revenues received by CPI will depend upon the efforts of third parties, and there can be no assurance that such efforts will be successful. See "CPI
Business -- Marketing and Sales".

     Need to Attract and Retain Key Employees and Consultants. Because of the specialized scientific nature of CPI's business, its success is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. CPI is highly dependent on the principal members of its scientific and management staff and the loss of any of their services might significantly delay or prevent the achievement of research, development or business objectives. CPI does not maintain key-man life insurance with respect to any of its employees, nor does it intend to secure such insurance. CPI also relies on consultants and advisors, including the members of its Scientific Advisory Board, to assist CPI in formulating its research and development strategy. Retaining and attracting qualified personnel, consultants and advisors is critical to CPI's success. In order to pursue its product development and marketing and sales plans, CPI will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in clinical testing, government regulation, manufacturing and marketing and sales. CPI faces competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that CPI will be able to attract and retain such individuals on acceptable terms, if at all, and the failure to do so could have a material adverse effect on CPI's business, financial condition and results of operations.

     Risks Associated with Acquisition Strategy. CPI may seek to acquire and further develop complementary technologies, products and/or companies focused in the prevention, diagnosis and treatment of cancer, consistent with the objective of building an integrated pharmaceutical company focused in oncology. However, there can be no assurance that CPI will be successful in completing any such transactions. In addition, to the extent that CPI undertakes or completes any such acquisitions, such activities may place a strain on CPI's financial and management resources, which could have a material adverse effect on CPI's business, financial condition and results of operations.

     Potential Product Liability; Possible Insufficiency of Insurance. CPI's business will expose it to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Clinical research involves the testing of new drugs on human volunteers pursuant to a research plan, and such testing involves a risk of liability for personal injury or death to patients due to, among other reasons, possible unforeseen adverse side effects or improper administration of the new drug. Many of these patients are already seriously ill and are at risk of further illness or death. CPI currently has clinical trial liability insurance in the amount of $10 million, but there can be no assurance that it will be able to maintain such insurance. CPI could be materially and adversely affected if it were required to pay damages or incur defense costs: (i) in connection with a claim outside the scope of indemnity or insurance coverage; (ii) if the indemnity, although applicable, is not performed in accordance with the terms of the relevant contract; or (iii) if CPI's liability exceeds the amount of applicable insurance. Similar risks would exist upon the commercialization or marketing of any products by CPI or its partners.

     Handling and Disposal of Hazardous Materials. CPI's research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although CPI believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, CPI could be held liable for any damages that result and any such liability could exceed the resources of CPI. CPI may incur substantial costs to comply with environmental regulations if it develops manufacturing capacity.

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF TSENG

     Risks Associated with Acquisition or Investment Strategy. In the event that the Transactions are not consummated, Tseng will continue its strategic focus on the acquisition of or investment in growth-stage companies. The competition to identify and acquire or invest in such target companies is intense. Many competitors for such target companies, including venture capital firms, corporate strategic partners and investment banks, have greater financial resources and experience in identifying and closing such transactions than Tseng. There can be no assurance that Tseng will be able to identify one or more of such transactions on terms acceptable to Tseng, if at all. In addition, Tseng may require additional capital financing to consummate such transactions. There can be no assurance that financing will be available on terms satisfactory to Tseng, if at all.

     Potential Claims Related to Prior Operations. In December 1997, Tseng sold substantially all of its graphics development assets. Prior to that time, Tseng was a supplier of high performance video graphic controller chips and therefore remains subject to claims, if any, which may be asserted by third parties related to such operations. In the event that the Transactions are consummated, CPHI and CPI might, depending upon future facts and circumstances, become subject to exposure to such claims as the successor to Tseng. An adverse outcome of a claim asserted against Tseng after the consummation of the Transactions could have a material adverse effect on CPHI's business, financial condition and results of operations.

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the CPI Board to be used at the CPI Special Meeting and the Tseng Board to be used at the Tseng Special Meeting. This Joint Proxy Statement/Prospectus is also furnished by CPHI to CPI stockholders and Tseng stockholders in connection with the issuance of shares of CPHI Common Stock in connection with the Transactions described herein.

     The information set forth herein concerning CPHI has been furnished by CPHI, the information set forth herein concerning CPI has been furnished by CPI and the information set forth herein concerning Tseng has been furnished by Tseng.

                            THE CPI SPECIAL MEETING

PURPOSE OF THE CPI SPECIAL MEETING

     The purpose of the CPI Special Meeting is to consider and vote upon (i) the approval and adoption of the Reorganization Agreement, attached hereto as Appendix A, and the transactions contemplated thereby (including the CPI Merger) and (ii) the approval of an amendment to the CPI Certificate of Incorporation to provide for the conversion of the CPI Preferred Stock in connection with the Transactions such that the holders of CPI Preferred Stock will receive only the consideration for their shares set forth in the Reorganization Agreement (the "CPI Certificate Proposal"). The CPI Certificate Proposal will be implemented only if the Transactions are consummated. Approval of the CPI Certificate Proposal is a condition to the consummation of the Transactions. CPI stockholders will also consider and vote upon such other matters, if any, as may be properly brought before the CPI Special Meeting.

     THE CPI BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT, THE CPI MERGER AND THE CPI CERTIFICATE PROPOSAL AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR ADOPTION AND APPROVAL OF THE CPI MERGER PROPOSAL AND THE CPI CERTIFICATE PROPOSAL.

DATE, TIME AND PLACE OF MEETING

     The CPI Special Meeting will be held at the offices of CPI, located at 702 Electronic Drive, Horsham, Pennsylvania, on November 2, 1998, at 10:00 a.m., local time.

RECORD DATE; VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of CPI Common Stock and CPI Preferred Stock at the close of business on September 18, 1998 (the "CPI Record Date") will be entitled to notice of and to vote at the CPI Special Meeting. On that date, there were 2,990,095 shares of CPI Common Stock and 15,614,266 shares of CPI Preferred Stock (comprised of 872,400 shares of CPI Series A Preferred Stock, 848,100 shares of CPI Series B Preferred Stock, 700,000 shares of CPI Series C Preferred Stock, 616,808 shares of CPI Series D Preferred Stock, 3,121,642 shares of CPI Series E Preferred Stock, 4,809,437 shares of CPI Series F Preferred Stock and 4,645,879 shares of CPI Series G Preferred Stock) outstanding and entitled to vote. Except for the stockholders identified herein under "Security Ownership of CPI and CPHI," as of the CPI Record Date, to the knowledge of CPI, no other person beneficially owned more than five percent of the outstanding CPI Capital Stock or any series of CPI Preferred Stock. See "Security Ownership of CPI and CPHI."

     Each holder of record of CPI Capital Stock on the CPI Record Date will be entitled to one vote for each share held on all matters to be voted upon at the CPI Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

     The cost of the solicitation of proxies from holders of CPI Capital Stock and all related costs will be borne by CPI. In addition, CPI may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of CPI. No additional compensation will be paid to directors, officers or other regular employees for such services.

QUORUM; VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of CPI Capital Stock entitled to vote at the CPI Special Meeting is necessary to constitute a quorum.

     Approval of the CPI Merger Proposal requires the affirmative vote of each of (i) a majority of the shares of CPI Common Stock, (ii) a majority of the shares of CPI Series A Preferred Stock and CPI Series B Preferred Stock, voting together as a single class, and (iii) a majority of the shares of CPI Series C Preferred Stock, CPI Series D Preferred Stock, CPI Series E Preferred Stock, CPI Series F Preferred Stock and CPI Series G Preferred Stock, voting together as a single class (the "Required CPI Merger Stockholder Vote").

     Approval of the CPI Certificate Proposal requires the affirmative vote of
(i) a majority of the shares of CPI Common Stock and CPI Preferred Stock, voting together as a class, and (ii) a majority of the shares of each series of CPI Preferred Stock, each such series voting as a separate class (the "Required CPI Certificate Stockholder Vote").

EFFECT OF ABSTENTIONS

     Abstentions may be specified on the CPI Merger Proposal and the CPI Certificate Proposal. If an executed CPI proxy is returned and the stockholder has specifically abstained from voting on the CPI Merger Proposal or the CPI Certificate Proposal, the shares represented by such proxy will be considered present at the CPI Special Meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of such matter. Accordingly, abstentions will have the effect of a negative vote with respect to the CPI Merger Proposal and the CPI Certificate Proposal.

VOTING AND REVOCABILITY OF PROXIES

     All shares of CPI Capital Stock that are entitled to vote and are represented at the CPI Special Meeting, either in person or by properly executed proxies received prior to or at the CPI Special Meeting and not duly and timely revoked, will be voted at the CPI Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted FOR approval of the CPI Merger Proposal and FOR approval of the CPI Certificate Proposal.

     If any other matters are properly presented for consideration at the CPI Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the CPI Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of CPI, at or before the taking of the vote at the CPI Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of CPI before the taking of the vote at the CPI Special Meeting or (iii) attending the CPI Special Meeting and voting in person (although attendance at the CPI Special Meeting will not in and of itself constitute a revocation of proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Cell Pathways, Inc. at 702 Electronic Drive, Horsham, Pennsylvania 19044, Attention: Corporate Secretary, or hand-delivered to the Secretary at CPI, in each case at or before the taking of the vote at the CPI Special Meeting.

                           THE TSENG SPECIAL MEETING

PURPOSE OF THE TSENG SPECIAL MEETING

     The purpose of the Tseng Special Meeting is to consider and vote upon (i) the Tseng Merger Proposal and (ii) the Tseng Adjournment Proposal. Tseng stockholders will also consider and vote upon such other matters, if any, as may be properly brought before the Tseng Special Meeting.

     THE TSENG BOARD UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE TSENG MERGER AND HAS UNANIMOUSLY RECOMMENDED A VOTE FOR APPROVAL OF THE TSENG MERGER PROPOSAL AND THE TSENG ADJOURNMENT PROPOSAL.

DATE, TIME AND PLACE OF MEETING

     The Tseng Special Meeting will be held at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801 on November 3, 1998, at 10:00 a.m., local time.

RECORD DATE; VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Tseng Common Stock at the close of business on September 21, 1998 (the "Tseng Record Date") will be entitled to notice of and to vote at the Tseng Special Meeting. On that date, there were 15,084,337 shares of Tseng Common Stock outstanding and entitled to vote. Except as previously disclosed on documents incorporated herein by reference, as of the Tseng Record Date, to the knowledge of Tseng, no other person beneficially owns more than five percent of the outstanding Tseng Common Stock.

     Each holder of record of Tseng Common Stock on the Tseng Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Tseng Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

     The cost of the solicitation of proxies from holders of Tseng Common Stock and all related costs will be borne by Tseng. In addition, Tseng may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Tseng or, at Tseng's request, Mackenzie Partners, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Mackenzie Partners, Inc. will be paid its customary fee, estimated to be approximately $6,500 plus reasonable expenses, to assist in the solicitation of proxies.

QUORUM; VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Tseng Common Stock entitled to vote at the Tseng Special Meeting is necessary to constitute a quorum.

     Approval of the Tseng Merger Proposal will require approval by the affirmative vote of the holders of a majority of the outstanding shares of Tseng Common Stock. Approval of the Tseng Adjournment Proposal will require approval by the affirmative vote of the holders of a majority of Tseng Common Stock present at the Tseng Special Meeting and entitled to vote thereon.

EFFECT OF ABSTENTIONS AND BROKER NONVOTES

     Abstentions may be specified on the Tseng Merger Proposal and the Tseng Adjournment Proposal. If an executed Tseng proxy is returned and the stockholder has specifically abstained from voting, the shares represented by such proxy will be considered present at the Tseng Special Meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of such matter. Abstentions will have the effect of a negative vote with respect to the Tseng Merger Proposal. Abstentions will have no effect with respect to the Tseng Adjournment Proposal.

     Brokerage firms who hold shares in street name for customers have authority to vote those shares with respect to certain matters if they do not receive instructions from a beneficial owner. Brokers will not have the authority to vote Tseng Common Stock with respect to the Tseng Merger Proposal if they have not received instructions from the beneficial owners of such shares. If a broker fails to vote shares because the broker has not received instructions from the beneficial owner (a "broker nonvote"), such shares will be considered present for purposes of determining a quorum. Broker nonvotes will have the effect of a negative vote with respect to the Tseng Merger Proposal, but will have no effect with respect to the Tseng Adjournment Proposal.

VOTING AND REVOCABILITY OF PROXIES

     All shares of Tseng Common Stock that are entitled to vote and are represented at the Tseng Special Meeting either in person or by properly executed proxies received prior to or at the Tseng Special Meeting and not duly and timely revoked will be voted at the Tseng Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval of the Tseng Merger Proposal and the Tseng Adjournment Proposal.

     If any other matters are properly presented for consideration at the Tseng Special Meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Tseng Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and voting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Tseng, at or before the taking of the vote at the Tseng Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Tseng before the taking of the vote at the Tseng Special Meeting or (iii) attending the Tseng Special Meeting and voting in person (although attendance at the Tseng Special Meeting will not in and of itself constitute a revocation of proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Tseng Labs, Inc. at 18 West Airy Street, Suite 100, Norristown, Pennsylvania 19401, Attention:
Corporate Secretary, or hand-delivered to the Secretary at Tseng, in each case at or before the taking of the vote at the Tseng Special Meeting.

                      STOCK PRICE AND DIVIDEND INFORMATION

     No established trading market exists for CPI Capital Stock. Until consummation of the Transactions and the listing of CPHI Common Stock on the Nasdaq National Market, no established trading market will exist for CPHI Common Stock. Information with respect to the market price of CPI Capital Stock and CPHI Common Stock has been omitted.

     The last sales price per share of Tseng Common Stock, as reported by the Nasdaq National Market, was $2.6875 on June 23, 1998, the last trading day preceding the public announcement of the proposed Transactions on June 24, 1998. On August 31, 1998, the last reported sales price per share of Tseng Common Stock on the Nasdaq National Market was $2.4375.

     Additional information with respect to the stock price of, and dividend information relating to, Tseng Common Stock is included under the caption "Tseng Stock Price and Dividend Information."

     As of the CPI Record Date and the Tseng Record Date respectively, there were approximately 177 record holders of CPI Capital Stock, and approximately 1,000 record holders of Tseng Common Stock. CPI has never paid cash dividends on its capital stock. Tseng has not paid a cash dividend on its capital stock since 1995. The policies of CPI and Tseng are to retain earnings for use in their respective businesses. It is expected that CPHI will not, for the foreseeable future, pay cash dividends with respect to the CPHI Common Stock.

     CPI STOCKHOLDERS AND TSENG SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR TSENG CAPITAL STOCK.

                          APPROVAL OF THE TRANSACTIONS

BACKGROUND OF THE TRANSACTIONS

     During 1997, CPI made preparations for an Initial Public Offering ("IPO") of its Common Stock. In October 1997, market conditions led CPI to defer its plans for an IPO. As a result, CPI began to consider alternative financing strategies, including the acquisition of companies which had substantially discontinued operations, but which had substantial cash assets.

     In October 1997, Tseng publicly announced that it would explore opportunities to utilize its cash and stock to make acquisitions of, or investments in, a growth-stage company or companies, including but not limited to those that are technology-based. In December 1997, Tseng sold substantially all of its graphics design assets and reaffirmed its focus on its investment/acquisition strategy. From October 1997 through June 1998, Tseng evaluated nearly 100 potential investment or acquisition transactions.

     In February 1998, the possibility of engaging in a transaction between CPI and Tseng was brought to the attention of Robert Towarnicki, CPI's President and Chief Executive Officer, by an outside advisor to CPI. Mr. Towarnicki contacted Tseng's legal counsel and expressed an interest in discussing with Tseng a possible transaction between CPI and Tseng.

     On March 3, 1998, Mr. Towarnicki and John Gibbons, Tseng's Chief Executive Officer, met to discuss the possibility of CPI and Tseng entering into an investment or combination transaction. On March 4, 1998 and March 5, 1998, the parties entered into nondisclosure agreements for the purpose of facilitating the exchange of certain confidential information in order that each party could better assess the desirability of entering into such a transaction. While evaluating a possible transaction with CPI, Tseng continued to explore possible transactions with other companies. Between mid-March 1998 and late-March 1998, Tseng explored the possibility of entering into a transaction with another company. After conducting preliminary negotiations with such company and a preliminary due diligence review of the business of such company, the board of directors of Tseng determined that entering into the proposed transaction on the terms discussed was not in the best interest of Tseng and its shareholders at such time.

     In late March 1998, the Tseng Board determined to continue its consideration of transactions with other companies. On April 1, 1998, Tseng contacted CPI to express its interest in further discussions with CPI regarding a possible transaction. On April 6, 1998, at the request of Tseng, Mr. Towarnicki and Dr. Rifat Pamukcu, Chief Scientific Officer of CPI, met with a research analyst and other members of the investment banking group at JMS to discuss the status of CPI's clinical trials and product development programs. JMS, which was not formally engaged as Tseng's financial advisor until after April 17, 1998, informally advised Mr. Gibbons of its preliminary evaluation of the status of CPI's business. JMS had previously provided financial advisory services to CPI for which JMS earned no compensation.

     On April 13, 1998, Brian Hayden and Richard Troy, CPI's Chief Financial Officer and General Counsel, respectively, visited Tseng's offices to commence CPI's due diligence investigation of Tseng. On April 17, 1998, certain members of CPI's management team provided the Tseng Board with an overview of CPI's business, operations, prospects and strategy at a meeting of the Tseng Board. Following the April 17th meeting, Tseng formally engaged scientific, intellectual property and financial advisors to assist Tseng in its evaluation of the business of CPI.

     On April 27, 1998, Messrs. Towarnicki and Gibbons met to discuss proposed terms of a possible transaction.

     In late May 1998, the scientific and intellectual property advisors to Tseng met and commenced discussions with Dr. Pamukcu and Robert Stevenson, Vice President of Intellectual Property of CPI, to conduct due diligence with regard to the status of CPI's technology and intellectual property. In addition, JMS conducted other financial and business due diligence interviews with Mr. Towarnicki, Dr. Pamukcu and members of CPI's Scientific Advisory Board. In late May 1998, the parties provided additional disclosure to each other and commenced the preparation and negotiation of the Reorganization Agreement. On June 10,

1998, the advisors to Tseng met with the Tseng Board and advised the Tseng Board of the initial results of their review of CPI's business.

     During this period and through June 23, 1998, the date of execution of the Reorganization Agreement, Tseng continued exploring potential transactions with other companies. On June 19, 1998 and June 22, 1998, respectively, the Tseng Board and the CPI Board approved the Reorganization Agreement. On June 23, 1998, the parties entered into the Reorganization Agreement.

CPI'S REASONS FOR THE TRANSACTIONS

     In the course of reaching its decision to approve the Reorganization Agreement and the Transactions, the CPI Board consulted with CPI's legal and financial advisors, as well as with CPI's management and others, and considered a number of factors, including that:

          (1) The combination of CPI's technology, research, development, clinical programs and organization with Tseng's cash resources (See "Unaudited Pro Forma Condensed Consolidated Financial Information") would offer CPI's stockholders an opportunity to realize appropriate value from their investment in CPI;

          (2) CPI's stockholders will receive CPHI Common Stock in which there will be a public market, in contrast to the illiquid nature of their present holdings in CPI;

          (3) The Transactions compare favorably with other means of financing the continuing research and development programs of CPI; and

          (4) The Transactions are expected to provide CPI with substantially greater resources, including cash and a publicly traded security, to fund internal research and clinical development work, leverage CPI's technology platform and pursue strategic transactions on an opportunistic basis, including acquisitions of businesses and/or technologies and strategic partnerships.

     In the course of its deliberations, the CPI Board reviewed and considered a number of other factors relevant to the Transactions and the Reorganization Agreement, including:

          (a) Information concerning the business, financial position, results of operations, product development schedules and future expenses, technologies and prospects of CPI;

          (b) The current economic, financial and business climate, including the states of the relevant segments of the healthcare industry, including current and future competition, and consolidations within the industry segments;

          (c) Analysis from management concerning due diligence conducted with respect to Tseng's previous business and operations and Tseng's financial statements and condition;

          (d) Presentations from management and legal representatives concerning the specific terms of the Reorganization Agreement and related documents, including the obligations of CPI to refrain from soliciting or encouraging other proposals with respect to a substitute transaction, provisions relating to the possible payment of a termination fee, the possible circumstances under which the Reorganization Agreement could be terminated and the conditions precedent to a closing of the Transactions;

          (e) The historical price and trading volume for Tseng Common Stock as well as the composition of Tseng's stockholder base;

          (f) Other alternatives available to CPI in both the near-term and long-term to achieve CPI's funding, liquidity and other strategic objectives;

          (g) The expectation that the CPI Merger will be tax free for federal income tax purposes to CPI's stockholders; and

          (h) The requirements that the CPI Merger Proposal and the CPI Certificate Proposal be approved by votes of the CPI stockholders and that the Tseng Merger Proposal be approved by vote of the Tseng stockholders.

     The CPI Board also considered certain potentially negative factors in its deliberations concerning the Transactions, including (i) the possibility that the anticipated benefits of the Transactions would not be realized, (ii) the risk associated with the integration into a combined company, (iii) the risk of unknown contingent liabilities associated with the act of acquiring another company, (iv) the possibility that the Transactions would not be consummated and
(v) other risks described above under "Risk Factors." The CPI Board concluded that the potential benefits of the Transactions to CPI and its stockholders substantially outweighed the potential risks.

     The foregoing discussion of the information and factors considered by the CPI Board is not intended to be exhaustive, but is believed to include the material information and factors considered by the CPI Board. In reaching a determination whether to approve the Reorganization Agreement and the Transactions, in view of the variety of factors considered, the CPI Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative or specific weights to the information and factors considered in reaching its determinations, and individual directors may have given differing weights to different factors.

CPI BOARD RECOMMENDATION

     FOR THE REASONS DISCUSSED ABOVE, THE CPI BOARD HAS DETERMINED THAT THE TERMS OF THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTERESTS OF, CPI AND THE CPI STOCKHOLDERS. ACCORDINGLY, THE CPI BOARD HAS UNANIMOUSLY RECOMMENDED THAT CPI STOCKHOLDERS VOTE FOR THE APPROVAL OF THE CPI MERGER PROPOSAL AND THE CPI CERTIFICATE PROPOSAL.

TSENG'S REASONS FOR THE TRANSACTIONS

     In reaching its determination to approve the Tseng Merger Proposal, the Tseng Board consulted with its legal counsel and financial advisor and gave significant consideration to a number of factors, including the factors referred to below:

          (1) The opinion of the Tseng Board that the Transactions presented Tseng's stockholders with the highest potential return based upon the evaluation of nearly 100 other investment opportunities, in addition to the Transactions.

          (2) The terms and conditions of the Reorganization Agreement, including the amount and form of the consideration, which the Tseng Board believed represented the most favorable transaction with CPI for the Tseng stockholders.

          (3) The respective businesses, patent portfolios, prospects, financial performance, financial condition and operations of CPI and Tseng.

          (4) A financial presentation by JMS, including (1) certain quantitative analyses of factors relating to the financial implications of the Transactions and the prospects for CPI and (2) the written opinion of JMS to the effect that, as of June 23, 1998 and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion letter, the Tseng Exchange Ratio was fair to the holders of Tseng Common Stock from a financial point of view (see "-- Opinion of Financial Advisor to Tseng").

          (5) Reports from the management of Tseng and the financial and legal advisors to Tseng as to the results of their due diligence investigation of CPI.

          (6) The favorable report of Louis M. Weiner, M.D., Chairman of the Department of Medical Oncology, Division of Medical Science at Fox Chase Cancer Center, which is one of 31 NCI-designated Comprehensive Cancer Centers in the United States, regarding the properties and potential of PREVATAC(TM) exisulind, particularly with regard to its mechanism of action and potential for use as an agent in the chemoprevention and chemotherapy of cancer. The report prepared by Dr. Weiner, which was presented to the Tseng Board, corroborated the information provided by CPI to Tseng regarding PREVATAC(TM) exisulind. Such information is discussed in "CPI Business."

          (7) The report of Panitch Schwarze Jacobs & Nadel, P.C. regarding due diligence investigations of the patent portfolio of CPI performed on behalf of the Tseng Board. The report prepared by Panitch Scharze Jacobs & Nadel, P.C., which was presented to the Tseng Board, corroborated the information provided by CPI to Tseng regarding the status of CPI's proprietary technology. Such information is discussed in "CPI Business -- Patents and Proprietary Technology."

          (8) The structure of the Transactions, which will permit the holders of Tseng Common Stock to exchange their shares for CPHI Common Stock on a tax-free basis.

     The Tseng Board also considered a number of potential risks in its deliberations concerning the Transactions. In particular, the Tseng Board considered, among other things (i) the risk that the technological potential of PREVATAC(TM) exisulind and other products currently under development by CPI shall not prove efficacious or economically feasible in clinical trials or the marketplace, (ii) the risk that the Transactions would not be consummated due to the failure of the parties to satisfy conditions to the Transactions, (iii) the risk that litigation against the CPI's patent portfolio may be initiated by competitors of CPI and (iv) the other risks described above under "Risk Factors."

     The Tseng Board concluded that the benefits of the Transactions to Tseng and its shareholders outweighed the risks associated with the foregoing factors.

     The foregoing discussion of the factors considered by the Tseng Board is not intended to be exhaustive but is intended to include the material factors considered by the Tseng Board. In view of the complexity and variety of factors considered by the Tseng Board, the Tseng Board did not consider it practical to quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors.

TSENG BOARD RECOMMENDATION

     FOR THE REASONS DISCUSSED ABOVE, THE TSENG BOARD HAS DETERMINED THAT THE TERMS OF THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTERESTS OF, TSENG AND THE TSENG SHAREHOLDERS. ACCORDINGLY, THE TSENG BOARD HAS UNANIMOUSLY RECOMMENDED THAT TSENG STOCKHOLDERS VOTE FOR THE APPROVAL OF THE TSENG MERGER PROPOSAL.

REPORT OF LOUIS M. WIENER, M.D.

     Tseng engaged Louis M. Weiner, M.D., Chairman of the Department of Medical Oncology, Division of Medical Science at Fox Chase Cancer Center, to evaluate CPI's technology. Tseng received Dr. Weiner's report dated June 23, 1998 and paid Dr. Weiner a fee of $10,000 for services in preparing his report. On July 9, 1998, Tseng approached Dr. Weiner regarding his nomination as a director of CPHI. As a director of CPHI, Dr. Wiener will be entitled to receive the compensation available to CPHI directors as set forth herein. (See "Management of CPHI and Executive Compensation -- Compensation of Directors.") On July 10, 1998, CPI named Dr. Weiner to its Scientific Advisory Board. As a member of the Scientific Advisory Board, Dr. Weiner will be entitled to compensation of $4,000 per quarter and stock options to purchase 13,750 shares of CPI stock. The exercise price of such options will be equal to the fair market value of CPI Common Stock on the date of grant. The options will vest in three equal annual installments commencing on the first anniversary of the date of the grant of the option. (See "CPI Business -- Scientific Advisory Board.")

OPINION OF FINANCIAL ADVISOR TO TSENG

     Tseng retained JMS to act as its financial advisor in connection with the Transactions. JMS rendered to the Tseng Board on June 23, 1998 its written opinion (the "JMS Opinion") that, as of such date and based on, and subject to, the assumptions, limitations and qualifications set forth in the JMS Opinion, the Tseng Exchange Ratio was fair to Tseng's stockholders from a financial point of view.

     THE FULL TEXT OF THE JMS OPINION IS INCLUDED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. TSENG'S STOCKHOLDERS ARE URGED TO READ THE JMS OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY JMS IN RENDERING THE JMS OPINION. THE SUMMARY OF THE JMS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE JMS OPINION.

     The JMS Opinion was prepared for the Tseng Board and is directed only to the fairness of the Tseng Exchange Ratio to Tseng and Tseng's stockholders from a financial point of view. The JMS Opinion does not constitute a recommendation to any stockholder of Tseng as to how such stockholder should vote at the Tseng Special Meeting nor does it constitute an opinion as to the price at which CPHI Common Stock will actually trade at any time. In arriving at its opinion, JMS did not ascribe a specific range of value to CPI, but rather JMS made its determination as to the fairness, from a financial point of view, of the Tseng Exchange Ratio to be offered to Tseng's stockholders on the basis of the financial and comparative analyses described below. JMS was not requested to and did not make any recommendation as to the form or amount of the consideration to be received by Tseng's stockholders in the Transactions, which was determined through arm's-length negotiations between the parties. Tseng imposed no restrictions or limitations upon JMS with respect to the investigations made or the procedures followed by JMS in rendering its opinion.

     In arriving at its opinion, JMS reviewed and analyzed (i) the Reorganization Agreement and the specific terms of the Transactions, (ii) the confidential private placement memorandum for CPI dated April 1998, which included audited financial statements of CPI for fiscal years 1995, 1996 and 1997, (iii) financial and operating information with respect to the business, operations and prospects of CPI furnished to JMS by CPI, (iv) a comparison of the historical financial results and present financial condition of CPI with those of other companies that JMS deemed relevant and (v) a comparison of the financial terms of the Transactions with the financial terms of other transactions that JMS deemed relevant. In addition, JMS had discussions with the management of CPI concerning business, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations, as JMS deemed appropriate.

     In arriving at its opinion, JMS assumed and relied upon the accuracy and completeness of the financial and other information that was available from public sources and that was provided to it by Tseng, CPI and their representatives without assuming any responsibility for independent verification of such information. Further, JMS relied upon the assurances of the management of CPI that they were not aware of any facts or circumstances that would make such information materially inaccurate or misleading. With respect to the financial projections of CPI, JMS assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of CPI as to the future financial performance of CPI and that CPI will perform substantially in accordance with such projections. JMS did not conduct a physical inspection of the properties and facilities of CPI and did not make or obtain any evaluations or appraisals of the assets or liabilities of CPI. Upon the advice of Tseng and its legal and accounting advisors, JMS assumed that the Transactions would qualify as a tax-free reorganization under the Code to Tseng's stockholders and CPI.

     In connection with the preparation of the JMS Opinion, JMS performed a variety of financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, JMS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. JMS did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness from a financial point of view. Accordingly, JMS believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. The JMS Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the JMS Opinion. It should be understood that, although subsequent developments may have affected its opinion, JMS is not obligated to update, review or reaffirm the JMS Opinion.

     Comparable Public Company Analysis. JMS compared the historical financial and operating performance of certain publicly traded companies that it considered relevant with the historical financial and operating performance of CPI, based upon information provided to JMS by the management of CPI and information that was publicly available. In particular, these companies were analyzed with respect to their technology value (defined as market capitalization plus debt minus cash and equivalents). JMS also made qualitative judgments with respect to the corporate collaborations and the stage of development of each of the companies.

     JMS included the following companies in its universe of comparable biotechnology companies: Celgene Corporation, Cell Therapeutics, Inc., Entremed, Inc., LXR Biotechnology Inc., Magainin Pharmaceuticals Inc., Medarex, Inc., Onyx Pharmaceuticals, Inc. and SUGEN, Inc. (collectively, the "Comparable Companies"). As of June 23, 1998, the average and median technology values for the Comparable Companies were $120.2 million and $103.5 million, respectively.

     Based on the stage of development of CPI, the limited nature of its collaborations and the lack of historical earnings, JMS deemed this valuation methodology to have limited importance.

     Analysis of Selected Comparable Transactions. JMS compared the financial and operating performance of certain companies that had engaged in recent merger transactions, and that JMS considered relevant, with the historical financial and operating performance of CPI, based upon information provided to JMS by the management of CPI and information that was publicly available. JMS analyzed the tender/merger price per share for each of these transactions, including the transaction technology value (defined as purchase consideration plus debt minus cash and equivalents). The following transactions (the "Comparable Transactions") that JMS considered comparable to the Transactions were as follows (target/acquiror): Transcell Technologies, Inc./Intercardia, Inc.; GenPharm International, Inc./Medarex Inc.; Sequana Therapeutics, Inc./Arris Pharmaceutical Corporation; ChemGenics Pharmaceuticals Inc./Millennium Pharmaceuticals, Inc.; Somatix Therapy Corporation/Cell Genesys, Inc.; Athena Neurosciences, Inc./Elan Corporation, plc; Viagene, Inc./Chiron Corporation; and Synergen, Inc./Amgen Inc. The average and median transaction technology values for the Comparable Transactions were $142.3 million and $89.3 million, respectively. JMS also analyzed the ratio of transaction technology value to capital invested in each company (defined as stockholders' equity excluding accumulated deficits) as of the date of the transaction (the "Technology Value Ratio"). The average and median Technology Value Ratios for the Comparable Transactions were 1.4x and 1.2x, respectively.

     Based on the transaction structures, stage of development, core technologies and corporate collaborations at the time of the transactions, JMS deemed this valuation methodology to be relevant.

     Initial Public Offerings. JMS analyzed initial public offerings for companies in the biotechnology industry, which were completed since January 1, 1997 (the "Comparable IPOs"). JMS included the following companies in its universe of Comparable IPOs: Aastrom Biosciences, Inc., Ascent Pediatrics, Inc., Cell Therapeutics, Inc., Corixa Corporation, ILEX Oncology, Inc., Leukosite, Inc., Megabios Corp., Nanogen, Inc., Progenics Pharmaceuticals, Inc., Transcend Therapeutics, Inc., Trimeris, Inc. and ZymeTx, Inc. JMS compared the pre-offering valuation for the Comparable IPOs to the post-offering valuations after the last round of private financing for each of the Comparable IPOs in order to determine the annualized return. The Comparable IPOs had adjusted average, high and low annualized returns (eliminating the high and low values before calculating the average) of 95%, 441.8% and 18.3%, respectively.

     Based on the transaction structures, stage of development, core technologies and corporate collaborations at the time of the transactions, JMS deemed this valuation methodology to be relevant.

     Discounted Cash Flow Analysis. JMS examined the financial projections of CPI provided to JMS by CPI's management and performed a discounted cash flow analysis utilizing the adjusted present value method. JMS noted that the projections were prepared based on assumptions that included, among other things, the success of each of its products in human clinical trials and in the marketplace. JMS informed the Tseng Board that any forecast in the biotechnology industry is subject to a number of variables, which present significant obstacles. These variables include the ability to secure adequate funding to bring the products to market, the technological feasibility of the products, the receipt of marketing approval from relevant governmental regulatory agencies, market acceptance of the products and the competitive risk presented by other biotechnology companies with similar products and/or better resources.

     JMS discounted to present value the projected stream of after-tax unleveraged cash flows and the terminal year value (the "Terminal Value") of CPI. The Terminal Value for the discounted cash flow analysis of the projections was based upon a range of 6.5 to 8.5 times projected revenue in 2002. JMS used discount rates ranging from 40 to 50 percent, which were based on such factors as the inherent business risk of CPI and the biotechnology industry, the private status of CPI and the cost of capital to CPI. The discounted cash flow analysis yielded values ranging from $59.7 million to $114.5 million.

     Due to the high unpredictability of future revenues from products currently in clinical trials, JMS determined that this analysis does not fully reflect the value of CPI's technology and intangible assets, such as intellectual property rights and related expertise in apoptosis mechanisms. Therefore, this analysis was deemed to be not meaningful.

     JMS is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Tseng Board selected JMS because of its expertise, reputation and familiarity with CPI in particular and the biotechnology industry in general and because its investment banking professionals have substantial experience in transactions similar to the Transactions.

     Pursuant to an engagement letter with JMS dated April 24, 1998, Tseng has paid JMS a $25,000 retainer fee and a fee of $25,000 for rendering its opinion and has agreed to pay a fee of $50,000 upon consummation of the Transactions. Tseng has also agreed to reimburse JMS for reasonable out-of-pocket expenses, and to indemnify JMS, its affiliates, and their directors, agents, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

     JMS is acting as financial advisor to Tseng in connection with the Transactions. In the ordinary course of its business, JMS may actively trade in the equity securities of Tseng for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. JMS expects to make a market in the shares of CPHI.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     Certain members of CPI's and Tseng's management and boards of directors may be deemed to have certain interests in the Transactions that are in addition to their interests as stockholders of CPI or Tseng generally. The Tseng Board and the CPI Board were each aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby.

     Directors and Officers of CPHI. All of the current directors of CPI are directors of CPHI and, upon consummation of the Transactions, it is anticipated that one current director of Tseng and an additional nominee of Tseng will become directors of CPHI. See "The Reorganization Agreement -- Corporate Matters; Composition of the CPHI Board". In addition, the executive officers of CPI will become executive officers of CPHI. See "Management of CPHI and Executive Compensation".

     Directors and Officers Insurance. Under the Reorganization Agreement, the parties have agreed that Tseng will continue directors and officers insurance coverage in respect of acts prior to the Effective Time for the benefit of Tseng's officers and directors for a period of five years after the Effective Time.

     Stock Option Programs. At the Effective Time, each outstanding CPI Option, CPI Warrant and Tseng Option shall be assumed by CPHI in such a manner that it is converted into an option to purchase shares of CPHI Common Stock (subject to certain adjustments). As of August 31, 1998, directors and executive officers of CPI held outstanding CPI Options to purchase 656,569 shares of CPI Common Stock and outstanding CPI Warrants to purchase 25,232 shares of CPI Preferred Stock. As of that same date, the directors of Tseng who will become directors of CPHI held outstanding Tseng Options, which will become options to purchase 108,032 shares of CPHI Common Stock. See "The Reorganization Agreement -- Stock Options and Warrants".

     Employment Agreements. Certain directors and executive officers of CPI have entered into employment agreements with CPI which will continue after consummation of the Transactions. In addition, it is expected that certain of those individuals will enter into employment agreements with CPHI after consummation of the Transactions.

     Severance Agreements. Tseng is a party to a severance agreement with each of John J. Gibbons and Mark Karsch. Each severance agreement provides that, in the event of Mr. Gibbons' or Mr. Karsch's termination of employment (on account of death or disability, a reduction in authorities, duties or compensation, or any reason other than cause), such executive will receive: (i) all earned but unpaid compensation and benefits; (ii) a lump sum cash payment equal to the annual base salary (twelve times the highest monthly base salary) for a two year period after the termination date, paid no more than 15 days after a notice of termination is received; (iii) continued benefits for employee and spouse or dependents for two years after termination or a lump sum equal to the cost of acquiring such coverage; (iv) COBRA health coverage after the two years after termination; (v) full vesting of options and privilege to exercise options for three years after termination (except as provided in the Tseng 1991 and 1995 Stock Option Plans); and (vi) a $10,000 cash payment or reimbursement for outplacement services, including tax costs. Each severance agreement also provides for a payment of compounded interest on amounts due and the payment of expenses associated with enforcement should Tseng fail to make any severance payments in the amount and time period as provided in the severance agreement. In addition, the severance agreements provide for certain payments should it be determined that the distributions pursuant to the severance agreements constitute excess parachute payments. It is anticipated that following consummation of the Transactions, neither Mr. Gibbons nor Mr. Karsch will be employed by CPHI, CPI or Tseng and therefore upon consummation of the Transactions shall receive $350,000 and $290,000, respectively.

     Registration Rights. Pursuant to the Reorganization Agreement, CPHI shall assume CPI's obligations under the CPI Stockholders' Agreement pursuant to which certain CPI warrantholders, including certain directors and officers of CPI, have rights to require the registration of the shares that they own pursuant to such CPI Stockholders' Agreement. See "The Reorganization
Agreement -- Covenants".

MARKET STAND-OFF AGREEMENTS

     Pursuant to the Reorganization Agreement, CPI has agreed that it shall obtain the agreement of each director and executive officer of CPI that each such person shall not, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of (other than to persons who agree to be similarly bound) any CPHI Common Stock beneficially owned by such person for 180 days from the Effective Time. CPI has also agreed that it shall use reasonable best efforts to obtain the agreement of each of the remaining holders of CPI Common Stock and CPI Preferred Stock that such person shall not, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of (other than to persons who agree to be similarly bound) any CPHI Common Stock beneficially owned by such person for 90 days from the Effective Time.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the Transactions that are generally applicable to CPI, Tseng, the CPI stockholders and the Tseng stockholders. The summary is based on currently existing provisions of the Code, existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to CPI, Tseng, CPI stockholders and Tseng stockholders.

     CPI stockholders and Tseng stockholders should be aware that the summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances. For example, the summary does not address the tax treatment to stockholders subject to special tax rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities, stockholders who are subject to the alternative minimum tax provisions of the Code, stockholders who are non-United States persons, stockholders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation or stockholders who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction. In addition, the summary only applies to a holder who holds shares of CPI Capital Stock or Tseng Common Stock as capital assets. Moreover, the summary does not address the tax consequences of the Transactions under foreign, state or local laws or the tax consequences of transactions effectuated prior to or after the Transactions (whether or not such transactions are in connection with the Transactions). ACCORDINGLY, CPI AND TSENG STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS AND AS TO THE FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES THEREOF.

     It is the opinion of Cooley Godward LLP, counsel to CPI ("Cooley Godward"), and Morgan, Lewis & Bockius LLP, counsel to Tseng ("Morgan, Lewis"), that the Transactions will qualify as tax-deferred transactions under the Code (collectively, the "Tax Opinions"). Specifically, Cooley Godward has provided a Tax Opinion to CPI to the effect that neither CPI nor any of its stockholders will recognize gain or loss for United States federal income tax purposes as a result of the CPI Merger except to the extent that any CPI stockholders receive cash pursuant to the exercise of appraisal rights, and accordingly that the CPI Merger will have the consequences set forth below under "-- Material Tax Consequences of the CPI Merger" to CPI and its stockholders. Morgan, Lewis has provided an opinion to Tseng to the effect that, under current law, the transfer of Tseng Common Stock by the stockholders of Tseng to CPHI pursuant to the Tseng Merger in exchange for the CPHI Common Stock will qualify as a tax-deferred transaction under the Code, and accordingly that the Tseng Merger will have the tax consequences set forth below under "-- Material Tax Consequences of the Tseng Merger" to Tseng and its stockholders. Each of such opinions is subject to the conditions, assumptions and qualifications set forth below and has been filed as an exhibit to the Registration Statement.

     In addition, the obligations of CPI and Tseng to consummate the Transactions are conditioned on receipt by CPI of an opinion from Cooley Godward that the CPI Merger qualifies as a tax-deferred transaction, and by Tseng of an opinion from Morgan, Lewis, that the Tseng Merger qualifies as a tax-deferred transaction (collectively, the "Closing Opinions"). The condition that CPI receive a Closing Opinion and the condition that Tseng receive a Closing Opinion will not be waived without a resolicitation of their respective stockholders' consent. The Tax Opinions and the Closing Opinions (i) will not be binding on the Internal Revenue Service ("IRS") nor preclude the IRS from adopting a contrary position, (ii) will be based on assumptions discussed below, as well as representations received from CPHI, Tseng and CPI, (iii) will be based on the assumption that the Transactions will be consummated in accordance with the terms of the Reorganization Agreement and (iv) will be subject to the limitations discussed below. Neither CPI nor Tseng has requested, or will request, a ruling from the IRS with regard to any of the federal income tax consequences of the Transactions. The Tax Opinions and Closing Opinions assume and are conditioned upon the following: (i) the truth and accuracy of the statements, covenants, representations and warranties contained in the Reorganization Agreement, in the representations received from CPHI, Tseng and CPI to support the Tax Opinions and Closing Opinions (the "Tax Representations") and in all other instruments and documents related to the formation, organization and operation of CPHI, Tseng and CPI examined by and relied upon by Cooley Godward and Morgan, Lewis in connection with the Transactions; (ii) that original documents submitted to such counsel are authentic, documents submitted to such counsel as copies conform to original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof; (iii) that all covenants contained in the Reorganization Agreement and in the Tax Representations are performed without waiver or breach of any material provision thereof; and (iv) that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

  Material Tax Consequences of the CPI Merger

     Tax Consequences to CPI Stockholders. Subject to the discussion below concerning appraisal rights, CPI stockholders will not recognize income, gain or loss upon the receipt of shares of CPHI Common Stock solely in exchange for their shares of CPI Capital Stock in the CPI Merger. The tax basis of the shares of CPHI Common Stock received by CPI stockholders will be the same as the tax basis of the shares of CPI Capital Stock exchanged therefor. The holding period of the shares of CPHI Common Stock received by CPI stockholders will include the holding period of the shares of CPI Capital Stock surrendered in exchange therefor.

     Tax Consequences to CPI and CPHI. No income, gain or loss will be recognized by CPI or CPHI pursuant to the CPI Merger.

     Tax Consequences to CPI Stockholders upon Exercise of Appraisal Rights. A holder of CPI Capital Stock who exercises and perfects appraisal rights with respect to a share of CPI Capital Stock and receives a cash payment for such share generally will recognize capital gain or loss equal to the difference between the amount of cash received (other than in respect of any interest awarded by a court) and such stockholder's tax basis in his, her or its share of stock and the amount of cash received for such share, provided that such payment is not "essentially equivalent to a dividend" within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code after giving effect to the constructive ownership rules of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of appraisal rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising the appraisal rights owns no shares of capital stock of CPHI (either actually or constructively within the meaning of Section 318 of the Code) immediately after the CPI Merger.

  Material Tax Consequences of the Tseng Merger

     Tax Consequences to Tseng Stockholders. Subject to the discussion below concerning fractional shares, Tseng stockholders will not recognize income, gain or loss upon the receipt of shares of CPHI Common Stock solely in exchange for their shares of Tseng Common Stock in the Tseng Merger. The tax basis of the shares of CPHI Common Stock received by Tseng stockholders (including any fractional shares of CPHI Common Stock not actually received) will be the same as the tax basis of the shares of Tseng Common Stock exchanged therefor. The holding period of the shares of CPHI Common Stock received by Tseng stockholders will include the holding period of the shares of Tseng Common Stock surrendered in exchange therefor.

     Cash payments received by holders of Tseng Common Stock in lieu of fractional shares of common stock of CPHI will be treated as if such fractional shares had been issued in the Tseng Merger and then redeemed by CPHI. A Tseng stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of the cash received and the basis allocated to such fractional share. The gain or loss should be capital gain or loss, provided that each such fractional share of common stock of CPHI was held as a capital asset at the Effective Time of the Tseng Merger.

     Tax Consequences to Tseng. No income, gain or loss will be recognized by Tseng pursuant to the Tseng Merger.

  Other Matters

     Backup Withholding. Certain noncorporate holders may be subject to backup withholding at a rate of 31% on payments of any cash with respect to fractional shares. Backup withholding will not apply, however, to a stockholder who furnishes a correct taxpayer identification number ("TIN") and certifies that he, she or it is not subject to backup withholding on Form W-9, who provides a certificate of foreign status on Form W-8 or who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct TIN on Form W-9 may be subject to a $50 penalty imposed by the IRS.

     Reporting Requirements. Each Tseng stockholder and each CPI stockholder (other than stockholders who exercise and perfect appraisal rights) will be required to retain records and consult with their tax advisor regarding information to be included in their federal and state income tax returns.

ANTICIPATED ACCOUNTING TREATMENT

     As it is anticipated that Tseng will have no operations after the consummation of the Transactions, the Transactions will be accounted for as a reorganization of CPI into CPHI with the sale of approximately 23% of CPHI Common Stock in exchange for Tseng's cash and other net assets. CPI's historical financial statements will be the financial statements of the combined company.

REGULATORY MATTERS

     Antitrust. CPI and Tseng do not believe that any governmental filings with the Federal Trade Commission ("FTC") are required with respect to the Transactions. However, the FTC or the United States Department of Justice Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the Transactions or seeking to cause divestiture of significant assets of CPI or Tseng. There can be no assurance that a challenge to the Transactions on antitrust grounds will not be made, or, if such challenge is made, of what the result would be. Consummation of the Transactions is conditioned upon, among other things, the absence of any temporary restraining order, preliminary or permanent injunction, or other order issued by any federal or state court in the United States which prevents the consummation of the Transactions.

     Filing with the Delaware Secretary of State. A Certificate of Merger must be filed with the Secretary of State of the State of Delaware in order to consummate the CPI Merger.

     Filing with the Utah Secretary of State. Articles of Merger must be filed with the Secretary of State of Utah in order to consummate the Tseng Merger.

     Securities Laws. CPI and Tseng must comply with the federal securities laws and applicable securities laws of various states.

RIGHTS OF DISSENTING STOCKHOLDERS

     Stockholders of CPI may, under certain circumstances and by following the procedure prescribed by the DGCL, exercise appraisal rights and receive cash for their shares of CPI Capital Stock. The stockholders exercising appraisal rights under the DGCL must follow the appropriate procedures under the DGCL or suffer the termination or waiver of such rights.

     If a holder of CPI Capital Stock exercises appraisal rights in connection with the CPI Merger under Section 262 of the DGCL ("Section 262"), any shares of CPI Capital Stock in respect of which such rights have been exercised and perfected will not be converted into CPHI Common Stock but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such shares pursuant to the laws of the State of Delaware.

     The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix D and incorporated herein by reference.

     Holders of shares of CPI Capital Stock who object to the CPI Merger Proposal and who follow the procedures in Section 262 will be entitled to have their shares of CPI Capital Stock appraised by the Court and to receive payment of the "fair value" of such shares as of the Effective Time of the CPI Merger.

     A stockholder of CPI electing to exercise appraisal rights must, prior to the CPI Special Meeting, perfect his, her or its appraisal rights by demanding in writing from CPI the appraisal of his, her or its shares of CPI

Capital Stock, as provided in Section 262. A holder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to CPI at 702 Electronic Drive, Horsham, Pennsylvania 19044, Attn: Corporate Secretary. The demand should specify the holder's name and mailing address, the number of shares of CPI Capital Stock owned and that such holder is demanding appraisal of his, her or its shares. Only a holder of record of shares of CPI Capital Stock (or his, her or its duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

     Within 120 days after the Effective Time of the CPI Merger, any stockholder who has made a valid written demand and who has not voted in favor of approval and adoption of the Reorganization Agreement and approval of the CPI Merger may
(i) file a petition in the Court demanding a determination of the value of shares of CPI Capital Stock and (ii) upon written request, receive from CPI a statement setting forth the aggregate number of shares of CPI Capital Stock not voted in favor of approval and adoption of the Reorganization Agreement and approval of the CPI Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by CPI.

     If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of CPI Capital Stock entitled to appraisal rights and will determine the "fair value" of such CPI Capital Stock exclusive of any element of value arising from the accomplishment or expectation of the CPI Merger, together with a fair rate of interest, if any, to be paid upon the value of such CPI Capital Stock. In determining the "fair value" of such CPI Capital Stock, the Court is required to take into account all relevant factors, including the market value of CPI Capital Stock and the net asset and earnings value of CPI. In determining the fair value of interest, the Court may consider all relevant factors including the rate of interest which CPI would have had to pay to borrow money during the pendency of the proceedings. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of CPI Capital Stock entitled to appraisal.

     Any holder of CPI Capital Stock who has duly demanded an appraisal under
Section 262 will not, after the Effective Time of the CPI Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such CPI Capital Stock (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time of the CPI Merger).

     If any holder of shares of CPI Capital Stock who demands appraisal under
Section 262 effectively withdraws or loses his, her or its right to appraisal, the shares of such holder will be converted into a right to receive that number of shares of CPHI Common Stock as is determined in accordance with the Reorganization Agreement. A holder will effectively lose his right to appraisal if he, she or it votes in favor of approval and adoption of the Reorganization Agreement and approval of the CPI Merger, if no petition for appraisal is filed within 120 days after the Effective Time of the CPI Merger or if the holder delivers to CPI a written withdrawal of such holder's demand for an appraisal and an acceptance of the CPI Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time of the CPI Merger requires the written approval of CPI. A holder of stock represented by certificates may also lose his, her or its right of appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

     Holders of Tseng Common Stock are not entitled to appraisal rights under the UBCA because Tseng Common Stock is listed on the Nasdaq National Market.

RESALE OF CPHI COMMON STOCK

     CPHI Common Stock issued in connection with the Transactions will be freely transferable, except that shares issued to any CPI stockholders or Tseng stockholders who execute Market Stand-Off Agreements are subject to certain restrictions on resale. Such Market Stand-off Agreements prohibit the sale, transfer or other disposition of CPHI Common Stock received by such stockholders in the Transactions, except under certain circumstances. See "Approval of the Transactions -- Market Stand-Off Agreements". Certain stockholders of CPI and Tseng will have delivered to CPHI certificates certifying that such stockholders have no present intention to dispose of certain of the shares of CPHI Common Stock to be received by such stockholders in the Transactions in order to comply with the requirements of certain United States federal tax laws. See "-- Material Federal Income Tax Consequences".

NASDAQ NATIONAL MARKET LISTING

     Pursuant to the Reorganization Agreement, CPHI has applied for the listing of CPHI Common Stock on the Nasdaq National Market under the symbol "CLPA". It is a condition to the consummation of the Transactions that the shares of CPHI Common Stock to be issued pursuant to the Transactions shall have been approved for listing on the Nasdaq National Market, subject only to official notice of the issuance.

                          THE REORGANIZATION AGREEMENT

     The following is a summary of the material provisions of the Reorganization Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The following is not a complete statement of all provisions of the Reorganization Agreement and related agreements. Statements made in this Joint Proxy Statement/Prospectus with respect to the terms of the Reorganization Agreement and such related agreements are qualified in their respective entireties by reference to the more detailed information set forth in the Reorganization Agreement and such related agreements.

GENERAL

     The Reorganization Agreement provides for the merger of CPI Sub with and into CPI and the merger of Tseng Sub with and into Tseng. As a result of the Transactions, both CPI Sub and Tseng Sub will cease to exist, CPI and Tseng will become wholly-owned subsidiaries of CPHI and the former stockholders of CPI and Tseng will become stockholders of CPHI. CPI and Tseng will continue as the surviving corporations of the Transactions (in the case of CPI, the "CPI Surviving Corporation," in the case of Tseng, the "Tseng Surviving Corporation" and, together, the "Surviving Corporations"). The Transactions will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the filing of Articles of Merger with the Secretary of State of Utah. Such filings are anticipated to take place as soon as practicable after the receipt of all required regulatory approvals and the satisfaction or waiver of the other conditions to the Transactions, including the approval of the CPI Merger Proposal by the stockholders of CPI, approval of the Tseng Merger Proposal by the stockholders of Tseng and approval of the CPI Certificate Proposal by the stockholders of CPI. It is currently anticipated that the Effective Time will occur in November 1998. There can be no assurance, however, that the required regulatory approvals will be obtained, that the other conditions to the Transactions will be satisfied by such date, or at all, or that the Reorganization Agreement will not be terminated. See "-- Conditions to the Merger" and "Approval of the Transactions -- Regulatory Matters".

TRANSACTION CONSIDERATION

     At the Effective Time, each share of CPI Capital Stock then outstanding will be converted into the right to receive one share of CPHI Common Stock and each share of Tseng Common Stock then outstanding will be converted into the right to receive CPHI Common Stock based on the Tseng Exchange Ratio.

NO FRACTIONAL SHARES

     No fractional shares of CPHI Common Stock will be issued in connection with the Transactions, and no certificates for any such fractional shares will be issued. In lieu of such fractional shares, any holder of Tseng Common Stock (after aggregating all fractional shares of CPHI Common Stock issuable to such holder) will, upon surrender of such holder's stock certificate(s) representing Tseng Common Stock to the Exchange Agent, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying
(i) the fractional share interest to which such holder would otherwise be entitled by (ii) the closing price of a share of Tseng Common Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Time divided by the Tseng Exchange Ratio.

STOCK OPTIONS AND WARRANTS

     At the Effective Time, CPHI will assume CPI's 1997 Equity Incentive Plan, 1997 Non-Employee Directors Stock Option Plan, Employee Stock Purchase Plan and 1995 Stock Award Plan, as well as Tseng's 1991 Stock Option Plan, 1995 Stock Option Plan and 1991 Special Directors Stock Option Plan. At the Effective Time, each unexpired and unexercised CPI Option and Tseng Option shall be assumed by CPHI and will continue to have, and be subject to, substantially the same terms and conditions set forth in the documents governing such options immediately prior to the Effective Time, except that (i) such options will be exercisable for that number of shares of CPHI Common Stock, (a) in the case of CPI Options, equal to the number of shares of CPI Capital Stock subject to such CPI Option immediately prior to the Effective

Time, and (b) in the case of Tseng Options, equal to the number of shares of Tseng Common Stock subject to such Tseng Option immediately prior to the Effective Time multiplied by the Tseng Exchange Ratio (rounded down to the nearest whole share of CPHI Common Stock) and (ii) the per share exercise price of (a) CPI Options shall be the exercise price set forth in the documents governing such CPI Options and (b) Tseng Options shall be equal to the exercise price per Tseng share immediately prior to the Effective Time divided by the Tseng Exchange Ratio (rounded up to the nearest whole cent). As soon as practicable after the Effective Time, CPHI shall issue to each holder of a CPI Option or Tseng Option assumed in connection with the Transactions a notice evidencing the stock option assumption by CPHI. After the Transactions, CPHI will file a Form S-8 Registration Statement to register shares subject to the CPI Options and the Tseng Options. After consummation of the Transactions, all formerly unvested Tseng Options will become fully vested CPHI options. Approval of the Reorganization Agreement constitutes approval of these Plans and of the assumption of these Plans, options and warrants by CPHI.

     Each CPI Warrant, with the exception of warrants to purchase Series E Preferred Stock, shall be assumed by CPHI in connection with the Transactions. Each warrant so assumed by CPHI under the Reorganization Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the respective warrant agreement governing such warrant immediately prior to the Effective Time, except that each such warrant shall, following the Effective Time, be exercisable only for shares of CPHI Common Stock at the exercise price set forth in the applicable warrant agreement.

STOCK OWNERSHIP FOLLOWING THE TRANSACTIONS

     In connection with the Transactions, 18,687,093 shares of CPHI Common Stock will be issued to holders of CPI Capital Stock and 5,477,614 shares of CPHI Common Stock will be issued to holders of Tseng Common Stock. In addition, 427,188 shares of CPHI Common Stock will be issued or issuable upon exercise of outstanding CPI Warrants, 1,231,255 shares of CPHI Common Stock will be issued or issuable upon exercise of the CPI Options, if and when vested and not forfeited, and 516,559 shares of CPHI Common Stock will be issued or issuable upon exercise of the Tseng Options, all of which will be fully vested upon consummation of the Transactions.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of CPI Capital Stock (i) a CPI Letter of Transmittal and (ii) instructions for the use of the CPI Letter of Transmittal in effecting the surrender of the CPI Stock Certificates in exchange for certificates representing CPHI Common Stock. As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Tseng Common Stock (i) a Tseng Letter of Transmittal and (ii) instructions for the use of the Tseng Letter of Transmittal in effecting the surrender of the Tseng Stock Certificates in exchange for certificates representing CPHI Common Stock. Upon surrender of a CPI Stock Certificate or Tseng Stock Certificate to the Exchange Agent for exchange, together with a duly executed CPI Letter of Transmittal or Tseng Letter of Transmittal, as the case may be, and such other documents as may reasonably be required by the Exchange Agent or CPHI, the holder of such CPI Stock Certificate or Tseng Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the whole number of shares of CPHI Common Stock that such holder has the right to receive. No fractional shares of CPHI Common Stock will be issued in connection with the Transactions, and no certificates for any such fractional shares will be issued.

     If any CPI Stock Certificate or Tseng Stock Certificate has been lost, stolen or destroyed, CPHI may require the owner of such lost, stolen or destroyed CPI Stock Certificate or Tseng Stock Certificate, as the case may be, to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, CPHI or Tseng with respect to such CPI Stock Certificate or Tseng Stock Certificate.

     CPI STOCKHOLDERS AND TSENG STOCKHOLDERS SHOULD NOT SURRENDER THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A CPI LETTER OF TRANSMITTAL OR TSENG LETTER OF TRANSMITTAL, RESPECTIVELY, FROM THE EXCHANGE AGENT.

EFFECT ON CERTIFICATES

     At the Effective Time, (i) all shares of CPI Capital Stock and Tseng Common Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and will cease to exist, (ii) all holders of certificates representing shares of CPI Capital Stock or Tseng Common Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of CPI or Tseng, respectively, and (iii) the stock transfer books of CPI and Tseng will be closed with respect to all shares of CPI Capital Stock and Tseng Common Stock, respectively, outstanding immediately prior to the Effective Time. No further transfer of any such shares of CPI Capital Stock and Tseng Common Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a CPI Stock Certificate or a Tseng Stock Certificate is presented to the Exchange Agent (or to CPHI, CPI or Tseng), such CPI Stock Certificate or Tseng Stock Certificate will be canceled and will be exchanged as provided above under the caption
"-- Conversion of Shares; Procedures for Exchange of Certificates".

CORPORATE MATTERS; COMPOSITION OF THE CPHI BOARD

     As of the Effective Time, the Certificate of Incorporation of CPI Sub will become the Certificate of Incorporation of the CPI Surviving Corporation and the Bylaws of CPI Sub will become the Bylaws of the CPI Surviving Corporation. As of the Effective Time, the Articles of Incorporation of Tseng Sub will become the Articles of Incorporation of the Tseng Surviving Corporation and the Bylaws of Tseng Sub will become the Bylaws of the Tseng Surviving Corporation.

     In addition to all of the directors of CPI, who also serve on the CPHI Board, CPI has agreed to use all reasonable efforts to nominate and appoint two persons, designated by Tseng in consultation with CPI, to join the CPHI Board to serve in such capacity until CPHI's annual stockholder meeting in 2000. The current members of the CPI Board and CPHI Board are Robert J. Towarnicki, Richard H. Troy, William A. Boeger, Thomas M. Gibson, Judith A. Hemberger, Roger
J. Quy, Bruce R. Ross, Peter G. Schiff and Randall M. Toig. Tseng expects its two designees to the CPHI Board to be John J. Gibbons and Louis M. Weiner.

CONDITIONS TO THE TRANSACTIONS

     CPI. The obligations of CPI to effect the Transactions and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction, at or prior to the consummation of the transactions contemplated by the Reorganization Agreement (the "Closing"), of each of the following conditions:

          (i) the representations and warranties of Tseng contained in the Reorganization Agreement shall be true and correct in all material respects as of the date of the Closing (the "Closing Date") with the same force and effect as if made as of the Closing Date; provided, however, that such representations and warranties shall be deemed true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect (as defined below) on Tseng;

          (ii) all of the covenants and obligations that Tseng is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

          (iii) this Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the Commission with respect to this Registration Statement;

          (iv) the CPI Merger Proposal shall have been approved by the Required CPI Merger Stockholder Vote, the Tseng Merger Proposal shall have been approved by the Required Tseng Merger Stockholder Vote and the CPI Certificate Proposal shall have been approved by the Required CPI Certificate Stockholder Vote;

          (v) CPI shall have received the following documents: (a) a legal opinion of Morgan, Lewis, dated as of the Closing Date, in the form reasonably satisfactory to CPI and its legal counsel, (b) a legal opinion of Cooley Godward dated as of the Closing Date to the effect that the Transactions will qualify as transfers subject to the provisions of Section 351(a) of the Code; and (c) a certificate executed on behalf of Tseng by its Chief Executive Officer confirming that the conditions set forth in clauses (i), (ii), (iv), (vi) and (xi) have been duly satisfied;

          (vi) there shall have been no material adverse change in the business, financial condition, assets, liabilities, operations or financial performance of Tseng since the date of the Reorganization Agreement, it being understood that a decline in Tseng's stock price shall not constitute, in and of itself, a material adverse change;

          (vii) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal;

          (viii) the affiliate agreements referred to in the Reorganization Agreement shall have been delivered;

          (ix) all material consents required to be obtained in connection with the Transactions and the other transactions contemplated by the Reorganization Agreement shall have been obtained and shall be in full force and effect;

          (x) all regulatory approvals needed to ensure that the CPHI Common Stock to be issued in the Transactions will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of CPI Common Stock or CPI Preferred Stock has an address of record on the CPI Record Date shall have been obtained;

          (xi) all regulatory approvals needed to ensure that the CPHI Common Stock to be issued in the Transactions will be approved for quotation at the Effective Time on the Nasdaq National Market shall have been obtained; and

          (xii) there shall not be (i) pending or threatened any legal proceeding in which a governmental body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions or any of the other transactions contemplated by the Reorganization Agreement; (b) relating to the Transactions and seeking to obtain from Tseng or any of its subsidiaries any damages that may be material to Tseng; (c) seeking to prohibit or limit in any material respect CPHI's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either Surviving Corporation; or (d) which would materially and adversely affect the right of CPHI or either Surviving Corporation to own the assets or operate the business of CPI, or (ii) pending any legal proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on CPHI, CPI or Tseng:
     (a) challenging or seeking to restrain or prohibit the consummation of the Transactions or any of the other transactions contemplated by the Reorganization Agreement; (b) relating to the Transactions and seeking to obtain from Tseng or any of its subsidiaries any damages that may be material to Tseng; (c) seeking to prohibit or limit in any material respect CPHI's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) resulting in Tseng as constituted after the Effective Time not containing all of the assets and business of Tseng as constituted immediately prior to the Effective Time.

     Tseng. The obligations of Tseng to effect the Transactions and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (i) the representations and warranties of CPI contained in the Reorganization Agreement shall have been true and correct in all material respects as of the date of the Reorganization Agreement and, except to the extent such representations and warranties speak as of an earlier date, shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date; provided, however, that such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on CPI or CPHI;

          (ii) CPI shall have complied with and performed in all material respects each covenant contained in the Reorganization Agreement that is required to be performed by CPI on or prior to the Closing Date;

          (iii) this Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the Commission with respect to this Registration Statement;

          (iv) the CPI Merger Proposal shall have been approved by the Required CPI Merger Stockholder Vote, the Tseng Merger Proposal shall have been duly approved by the Required Tseng Stockholder Vote and the CPI Certificate Proposal shall have been approved by the Required CPI Certificate Stockholder Vote;

          (v) all material consents required to be obtained in connection with the Transactions and the other transactions contemplated by the Reorganization Agreement shall have been obtained and shall be in full force and effect;

          (vi) Tseng shall have received the following legal documents, each of which shall be in full force and effect: (a) a legal opinion of Cooley Godward, dated as of the Closing Date, in a form reasonably satisfactory to Tseng and its legal counsel; (b) a legal opinion of Morgan, Lewis, dated as of the Closing Date and addressed to Tseng, to the effect that the Transactions will qualify as transfers subject to the provisions of Section 351(a) of the Code; and (c) a certificate executed on behalf of CPI by its Chief Executive Officer, confirming that conditions set forth in Sections
     (i), (ii), (iv), (v) and (vii) have been duly satisfied;

          (vii) there shall have been no material adverse change in CPI's business, financial condition, capitalization, assets, liabilities, operations or financial performance since the date of the Reorganization Agreement, it being understood that material adverse change shall be deemed to include any event, circumstance or occurrence, individually or in the aggregate, causing, resulting in or reasonably likely to have a material adverse effect upon CPI's business, results of operations or financial condition (i) arising from or relating to any clinical trials or studies conducted by CPI or (ii) arising from or related to the development or commercialization of technology, processes or products relating to adenomatous colonic polyps that are (or may reasonably be expected to be) superior to CPI's technology, processes or products, and that a material adverse change shall not include any event, circumstance or occurrence, individually or in the aggregate, causing, resulting in, or reasonably likely to have a material adverse effect upon CPI's business, results of operations or financial condition (i) arising from or relating to general business or economic conditions, (ii) relating to or affecting the biotechnology industry generally or (iii) relating to or affecting the colonic cancer therapeutics industry generally;

          (viii) CPI and Tseng shall have taken all actions necessary to cause the CPHI Board following the Effective Time to consist of those certain individuals as set forth in the Reorganization Agreement;

          (ix) all regulatory approvals needed to ensure that the CPHI Common Stock to be issued in the Transactions will be registered or qualified under the securities laws of every jurisdiction of the United States in which any holder of Tseng Common Stock has an address of record on the Tseng Record Date shall have been obtained;

          (x) all regulatory approvals needed to ensure that the CPHI Common Stock to be issued in the Transactions will be approved for quotation at the Effective Time on the Nasdaq National Market shall have been obtained;

          (xi) the affiliate agreements referred to in the Reorganization Agreement shall have been executed and delivered to CPI;

          (xii) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal;

          (xiii) there shall not be (i) pending or threatened any legal proceeding to which a governmental body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Transactions or any of the other transactions contemplated by the Reorganization Agreement; (b) relating to the Transactions and seeking to obtain from Tseng or any of its subsidiaries any damages that may be material to Tseng; (c) seeking to prohibit or limit in any material respect CPHI's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either Surviving Corporation; or (d) that would materially and adversely affect the right of CPHI or either Surviving Corporation to own the assets or operate the business of CPI, or (ii) pending any legal proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on CPHI, CPI or Tseng:
     (a) challenging or seeking to restrain or prohibit the consummation of the Transactions or any of the other transactions contemplated by the Reorganization Agreement; (b) relating to the Transactions and seeking to obtain from CPHI or Tseng or any of its subsidiaries any damages that may be material to Tseng; (c) seeking to prohibit or limit in any material respect CPHI's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) that would affect adversely the right of CPHI or the Surviving Corporations to own assets or operate the business of CPI; and

          (xiv) each of CPI's directors and executive officers shall have executed and delivered the Market Stand-off Agreements referred to in the Reorganization Agreement.

     For purposes of the Reorganization Agreement, an event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on CPI if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the CPI or (ii) the ability of the company to consummate the Transactions or any of the other transactions contemplated by the Reorganization Agreement or to perform obligations under the Reorganization Agreement. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Tseng if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, financial condition, assets, liabilities, operations or financial performance of Tseng and its subsidiaries (the "Tseng Corporations") taken as a whole or (ii) the ability of Tseng to consummate the Transactions or any of the other transactions contemplated by the Reorganization Agreement or to perform its obligations under the Reorganization Agreement.

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains certain representations and warranties by Tseng as to: (i) due organization and subsidiaries; (ii) Tseng's Articles of Incorporation and Bylaws; (iii) capitalization; (iv) filings with the Commission and financial statements; (v) absence of certain changes; (vi) title to assets; (vii) real property, equipment and leaseholds; (viii) proprietary assets; (ix) material contracts; (x) liabilities; (xi) compliance with legal requirements; (xii) certain business practices; (xiii) governmental authorizations; (xiv) tax matters; (xv) employee and labor matters and benefit plans; (xvi) environmental matters; (xvii) insurance; (xviii) transactions with affiliates; (xix) legal proceedings and orders; (xx) authority and binding nature of the Reorganization Agreement; (xxi) absence of existing discussions or negotiations concerning other acquisition proposals; (xxii) vote required; (xxiii) non-contravention and consents; (xxiv) fairness opinion; (xxv) valid insurance and reservation of shares; (xxvi) financial advisor; and (xxvii) full disclosure.

     The Reorganization Agreement also contains certain representations and warranties by CPI as to: (i) organization, good standing and qualification; (ii) the CPI Certificate of Incorporation and Bylaws; (iii) CPHI; (iv) capitalization; (v) financial statements; (vi) absence of certain changes; (vii) valid issuance; (viii) title to assets; (ix) real property, equipment and leaseholds; (x) proprietary assets; (xi) material contracts; (xii) liabilities;
(xiii) compliance with legal requirements; (xiv) certain business practices;
(xv) governmental authorizations; (xvi) tax matters; (xvii) employee and labor matters and benefit plans; (xiii) environmental matters; (xix) insurance; (xx) transactions with affiliates; (xxi) legal proceedings and orders; (xxii) authority and binding nature of the Reorganization Agreement; (xxiii) absence of discussions or negotiations concerning other acquisition proposals; (xxiv) vote required; (xxv) non-contravention and consents; (xxvi) financial advisor; and (xxvii) full disclosure.

COVENANTS

     Conduct of Tseng's Business. The Reorganization Agreement requires that, during the period from the date of the Reorganization Agreement through the Effective Time (the "Pre-Closing Period"): (i) Tseng shall ensure that each of the Tseng Corporations conducts its business and described operations (A) in the ordinary course and in accordance with the operating plan previously described by Tseng to CPI and (B) in compliance with all applicable legal requirements and the requirements of all Tseng material contracts; (ii) Tseng shall use all reasonable efforts to ensure that each of the Tseng Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with the respective Tseng Corporation; (iii) Tseng shall keep in full force certain insurance policies or replace any such policies that terminate with comparable or superior policies;
(iv) Tseng shall provide all notices, assurances and support required by any Tseng Contract relating to any proprietary asset in order to ensure that no condition under such Tseng Contract occurs which could result in, or could increase the likelihood of, any transfer or public disclosure by any Tseng Corporation of any proprietary asset (where "Tseng Contract" shall mean any contract: (a) to which any Tseng Corporation is a party; (b) by which any Tseng Corporation or any asset of a Tseng Corporation may become bound or under which any Tseng Corporation has, or may become subject to, any obligation; or (c) under which any Tseng Corporation has or may acquire any right or interest); and
(v) Tseng shall (to the extent requested by CPI) cause its officers to report regularly to CPI concerning the status of Tseng's business.

     During the Pre-Closing Period, Tseng shall not and shall not permit any other Tseng Corporation to:

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases at less than fair market value pursuant to employment or consulting agreements in effect prior to the date of the Reorganization Agreement;

          (ii) hire any new employees whose annual salary exceeds $80,000, excluding those persons hired to replace employees who terminate their employment with a Tseng Corporation during the Pre-Closing Period;

          (iii) sell, issue, grant or authorize the issuance or grant of (a) any capital stock or other security (except Tseng Common Stock upon the valid exercise of Tseng Options), (b) any option, call, warrant or right to acquire any capital stock or other security or (c) any instrument convertible into or exchangeable for any capital stock or other security;

          (iv) except as contemplated by the Reorganization Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any plan pursuant to which any Tseng Option was issued, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

          (v) take any action to permit holders of Tseng Options to receive cash payments in connection with the transactions contemplated in the Reorganization Agreement;

          (vi) except as contemplated by the Reorganization Agreement, amend or permit the adoption of any amendment to the Tseng Certificate of Incorporation or Bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (vii) except as contemplated by the Reorganization Agreement, form any subsidiary or acquire any equity interest or other interest in any other entity;

          (viii) make any capital expenditure, except capital expenditures in an aggregate amount of no more than $50,000;

          (ix) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit sharing or similar payment greater than $10,000 in any individual case or $50,000 in the aggregate, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees greater than $10,000 in any individual case or $50,000 in the aggregate;

          (x) change any of its methods of accounting or accounting practices in any respect;

          (xi) make any material tax election;

          (xii) commence or settle any material legal proceeding;

          (xiii) materially amend or otherwise modify any of the terms of its engagement of the financial advisor set forth in the Reorganization Agreement;

          (xiv) enter into any material transaction or take any other material action in each case either inconsistent with the operating plan previously provided by Tseng to CPI, or outside the ordinary course of business; or

          (xv) agree or commit to take any of the actions described in clauses
     (i) through (xiv).

     During the Pre-Closing Period, Tseng must promptly notify CPI in writing of: (i) the discovery by Tseng of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Reorganization Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Tseng in the Reorganization Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of the Reorganization Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Tseng in the Reorganization Agreement if (a) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (b) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Reorganization Agreement; (iii) any material breach of any covenant or obligation of Tseng; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing set forth in the Reorganization Agreement impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Tseng Corporations. No notification given to CPI will limit or otherwise affect any of the representations, warranties, covenants or obligations of Tseng contained in the Reorganization Agreement.

     Conduct of CPI's Business. The Reorganization Agreement further provides that during the Pre-Closing Period: (i) CPI shall conduct its business and operations (A) in the ordinary course and in accordance with the operating plan previously described by CPI to Tseng and (B) in compliance with all applicable legal requirements and the requirements of all material contracts; (ii) CPI shall use reasonable efforts to ensure that CPI preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with CPI; (iii) CPI shall keep in full force all insurance policies or replace such policies that terminate with comparable or superior policies; (iv) CPI shall provide all notices, assurances and support required by any CPI Contract relating to any CPI proprietary asset in order to ensure that no condition under such CPI Contract occurs which could result in, or could increase the likelihood of, any transfer or public disclosure by CPI of any proprietary asset (where "CPI Contract" shall mean any contract: (a) to which CPI is a party; (b) by which CPI or any asset of CPI is or may become bound or under which CPI has, or may become subject to, any obligation; or (c) under which CPI has or may acquire any right or interest); and (v) CPI shall (to the extent required by Tseng) cause its officers to report periodically to Tseng concerning the status of CPI's business.

     During the Pre-Closing Period, CPI shall not (without the prior written consent of Tseng):

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases at less than fair market value pursuant to employment or consulting agreements in effect prior to the date hereof and except for the redemption, prior to the Effective Time, of the CPI Redeemable Preferred Stock pursuant to the terms set forth in the Reorganization Agreement;

          (ii) sell, issue, grant or authorize the issuance or grant of any capital stock or other security except: (a) CPI Common Stock or CPI Preferred Stock upon the valid exercise of CPI Options or CPI Warrants outstanding on the date of the Reorganization Agreement; (b) CPI Common Stock or CPI Warrants issued pursuant to equipment lease financings and similar transactions or otherwise in the ordinary course of business; (c) CPI Series G Preferred Stock and CPI Warrants in completion of the Series G financing; (d) stock options (and stock issuable upon exercise thereof) to employees and directors under its existing stock option plans and in the ordinary course of business with an exercise price of not less than $6.60 per share of CPI Common Stock; and (e) shares of CPI Common Stock, if any, issued in connection with the redemption of the CPI Redeemable Preferred Stock;

          (iii) except as contemplated by the Reorganization Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any plan pursuant to which any CPI Stock Option was issued, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract; provided that CPI shall be entitled to make any changes that do not materially increase CPI's obligations under any agreement evidencing any outstanding stock option, restricted stock purchase agreement, warrant or other security or any related contract;

          (iv) except as contemplated by the Reorganization Agreement, amend or permit the adoption of any amendment to its Certificate of Incorporation or Bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction which would materially adversely affect the transactions provided in the Reorganization Agreement;

          (v) except as discussed or projected in discussions with or presentations to Tseng, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any CPI material contract, or amend or terminate, or waive or exercise any material right or remedy under, any CPI material contract, provided that CPI shall be entitled to make any changes that do not materially increase CPI's obligations under any CPI material contract;

          (vi) change any of its methods of accounting or accounting practices in any respect;

          (vii) make any material tax election;

          (viii) amend or otherwise modify any of the terms of any CPI Warrants, except to the extent necessary to terminate such warrants or reduce the number of shares exercisable thereunder; or

          (ix) agree or commit to take any of the actions described in clause
     (i) through (viii).

     During the Pre-Closing Period, CPI shall promptly notify Tseng in writing of: (i) the discovery by CPI of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Reorganization Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by CPI in the Reorganization Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of the Reorganization Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by CPI in the Reorganization Agreement if (a) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (b) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the Reorganization Agreement; (iii) any material breach of any covenant or obligation of CPI; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on CPI. No notification given to Tseng shall limit or otherwise affect any of the representations, warranties, covenants or obligations of CPI contained in the Reorganization Agreement.

     Non-Solicitation. Pursuant to the Reorganization Agreement, Tseng has agreed that it shall not, and shall not authorize or permit any of the other Tseng Corporations or any representative of any of the Tseng Corporations, and CPI has agreed that it shall not, and shall not authorize or permit any representative of CPI, directly or indirectly, to (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below) or take any similar action, (ii) furnish any non-public information regarding any of the Tseng Corporations or CPI, respectively, to any person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction (as such term is defined below). Tseng, CPI and their respective boards of directors are not prevented, however, from (i) furnishing information regarding any of the Tseng Corporations or CPI, respectively, to any person in connection with or in response to a bona fide, unsolicited Acquisition Proposal or engaging in discussions or negotiations with respect thereto if and only to the extent that (a) the relevant board of directors determines in good faith, after consultation with its financial advisor that such Acquisition Proposal is reasonably likely to result in an offer for acquisition superior to the one provided for in the Reorganization Agreement, (b) the relevant board of directors determines in good faith, after consultation with its outside counsel, including discussions of applicable legal standards under relevant state corporate law, that such action is required in order for such board of directors to comply with its fiduciary duties under applicable law, (c) the person who has requested such information has executed and delivered to the relevant company a non-disclosure agreement that is not less restrictive than the non-disclosure agreement in effect between Tseng and CPI, and (d) Tseng or CPI, as the case may be, has not breached its obligations concerning non-solicitation set forth herein or (ii) complying with Exchange Act Rules 14e-2 and 14d-9. Notwithstanding the foregoing, the CPI Board or the Tseng Board may recommend a superior offer to its stockholders, if the relevant board of directors determines, after consultation with its outside counsel, including discussions of applicable legal standards under relevant state corporate law, that, in light of such superior offer, such recommendation is required in order for the relevant board of directors to comply with its fiduciary obligations to its relevant stockholders under applicable law (which determination shall be made in light of a revised proposal, if any, made by CPI or Tseng, as the case may be, prior to the date of such determination); provided, however, that the relevant party (i) shall provide the other party with at least 48 hours prior written notice of its intentions to hold any meeting at which its board of directors is reasonably expected to consider an Acquisition Proposal, or such lesser amount of time as has been given to the relevant board of directors in relation to such meeting, and (ii) shall not recommend to its stockholders a superior offer for at least two (2) business days after such party has provided the other with the material terms of such superior offer.

     In addition, each of Tseng and CPI shall promptly advise the other orally and in writing of any Acquisition Proposal (including the identity of the person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any person during the Pre-Closing Period. Each of Tseng and CPI shall keep the other informed with respect to material changes to the terms of any such Acquisition Proposal and any material modification or proposed modifications thereto. Tseng and CPI shall both immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal and shall request the return or destruction of any confidential information previously disclosed to such person and shall use commercially reasonable efforts to ensure that such information is destroyed or returned.

     An "Acquisition Proposal" is any offer or proposal (other than an offer or proposal between CPI and Tseng) contemplating or otherwise relating to any Acquisition Transaction in substitution for the transactions provided in the Reorganization Agreement. An "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any merger, consolidation, share exchange, business combination, tender offer, exchange offer or other similar transaction in which a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires CPI or Tseng or more than 50% of CPI's business or Tseng's business, as the case may be; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of Tseng or CPI; (iii) any offering of CPI Capital Stock that is registered under
Section 5 of the Securities Act; or (iv) any liquidation or dissolution of Tseng or CPI.

     Meetings of Stockholders. Pursuant to the Reorganization Agreement, CPI will take all action necessary in accordance with applicable law to convene and hold the CPI Special Meeting to vote upon the approval of the CPI Merger Proposal and the CPI Certificate Proposal. CPI's obligation to call, give notice of, convene and hold the CPI Special Meeting will not be limited or otherwise affected by the withdrawal, amendment or modification of the recommendation of the CPI Board with respect to the Transactions, except as is required by applicable law. Pursuant to the Reorganization Agreement, Tseng will take all action necessary in accordance with applicable law to convene and hold the Tseng Special Meeting to vote upon the approval of the Tseng Merger Proposal. Tseng's obligation to call, give notice of, convene and hold the Tseng Special Meeting will not be limited or otherwise affected by any withdrawal, amendment or modification of the recommendation of the Tseng Board with respect to the Transactions, except as is required by applicable law.

     Election of Directors. CPI must use all reasonable efforts to nominate and appoint two persons, designated by Tseng in consultation with CPI, to join the CPHI Board. See "-- Corporate Matters; Composition of the CPHI Board".

     Directors and Officers Insurance. Under the Reorganization Agreement, Tseng has agreed to provide for the continuance of current Tseng directors and officers insurance in respect of acts prior to the Effective Time for the benefit of Tseng officers and directors for a period of five years after the Effective Time.

     Registration Rights. Pursuant to the Reorganization Agreement, CPHI shall assume all of CPI's obligations to certain CPI stockholders under the CPI Fourth Amended and Restated Stockholders' Agreement, dated as of April 1998, as amended (the "Stockholders' Agreement"); provided, however, that CPI shall use all reasonable efforts to provide that no Holder (as defined in the Stockholders' Agreement) shall require registration or participation in a registration of CPHI Common Stock until the earlier of (a) the date 90 days after the effective date of a registration statement for the first public offering of CPHI's shares following the Effective Time and (b) the first anniversary of the Effective Time.

     Market Stand-Off Agreements. CPI shall obtain the agreement of each director and executive officer of CPI that such person shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any CPHI Common Stock beneficially owned by such person for 180 days from the Effective Time. Furthermore, CPI shall use reasonable best efforts to obtain the agreement of each of the remaining holders of CPI Capital Stock that such CPI stockholder shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any CPHI Common Stock beneficially owned by such person for 90 days from the Effective Time.

     CPI Redeemable Preferred Stock. Prior to the Effective Time, CPI shall redeem all outstanding shares of CPI Redeemable Preferred Stock in accordance with the Reorganization Agreement.

     Nasdaq National Market Listing. CPI and Tseng shall obtain, prior to the Effective Time, the approval for listing on the Nasdaq National Market, effective upon official notice of issuance, of the shares of CPHI Common Stock issuable in connection with the Transactions and which will be issuable upon exercise of options assumed pursuant to the Reorganization Agreement.

     Certain Other Covenants. The Reorganization Agreement contains certain other covenants including covenants relating to (i) information and access, (ii) preparation and filing of the Registration Statement, (iii) obtaining regulatory approvals, (iv) public announcements, (v) tax qualification and opinion back-up certificates, (vi) resignation of Tseng's officers and directors, (vii) the Foreign Investment in Real Property Tax Act, (viii) affiliate agreements, (ix) further action and (x) obtaining required consents.

TERMINATION

     The Reorganization Agreement may be terminated prior to the Effective Time (whether before or after approval of the CPI Merger Proposal by the CPI Merger Required Stockholder Vote and the Tseng Merger Proposal by the Required Tseng Stockholder Vote):

          (i) by mutual written consent of CPI and Tseng;

          (ii) by either CPI or Tseng if the Transactions shall not have been consummated by November 30, 1998 (unless the failure to consummate the Transactions is attributable to a failure on the part of the party seeking to terminate the Reorganization Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

          (iii) by either CPI or Tseng if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

          (iv) by either CPI or Tseng if (i) the CPI Special Meeting shall have been held and completed and (ii) the CPI Certificate Proposal shall not have been approved at such meeting by the CPI Certificate Required Vote and the CPI Merger Proposal shall not have been approved at such meeting by the Required CPI Merger Stockholder Vote;

          (v) by either CPI or Tseng if (i) the Tseng Special Meeting shall have been held and completed and (ii) the Tseng Merger Proposal shall not have been approved at such meeting by the Required Tseng Stockholder Vote;

          (vi) by Tseng (at any time prior to the approval of the CPI Merger Proposal by the Required CPI Merger Stockholder Vote and approval of the Tseng Merger Proposal by the Required Tseng Stockholder Vote) if a CPI Triggering Event (as such term is defined below) shall have occurred;

          (vii) by CPI (at any time prior to the approval of the CPI Merger Proposal by the Required CPI Merger Stockholder Vote and approval of the Tseng Merger Proposal by the Tseng Required Stockholder Vote) if a Tseng Triggering Event (as such term is defined below) shall have occurred;

          (viii) by Tseng if any of CPI's representations and warranties contained in the Reorganization Agreement shall be or shall have become materially inaccurate, or if any of CPI's covenants contained in the Reorganization Agreement shall have been breached, and such inaccuracy or breach would cause the condition set forth in clauses (i) or (ii) under "-- Conditions to the Transactions" to not be satisfied; provided, however, that if an inaccuracy in CPI's representations and warranties or a breach of a covenant by CPI is curable by CPI and CPI is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Tseng may not terminate the Reorganization Agreement on account of such inaccuracy or breach until 20 days after delivery of written notice of the inaccuracy or breach to CPI by Tseng; or

          (ix) by CPI if any of Tseng's representations and warranties contained in the Reorganization Agreement shall be or shall have become materially inaccurate, or if any of Tseng's covenants contained in the Reorganization Agreement shall have been breached, and such inaccuracy or breach would cause the condition set forth in clauses (i) or (ii) under "-- Conditions to the Transactions" to not be satisfied; provided, however, that if an inaccuracy in Tseng's representations and warranties or a breach of a covenant by Tseng is curable by Tseng and Tseng is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then CPI may not terminate the Reorganization Agreement on account of such inaccuracy or breach until 20 days after delivery of written notice of the breach or inaccuracy to Tseng by CPI.

     A "Triggering Event" of a party shall be deemed to have occurred if: (i) the board of directors of the party shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other party, its unanimous recommendation in favor of the Transactions or approval of the Reorganization Agreement and, in the case of CPI, the CPI Certificate Proposal; (ii) the party shall have failed to include in this Joint Proxy Statement/Prospectus the unanimous recommendation of its board of directors in favor of approval of the Reorganization Agreement and the Transactions; (iii) the board of directors of the party fails to unanimously reaffirm its recommendation in favor of approval of the Reorganization Agreement and the Transactions within five business days after the other party requests in writing that such recommendation be reaffirmed; (iv) the board of directors of the party shall have approved, endorsed or recommended any Acquisition Proposal;
(v) the party shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal; (vi) the party shall have failed to hold the relevant stockholders' meeting as promptly as practicable and in any event within 45 days after this registration statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of the party shall have been commenced and the party shall not have sent to its security holders, within five business days after the commencement of such tender or exchange offer, a statement disclosing that the party recommends rejection of such tender or exchange offer; or (viii) an Acquisition Proposal is publicly announced, and the party (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

EXPENSES AND TERMINATION FEES

     Pursuant to the Reorganization Agreement, except as provided below, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, whether or not the Transactions are consummated; provided, however, that CPI and Tseng shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of this registration statement and this Joint Proxy Statement/Prospectus and any amendments or supplements thereto.

     The Reorganization Agreements provides that if it is terminated by Tseng following the occurrence of a CPI Triggering Event or by CPI or Tseng following the failure of the CPI stockholders to approve the CPI Merger Proposal and the CPI Certificate Proposal, then CPI must pay to Tseng, in cash, a termination fee in the amount of $1,500,000 plus the amount of professional fees and expenses which Tseng has incurred in connection with the Transactions, up to $250,000. If the Reorganization Agreement is terminated by CPI following the occurrence of Tseng Triggering Event or by CPI or Tseng following the failure of the Tseng stockholders to approve the Tseng Merger Proposal, then Tseng shall pay to CPI, in cash, a termination fee in the amount of $1,500,000, plus the amount of professional fees and expenses which CPI has incurred in connection with the Transactions, up to $250,000.

     JMS has acted as a financial advisor to the Tseng Board in connection with the Transactions. Pursuant to the terms of an engagement letter agreement with JMS dated April 24, 1998, Tseng has paid a $25,000 retainer fee and a fee of $25,000 for rendering its opinion that the Tseng Exchange Ratio is fair to the Tseng stockholders from a financial viewpoint and has agreed to pay a fee of $50,000 upon consummation of the Transactions. In addition, Tseng has agreed to reimburse JMS for its reasonable out-of-pocket expenses and to indemnify JMS and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

     Salomon Smith Barney Inc. has acted as financial advisor to the CPI Board in connection with the Transactions and is anticipated to receive a fee of approximately $750,000 upon consummation of the Transactions.

               AMENDMENT OF THE CPI CERTIFICATE OF INCORPORATION

     The CPI Board has approved and submitted for a vote with the CPI stockholders an amendment of the CPI Certificate of Incorporation ("CPI Certificate of Amendment"). A copy of the proposed amendment is attached as Exhibit C to the Reorganization Agreement attached hereto as Appendix A.

     Conditioned upon the satisfaction or waiver of the various conditions to closing the Transactions in the Reorganization Agreement, the CPI Certificate of Amendment provides that the holders of CPI Preferred Stock will receive only the consideration for their shares set forth in the Reorganization Agreement.

     The Transactions are conditioned upon approval of the CPI Certificate Proposal by the CPI stockholders. If the CPI Certificate Proposal is not approved, then the Transactions will not be implemented.

EFFECT OF AMENDMENT

     Holders of CPI Preferred Stock are entitled, under certain circumstances, to receive payment of a preferential amount prior to any payments or distributions in respect of CPI Common Stock, together with a pro-rata portion of the remaining assets of CPI, if any, pro-rated on the basis of common stock and common stock equivalents. Under the CPI Certificate of Incorporation, this preferred stock preference is available upon any acquisition of CPI by means of a merger, consolidation or other form of corporate reorganization in which all of the outstanding shares of CPI Capital Stock are exchanged for securities (or other consideration issued) by the acquiring corporation. The CPI Certificate of Incorporation also provides, however, that the preferred stock preference is not available upon any other merger of CPI with or into any other corporation. Because of the legal structure of the Transactions, there may be uncertainty as to whether the preferred stock preference applies to the Transactions.

     The CPI Certificate of Amendment clarifies that, despite the legal structure of the Transactions, holders of CPI Preferred Stock will not receive, in connection with the Transactions, any payments or amounts in preference to the CPI Common Stock, but will receive only the consideration for their shares specified in the Reorganization Agreement. Were the Transactions to constitute a liquidation of CPI, holders of CPI Preferred Stock would be entitled to receive the following per share liquidation preferences: Series A, $1.16; Series B, $1.24; Series C, $2.20; Series D, $3.0156; Series E, $3.15; Series F, $3.70;
Series G, $4.75; together with a pro-rata portion of the remaining assets of CPI, if any. The value of the consideration received by the holders of preferred stock in lieu of the preferred stock preference cannot be determined, as it will depend upon the trading price of CPHI Common Stock on the Nasdaq National Market.

REQUIRED VOTE

     Approval and adoption of the CPI Certificate Proposal require the affirmative vote of the holders of (i) a majority of the shares of CPI Common Stock and CPI Preferred Stock, voting together as a single class, and (ii) a majority of the shares of each outstanding series of CPI Preferred Stock, each such series voting as a separate class. The effect of an abstention or broker nonvote on the proposal is the same as a vote against the proposal.

     THE CPI BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE CPI CERTIFICATE PROPOSAL.

     CPHI UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On June 23, 1998, CPI and Tseng, entered into the Reorganization Agreement to provide further financing of CPI's programs. Through the reorganization, the stockholders of Tseng will exchange their Tseng Common Stock for an approximately 23% equity interest in CPHI and CPI will obtain the benefit of the substantial cash assets of Tseng. Effective upon the consummation of the Transactions, CPHI will change its name to Cell Pathways, Inc. For financial reporting purposes, the Transactions will be accounted for as a reorganization of CPI into CPHI, together with the sale of CPHI Common Stock in exchange for Tseng's cash and other net assets. CPI's historical financial statements will be the financial statements of the combined company.

     The following unaudited pro forma condensed consolidated balance sheet gives effect to the consummation of the Transactions as if they had occurred June 30, 1998. The unaudited condensed consolidated financial information and notes thereto do not purport to represent the financial position of CPHI if the Transactions had occurred on such date.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that CPI and Tseng management believe are reasonable. The unaudited pro forma condensed consolidated financial information and accompanying notes should be read in conjunction with the financial statements and related notes thereto to both CPI and Tseng, and other financial information pertaining to CPI and Tseng, including "CPI Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference.

      CPHI AND SUBSIDIARIES PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                         (A DEVELOPMENT STAGE COMPANY)

                        AS OF JUNE 30, 1998 (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        PRO FORMA
                                                       TRANSACTIONS        CPHI                      TSENG MERGER        CPHI
                                                       ADJUSTMENTS      PRO FORMA                    TRANSACTIONS     PRO FORMA
                                            CPI         EXCLUDING         BEFORE         TSENG        PRO FORMA         AFTER
                                         HISTORICAL    TSENG MERGER    TSENG MERGER    HISTORICAL    ADJUSTMENTS     TRANSACTIONS
                                         ----------    ------------    ------------    ----------    ------------    ------------
                                                         (NOTE 3)                                      (NOTE 4)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............   $ 20,349       $   (329)       $ 20,020       $ 27,109       $ (2,490)       $ 44,639
  Other current assets.................        438             --             438            975             --           1,413
                                          --------       --------        --------       --------       --------        --------
         Total current assets..........     20,787           (329)         20,458         28,084         (2,490)         46,052
PROPERTY AND EQUIPMENT, net............      1,027             --           1,027             48             --           1,075
LAND AND BUILDING UNDER LEASE..........         --             --              --          2,435             --           2,435
RESTRICTED CASH........................        401             --             401             --             --             401
OTHER ASSETS...........................        117             --             117             --             --             117
                                          --------       --------        --------       --------       --------        --------
                                          $ 22,332       $   (329)       $ 22,003       $ 30,567       $ (2,490)       $ 50,080
                                          ========       ========        ========       ========       ========        ========
 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................   $    947       $     --        $    947       $    336       $     --        $  1,283
  Accrued liabilities..................      1,093             --           1,093          1,683             --           2,776
                                          --------       --------        --------       --------       --------        --------
         Total current liabilities.....      2,040             --           2,040          2,019             --           4,059
                                          --------       --------        --------       --------       --------        --------
REDEEMABLE PREFERRED STOCK.............      1,092         (1,092)             --             --             --              --
                                          --------       --------        --------       --------       --------        --------
STOCKHOLDERS' EQUITY:
  Preferred Stock (CPHI pro forma after
    Transactions) $0.01 par value,
    5,000,000 shares authorized, none
    issued and outstanding.............     53,571        (53,571)             --             --             --              --
  Common Stock (CPHI pro forma after
    Transactions) $0.01 par value,
    70,000,000 shares authorized,
    24,233,751 shares issued and
    outstanding........................         30            158             188             98            (43)            243
  Additional paid-in capital...........        456         54,176          54,632         11,009         14,994          80,635
  Stock subscription receivable........       (252)            --            (252)            --             --            (252)
  Accumulated earnings (deficit).......    (34,605)            --         (34,605)        27,459        (27,459)        (34,605)
                                          --------       --------        --------       --------       --------        --------
                                            19,200            763          19,963         38,566        (12,508)         46,021
  Less--Treasury stock at cost.........         --             --              --        (10,018)        10,018              --
                                          --------       --------        --------       --------       --------        --------
         Total stockholders' equity....     19,200            763          19,963         28,548         (2,490)         46,021
                                          --------       --------        --------       --------       --------        --------
                                          $ 22,332       $   (329)       $ 22,003       $ 30,567       $ (2,490)       $ 50,080
                                          ========       ========        ========       ========       ========        ========

  The accompanying notes are an integral part of this pro forma balance sheet.

                             CPHI AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

1.  HISTORICAL

     The historical balances represent the financial statements of CPI and Tseng appearing elsewhere in this Joint Proxy Statement/Prospectus.

2.  TRANSACTIONS ACCOUNTING TREATMENT

     As it is anticipated that Tseng will have no operations after the consummation of the Transactions, the Transactions will be accounted for as a reorganization of CPI into CPHI with the sale of approximately 23% of the outstanding shares of CPHI Common Stock in exchange for Tseng's cash and other net assets. CPI's historical financial statements will be the financial statements of the combined company. Note that CPI's management will be the management of CPHI and the CPI Board will hold 9 seats of the 11 seats on CPHI Board after the Transactions.

3.  TRANSACTIONS PRO FORMA ADJUSTMENTS EXCLUDING TSENG MERGER

     Excluding the Tseng Merger, upon consummation of the Transactions, (i) all of the outstanding shares of CPI Series A, B, C, D, E, F and G Preferred Stock will be converted into the rights to receive 15,614,266 shares of CPHI Common Stock, (ii) all of the outstanding shares of CPI Redeemable Preferred Stock will have been redeemed for $546,000 of cash consideration and 82,732 shares of CPI Common Stock which shares will be converted into rights to receive an equivalent number of shares of CPHI Common Stock and (iii) all warrants to purchase Series E Preferred Stock will have been exercised into 69,044 shares of CPI Series E Preferred Stock at $3.15 per share and which shares will be converted into rights to receive an equivalent number of shares of CPHI Common Stock. All of the shares of CPI Common Stock then outstanding will be converted into the same number of shares of CPHI Common Stock. The CPI Redeemable Preferred Stock is required to be redeemed by CPI. The allocation between cash and Common Stock is at the discretion of the Board of Directors. The allocation assumed herein is based upon the stated intention of the Board of Directors. The Series E warrants discussed above expire upon the consummation of the Transactions. The exercise price of the warrants is below market and thus the warrants have been assumed to be exercised.

     The following pro forma adjustments are reflected as if the above transactions had occurred as of June 30, 1998:

     (A) Conversion of CPI Preferred Stock into shares of CPHI Common Stock.

     (B) Redemption of CPI Redeemable Preferred Stock including ultimate conversion of CPI Common Stock into shares of CPHI Common Stock.

     (C) Exercise of warrants to purchase Series E Preferred Stock including ultimate conversion into shares of CPHI Common Stock.

                                                        DEBIT (CREDIT)
                           ------------------------------------------------------------------------
                                           REDEEMABLE                          ADDITIONAL
                           CASH AND CASH   PREFERRED     PREFERRED    COMMON    PAID-IN
       ADJUSTMENT           EQUIVALENTS      STOCK         STOCK      STOCK     CAPITAL      TOTAL
       ----------          -------------   ----------   -----------   ------   ----------   -------
                                                        (IN THOUSANDS)
A........................      $  --         $   --       $53,571     $(156)    $(53,415)   $    --
B........................       (546)         1,092            --        (1)        (545)        --
C........................        217             --            --        (1)        (216)        --
                               -----         ------       -------     -----     --------    -------
                               $(329)        $1,092       $53,571     $(158)    $(54,176)   $    --
                               =====         ======       =======     =====     ========    =======

4.  TSENG MERGER PRO FORMA ADJUSTMENTS

     Upon consummation of the Transactions, each share of Tseng Common Stock will be converted into .3631326 shares of CPHI Common Stock. Assuming the transaction occurred on June 30, 1998, the number of shares of CPHI Common Stock to be issued to the Tseng shareholders would be 5,477,614 shares. In addition, existing Tseng Options will be exchanged for options to purchase 516,559 shares of CPHI Common Stock with an average exercise price of $7.67 per share. As discussed in Note 2, the Transactions will be accounted for as a reorganization of CPI into CPHI with the sale of approximately 23% of the shares of outstanding CPHI Common Stock in exchange for Tseng's cash and other net assets. The most significant non-cash asset is Tseng's former operating facility (approximately $2.4 million net book value at June 30, 1998.) On August 25, 1998, Tseng's management entered into a definitive agreement for the sale of the facility at a price of approximately $2.8 million. The agreement is subject to the completion of due diligence and is expected to close in October 1998.

     The following pro forma adjustments are reflected as if the above transaction had occurred as of June 30, 1998:

     (D) Exchange of shares of Tseng Common Stock for CPHI Common Stock, less estimated Transactions costs of approximately $1,850,000 consisting principally of investment banking and other professional fees.

     (E) The payment of $640,000 related to severance to be triggered by the Transactions to be paid to Tseng employees after consummation of the Transactions, as it is anticipated that the affected Tseng employees will not be employed by CPHI, CPI, or Tseng.

                                                        DEBIT (CREDIT)
                       --------------------------------------------------------------------------------
                                                  ADDITIONAL
                       CASH AND CASH    COMMON     PAID-IN         ACCUMULATED        TREASURY
     ADJUSTMENT         EQUIVALENTS     STOCK      CAPITAL      EARNINGS (DEFICIT)     STOCK      TOTAL
     ----------        -------------    ------    ----------    ------------------    --------    -----
                                                        (IN THOUSANDS)
D....................     $(1,850)       $43       $(15,634)         $27,459          $(10,018)    $--
E....................        (640)        --            640               --                --     --
                          -------        ---       --------          -------          --------     --
                          $(2,490)       $43        (14,994)         $27,459          $(10,018)    $--
                          =======        ===       ========          =======          ========     ==

     Adjustment D to Additional Paid-In Capital consists of: (i) the elimination of the Tseng equity accounts (approximately $11,009,000); (ii) the issuance of the shares of CPHI's Common Stock for the net assets of Tseng (approximately $28,493,000); and (iii) the Transactions costs (approximately $1,850,000).

            CPHI'S BUSINESS AND MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     CPHI has not conducted any substantial business activities to date, other than those incident to its formation and its participation in the preparation of this Joint Proxy Statement/Prospectus. Immediately following the Effective Time and the consummation of the Transactions, CPHI will change its name to Cell Pathways, Inc. and will become a holding company for CPI and Tseng. Accordingly, the business of CPHI, through its wholly-owned subsidiaries CPI and Tseng, will be the businesses currently conducted by CPI and Tseng. See "CPI Business". As it is anticipated that Tseng will have no operations after the consummation of the Transactions, the Transactions will be accounted for as a reorganization of CPI into CPHI with the sale of approximately 23% of the CPHI Common Stock in exchange for Tseng's cash and other net assets. CPI's historical Financial Statements will be the Financial Statements of the combined company. See "Approval of Transactions -- Anticipated Accounting Treatment".

                                  CPI BUSINESS

OVERVIEW

     CPI is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. CPI has started clinical trials of its lead compound PREVATAC(TM) exisulind (also known as FGN-1(TM) exisulind) in five indications and is planning clinical trials in three additional indications. In January 1998, CPI completed enrollment of 74 patients for its ongoing pivotal Phase III clinical trial for APC. CPI anticipates filing an NDA with the FDA in the first quarter of 1999, which will seek approval to market PREVATAC(TM) exisulind for the prevention of precancerous adenomatous polyps in APC patients. There can be no assurance that such filing will not be delayed or that the Phase III studies will show that PREVATAC(TM) exisulind is sufficiently safe and effective for marketing approval by the FDA. In July 1998, the FDA granted PREVATAC(TM) exisulind Fast Track designation for expedited review for this indication. In December 1997, CPI initiated a Phase II/III trial of PREVATAC(TM) exisulind for sporadic adenomatous colonic polyps and a pilot study in lung cancer. In February 1998, CPI initiated a Phase II/III trial of PREVATAC(TM) exisulind for the prevention of breast cancer recurrence. In August 1998, CPI completed enrollment of 90 patients into a Phase II/III trial for the prevention of prostrate cancer recurrence. CPI also plans to initiate Phase II trials for the treatment of Barrett's Esophagus and bronchial dysplasia in 1998. CPI's technology is based upon its discovery of a novel mechanism which CPI believes, based on its research, can be targeted to induce selective apoptosis, or programmed cell death, in precancerous and cancerous cells without affecting normal cells. Utilizing this proprietary knowledge, CPI has created over 450 new chemical compounds, over 200 of which display significantly greater apoptotic potency than PREVATAC(TM) exisulind.

BUSINESS STRATEGY

     CPI's objectives are to be a leader in cancer chemoprevention and to build an integrated pharmaceutical company focused on the oncology market. To meet these objectives CPI intends to:

          - Pursue accelerated clinical development of PREVATAC(TM) exisulind. CPI's development program for PREVATAC(TM) exisulind is initially focused on indications where small clinical trials with clear endpoints are expected to yield statistically significant results. CPI is currently conducting a Phase III trial of PREVATAC(TM) exisulind for APC, Phase II/III trials for the prevention of sporadic colonic polyps, the prevention of recurrence of prostate cancer and the prevention of recurrence of breast cancer, as well as a pilot study in the treatment of lung cancer. In addition, CPI plans to initiate clinical trials in two additional indications (Barrett's Esophagus and bronchial dysplasia) in the fourth quarter of 1998. By focusing initially on APC, an indication for which there is a clear need for improved therapies and the potential to demonstrate efficacy relatively quickly, CPI seeks to accelerate the market introduction of PREVATAC(TM) exisulind.

          - Leverage CPI's technology to develop additional agents for cancer therapy and chemoprevention. Based on its proprietary technology and its application of combinatorial and computational chemistry, CPI intends to expand its library of compounds with the objective of developing agents for the treatment of certain cancers and precancerous lesions.

          - Commercialize products directly to focused physician groups. CPI intends to establish its own focused sales force to promote products in the U.S. targeted at diseases that are treated by relatively small, well-defined groups of physicians. These diseases include APC, sporadic adenomatous colonic polyps, Barrett's Esophagus, bronchial dysplasia and prostate cancer.

          - Develop strategic collaborations for selected indications and markets. CPI will seek to establish strategic relationships for the development and commercialization of potential products for indications, such as cervical dysplasia, that would require significant marketing and sales resources. CPI is seeking partners for international development and commercialization of potential products. Until such strategic relationships are developed, CPI will continue to pursue international clinical and regulatory approvals as a means to increase the value of its development pipeline.

          - Acquire technologies and products for the prevention, diagnosis and treatment of cancer. CPI will seek to selectively and opportunistically acquire and further develop synergistic technologies, products and/or companies focused in the prevention, diagnosis and treatment of cancer consistent with the objective of building an integrated pharmaceutical company focused in oncology.

CARCINOGENESIS

     Cancer results from a sequence of changes involving the genes of cells which eventually leads to abnormal and uncontrolled cell proliferation. This multi-stage process is known as carcinogenesis and generally results from a combination of factors which occur over a period of years. Certain factors, such as inherited genetic defects, are present at birth. Other factors that may contribute to carcinogenesis include environmental exposures and the aging process. Carcinogenesis is first recognized clinically when abnormal cells become visible to a screening procedure or reach a size or location sufficient to create clinical signs and symptoms. The clinical emergence may occur many years following the events which first initiated carcinogenesis. Generally, cells characterized by abnormal growth that may lead to cancer but have not yet invaded surrounding tissue are termed precancerous.

     Precancerous Lesions. Many cancers are preceded by precancerous lesions, which are accumulations of abnormal cells. Because precancerous lesions are usually asymptomatic, the ability to identify and monitor them and to intervene clinically before the possible development of cancer is dependent upon diagnostic screening tests. Recent years have seen broader applications of screening tests, including the Pap smear, flexible sigmoidoscopy and the Prostate Specific Antigen ("PSA") test. In addition, there have been recent advances in genetic screening, such as the BRCA1 and BRCA2 tests to detect individuals with a higher risk of developing breast cancer in the future.

     Precancerous lesions are most often diagnosed in epithelial tissues, such as the skin or the inside surface of organs, including the intestine, cervix, bladder and prostate. The following table lists examples of epithelial precancerous lesions, the types of cancer to which such lesions can progress and the diagnostic screening tests currently in use to detect such lesions.

                  EXAMPLES OF EPITHELIAL PRECANCEROUS LESIONS

TYPE OF LESION                           RELATED CANCER          CONVENTIONAL METHOD OF DIAGNOSIS
--------------                           --------------    --------------------------------------------
Actinic Keratosis                         Skin             Visual examination
Adenomatous Colonic Polyp                 Colorectal       Endoscopy (sigmoidoscopy or colonoscopy)
Barrett's Esophagus                       Esophageal       Endoscopy (esophagogastroscopy)
Bronchial or Lung Dysplasia               Lung             Sputum cytology
Cervical Intraepithelial Neoplasia        Cervical         Papanicolau (Pap) smear
Prostatic Intraepithelial Neoplasia       Prostate         Prostate Specific Antigen (PSA) and digital
                                                           rectal examination
Transitional Cell Carcinoma in situ       Bladder          Cystoscopy
  (earliest stage)

     Patients with precancerous lesions are advised to follow a program of regular monitoring and removal of lesions where appropriate. However, existing techniques for treating precancerous lesions are often expensive, have undesirable side effects or are of limited effectiveness. Endoscopic or surgical removal can be effective for single lesions, but risks and costs increase significantly if lesions recur, if there are numerous lesions or if lesions occur in less accessible tissues. Because of their significant side effects, systemic administration of most existing chemotherapeutic drugs is not appropriate for treating precancerous lesions. Reduction of environmental risks or change in diet are generally more effective in preventing the early stages of carcinogenesis than in arresting or reversing the changes that occur in the later stages of carcinogenesis. As a result of the inadequacy of current treatments, there is a significant need for the development of new therapeutics to treat precancerous lesions. If left untreated and not reversed by natural processes, precancerous lesions may progress to cancer.

     Cancer. The American Cancer Society estimates that over 1.4 million new cases of cancer were diagnosed and approximately 560,000 cancer deaths occurred in the U.S. in 1997. Cancer is the second leading cause of death in the U.S., and approximately 10 million people living in the U.S. have a history with cancer. Due in part to the development of new diagnostic procedures, the highest number of new cancer diagnoses are currently occurring in the prostate, breast, lung and colon/rectum, representing approximately 50% of all new cancer cases.

     Cancer is generally treated by attempting to remove the cancerous cells, either by surgery or by chemical or radiation therapies. Currently available chemotherapies and radiation therapies target all rapidly dividing cells, both cancerous and healthy, and therefore result in serious side effects. The limited efficacy and harmful side effects of existing cancer treatments and the costs associated with managing these side effects continue to drive the search for new therapies.

CPI TECHNOLOGY

     To address the need for new therapies, CPI's technology focuses on the selective induction of apoptosis in cells that manifest abnormal growth (neoplastic cells), such as precancerous and cancerous cells. Apoptosis is a naturally occurring physiological process in which a number of components inside the cell "program" the cell to die without causing harm to surrounding cells. Apoptosis occurs in tissues that are continually renewing themselves, such as the lining of the digestive system, or as a natural defense mechanism that prevents the replication of cells that have undergone DNA damage. CPI's technology is based upon its discovery of a novel mechanism which CPI believes, based on its research, can be targeted to induce selective apoptosis in neoplastic cells without affecting normal cells.

     Many existing chemotherapeutic agents as well as radiation induce apoptosis in rapidly proliferating cells without differentiating between neoplastic cells and normal cells. This can result in toxicity, including suppression of the immune system, hair loss and gastrointestinal disturbances. As a result of this toxicity, most existing chemotherapeutic agents and radiation therapy are not appropriate for treating precancerous lesions in otherwise healthy individuals for whom safety and tolerability are essential for chronic or extended therapeutic use.

     Conventional Induction of Apoptosis in Cancer Therapy. Radiation therapy and many existing chemotherapeutic agents act on proliferating cells by disrupting cellular DNA synthesis to induce apoptosis. As depicted below, once significant damage occurs to the DNA (1), a process is initiated that is controlled by the gatekeeper protein p53 (2), and modulated by various proteins such as bax and bcl-2 (3). This process results in the activation of caspases, a family of enzymes that is involved in the apoptotic process (4), which trigger a cascade of events resulting in apoptosis (5). The end result of apoptosis is the dismantling of the cell into apoptotic vesicles (6), which are naturally cleared by the body. The apoptotic mechanism identified by CPI does not appear to involve p53, or the modulator proteins, such as bax or bcl-2.

  [Graphic depiction of conventional induction of apoptosis in cancer therapy appears here]

     Discovery of Novel Apoptotic Mechanism. CPI believes it has discovered a previously undefined mechanism for regulating apoptosis. Research suggests that two key elements of this mechanism are an apoptosis inducing element ("AIE"), which is activated by naturally-occurring triggers, and an apoptosis regulatory element ("ARE"), which plays a key role in controlling levels of activated AIE. CPI has determined in colon cancer that the neoplastic tissue has a higher level of ARE activity than neighboring normal tissue, which may prevent neoplastic cells from responding to normal signals that trigger apoptosis. When ARE activity increases, as in neoplastic cells, AIE activity is reduced and activation of a critical downstream protein is interrupted, subsequently preventing the activation of the caspases and apoptosis.

     Selective Induction of Apoptosis by CPI Compounds. Research suggests that CPI's compounds, including PREVATAC(TM) exisulind, are targeted at inhibiting ARE activity in neoplastic cells. As shown in the diagram below, CPI compounds
(1) reduce ARE activity (2), thereby preventing ARE from deactivating the active AIE (3). Research suggests that the active AIE (4) is then available to trigger a critical downstream protein (5), which leads to the activation of caspases
(6). As in the case of conventional cancer treatment, caspases then trigger a cascade of events leading to apoptosis (7) and the resulting apoptotic vesicles
(8).

[Graphic depiction of selective induction of apoptosis by CPI Compounds appears here]

     Research and Development Activities. CPI's Biological Discovery Group consists of its research employees, members of its Scientific Advisory Board, contract researchers and consultants. The Biological Discovery Group has identified the specific intracellular protein targeted by PREVATAC(TM) exisulind and has made significant progress in sequencing the target protein's gene. CPI has developed polymerase chain reaction ("PCR")-based probes that may be used to identify additional indications to be targeted and to develop diagnostic tools. CPI continues to identify additional elements involved in regulating the newly identified apoptotic mechanism. CPI plans to investigate the potential applicability of its novel apoptotic mechanism to other hyperproliferative diseases, such as benign prostatic hyperplasia, coronary restenosis, psoriasis and polycystic renal disease. There can be no assurance that CPI's investigation will be successful.

     Utilizing its understanding of chemical structure and biological activity, CPI has created over 450 new chemical compounds in five chemical families and over 27 chemical classes, over 200 of which display significantly greater apoptotic potency than PREVATAC(TM) exisulind. CPI's new compounds are tested for inhibitory effects on the growth of cancer cells in vitro, for the induction of apoptosis and for activity against the intracellular target ARE.

     A number of CPI compounds have shown activity against in vitro cultures of immortalized cell lines of transplantable human cancers of the breast, colon, lung and prostate. Preliminary results of studies with CPI's compounds in short-lived primary cultures of human cancers obtained from individual patients have shown activity against breast cancer. Using this data, CPI has selected several new chemical entities ("NCEs"), as its next product development candidates and is scaling the manufacture of these compounds to permit further preclinical testing. CPI is conducting tests on other compounds and tissues as well. Significant additional preclinical and clinical trials are necessary to determine the activity of PREVATAC(TM) exisulind and other CPI compounds in these cancer indications. See "Risk Factors -- Risks Related to the Business and Operations of CPI".

     CPI plans to leverage its understanding of the structure-activity relationship of CPI's compounds by using combinatorial chemistry techniques and high-throughput screening systems to expand its proprietary chemical library. CPI has contracted with outside firms to create or purchase targeted chemical libraries including thousands of diverse chemical classes. CPI is screening these compounds in order to identify potential additional lead compounds.

PRODUCTS IN DEVELOPMENT

     CPI is developing a family of products targeted at the treatment and management of precancerous lesions and cancer. CPI's lead compound, PREVATAC(TM) exisulind, is a sulfone derivative of the nonsteroidal anti-inflammatory drug ("NSAID") sulindac. CPI has shown that PREVATAC(TM) exisulind exhibits strong anti-neoplastic effects but lacks the anti-cyclooxygenase activity that is associated with the serious gastrointestinal and renal side effects observed in NSAIDs. Although PREVATAC(TM) exisulind is currently in Phase III clinical trials and has been designated for Fast Track review for the treatment of APC, there can be no assurance that CPI will obtain marketing approval for PREVATAC(TM) exisulind. Clinical testing of PREVATAC(TM) exisulind has involved only a limited number of patients to date and results obtained in these trials in the treatment of APC are not necessarily predictive of the results of future clinical trials for APC or of clinical results for any other therapeutic indication. See "Risk Factors -- Risks Related to the Business and Operations of CPI". The following table lists the potential indications for, and current clinical development status of, PREVATAC(TM) exisulind:

                   PREVATAC(TM) EXISULIND DEVELOPMENT PROGRAM

INDICATION                                            CLINICAL DEVELOPMENT STATUS(1)
----------                                            ------------------------------
Precancer
  Adenomatous Polyposis Coli.................  Fast Track Designation obtained 3Q 1998
                                               Pivotal Phase III trial fully recruited in 1Q
                                               1998
                                               Phase I/II trial completed in 1Q 1997
                                               Orphan Drug status obtained 1Q 1994
  Sporadic Adenomatous Colonic Polyps........  Pivotal Phase II/III trial initiated in 4Q
                                               1997 Phase IB trial completed in 3Q 1997
  Barrett's Esophagus........................  Phase II trial expected to commence in 4Q
                                               1998
  Bronchial Dysplasia........................  Phase II trial expected to commence in 4Q
                                               1998
  Cervical Dysplasia.........................  Phase IB trial completed in 3Q 1997
Cancer
  Prostate Cancer Recurrence.................  Phase II/III trial fully recruited in 3Q 1998
  Lung Cancer................................  Pilot study initiated in 4Q 1997
  Breast Cancer Recurrence...................  Pivotal Phase II/III trial initiated in 1Q
                                               1998

---------------
(1) The steps required before a drug may be marketed in the U.S. include: (i) preclinical laboratory and animal tests; (ii) submission to the FDA of an application for an IND exemption, which must become effective before human clinical trials commence; (iii) human clinical trials to establish the safety and efficacy of the drug, typically proceeding in three phases; (iv) submission of a detailed NDA to the FDA; and (v) FDA approval of the NDA.

    A "pivotal" study is a clinical trial used as primary evidence of safety and efficacy. More than one pivotal study may be necessary to gain marketing approval from the FDA.

    Clinical trials proceed through three phases, which may overlap in design and objective:

    "Phase I" trials involve the initial introduction of an investigational new drug into humans and are designed to test for tolerance and side effects and to determine the metabolic and pharmocologic actions of the drug in humans. Phase IB denotes a later stage Phase I study.

    "Phase II" involves clinical studies conducted in a limited number of patients to evaluate preliminarily the effectiveness of the drug for a particular indication and to determine the optimal dosage and the common short-term side effects and risks.

    "Phase III" involves expanded studies to evaluate the safety and effectiveness of the drug.

     CPI's clinical trial strategy seeks to identify subsets of patient populations for the various targeted indications where the endpoints of clinical trials occur in high frequency or in a relatively short time frame. Because CPI is studying PREVATAC(TM) exisulind for multiple indications, CPI plans to utilize safety and pharmacokinetic data obtained in clinical trials completed to date to provide a basis for commencing more advanced clinical trials in other indications. CPI believes that this strategy of designing clinical trials around selected populations and utilizing existing safety data may allow CPI to reduce the duration of clinical trials and the number of test subjects enrolled in its clinical trials, thereby generating statistically significant clinical results more quickly and cost-effectively.

     Clinical Development of PREVATAC(TM) exisulind for Precancerous
Lesions. Based on PREVATAC(TM) exisulind's safety profile, CPI believes that the compound may be useful in treating patients with precancerous lesions for whom a drug's long-term safety profile is important. The initial indication for PREVATAC(TM) exisulind is APC, and CPI is also pursuing clinical development of PREVATAC(TM) exisulind for four other types of precancerous epithelial lesions: sporadic adenomatous colonic polyps, Barrett's Esophagus, bronchial dysplasia and cervical dysplasia. These indications have been selected based upon several factors, including encouraging preclinical results and clinical need.

     Adenomatous Polyposis Coli. PREVATAC(TM) exisulind is currently in Phase III clinical trials for APC, which is an inherited disease characterized by the development of hundreds to thousands of adenomatous polyps in the colon and the progression to colon cancer if left untreated. This disease can be confirmed within a family by genetic testing. Most APC patients must be endoscopically screened beginning in their teenage years and must have a substantial portion of their large intestine removed by age 20. Even with this treatment, these patients continue to develop polyps in the remaining rectal tissue and are typically monitored by endoscopy two to four times each year. At each examination, polyps are removed. CPI's clinical program is testing PREVATAC(TM) exisulind in patients who previously have had most of their large intestine removed, leaving the rectum intact (sub-total colectomy).

     It is estimated that APC occurs in between 8,000 and 36,000 persons in the U.S. Because of the large number of lesions that occur in these patients and the continuous development of new lesions with no spontaneous remission, CPI believes that clinical trials in APC can be conducted in, and statistically significant results obtained from, a relatively small number of patients.

     In a Phase I/II study conducted with the support of the NCI at the Cleveland Clinic Foundation, 18 APC patients were treated with PREVATAC(TM) exisulind for six months. The study was completed in January 1997 and was designed to observe the safety and pharmacokinetics of increasing doses of PREVATAC(TM) exisulind. No serious adverse events attributable to PREVATAC(TM) exisulind were reported at the clinically effective doses of 400-600 milligrams total daily dose. At the 800 milligram total daily dose level, four out of six patients displayed asymptomatic reversible elevations of liver enzymes; all of such patients continued in the trial at lower dose levels. At the end of the study, all patients elected to continue taking the drug in an extension study, and the majority of the patients have been on the drug for more than 24 months. No patient has withdrawn from the study or its extension due to serious adverse events.

     In the Phase I/II study and its extension, nearly all patients were observed to experience a marked reduction in the number and size of exophytic (i.e., raised over the surface), precancerous rectal polyps that were six millimeters or less in diameter at the beginning of the study. The effect was observed to be correlated to dosage, with 600 milligrams per day having a significantly more pronounced effect than 400 milligrams per day. In the extended study, no progressive increase in polyp size or volume was observed in 13 of the 14 patients who have remained in the study and have been maintained on the optimal dose.

     Following treatment with PREVATAC(TM) exisulind, examination of certain regressing polyps showed substantial increases in the rate of apoptosis compared with untreated polyps, while the rate of apoptosis in nearby normal tissue was unchanged, demonstrating that PREVATAC(TM) exisulind selectively induces apoptosis in neoplastic cells without affecting normal cells.

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

     Although the Phase I/II study of 18 patients generated preliminary evidence of effectiveness, additional clinical evidence of the safety and efficacy of PREVATAC(TM) exisulind for APC is required before the filing of the NDA. Accordingly, CPI initiated a pivotal Phase III study in the second quarter of 1997. This study is a double blind placebo-controlled trial of PREVATAC(TM) exisulind being conducted at 12 centers in the U.S., Sweden, the United Kingdom and Israel. The primary endpoint of the study is the reduction in the formation of new polyps. The design and endpoints of the study have been reviewed with the FDA. CPI completed recruitment of 74 patients for this study on January 15, 1998. CPI initiated another study on January 16, 1998 utilizing the identical protocol to the pivotal Phase III study to gather additional patient data. In addition, CPI is currently enrolling patients with high rates of recurrence of polyps, who otherwise would have been excluded from the pivotal Phase III study, in a concurrent study and has commenced a safety study in pediatric APC patients. CPI anticipates filing an NDA in the first quarter of 1999 which will seek approval to market PREVATAC(TM) exisulind for the prevention of precancerous adenomatous polyps in APC patients. There can be no assurance that this filing will not be delayed and that the results of the Phase I/II study will be indicative of results in the Phase III and related studies or that the results of the Phase III and related studies will show that PREVATAC(TM) exisulind is sufficiently safe and effective for the FDA or other regulatory authorities to grant marketing approval.

     CPI has been granted Fast Track designation for PREVATAC(TM) exisulind for the reduction in development of new polyps in patients with APC. The Fast Track Program is a new mechanism, introduced in the FDA Modernization Act of 1997, for facilitating the development and expediting the approval of drugs that demonstrate the potential to address unmet medical needs for serious and life-threatening conditions. This mechanism builds upon existing FDA programs for accelerated approval.

     Patients with APC are usually managed by gastroenterologists and colorectal surgeons. There are approximately 9,500 gastroenterologists and 1,000 colorectal surgeons in the U.S. CPI believes that a subset of these physicians treats a significant number of APC patients and CPI intends to focus its marketing efforts on these physicians.

     Sporadic Adenomatous Colonic Polyps. Sporadic adenomatous colonic polyps are relatively common precancerous lesions occurring in the large intestine. These polyps are histologically, microscopically and genetically indistinguishable from the polyps of APC.

     More than 30% of people in the U.S. over the age of 50 have sporadic adenomatous colonic polyps. Most of these people will develop only one or two polyps and once the polyps are removed will not require significant ongoing medical attention. There are, however, subgroups of people at higher than usual risk of developing colorectal cancer who should be monitored frequently. These patients include people with close relatives that have had colorectal cancer, people over age 60 and people with multiple polyps or polyps which are large or severely dysplastic or which recur frequently. CPI is targeting these patients for clinical studies and chemopreventive therapy.

     The American Cancer Society, American College of Gastroenterology, American Gastroenterological Association and other expert organizations recommend that all people over the age of 50 be screened for precancerous colonic polyps and colon cancer. This recommendation is not followed universally and, as a result, a large number of people whose polyps have not been detected are at risk of developing colon cancer. The procedure for screening for sporadic adenomatous colonic polyps is an endoscopic examination of the lower part of the large intestine. This procedure, a sigmoidoscopy, is performed by gastroenterologists, internists and other physicians. For more extensive and invasive examination of patients who have had polyps detected by sigmoidoscopy and for the treatment of sporadic adenomatous colonic polyps, a colonoscopy is performed, usually by a gastroenterologist.

     In September 1997, CPI completed a two-month Phase IB safety and pharmacokinetic study in 18 patients who had a history of either sporadic adenomatous colonic polyps and/or cervical dysplasia. CPI has initiated a multi-center, pivotal Phase II/III study in sporadic colonic polyps. The first study, initiated in December 1997, is a double-blind, placebo-controlled study to evaluate the safety and efficacy of different doses of PREVATAC(TM) exisulind in the treatment of existing sporadic adenomatous colonic polyps. CPI may need to conduct further concurrent studies of safety and pharmacokinetics.

     Gastroenterologists and colorectal surgeons are primarily responsible for performing colonoscopies and managing treatment of individuals who have sporadic adenomatous colonic polyps. There are approximately 10,500 of these physicians in the U.S. This target audience of physicians builds on and overlaps with the group of physicians who treat APC and is a logical extension of CPI's planned marketing and sales efforts.

     Barrett's Esophagus. Barrett's Esophagus is a precancerous condition of the lower esophagus characterized by progressive and readily identifiable changes in the appearance of the lining of the esophagus or esophageal epithelium. Some patients experience reflux of stomach acid into the esophagus, exacerbating the condition. Patients with Barrett's Esophagus have 30 to 40 times greater risk of developing esophageal cancer than the average person. Treatment with anti-acid therapy or other anti-reflux measures is usually not effective. Approximately one percent of the U.S. population, or an estimated 2,000,000 people, have Barrett's Esophagus.

     In the fourth quarter of 1998, CPI plans to initiate a 12-month Phase II study in patients with Barrett's Esophagus to evaluate the safety and efficacy of PREVATAC(TM) exisulind. CPI's proposed clinical endpoints are reduction in the area affected or in the degree of dysplasia found in the affected tissues.

     Barrett's Esophagus is diagnosed by upper gastrointestinal endoscopy, a procedure usually performed by gastroenterologists. Treatment is usually managed by gastroenterologists or by thoracic surgeons, of whom there are approximately 2,000 in the U.S. Because of the significant overlap between the physician groups who treat Barrett's Esophagus with those who treat APC and sporadic adenomatous colonic polyps, CPI does not anticipate that any significant increase in the sales and marketing organization will be required to promote products for Barrett's Esophagus.

     Bronchial Dysplasia. Bronchial dysplasia is a precancerous condition of the lower respiratory tract characterized by progressive and readily identifiable changes in the appearance of the lining of the bronchi of the lung or bronchial epithelium. In the bronchial epithelium, smoking may initiate a multi-step process that first appears histologically as dysplasia or metaplasia, a biological precursor to lung cancer. Two-thirds of heavy smokers may develop these precancerous lesions.

     In the fourth quarter of 1998, CPI plans to initiate a Phase II/III study in patients with bronchial dysplasia to evaluate the safety and efficacy of PREVATAC(TM) exisulind. CPI's proposed clinical endpoints are reduction in the area affected or in the degree of dysplasia found in the affected tissues.

     Pulmonary specialists and thoracic surgeons are primarily responsible for performing bronchoscopies and managing treatment of individuals who have bronchial dysplasia. There are approximately 8,400 of these physicians in the U.S. If CPI develops products to treat bronchial dysplasia, CPI anticipates marketing these products directly to these focused physicians groups.

     Cervical Dysplasia. Cervical dysplasia is a relatively common precancerous lesion of the cervix that is easily diagnosed by Pap smears. Fifty million Pap smears are performed each year in the U.S., of which approximately five percent reveal some form of cervical dysplasia. Although very few cases of cervical dysplasia progress to cancer, it is estimated that in 1997 there were approximately 14,000 new cases of cervical cancer in the U.S.

     In September 1997, CPI completed a two-month Phase IB safety and pharmacokinetic study in 18 patients who had a history of sporadic adenomatous colonic polyps and/or cervical dysplasia. CPI is designing a six-month Phase II study to evaluate the safety and efficacy of different doses of PREVATAC(TM) exisulind in reducing the size of the area affected by and degree of dysplasia.

     Treatment of cervical dysplasia, especially those cases with more severe dysplasia or recurrence, is usually performed by gynecologists, of whom there are approximately 36,000 in the U.S. If CPI determines to pursue this market, CPI anticipates seeking a marketing partner for sales to this large physician market.

     Clinical Development of PREVATAC(TM) exisulind for Cancerous
Lesions. Laboratory studies have demonstrated that PREVATAC(TM) exisulind arrests or slows the progression of certain cancerous lesions. Based on the safety profile of PREVATAC(TM) exisulind and its novel mechanism of activity, CPI believes that PREVATAC(TM) exisulind may be clinically useful in augmenting radiation and conventional chemotherapy in the treatment of cancers and the prevention of recurrence. CPI believes that cancer cells that are resistant to radiation or conventional chemotherapy may be killed by PREVATAC(TM) exisulind due to its effect on an apoptotic mechanism that is different from that targeted by conventional therapies.

     CPI has initiated certain studies and is planning additional clinical studies in specific cancer indications, using the safety and pharmacokinetic data from its APC and sporadic colonic adenomatous polyp/cervical dysplasia studies to support the initiation of Phase II or Phase II/III studies. CPI has expanded the trials covered under its existing IND for PREVATAC(TM) exisulind to cover these additional indications. Results of earlier clinical trials of PREVATAC(TM) exisulind in the treatment of APC may not be predictive of the results that may be obtained from trials of PREVATAC(TM) exisulind in the treatment of cancer.

     Prostate Cancer. It is estimated that in 1997 there were approximately 209,000 new cases of prostate cancer in the U.S. In in vitro and in vivo studies, CPI has observed that PREVATAC(TM) exisulind inhibits growth of prostate cancer, including one such cancer that is resistant to conventional chemotherapeutic drugs. In August 1998, CPI completed enrollment of 90 patients in a Phase II/III clinical study for the prevention of prostate cancer recurrence. This study involves men who have had a prostatectomy and have rising PSA levels, which is often a sign of recurrent prostate cancer that is not detectable by current imaging or diagnostic methods. The endpoint of this study is the arrest or delay in the elevation of PSA. Depending on the results of this study, CPI anticipates additional clinical studies to confirm the efficacy of the compound.

     Prostate cancer is commonly diagnosed and treated by urologists, of whom there are approximately 10,000 in the U.S. Oncologists, of whom there are 5,500 in the U.S., manage the chemotherapeutic treatment of prostate cancer. If CPI develops products to treat prostate cancer, CPI anticipates marketing these products directly to urologists and oncologists.

     Breast Cancer. It is estimated that in 1997 there were approximately 181,000 new cases of breast cancer in the U.S. CPI has observed that PREVATAC(TM) exisulind and other CPI compounds show dose-related inhibitory effects in several in vitro breast cancer cell systems, in in vivo chemically-induced cancer models and in in vitro studies with primary breast cancer tissues removed from patients. In February 1998, CPI initiated a Phase II/III study to evaluate the safety and efficacy of PREVATAC(TM) exisulind in the prevention of recurrence of breast cancer in women who have not responded to traditional recurrence prevention, such as tamoxifen, and who are in remission after having been treated with conventional chemotherapeutic agents.

     Gynecologists usually diagnose breast cancer, while oncologists manage the chemotherapeutic treatment. If CPI develops any products to treat breast cancer, CPI anticipates marketing these products to oncologists.

     Lung Cancer. It is estimated that in 1997 there were approximately 178,000 new cases of lung cancer in the U.S. PREVATAC(TM) exisulind has shown positive results in the prevention of chemically-induced lung cancer in rodents. CPI commenced a pilot study of the safety and efficacy of PREVATAC(TM) exisulind in patients with advanced lung cancer in December 1997. The results of this exploratory study will determine CPI's plans for further studies.

     Lung cancer may be diagnosed by general practitioners or internists. Oncologists manage the chemotherapeutic treatment of lung cancer. If CPI develops products to treat lung cancer, CPI anticipates marketing these products directly to oncologists.

NATIONAL CANCER INSTITUTE AND OTHER THIRD-PARTY ARRANGEMENTS

     Pursuant to a Clinical Trials Agreement entered into in 1994, the NCI agreed to sponsor human clinical trials (including but not limited to safety and efficacy testing) of PREVATAC(TM) exisulind for at least two precancer indications. The first indication is colonic adenomas, including APC. The NCI sponsored a portion of the Phase I/II clinical study for APC that CPI concluded in January 1997. The NCI has the right to conduct as many additional clinical trials as it would like and CPI is obligated to provide PREVATAC(TM) exisulind for such studies. The Clinical Trials Agreement expires on July 1, 1999 unless extended by both parties, and is subject to unilateral termination on sixty days' notice by either party, subject in both cases to completion of clinical trials that have been agreed to or are ongoing. CPI has retained all commercial rights to

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

PREVATAC(TM) exisulind, and the agreement with the NCI contains no provisions for royalties or restrictions on CPI's ability to commercialize PREVATAC(TM) exisulind.

     CPI has also entered into an amendment of the Clinical Trials Agreement with the NCI to permit the NCI to conduct preclinical testing and, if agreed with CPI, clinical testing of three additional CPI compounds. CPI believes that continued collaboration with the NCI will advance the progress of both CPI and the NCI in developing therapies to treat precancerous lesions in a variety of tissues.

     In June 1991, CPI entered into a Research and License Agreement with the University of Arizona (the "University"). Under the agreement, CPI has agreed to attempt to commercialize at least one product while the University has agreed to conduct a research program in support of CPI's efforts. The agreement, as amended, provides for CPI to establish a budget for the research program with the University on an annual basis and for CPI to be licensed under all patents based on inventions developed by the University's employees in conjunction with CPI. CPI has agreed to pay to the University a royalty based on sales of products, if any, based on each such patent, which would apply to PREVATAC(TM) exisulind in the event it is approved for sale by the FDA. The agreement expires on June 26, 2000 unless extended by both parties, and is subject to termination by CPI upon thirty days' notice.

     CPI contracts with a number of university-based researchers and commercial vendors throughout the U.S., Europe and Israel who furnish additional cell biology studies, in vivo pharmacological studies, in vivo drug candidate screening and animal toxicological studies and scale-up and synthesis of promising new compounds. CPI retains all exclusive rights to commercialize the inventions and discoveries that result from these collaborations.

SCIENTIFIC ADVISORY BOARD

     CPI is assisted in its research and development activities by its Scientific Advisory Board ("SAB") composed of physicians and scientists who review CPI's research and development, participate in the design of clinical trials, discuss technological advances relevant to CPI and its business and otherwise assist CPI. The members of the SAB are appointed by CPI's management. The SAB meets periodically and certain members meet in smaller groups or with CPI individually as needed. Dr. Rifat Pamukcu, CPI's Chief Scientific Officer and Senior Vice President, Research and Development, served as co-chair of CPI's SAB prior to joining CPI in 1993, and continues to participate in all SAB meetings. SAB members are compensated in cash and stock options for their services to CPI. CPI also reimburses each member for expenses incurred when traveling to and attending meetings. All SAB members have commitments or consulting contracts with other organizations and companies, some of which are competitors or potential competitors of CPI, that may limit their availability to CPI. None of these individuals is expected to devote more than a small portion of his time to CPI. The members of the SAB are listed below by area of specialization.

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

                           SCIENTIFIC ADVISORY BOARD

NAME                                                       PROFESSIONAL AFFILIATION
----                                   -----------------------------------------------------------------
CELLULAR & ANIMAL RESEARCH
Dennis Ahnen, M.D....................  Professor of Medicine, University of Colorado School of Medicine;
                                       Director of Cancer Prevention and Control, University of Colorado
                                       Cancer Center
David M. Livingston, M.D.............  Emil Frei Professor of Medicine, Harvard Medical School; Chief of
                                       the Division of Neoplastic Disease Mechanisms and Chairman of the
                                       Executive Committee for Research, Dana-Farber Cancer Institute
Alan C. Sartorelli, Ph.D.............  Alfred Gilman Professor of Pharmacology and Epidemiology, Yale
                                       University School of Medicine; formerly Director of Yale
                                       Comprehensive Cancer Center
I. Bernard Weinstein, M.D............  Forde Jensen Professor of Medicine, Genetics and Development and
                                       Public Health, Columbia University; Director Emeritus, Columbia
                                       University Comprehensive Cancer Center

CLINICAL & DRUG DEVELOPMENT
David S. Alberts, M.D................  Associate Dean of Research, Director of Cancer Prevention and
                                       Control Program, and Professor of Medicine and Pharmacology,
                                       Arizona Cancer Center, University of Arizona
Randall W. Burt, M.D. (Chairman).....  Professor of Internal Medicine and Chief of Gastroenterology,
                                       University of Utah School of Medicine; formerly Chief of Medical
                                       Services, Veterans Administration Medical Center, Salt Lake City,
                                       Utah
Daniel D. Von Hoff, M.D..............  Director of the Institute for Drug Development, Cancer Therapy
                                       and Research Center at the University of Texas Health Science
                                       Center
Louis M. Weiner, M.D.................  Chairman of the Department of Medical Oncology, Division of
                                       Medical Science at Fox Chase Cancer Center; Professor in the
                                       Department of Medicine, Temple University School of Medicine

INDUSTRY RESEARCH & DEVELOPMENT
Ira Ringler, Ph.D....................  Pharmaceutical industry consultant; formerly President
                                       Takeda-Abbott Pharmaceuticals, and Vice President, Pharmaceutical
                                       Research and Development, Abbott Laboratories

PATENTS AND PROPRIETARY TECHNOLOGY

     CPI's success will depend, in part, on its ability to obtain patents, operate without infringing the proprietary rights of others and maintain trade secrets, both in the U.S. and other countries. Patent matters in the pharmaceutical industry can be highly uncertain and involve complex legal and factual questions. Accordingly, the validity, breadth, and enforceability of CPI's patents and the existence of potentially blocking patent rights of others cannot be predicted, either in the U.S. or in other countries.

     As of August 1998, CPI held title or exclusive licenses to two issued U.S. patents and six other pending U.S. patent applications relating to the therapeutic use of PREVATAC(TM) exisulind in the treatment of neoplasia, precancerous lesions and/or other indications. The sulfone derivative of sulindac, now named exisulind, was described in the scientific and patent literature over 20 years ago and, as a result, CPI is unable to obtain a composition of matter patent on PREVATAC(TM) exisulind. Thus, CPI's current patent rights relating to PREVATAC(TM) exisulind are limited to a series of patents and patent applications pertaining to

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

various specific uses of PREVATAC(TM) exisulind. CPI has also been issued or holds exclusive licenses to 13 foreign patents (including patents in various European countries, Australia, Canada and Japan) as well as one other pending patent application in South Korea relating to the use of PREVATAC(TM) exisulind in pharmaceutical compositions for the treatment of neoplasia and/or precancerous lesions. In Europe, CPI's patent rights relating to PREVATAC(TM) exisulind are directed to the use of PREVATAC(TM) exisulind in the manufacture of pharmaceutical compositions for the treatment of precancerous lesions. CPI also holds title or exclusive licenses to three U.S. patents, two U.S. patent applications which have been allowed, 33 other pending U.S. patent applications, five issued foreign patents and 18 pending foreign applications on other compounds, or therapeutic methods involving such compounds, for the treatment of colonic polyps, precancerous lesions, and/or neoplasia. CPI also has filed two U.S. and 13 foreign patent applications on methods for screening compounds for their usefulness in selectively inducing apoptosis involving the ARE. CPI intends to file additional applications, as appropriate, for patents on new compounds, products, or processes discovered or developed through application of CPI's technology.

     Beyond the patents granted to date, there can be no assurance that CPI will discover or develop patentable products or processes, that patents will issue from any of the currently pending patent applications, or that claims granted on issued patents will be sufficient to protect CPI's technology. Potential competitors or other researchers in the field may have filed patent applications, been issued patents, published articles or otherwise created prior art that could restrict or block CPI's efforts to obtain additional patents. There also can be no assurance that CPI's issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or competitive advantages to CPI. CPI's patent rights also depend on its compliance with technology and patent licenses upon which its patent rights are based and upon the validity of assignments of patent rights from consultants and other inventors that were, or are, not employed by CPI.

     In addition, competitors may manufacture and sell CPI's potential products in those foreign countries where CPI has not filed for patent protection or where patent protection may be unavailable, not obtainable or ultimately not enforceable. The ability of such competitors to sell such products in the U.S. or in foreign countries where CPI has obtained patents is usually governed by the patent laws of the countries in which the product is sold. In addition, to the extent that clinical uses of PREVATAC(TM) exisulind are discovered beyond those set forth in CPI's patent claims, CPI may not be able to enforce its patent rights against companies marketing PREVATAC(TM) exisulind for such other clinical uses.

     The success of CPI also will depend, in part, on CPI not infringing patents issued to others. Pharmaceutical companies, biotechnology companies, universities, research institutions, and others may have filed patent applications or have received, or may obtain, issued patents in the U.S. or elsewhere relating to aspects of CPI's technology. It is uncertain whether the issuance of any third-party patents will require CPI to alter its products or processes, obtain licenses, or cease certain activities. Some third-party applications or patents may conflict with CPI's issued patents or pending applications. Such conflict could result in a significant reduction of the coverage of CPI's issued or licensed patents. In addition, if patents are issued to other companies which contain blocking, dominating or conflicting claims and such claims are ultimately determined to be valid, CPI may be required to obtain licenses to these patents or to develop or obtain alternative technology. If any licenses are required, there can be no assurance that CPI will be able to obtain any such licenses on commercially favorable terms, if at all, and if these licenses are not obtained, CPI might be prevented from pursuing the development of certain of its potential products. CPI's failure to obtain a license to any technology that it may require to commercialize its products may have a material adverse impact on CPI's business, financial condition and results of operations.

     Litigation, which could result in substantial costs to CPI, may also be necessary to enforce any patents issued or licensed to CPI or to determine the scope and validity of the proprietary rights of others. In this connection, under the Abbreviated New Drug Application provisions of U.S. law, after four years from the date marketing approval is granted to CPI by the FDA for a patented drug, a generic drug company may submit an Abbreviated New Drug Application to the FDA to obtain approval to market in the U.S. a generic version of the drug patented by CPI. If approval is given to the generic drug company, CPI would be required to promptly initiate patent litigation to prevent the marketing of such a generic version prior to the normal
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

expiration of the patent. There can be no assurance that CPI's issued or licensed patents would be held valid by a court of competent jurisdiction. In addition, if competitors of CPI file patent applications in the U.S. that claim technology also claimed by CPI, CPI may have to participate in interference proceedings to determine priority of invention. These proceedings, if initiated by the U.S. Patent and Trademark Office, could result in substantial cost to CPI, even if the eventual outcome is favorable to CPI. An adverse outcome with respect to a third party claim or in an interference proceeding could subject CPI to significant liabilities, require disputed rights to be licensed from third parties, or require CPI to cease using such technology, any of which could have a material adverse effect on CPI's business, financial condition and results of operations.

     CPI also relies on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable or where patents have not been issued. CPI attempts to protect its proprietary technology and processes, in part, by confidentiality agreements and assignment of invention agreements with its employees and confidentiality agreements with its consultants and certain contractors. There can be no assurance that these agreements will not be breached, that CPI would have adequate remedies for any breach, or that CPI's trade secrets will not otherwise become known or be independently discovered by competitors. Such trade secrets or other intellectual property of CPI, should they become known to its competitors, could result in a material adverse effect on CPI's business, financial condition and results of operations. To the extent that CPI or its consultants or research collaborators use intellectual property owned by others in their work for CPI, disputes may also arise as to the rights to related or resulting know-how and inventions.

     PREVATAC(TM) is CPI's proposed trademark for exisulind. CPI has filed an intent to use trademark application for the mark with the U.S. Patent and Trademark Office, and plans to perfect foreign trademark rights in the mark. While CPI has searched for confusingly similar marks and believes that PREVATAC(TM) is available for use on its product, there can be no guarantee that that mark will not be challenged by others, or that others have not perfected or attempted to perfect rights in a confusingly similar mark. In the event of a successful challenge to CPI's adoption and use of PREVATAC(TM), CPI could be forced to change its proposed mark in one or more countries in the world.

COMPETITION

     The industry in which CPI competes is characterized by extensive research and development efforts and rapid technological progress. New developments occur and are expected to continue to occur at a rapid pace, and there can be no assurance that discoveries or commercial developments by CPI's competitors will not render some or all of CPI's potential products obsolete or non-competitive, which would have a material adverse effect on CPI's business, financial condition and results of operations. CPI's competitive position also depends on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources.

     In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products are being developed that may compete directly with the products that CPI is seeking to develop and market. CPI is aware of clinical trials in which a number of pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. These include studies of NSAID-like compounds, cyclooxygenase inhibitors, difluoromethylornithine ("DFMO") and natural nutrients in the treatment of APC and sporadic colonic polyps, studies of retinoids and DFMO in the treatment of cervical dysplasia and studies of tamoxifen for the prevention of breast cancer. Additional compounds being tested in various epithelial lesions include compounds related to aspirin, various vitamins and nutritional supplements, oltipraz, N-acetyl cysteine and compounds that interfere with hormone activities. The studies are being conducted by pharmaceutical and biotechnology companies, major academic institutions and government agencies. There are other agents, including certain prescription drugs, that have been observed to have an effect on ARE. Although CPI is not aware that any third party has demonstrated the preclinical utility of these compounds in the treatment of precancerous or cancerous lesions, there can be no assurance that such existing or new agents will not ultimately be found to be useful, and therefore competitive with any future products of CPI.

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

     Near-term competition from fully integrated and more established pharmaceutical and biotechnology companies is expected. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than CPI and represent substantial long-term competition for CPI. Such companies may succeed in discovering and developing pharmaceutical products more rapidly than CPI or pharmaceutical products that are safer, more effective or less costly than any that may be developed by CPI. Such companies also may be more successful than CPI in production and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical trials, seek patent protection and establish collaborative arrangements for the development of oncology products.

     CPI will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There can be no assurance that CPI's competitors will not develop safer and more effective products or obtain patent protection or intellectual property rights that limit CPI's ability to commercialize products that may be developed or commercialize products earlier than CPI. There can be no assurance that CPI's issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide proprietary protection or competitive advantage to CPI.

GOVERNMENT REGULATION

     The research, design, testing, manufacturing, labeling, marketing, distribution and advertising of products such as CPI's proposed products are subject to extensive regulation by governmental regulatory authorities in the U.S. and other countries. The drug development and approval process is generally lengthy, expensive and subject to unanticipated delays. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. A new drug may not be marketed in the U.S. until it has undergone rigorous testing and has been approved by the FDA. The drug may then be marketed only for the specific indications, uses, formulation, dosage forms and strengths approved by the FDA. Similar requirements are imposed by foreign regulators upon the marketing of a new drug in their respective countries. Satisfaction of such regulatory requirements, which includes demonstrating to the satisfaction of the FDA that the relevant product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Preclinical studies must be conducted in conformance with the FDA's GLP regulations. CPI's compounds require extensive clinical trials and FDA review as new drugs. Clinical trials are vigorously regulated and must meet requirements for FDA review and oversight and requirements under GCP guidelines. There can be no assurance that CPI will not encounter problems in clinical trials which would cause CPI or the FDA to delay or suspend clinical trials. Any such delay or suspension could have a material adverse effect on CPI's business, financial condition and results of operations.

     The steps required before a drug may be marketed in the U.S. include: (i) preclinical laboratory and animal tests; (ii) submission to the FDA of an application for an IND exemption, which must become effective before human clinical trials may commence; (iii) human clinical trials to establish the safety and efficacy of the drug; (iv) submission of a detailed NDA to the FDA; and (v) FDA approval of the NDA. In addition to obtaining FDA approval for each product, each domestic establishment where the drug is to be manufactured must be registered with the FDA. Domestic manufacturing establishments must comply with cGMP regulations and are subject to periodic inspections by the FDA. Foreign manufacturing establishments manufacturing drugs intended for sale in the U.S. also must comply with cGMP regulations and are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

     Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the metabolic and pharmacologic activity and potential safety and efficacy of the product. Preclinical tests must be conducted by laboratories that comply with FDA regulations regarding GLP. The results of preclinical tests are submitted to the FDA as part of an IND, which must become effective before the sponsor may conduct clinical trials in human subjects. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA. There is no certainty that submission of an IND will result in FDA authorization of the commencement of clinical trials. A separate IND application may be required by the FDA, in its sole discretion, as to each indication. The FDA has determined that all cancer prevention and therapeutic indications for which PREVATAC(TM) exisulind is or will be tested are to be submitted under its current IND application filed in December 1993.

     Clinical trials involve the administration of the investigational drug to patients. Every clinical trial must be conducted under the review and oversight of an institutional review board ("IRB") at each institution participating in the trial. The IRB evaluates, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Clinical trials typically are conducted in three phases, which generally are conducted sequentially, but which may overlap. Clinical trials test for efficacy and safety, side effects, dosage, tolerance, metabolism and clinical pharmacology. Phase I tests involve the initial introduction of the drug to a small group of subjects to test for safety, dosage tolerance, pharmacology and metabolism. Phase II trials involve a larger but still limited patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. If a drug appears to be efficacious in Phase II evaluations, larger-scale Phase III trials are undertaken to evaluate the safety and effectiveness of the drug, usually, though not necessarily, in comparison with a placebo or an existing treatment. There can be no assurance, however, that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all. Furthermore, the FDA may suspend clinical trials at any time if it decides that patients are being exposed to a significant health risk.

     The results of the preclinical studies and clinical trials are submitted to the FDA as part of an NDA for approval of the marketing of the drug. The NDA also includes information pertaining to the chemistry, formulation and manufacture of the drug and each component of the final product, as well as details relating to the sponsoring company. The NDA review process takes from one to two years on average to complete, although reviews of treatments for cancer and other life-threatening diseases may be accelerated. However, the process may take substantially longer if the FDA has questions or concerns about a product. In general, the FDA requires at least two adequate and well-controlled clinical studies demonstrating efficacy in order to approve an NDA. The FDA may, however, request additional information, such as long-term toxicity studies or other studies relating to product safety. Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical tests following NDA approval.

     There can be no assurance that the drugs CPI is seeking to develop will prove to be safe and effective in treating or preventing cancer. The development of such drugs will require the commitment of substantial resources to conduct the preclinical development and clinical trials necessary to bring such compounds to market. Drug research and development by its nature is uncertain. There is a risk of delay or failure at any stage, and the time required and cost involved in successfully accomplishing CPI's objectives cannot be predicted. Actual drug research and development costs could exceed budgeted amounts, which could have a material adverse effect on CPI's business, financial condition and results of operations.

     CPI cannot predict when, if ever, it might submit for regulatory review additional compounds currently under development. Once CPI submits its potential products for review, there can be no assurance that the FDA or other regulatory approvals for any pharmaceutical products developed by CPI will be granted on a timely basis, if at all. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. Clinical trials are vigorously regulated and must meet requirements for FDA review and oversight and requirements under GCP guidelines. A new drug may not be marketed in the U.S. until it has been approved by the FDA. There also can be no assurance that CPI will not encounter delays or rejections or that the FDA will not make policy changes during the period of product development and FDA regulatory review of each submitted NDA. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on CPI's business, financial condition and results of operations. Even if regulatory approval is obtained, it would be limited as to the indicated uses for which the product may be promoted or marketed. A marketed product, its manufacturer and the facilities in which it is manufactured are subject to continual review and periodic inspections. If marketing approval is granted, CPI would be required to comply with FDA requirements for manufacturing, labeling, advertising, record keeping and reporting of adverse experiences and other information. In addition, CPI would be required to comply with federal and state anti-kickback and other health care fraud and abuse laws that pertain to the marketing of pharmaceuticals. Failure to comply with regulatory requirements and other factors could subject CPI to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, withdrawal of the product from the market, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as enhanced product liability exposure, any of which could have a material adverse effect on CPI's business, financial condition and results of operations. Sales of CPI's products outside the U.S. will be subject to foreign regulatory requirements governing clinical trials, marketing approval, manufacturing and pricing. Non-compliance with these requirements could result in enforcement actions and penalties or could delay introduction of CPI's products in certain countries.

     CPI's current clinical trial strategy for the development of drugs for the prevention of precancerous lesions assumes that the FDA will accept reduction in the formation of precancerous lesions as an endpoint for precancer trials. To date, the FDA has not approved any chemoprevention compounds and there can be no assurance that the FDA will approve such compounds in the future. Should the FDA require CPI to demonstrate the efficacy of PREVATAC(TM) exisulind in the reduction of certain cancers or in overall mortality rates resulting from certain cancers, CPI's clinical trial strategy would be materially and adversely affected, as significant additional time and funding would be required to demonstrate such efficacy. There can be no assurance that CPI will be able to successfully develop a safe and efficacious chemoprevention product or that such product will be commercially viable or will achieve market acceptance.

     In 1988 and again in 1992, the FDA issued regulations intended to expedite the development, evaluation and marketing of new therapeutic products to treat life-threatening and severely debilitating illnesses for which no satisfactory alternative therapies exist. One program under these regulations provides for early consultation between the sponsor and the FDA in the design of both preclinical studies and clinical trials. Another program provides for accelerated approval based on a surrogate endpoint. There can be no assurance, however, that any future products CPI may develop will be eligible for evaluation by the FDA under these regulations. In addition, there can be no assurance that PREVATAC(TM) exisulind or any future products CPI may develop, if eligible for these programs, will be approved for marketing sooner than would be traditionally expected. Regulatory approval granted under these regulations may be restricted by the FDA as necessary to ensure the safe use of the drug. In addition, post-marketing clinical studies may be required. If PREVATAC(TM) exisulind or any future products of CPI do not perform satisfactorily in such post-marketing clinical studies, they would likely be required to be withdrawn from the market.

     CPI has obtained Orphan Drug status for PREVATAC(TM) exisulind for the treatment of APC. Although Orphan Drug status may provide an applicant exclusive marketing rights in the U.S. for a designated indication for seven years following marketing approval, in order to obtain such benefits, the applicant must be the sponsor of the first NDA approved for that drug and indication. Moreover, amendment of the Orphan Drug Act by the U.S. Congress and reinterpretation by the FDA are frequently discussed. Therefore, there can be no assurance as to the precise scope of protection that may be afforded by Orphan Drug status in the future, or that the current level of exclusivity will remain in effect.

     CPI has been granted Fast Track designation by the FDA for PREVATAC(TM) exisulind for the reduction in development of new polyps in patients with APC. The Fast Track Program is a new mechanism, introduced in the FDA Modernization Act of 1997, for facilitating the development and expediting the approval of drugs that demonstrate the potential to address unmet medical needs for serious and life-threatening conditions. This mechanism builds upon existing FDA programs for accelerated approval of such drugs. Among other things, the Fast Track provisions provide for rolling review of the marketing application for the Fast Track drug, so that portions of the application can be submitted and reviewed by FDA before the complete application is submitted, which can help to accelerate FDA review. However, there can be no assurance that PREVATAC(TM) exisulind will be approved for marketing sooner than would be traditionally expected. In addition, the FDA may require post-marketing studies for a Fast Track drug. If such studies were required as a condition of approval of PREVATAC(TM) exisulind and the studies showed that PREVATAC(TM) exisulind is not safe or effective or failed to demonstrate any clinical benefit, it is likely that PREVATAC(TM) exisulind would be required to be withdrawn from the market for such indication.

     In most cases, pharmaceutical companies rely on patents to provide market exclusivity for the periods covered by the patents. See "-- Patents and Proprietary Technology." In the U.S., the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Hatch-Waxman Act") permits an extension of patents in certain cases to compensate for patent time expended during clinical development and FDA review of a drug. In addition, the Hatch-Waxman Act establishes a period of market exclusivity, independent of any patents, during which the FDA may not accept or approve abbreviated applications for generic versions of the drug from other sponsors, although the FDA may accept and approve subsequent long-form applications for the drug. The applicable period of market exclusivity for a drug containing an active ingredient not previously approved is five years. There is no assurance that all or any of CPI's products, if approved, will receive market exclusivity under the Hatch-Waxman Act. Failure to receive such exclusivity could have an adverse effect on CPI's business, financial condition and results of operations.

     Among the requirements for product approval is the requirement that prospective manufacturers conform to the FDA's cGMP standards, which also must be observed at all times following approval. Accordingly, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to ensure compliance with cGMP standards. Failure to so comply subjects the manufacturer to possible FDA action, such as the suspension of manufacturing or seizure of the product. The FDA may also request a voluntary recall of a product.

     Health care reform legislation, if enacted, could result in significant change in the financing and regulation of the health care business. In addition, legislation affecting coverage and reimbursement under Medicare, Medicaid and other government medical assistance programs has been enacted from time to time. CPI is unable to predict whether such legislation will be enacted in the future or, if enacted, the effect of such legislation on the future operation of CPI's business. Changes adversely affecting drug pricing, drug reimbursement and prescription benefits, among other changes, could have a materially adverse effect on CPI's business, financial condition and results of operations.

MANUFACTURING

     CPI currently has no manufacturing facilities for clinical or commercial production of any of its compounds under development. CPI is currently relying on third-party manufacturers to produce its compounds for research and clinical purposes. Therefore, CPI will need to develop its own facilities or contract with third parties for the manufacture of products, if any, that it may develop for its own account or in connection with collaborative arrangements in which it has retained manufacturing rights.

     CPI is working with a manufacturer of pharmaceutical chemicals for the supply of PREVATAC(TM) exisulind in bulk form. In its most recent FDA inspection, this manufacturer was found to adhere to cGMP regulations. Several batches of PREVATAC(TM) exisulind drug substance have been delivered by the manufacturer to CPI at a scale suitable for commercial use and are currently being used in CPI's pivotal Phase III APC study. This manufacturer has the capacity to supply CPI's current and foreseeable future requirements for PREVATAC(TM) exisulind and is currently in discussions with CPI to provide for the long-term supply of PREVATAC(TM) exisulind.

     CPI is also working with a contract manufacturer to manufacture PREVATAC(TM) exisulind in its final pharmaceutical dosage form. This manufacturer has also been found to adhere to cGMP regulations. Manufacturing methods have been transferred to and developed with this contractor. Capsules used in the current pivotal Phase III APC study are made by this manufacturer at a scale suitable for commercialization, substantially reducing the need for further bioequivalency studies. CPI has not yet entered into a commercial supply agreement with this manufacturer.

MARKETING AND SALES

     CPI has to date retained all rights to PREVATAC(TM) exisulind and its other compounds and plans to establish its own sales, marketing and distribution organization. CPI plans to promote PREVATAC(TM) exisulind, if approved for sale, primarily to the gastroenterologists and other physicians who manage patients with APC, sporadic adenomatous colonic polyps and Barrett's Esophagus. These initial markets are treated by approximately 10,500 physicians, a relatively small target audience. If CPI receives additional FDA approvals for PREVATAC(TM) exisulind, CPI may expand its sales and marketing team to reach other targeted groups of physicians. Target groups would include the approximately 10,000 urologists who manage most prostate cancer patients, the approximately 8,400 pulmonary specialists and thoracic surgeons who are primarily responsible for performing bronchoscopies and managing treatment of individuals with bronchial dysplasia and the approximately 5,500 oncologists who manage cancer therapy patients.

     Certain indications, based on their treatment by a large number of physicians, require an extensive sales force to sufficiently reach the appropriate physician groups. Cervical dysplasia, for example, is treated by approximately 36,000 gynecologists. To reach these more extensive physician groups, CPI may, if appropriate, enter into co-marketing agreements with pharmaceutical or biotechnology companies.

     CPI anticipates marketing its products in Europe by entering into strategic alliance agreements with established sales organizations located in such markets, and CPI is currently in preliminary discussions with several such parties. In Japan and other Pacific Rim countries, CPI is seeking marketing partners to assist in local clinical trials, regulatory filings and marketing, sales and distribution. While seeking international collaborations, CPI will continue to pursue the clinical development and the regulatory approval of PREVATAC(TM) exisulind in major international markets. See "Risk Factors -- Risk Factors Related to the Business and Operations of CPI -- Absence of Sales and Marketing Experience; Dependence on Third Parties".

EMPLOYEES

     As of August 31, 1998, CPI employed 42 persons full-time. CPI places an emphasis on obtaining the highest available quality of staff. None of CPI's employees is covered by collective bargaining arrangements and management considers relations with its employees to be good.

FACILITIES

     CPI leases approximately 40,000 square feet of laboratory and office space in Horsham, Pennsylvania under a ten-year lease which expires in 2008 and which contains two five-year renewal options. In June 1998, CPI completed a financing transaction with a public Real Estate Investment Trust ("REIT") whereby CPI now leases the facility from the REIT. In connection therewith, in June 1998, CPI received a one-time payment of $3 million toward improvements previously made and to be made to such facility for laboratories and office space. CPI vacated its 7,900 square feet facility in Aurora, Colorado at the end of July 1998; the lease expires in June 1999. CPI has consolidated all operations from the Aurora facility into the Horsham facility.

LEGAL PROCEEDINGS

     CPI is not a party to any legal proceedings.

                  CPI AND CPHI SELECTED FINANCIAL INFORMATION

     The following tables set forth certain selected financial data of CPI and CPHI. This data is derived from and should be read in conjunction with, and is qualified in its entirety by, the financial statements, including the notes thereto, of CPI appearing elsewhere in this Joint Proxy Statement/Prospectus. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the full year of any future period. No cash dividends have ever been declared or paid on CPI Common Stock. The selected financial data set forth below should be read in conjunction with the financial statements, including the notes attached thereto, and "CPI Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the "Unaudited Pro Forma Condensed Consolidated Financial Information".

                                                                                                 SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                            JUNE 30,
                                 ----------------------------------------------------------   ----------------------
                                   1993        1994        1995        1996         1997        1997         1998
                                 ---------   ---------   ---------   ---------   ----------   ---------   ----------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CPI STATEMENT OF OPERATIONS
  DATA:
Expenses:
  Research and development.....  $   1,623   $   2,429   $   2,575   $   4,163   $    8,757   $   3,224   $    6,898
  General and administrative...        698         705         644         663          950         342        1,966
  Provision for redemption of
    CPI Redeemable Preferred
    Stock......................         --          --          --          --        1,017          --           --
                                 ---------   ---------   ---------   ---------   ----------   ---------   ----------
    Total expenses.............      2,321       3,134       3,219       4,826       10,724       3,566        8,864
Interest income................         52          24          28          91          427         123          244
                                 ---------   ---------   ---------   ---------   ----------   ---------   ----------
Net loss.......................  $  (2,269)  $  (3,110)  $  (3,191)  $  (4,735)  $  (10,297)  $  (3,443)  $   (8,620)
                                 =========   =========   =========   =========   ==========   =========   ==========
Basic and diluted net loss per
  common share(1)..............  $   (1.00)  $   (1.36)  $   (1.39)  $   (1.83)  $    (3.63)  $   (1.27)  $    (2.88)
                                 =========   =========   =========   =========   ==========   =========   ==========
Shares used in computing basic
  and diluted net loss per
  common share.................  2,279,500   2,291,306   2,296,167   2,587,552    2,838,814   2,718,845    2,990,095
                                 =========   =========   =========   =========   ==========   =========   ==========
Pro forma basic and diluted net
  loss per common share(2).....                                                  $     (.82)              $     (.56)
                                                                                 ==========               ==========
Shares used in computing pro
  forma basic and diluted net
  loss per common share........                                                  12,526,620               15,524,145
                                                                                 ==========               ==========

                                                                                         JUNE 30, 1998
                                                                             --------------------------------------
                                                                                            CPHI           CPHI
                                                                                         PRO FORMA      PRO FORMA
                                           DECEMBER 31,                                    BEFORE         AFTER
                        --------------------------------------------------     CPI      TSENG MERGER   TRANSACTIONS
                         1993      1994       1995       1996       1997      ACTUAL        (3)            (4)
                        -------   -------   --------   --------   --------   --------   ------------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash
  equivalents.........  $ 1,335   $   605   $  2,203   $    645   $  8,461   $ 20,349     $ 20,020       $ 44,639
Working capital
  (deficiency)........      613      (294)       835       (507)     5,383     18,747       18,418         41,993
Total assets..........    1,396       704      2,330      1,106     10,980     22,332       22,003         50,080
Notes payable.........       --        --         94        111         62         --           --             --
Redeemable Preferred
  Stock...............        1         1          1          1      1,092      1,092           --             --
Accumulated deficit...   (4,651)   (7,761)   (10,952)   (15,688)   (25,985)   (34,605)     (34,605)       (34,605)
Total stockholders'
  equity (deficit)....      660      (242)       901       (180)     6,622     19,200       19,963         46,021

---------------
(1) See Note 2 of Notes to Financial Statements for information concerning the computation of basic and diluted net loss per common share.

(2) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma basic and diluted net loss per common share.

(3) Includes the (i) conversion of all shares of outstanding CPI Series A, B, C, D, E, F and G Preferred Stock into the rights to receive 15,614,266 shares of CPHI Common Stock, (ii) redemption of all shares of the CPI Redeemable Preferred Stock for $546,000 of cash consideration and 82,732 shares of CPI Common Stock which shares will be converted into rights to receive an equivalent number of shares of CPHI Common Stock and (iii) the exercise of all warrants to purchase Series E Preferred Stock into 69,044 shares of CPI Series E Preferred Stock at $3.15 per share which shares will be converted into rights to receive an equivalent number of shares of CPHI Common Stock. All of the shares of CPI Common Stock then outstanding will be converted into the same number of shares of CPHI Common Stock. See "The Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

(4) Includes the sale of 5,477,614 shares of CPHI Common Stock in exchange for Tseng's cash and other net assets less estimated transactions costs of approximately $1,850,000 consisting principally of investment banking and other professional fees and the payment of $640,000 related to severance to be triggered by the Transactions to be paid to Tseng employees after consummation of the Transactions, as it is anticipated that the affected Tseng employees will not be employed by CPHI, CPI, or Tseng. The pro forma information is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere in this Joint Proxy Statement/ Prospectus. See "The Transactions" and "Unaudited Pro forma Condensed Consolidated Financial Information."

                          CPI AND CPHI CAPITALIZATION

     The following table sets forth the CPI Actual, CPHI Pro Forma Before Tseng Merger and CPHI Pro Forma After Transactions capitalization of CPHI as of June 30, 1998 (see "The Reorganization Agreement"). The financial data presented below should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Information and the Notes thereto, CPI's Financial Statements and the Notes thereto, "CPI Management's Discussion and Analysis of Financial Condition and Results of Operations" herein and the other financial data included elsewhere in this Joint Proxy/Prospectus.

                                                                         JUNE 30, 1998
                                                        -----------------------------------------------
                                                                          CPHI               CPHI
                                                                       PRO FORMA          PRO FORMA
                                                           CPI           BEFORE             AFTER
                                                         ACTUAL     TSENG MERGER(1)    TRANSACTIONS(2)
                                                        ---------   ----------------   ----------------
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Redeemable Preferred Stock, $.01 par value, 61,250
  shares authorized, issued and outstanding CPI
  actual; none issued and outstanding CPHI pro forma
  before Tseng Merger and after Transactions..........  $  1,092        $     --           $     --
                                                        --------        --------           --------
Stockholders' Equity:
  Preferred Stock, $.01 par value, 18,400,000 shares
     authorized and 15,614,266 shares issued and
     outstanding CPI actual; 5,000,000 shares
     authorized and none outstanding CPHI pro forma
     before Tseng Merger and after Transactions.......    53,571              --                 --
  Common Stock, $.01 par value, 22,400,000 shares
     authorized and 2,990,095 shares issued and
     outstanding CPI actual; 70,000,000 authorized and
     18,756,137 shares issued and outstanding CPHI pro
     forma before Tseng Merger and 24,233,751 issued
     and outstanding CPHI pro forma after
     Transactions(3)..................................        30             188                243
  Additional paid-in capital..........................       456          54,632             80,635
  Stock subscription receivable from issuance of
     Preferred Stock..................................      (215)             --                 --
  Stock subscription receivable from issuance of
     Common Stock.....................................       (37)           (252)              (252)
  Accumulated deficit.................................   (34,605)        (34,605)           (34,605)
                                                        --------        --------           --------
     Total stockholders' equity.......................    19,200          19,963             46,021
                                                        --------        --------           --------
       Total capitalization...........................  $ 20,292        $ 19,963           $ 46,021
                                                        ========        ========           ========

---------------
(1) Includes the (i) conversion of all shares of outstanding CPI Series A, B, C, D, E, F and G Preferred Stock into the rights to receive 15,614,266 shares of CPHI Common Stock, (ii) redemption of all shares of the CPI Redeemable Preferred Stock for $546,000 of cash consideration and 82,732 shares of CPI Common Stock which shares will be converted into rights to receive an equivalent number of shares of CPHI Common Stock and (iii) the exercise of all warrants to purchase Series E Preferred Stock into 69,044 shares of CPI Series E Preferred Stock at $3.15 per share which shares will be converted into rights to receive an equivalent number of shares of CPHI Common Stock. Also assumes all of the shares of CPI Common Stock then outstanding will be converted into the same number of shares of CPHI Common Stock.

(2) Includes the sale of 5,477,614 shares of CPHI Common Stock in exchange for Tseng's cash and other net assets less estimated Transactions costs of approximately $1,850,000 consisting principally of investment banking and other professional fees and the payment of $640,000 related to severance to be triggered by the Transactions to be paid to Tseng employees after consummation of the Transactions, as it is anticipated that the affected Tseng employees will not be employed by CPHI, CPI, or Tseng. The pro forma information is subject to the assumptions set forth in the notes to the Unaudited Pro Forma

    Condensed Consolidated Financial Information appearing elsewhere in this Joint Proxy Statement/Prospectus.

(3) Excludes 1,231,255 shares of CPI Common Stock issuable upon the exercise of outstanding CPI Options, 358,144 shares of CPI Capital Stock issuable upon the exercise of outstanding CPI Warrants, 735,429 shares of CPI Common Stock reserved for the future issuance under the CPI 1997 Equity Incentive Plan, 363,141 shares of CPI Common Stock reserved for future issuance under the CPI 1997 Non-Employee Director Stock Option Plan, 544,710 shares of CPI Common Stock reserved for future issuance under the CPI Employee Purchase Plan, 1,422,508 options to acquire Tseng Common Stock which will become options to acquire 516,559 shares of CPHI Common Stock and 3,066,785 options to acquire Tseng Common Stock which could become options to acquire 1,113,650 shares of CPHI Common Stock reserved for future issuance under the 1991 and 1995 Stock Option Plans and the 1991 Special Directors Stock Option Plan.

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

                    CPI MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with CPI's financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. When used in this discussion, the word "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the risks discussed below, the risks discussed in the section of this Joint Proxy Statement/Prospectus entitled "Risk Factors" and the risks discussed elsewhere in this Joint Proxy Statement/Prospectus.

OVERVIEW

     CPI is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. From the inception of CPI's business in partnership form in 1990, CPI's operating activities have related primarily to conducting research and development activities, raising capital and recruiting personnel. The business converted from partnership to corporate form in September 1993. Historically, CPI conducted its business with few direct employees and many consultants. In the four years leading to the filing of the IND with the FDA in December 1993, to permit the commencement of human clinical trials of CPI's first product candidate, PREVATAC(TM) exisulind, CPI spent a total of $4.6 million. Annual expenses were $3.2 million, $4.8 million and $10.7 million in 1995, 1996 and 1997, respectively. Expenses for the first six months of 1998 were $8.9 million. In APC, Phase I clinical trials for PREVATAC(TM) exisulind began in February 1994; Phase I/II clinical trials began in August 1995; and Phase III clinical trials were initiated in the second quarter of 1997. In December 1997, CPI initiated Phase II/III trials of PREVATAC(TM) exisulind for sporadic adenomatous colonic polyps and for the prevention of prostate cancer recurrence as well as a pilot study in lung cancer. In February 1998, CPI initiated a Phase II/III trial of PREVATAC(TM) exisulind for prevention of breast cancer recurrence. CPI also plans to initiate Phase II trials for the treatment of Barrett's Esophagus and bronchial dysplasia in 1998.

     CPI has not received any revenue from the sale of products, and no product candidate of CPI has been approved for marketing. Accordingly, CPI's income has been limited to interest income from investments, and CPI's primary source of capital has been the sale of equity securities. As of June 30, 1998, CPI's accumulated deficit was $34.6 million and its cash and investments were $20.3 million. CPI anticipates that it will continue to incur additional operating losses for the next several years. There can be no assurance that CPI's products will be approved for marketing, that CPI will attain profitability or, if profitability is achieved, that CPI will remain profitable on a quarterly or annual basis in the future.

RESULTS OF OPERATIONS

     Six Months Ended June 30, 1998 Compared with Six Months Ended June 30, 1997. Total expenses for the six months ended June 30, 1998 were $8.9 million, an increase of $5.3 million from the same period in 1997. Research and development expenses for the first half of 1998 were $6.9 million, an increase of $3.7 million from the same period in 1997. Such increase was primarily due to increased activities in 1998 associated with the clinical development of PREVATAC(TM) exisulind, research contracts and consulting expenses associated with the development of new product candidates, personnel related expenses associated with expanded in-house activity, and facility expenses for CPI's new research facility in Horsham, Pennsylvania. General and administrative expenses were $2.0 million in the first half of 1998, an increase of $1.6 million from the same period in 1997. Such increase was primarily due to a charge of approximately $715,000 for expenses related to CPI's initial public offering which was not undertaken, as well as increases in personnel related activities, principally salary, travel and recruitment expenses, consulting expenses for management information systems and public and investor relations, and facility expenses associated with CPI's new facility.

     Interest income was $244,000 in the first half of 1998, an increase of $121,000 from the same period in 1997 due to higher cash balances in 1998 from the CPI Series G Preferred Stock financing in April and May 1998 and which resulted in net proceeds of approximately $21.4 million.

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

     Year Ended December 31, 1997 Compared with Year Ended December 31,
1996. Total expenses for the year ended December 31, 1997, were $10.7 million, an increase of $5.9 million from the same period in 1996. Research and development expenses in 1997 were $8.8 million, an increase of $4.6 million from 1996. Such increase was primarily due to increased activities with respect to the clinical development of PREVATAC(TM) exisulind and cell biology research related to CPI's technology. General and administrative expenses were $950,000 in 1997, an increase of $287,000 from 1996, primarily due to higher personnel-related expenses for salaries, travel and recruiting. In the third quarter of 1997, CPI recorded a provision of $1.0 million for the redemption of CPI Redeemable Preferred Stock as CPI's preparations for a registration of its stock made it probable that such redemption would occur.

     Interest income was $427,000, an increase of $336,000 from 1996, due to the higher cash balances resulting from the CPI Series F Preferred Stock financing that commenced in 1996 and resulted in net proceeds of $17.6 million in 1996 and 1997.

     Year Ended December 31, 1996 Compared with Year Ended December 31,
1995. Total expenses for the year ended December 31, 1996 were $4.8 million, an increase of $1.6 million from the same period in 1995. Research and development expenses in 1996 were $4.2 million, an increase of $1.6 million from 1995. Such increase was primarily due to increased activity and related expenses associated with the pharmaceutical and clinical development of PREVATAC(TM) exisulind, including the Phase I/II trial of PREVATAC(TM) exisulind in APC that commenced in August 1995, increases in staffing and supply of CPI's research laboratory and third-party research contracts. General and administrative expenses were $663,000 in 1996, an increase of $19,000 from 1995.

     Interest income was $91,000 in 1996, an increase of $63,000 from 1995, due to the higher cash balances resulting from the continued sale of the CPI Series E Preferred Stock which commenced in May 1994 and resulted in net proceeds of $6.5 million during 1996 and 1995.

LIQUIDITY AND CAPITAL RESOURCES

     CPI has financed its operations since inception primarily with the net proceeds received from private placements of equity securities. These placements generated net proceeds of approximately $53.6 million from inception through June 30, 1998. Net cash generated by financing activities was $4.3 million, $3.5 million, $17.1 million and $20.5 million in 1995, 1996, 1997 and for the six months ended June 30, 1998, respectively, primarily reflecting the sale of equity securities. The CPI Series F Preferred Stock private placement, which commenced in December 1996 and concluded in June 1997, raised net proceeds $17.6 million. The CPI Series G Preferred Stock private placement in April and May of 1998 raised net proceeds of approximately $21.4 million.

     CPI had cash and cash equivalents of $20.3 million (excluding restricted cash of $401,000) at June 30, 1998. Overall, CPI's cash position increased by $11.9 million for the six month period ended June 30, 1998 primarily as a result of the proceeds from the CPI Series G Preferred Stock offering. CPI invests its excess cash primarily in low risk, highly liquid money market funds and U.S. government treasuries. As of June 30, 1998, CPI had $401,000 in a restricted account pledged as security to a letter of credit for the deposit on the facility lease in Horsham. See "CPI Business -- Facilities".

     CPI anticipates that annual expenditures for preclinical studies, clinical trials, product development, research and general and administrative expenses will continue to increase in future years. In anticipation of the possible FDA approval for the marketing of PREVATAC(TM) exisulind, CPI expects to begin preparing for the commercialization of CPI's first product during the second half of 1998 and to accelerate such preparation in 1999, adding substantial additional expense. There can be no assurance, however, that CPI will be able to successfully complete the clinical development of PREVATAC(TM) exisulind for APC or any other indication, that the FDA will grant approvals within the time frames expected, if at all, that the other developments or expansions in CPI's programs of research, development and commercialization will not require additional funding or encounter delays or that, in light of these or other circumstances, CPI will be able to achieve the planned levels of revenue, expense and cash flow.

     CPI leases approximately 40,000 square feet of laboratory and office space in Horsham, Pennsylvania under a ten-year lease which expires in 2008 and which contains two five-year renewal options. In June 1998, CPI completed a financing transaction with a public Real Estate Investment Trust ("REIT") whereby CPI now leases the facility from the REIT. In connection therewith, in June 1998, CPI received a one-time payment of $3 million toward improvements previously made and to be made to such facility for laboratories and office space. CPI vacated its 7,900 square feet facility in Aurora, Colorado at the end of July 1998; the lease expires in June 1999. CPI has consolidated all operations from the Aurora facility into the Horsham facility.

     CPI plans to finance its anticipated growth and development largely through equity financings. CPI expects that the net proceeds of approximately $26.4 million from consummation of the Transactions, together with existing cash balances and interest on combined cash balances, will provide CPI with sufficient working capital to sustain operations through approximately the end of 2000, although there can be no assurance that CPI will not require additional funding prior to that time. CPI anticipates that, if there are delays in its current programs or if its current programs of research and development yield expansion opportunities, CPI would seek additional financing, whether through public or private equity or debt financings, corporate alliances or through combinations thereof. There can be no assurance that additional equity or debt financing will be available on terms acceptable to CPI, if at all. Any additional equity financing would be dilutive to stockholders. Debt financing, if available, may include restrictive covenants. If additional funds should be needed but are not available, CPI may be required to curtail its operations significantly or to obtain funds through other arrangements on unfavorable terms. The failure by CPI to raise capital on acceptable terms if and when needed would have a material adverse effect on CPI's business, financial condition and results of operations.

INFLATION

     CPI does not believe that inflation has had any significant impact on CPI's business to date.

INCOME TAXES

     As of December 31, 1997, CPI had approximately $20.9 million of net operating loss carryforwards ("NOLs") for income tax purposes available to offset future federal income tax, subject to limitations for alternative minimum tax. The NOLs are subject to examination by the federal and state tax authorities and expire between 2008 and 2012.

     Prior to its conversion into corporate form, the business had accumulated losses totaling approximately $3.9 million. For tax purposes, these losses were distributed to the partners in accordance with the provisions of the partnership agreement of CPI's predecessor partnership. Thus, these losses, while included in the financial statements of CPI, are not available to offset future taxable income, if any, of CPI.

     The Tax Reform Act of 1986 contains provisions that may limit the NOLs available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on CPHI's ability to utilize its NOLs from tax periods prior to the ownership change. CPHI expects that upon consummation of the Transactions, such a limitation will be triggered. However, CPHI does not expect such limitation to have a significant impact on its operations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 has been adopted in CPI's
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

fiscal 1998 financial statements and had no impact on CPI's financial position or results of operations. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is required to be adopted for CPI's 1998 year-end financial statements. The adoption of this pronouncement is expected to have no impact on CPI's financial statements as CPI currently operates in one segment.

RISKS ASSOCIATED WITH THE YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions and information, send invoices, or engage in similar normal business activities.

     CPI does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since CPI has reviewed its existing systems and they correctly define the Year 2000. Non-information technology systems that utilize embedded technology, such as microcontrollers, may also face Year 2000 issues. However, the Company believes that it does not have significant Year 2000 issues related to non-information technology systems and is currently reviewing these systems. This review is expected to be completed during 1998.

     In addition, CPI is conducting an analysis to determine the extent to which its major vendors' systems (insofar as they relate to CPI's business) are subject to the Year 2000 issue. This review is expected to be completed during 1998. CPI is currently unable to predict the extent to which it would be vulnerable to its vendors' failure to remediate any Year 2000 issues on a timely basis. The failure of a major vendor subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with CPI's systems could have a material adverse effect on CPI. However, CPI's activities to date have related primarily to conducting research and development activities and as a result are not significantly dependent on external third-party systems. All new contractual arrangements with third parties require assurance that the third party is Year 2000 compliant.

     To date CPI has not made any contingency plans to address third-party Year 2000 risks. CPI plans to formulate contingency plans to the extent necessary in 1999. Historical and estimated costs directly related to Year 2000 issue remediation have been and are expected to be immaterial as CPI's past and future infrastructure has been built with Year 2000 issues in mind and to minimize these issues. Thus, systems have been and will be upgraded on a normal replacement schedule with only immaterial opportunity costs of CPI personnel to ensure new systems and third parties are Year 2000 compliant.

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

                 MANAGEMENT OF CPHI AND EXECUTIVE COMPENSATION

     The following table sets forth information as of August 31, 1998 regarding the individuals who are expected to serve as directors or executive officers of CPHI upon consummation of the Transactions.

NAME                                                        POSITION WITH CPHI
----                                                        ------------------
Robert J. Towarnicki.................  Chief Executive Officer; President; Director
Brian J. Hayden......................  Chief Financial Officer; Vice President -- Finance;
                                       Treasurer
Rifat Pamukcu, M.D. .................  Chief Scientific Officer; Senior Vice President -- Research
                                       and Development
Richard H. Troy......................  Senior Vice President--Corporate Development; General
                                       Counsel; Secretary; Director
William A. Boeger(1)(2)..............  Chairman of the Board of Directors
Thomas M. Gibson(2)..................  Director
Judith A. Hemberger, Ph.D............  Director
Roger J. Quy, Ph.D.(1)...............  Director
Bruce R. Ross........................  Director
Peter G. Schiff(1)...................  Director
Randall M. Toig, M.D. ...............  Director
John J. Gibbons......................  Director Nominee
Louis M. Weiner, M.D.................  Director Nominee

---------------
(1) Member of the Compensation and Stock Option Committee.

(2) Member of the Audit Committee.

EXECUTIVE OFFICERS AND DIRECTORS

     ROBERT J. TOWARNICKI, 47, has served as Chief Executive Officer and a Director of CPI since October 1996 and President of CPI since January 1998. Prior to joining CPI, from 1992 to 1996, he served as President, Chief Operating Officer, a Director and most recently as Executive Vice President of Integra LifeSciences Corporation, which is the publicly held parent firm for a group of biotechnology and medical device companies including Collatech, Inc., ABS LifeSciences Inc., Telios Pharmaceuticals, Inc. and Vitaphore Corporation. In addition, from 1991 to 1992, he served as Founder, President and Chief Executive Officer of MediRel, Inc. From 1989 to 1991, he was General Manager of Focus/MRL, Inc.; from 1985 to 1989, he was Vice President of Development and Operations for Collagen Corporation and from 1974 to 1985, he held a variety of operations management positions at Pfizer, Inc. and Merck & Co., Inc. Mr. Towarnicki was a Ph.D. candidate in Pharmaceutical Chemistry at Temple University School of Pharmacy and received his M.S. and B.S. degrees from Villanova University.

     BRIAN J. HAYDEN, 46, has served as Vice President and Chief Financial Officer of CPI since November 1997 and as Treasurer since June 1998. Prior to joining CPI, during 1996 and 1997, he served as Vice President of Finance and Administration for NeoStrata, Inc., a dermatology company and Vice President and Chief Financial Officer of Micrus Corporation, a medical device company. From 1992 to 1996, he served as Vice President, Finance, Chief Financial Officer and Treasurer of Biomatrix, Inc., a public medical device company. From 1988 to 1992, he served as Vice President, Chief Financial Officer, Treasurer and Secretary of Alteon Inc., a public biopharmaceutical company. Mr. Hayden served as Vice President, Finance and Administration for Healthways Systems, Inc., a managed care organization, from 1985 to 1988. From 1976 to 1985, he served in various auditing, financial analysis and senior financial management positions with Hoffmann-La Roche, Inc. He served as a Senior Auditor from 1973 to 1976 with Coopers and Lybrand LLP. Mr. Hayden received a B.B.A. in Accounting from Loyola University of Chicago and has completed graduate courses at Seton Hall University.

     RIFAT PAMUKCU, M.D., 41, is CPI's Chief Scientific Officer and Senior Vice President -- Research and Development. Dr. Pamukcu is a co-founder of CPI. Prior to joining CPI full time in 1993, from 1989 to

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

March 1993, he was Assistant Professor of Medicine at the University of Cincinnati and co-chair of CPI's SAB. He continued as an Adjunct Assistant Professor of Medicine at the University of Cincinnati from 1993 to 1995. He was a postdoctoral fellow from 1986 to 1989 in the Division of Gastroenterology at the University of Chicago. Dr. Pamukcu received a B.A. in Biology from Johns Hopkins University in 1979 and an M.D. degree from the University of Wisconsin School of Medicine in 1983.

     RICHARD H. TROY, 60, has served as Senior Vice President -- Corporate Development of CPI since November 1997, Vice President -- Finance, Law and Administration from January 1993 until November 1997, and General Counsel, Secretary and a Director of CPI since December 1992. He has been an advisor to CPI since its inception, and he is a Director and President of FGN, Inc., the predecessor partnership's first general partner and a principal stockholder of CPI. Prior to joining CPI, from 1990 to 1992, he served as Vice President and Associate General Counsel of UST, Inc. Prior to that, from 1973 to 1990, he worked at Combustion Engineering, Inc., most recently as Vice President and Deputy General Counsel, and from 1964 to 1973, he practiced law with the firm of Shearman & Sterling in New York City. Mr. Troy received a B.A. in Philosophy from Georgetown University in 1959, studied at the Ludwig-Maximilians-Universitat in Munich in 1959-60, and received a LL.B. degree from Harvard Law School in 1963.

     WILLIAM A. BOEGER, 48, has served as Chairman of the Board of Directors of CPI since September 1996 and as a Director since December 1992. Since 1986 he has been Managing General Partner of Quest Ventures II, a venture capital company that he founded. Since 1993 he also has been Chairman of the Board of Calypte Biomedical Corporation. Since December 1997 he has been President and Chief Executive Officer of Calypte Biomedical Corporation, having also served as President and Chief Executive Officer at that company from 1993 to 1995. In addition, Mr. Boeger is Chief Executive Officer of Pepgen Corporation. From 1981 to 1986, Mr. Boeger was employed by Continental Capital Ventures, a publicly-traded venture capital fund, where he attained the position of General Partner. Mr. Boeger received a B.S., with an emphasis in Psychobiology, from Williams College in 1972 and an M.B.A. from the Harvard Business School.

     THOMAS M. GIBSON, 70, has served as a Director of CPI since August 1996. He also has served as President of Integrated Technologies Development Corporation since 1995. Prior to coming out of retirement in 1994 to serve as President of Jupiter Electric Company, Inc. until 1996, he was associated with Gibson Electric Company, Inc. from 1947 to 1992, where he attained the position of Chief Executive Officer. In addition, in the early 1980s he co-founded Gibson Information Systems, a data service bureau. Mr. Gibson attended Culver Military Academy, the University of Arizona and the University of Illinois.

     JUDITH A. HEMBERGER, PH.D., 51 has served as a director of CPI since June 1998. Since 1997, she has served as Vice-Chair, Strategic Planning and Regulatory Affairs, Mayo Foundation for Medical Research and Education. From 1979 to 1997, she served Marion Merrell Dow Inc., most recently as Senior Vice President, Global Regulatory Affairs (1995-1997), and Vice President, Global Medical Affairs and Commercial Development (1994-1995). She is a member of the Board of Directors of NexStar Pharmaceutical Company, the International Board of Directors of Pharmaceutical Research Associates, and of the Dean's Advisory Board, School of Pharmacy, University of Missouri at Kansas City. Since 1985, she has been Adjunct Associate Professor, Division of Pharmacology, University of Missouri at Kansas City School of Pharmacy. Dr. Hemberger received her undergraduate degree in Biology from Mt. St. Scholastica College, a Ph.D. in Pharmacology from the University of Missouri, Kansas City, and an M.B.A. from Rockhurst College.

     ROGER J. QUY, PH.D., 47, has served as a Director of CPI since December 1992. He has been a General Partner of Technology Partners, a venture capital firm, since 1990 and has been responsible for health care investments at Technology Partners since 1989. From 1982 to 1989, Dr. Quy held various management positions with the Hewlett-Packard Company. Dr. Quy received his undergraduate degree with a major in Psychology and Law and a Doctorate in Neuroscience from the University of Keele, England, and an M.B.A. from the Haas School of Business, University of California, Berkeley.

     BRUCE R. ROSS, 56, has served as a Director of CPI since January 1998. He also works as a consultant at Cancer Rx, Inc. From 1994 to 1997, he served as Chief Executive Officer of The National Comprehensive Cancer Network, an association of fifteen U.S. cancer centers. From 1976 to 1994, he held various positions with Bristol-Myers Squibb Company, including as Senior Vice President, Policy, Planning and Development
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

of the U.S. Pharmaceutical Group from 1993 to 1994 and as President of the U.S. Pharmaceutical Group from 1990 to 1992. Mr. Ross received his B.S. degree from Syracuse University in 1962.

     PETER G. SCHIFF, 46, has served as a Director of CPI since December 1992. He is the President and founder of Northwood Ventures LLC, a firm specializing in venture capital and leveraged buyouts, President of Northwood Capital Partners LLC, and Managing General Partner of Rabbit Hollow Partners. Prior to founding Northwood Ventures LLC in 1983, Mr. Schiff worked for E.M. Warburg, Pincus & Co., Inc. from 1980 to 1983, and at Chemical Bank from 1976 to 1980. Mr. Schiff received a B.A. from Lake Forest College in 1974 and an M.B.A. from the University of Chicago's Graduate School of Business in 1976.

     RANDALL M. TOIG, M.D., 47, has served as a Director of CPI since November 1994. He has been in private medical practice at Prentise Women's Hospital in Chicago, Illinois since 1982. He has been Associate of Clinical Obstetrics and Gynecology in the Department of Obstetrics and Gynecology at both Northwestern University Hospital and the Northwestern University Medical School since 1982, and has been a Fellow at the American College of Obstetrics and Gynecology since 1985. Dr. Toig received a B.S. in Zoology and Anthropology from the University of Michigan in 1972 and an M.D. from the University of Pittsburgh School of Medicine in 1977.

     The Certificate of Incorporation of CPHI provides that the members of the Board of Directors shall be divided into three classes prior to the consummation of the Transactions.

DIRECTOR NOMINEES

     JOHN J. GIBBONS, 60, has been the President and Chief Executive Officer of Tseng since November 1997. From December 1996 until November 1997, Mr. Gibbons was Executive Vice President and Chief Operating Officer of Tseng. From January 1996 to November 1996, Mr. Gibbons served as a consultant to Tseng. Mr. Gibbons served as Tseng's Chief Financial Officer from January 1989 to May 1991, and as a Vice Chairman from May 1991 to December 1995. Mr. Gibbons has been a director of Tseng since 1983 and Chairman since November 1997.

     LOUIS M. WEINER, M.D., 47, has served as the Chairman of the Department of Medical Oncology, Division of Medical Science at Fox Chase Cancer Center since 1994 and has been on staff at Fox Chase Cancer Center since 1984. Since 1995, Dr. Weiner has been a Professor in the Department of Medicine, Temple University School of Medicine. Since 1995, he has chaired the Biologic Response Modifiers Committee and the Translational Research Committee of the Eastern Cooperative Oncology Group. Dr. Weiner is a graduate of the University of Pennsylvania and the Mount Sinai School of Medicine.

KEY EMPLOYEES

     LLOYD G. GLENN, 43, has served as Vice President -- Marketing of CPI since June 1998. Prior to joining CPI, from 1995 to 1998, he served as Vice President of Marketing for Athena Neurosciences, Inc., the Neurological Division of Elan. From 1983 to 1994, he served in a series of sales management positions, ultimately serving as Senior Product Manager for the Pharmaceutical Division of Allergan, Inc. His additional past experience includes positions at Block Drug, from 1982 to 1983, and Airwork, a subsidiary of Purex, Inc. from 1981 to 1982. Mr. Glenn received his B.S. degree in marketing from Brigham Young University.

     KERSTIN B. MENANDER, M.D., PH.D., 60, has served as Vice
President -- Medical and Regulatory Affairs of CPI since January 1997. Prior to joining CPI, from 1989 to 1997 she was President of US 3D Development, Inc. From 1992 to 1994 she was also a corporate officer and Vice President, Medical Affairs of Curative Technologies, Inc. Between 1986 and 1989 she served as Vice President, Medical and Regulatory Affairs and a corporate officer of Collagen Corporation. From 1973 to 1986 she held a variety of clinical and regulatory positions at companies such as Syntex Corporation and Abbott Laboratories. Dr. Menander received her M.D. and Ph.D. from the University of Lund, Sweden, where she also did research and taught as Associate Professor of Histology of the Medical Faculty.

     ROBERT W. STEVENSON, J.D. 43, has served as CPI's Vice President for Intellectual Property since November 1997. Prior to joining CPI, he was an attorney at Brinks Hofer Gilson & Lione, where he served as
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

a partner from 1992 to 1997 and as counsel from 1988 until 1992. He served as CPI's outside patent counsel since its inception. In addition, he was an Adjunct Professor of Patent Law at DePaul University from 1992-1996. Before joining Brinks Hofer Gilson & Lione, he was a senior attorney at Abbott Laboratories, where he handled a variety of patent matters involving pharmaceuticals and biotechnology. Mr. Stevenson received his B.S.E. from Penn State University in 1977, his M.S.E. from the University of Michigan in 1979, and his J.D. from Wayne State University in 1982.

COMPENSATION OF DIRECTORS

     CPHI. CPHI's directors do not currently receive any compensation for service on the CPHI Board or any committee thereof. Upon completion of the Transactions, the CPI Directors Plan described below will be assumed by CPHI. Directors are reimbursed for certain expenses in connection with attendance at CPHI Board and committee meetings.

     CPI. CPI's directors do not currently receive any compensation for service on the CPI Board or any committee thereof other than pursuant to the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Directors are reimbursed for certain expenses in connection with attendance at CPI Board and committee meetings.

     The Directors' Plan, which was approved by the CPI stockholders, was adopted by the CPI Board on October 14, 1997 and provides for the automatic grant of options to purchase shares of CPI Common Stock to non-employee directors of CPI. The Directors' Plan is administered by the CPI Board, unless the CPI Board delegates administration to a committee.

     The aggregate number of shares of CPI Common Stock that may be issued pursuant to options granted under the Directors' Plan is 453,925. Each person who first becomes a Non-Employee Director automatically shall be granted an option to purchase 18,157 shares of CPI Common Stock (the "Inaugural Grant"). In addition, on the date of each annual stockholders meeting, each Non-Employee Director who has served at least one full year as director will automatically be granted an option to purchase 5,447 shares of CPI Common Stock (the "Anniversary Grant").

     Options subject to an Inaugural Grant under the Directors' Plan will vest in three equal, annual installments commencing on the first anniversary of the date of the grant of the option. Options subject to an Anniversary Grant under the Directors' Plan will vest in full on the first anniversary of the date of the grant of the option. The vesting of all options under the Directors' Plan is conditioned on the continued service of the recipient as a director, employee or consultant of CPI or any affiliate of the CPI.

     The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of CPI Common Stock granted on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of 10 years from the date it was granted. Options granted under the Directors' Plan generally are non-transferable, except as provided in the option agreement. The Directors' Plan will terminate on the tenth anniversary of the date of its adoption by the CPI Board unless sooner terminated by the CPI Board.

     In the event of certain changes of control, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such change of control.

     Directors who are employees of CPI do not receive separate compensation for their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS OF CPI

     The following table sets forth for the fiscal years ended December 31, 1997 and 1996, the compensation for services rendered to CPI awarded or paid to, or earned by, each executive officer of CPI who will serve as an executive officer of CPHI upon consummation of the Transactions (the "CPI Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                         ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                   --------------------------------   ---------------------------------
                                                                                         SECURITIES
NAME AND PRINCIPAL POSITION        FISCAL YEAR    SALARY     BONUS    STOCK AWARDS   UNDERLYING OPTIONS
---------------------------        -----------   --------   -------   ------------   ------------------
Robert J. Towarnicki(1)..........     1997       $175,000   $40,000     $    --           100,000
  Chief Executive Officer;
     President                        1996         32,532        --          --           175,000
Rifat Pamukcu, M.D...............     1997        145,000    25,000          --            25,000
  Chief Scientific Officer;           1996        145,000    25,000(2)    12,800(3)        60,000
  Senior Vice President --
  Research and Development
Richard H. Troy..................     1997        140,000    25,000          --            10,000
  Senior Vice President --            1996        140,000    25,000(2)    12,800(3)        50,000
  Corporate Development;
  General Counsel; Secretary
Brian J. Hayden(4)...............     1997         21,760        --          --            90,785
  Chief Financial Officer;            1996             --        --          --                --
  Vice President -- Finance;
     Treasurer

---------------
(1) Robert J. Towarnicki began serving as Chief Executive Officer of CPI in October 1996.

(2) In February 1996, the CPI Compensation Committee awarded bonuses of $25,000 in cash to each of Rifat Pamukcu and Richard H. Troy with respect to services rendered during the 1993-1995 period.

(3) In March 1996, pursuant to the 1995 Stock Award Plan, the CPI Compensation Committee awarded 40,000 shares of CPI Common Stock to each of Rifat Pamukcu and Richard H. Troy with respect to services rendered during the 1993-1995 period. The fair market value of such stock awards was $0.32 per share, as determined by the CPI Board.

(4) Brian J. Hayden began serving as Chief Financial Officer and Vice President -- Finance in November 1997.

EMPLOYMENT AGREEMENTS OF CPI EXECUTIVE OFFICERS

     In November 1997, CPI entered into an employment agreement with Brian J. Hayden providing an annual compensation of $155,000 and up to 20% of base compensation as an annual bonus, an option to purchase 90,785 shares of CPI Common Stock at $4.75 per share subject to a four year vesting schedule, an initial payment of $15,000, and a severance payment equal to six months of salary and twelve months of health care premiums in the event of termination without cause.

     In October 1996, CPI entered into an employment agreement with Robert J. Towarnicki providing for annual compensation of $175,000 and up to $35,000 as an annual bonus, an option to purchase up to 175,000 shares of CPI Common Stock at $0.50 per share subject to a four-year vesting schedule, certain relocation expenses and a severance payment equal to six months of salary and vesting of at least 87,500 options in the event of termination without cause. On July 23, 1997, the CPI Board increased Mr. Towarnicki's annual salary to $195,000, effective as of January 1, 1998.

     In February 1993, CPI entered into an employment agreement with Rifat Pamukcu providing for annual compensation of $110,000 and up to $30,000 as an annual bonus, certain relocation expenses and a severance payment equal to nine months of salary in the event of involuntary termination or termination by Dr. Pamukcu for good reason. CPI increased Dr. Pamukcu's annual compensation to $145,000 in 1996, and on July 23, 1997, the CPI Board increased Dr. Pamukcu's annual salary to $175,000, effective as of January 1, 1998.

     In January 1993, CPI entered into a memorandum of employment with Richard
H. Troy providing for annual compensation of $110,000, up to $30,000 as an annual bonus, and a severance payment equal to six months of salary and benefits in the event of termination without cause or termination by Mr. Troy for good reason. CPI increased Mr. Troy's annual compensation to $140,000 in 1996, and on January 23, 1997, the CPI Board increased Mr. Troy's annual salary to $160,000, effective as of January 1, 1998.

STOCK OPTION GRANTS AND EXERCISES OF CPI EXECUTIVE OFFICERS

     CPI grants options to its executive officers under its 1997 Equity Incentive Plan (the "1997 Equity Incentive Plan"). As of June 30, 1998, options to purchase a total of 1,130,271 shares of CPI Common Stock were outstanding under the 1997 Equity Incentive Plan and options to purchase 745,629 shares of CPI Common Stock remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 1997 certain information regarding options granted to, exercised by and held at such dates by the CPI Executive Officers:

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                           PERCENT OF                                       VALUE AT ASSUMED
                                          TOTAL OPTIONS    EXERCISE                          ANNUAL RATES OF
                              NUMBER OF    GRANTED TO      OR BASE                             STOCK PRICE
                               OPTIONS    EMPLOYEES IN      PRICE         EXPIRATION        APPRECIATION FOR
            NAME               GRANTED     FISCAL YEAR    ($/SHARE)        DATE(1)           OPTION TERMS(2)
            ----              ---------   -------------   ----------   ----------------   ---------------------
                                                                                             5%          10%
                                                                                          ---------   ---------
Robert Towarnicki...........   100,000(3)     22.0%         $3.70       July 22, 2007     $232,750    $589,850
Rifat Pamukcu, M.D..........    25,000(3)      5.5           3.70       July 22, 2007       58,175     147,450
Richard H. Troy.............    10,000(3)      2.2           3.70       July 22, 2007       23,275      58,975
Brian J. Hayden.............    90,785(3)     20.0           4.75      December 2, 2007    271,200     687,250

---------------
(1) The standard options granted pursuant to the 1997 Equity Incentive Plan (previously the 1993 Stock Option Plan) expire ten years after date of grant.

(2) The potential realizable value is calculated assuming that the fair market value of CPI Common Stock on the date of the grant as determined by the CPI Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the CPI Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are mandated by the rules of the Commission and do not represent CPI's estimate or projection of future increases in the price of CPI Common Stock.

(3) Generally, options for 25% of the total shares of CPI Common Stock underlying the options granted vest upon each anniversary of grant over four years.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                                                                                          VALUE OF
                                                                      NUMBER OF         UNEXERCISED
                                                                     UNEXERCISED        IN-THE-MONEY
                                                                      OPTIONS AT         OPTIONS AT
                                        SHARES                      DEC. 31, 1997      DEC. 31, 1997
                                      ACQUIRED ON      VALUE         EXERCISABLE/       EXERCISABLE/
              NAME(1)                  EXERCISE       REALIZED     UNEXERCISABLE(2)   UNEXERCISABLE(3)
              -------                 -----------     --------     ----------------   ----------------
Robert J. Towarnicki...............     175,000(4)    $560,180          100,000/--       $105,000/--
Rifat Pamukcu, M.D. ...............          --             --           85,000/--       292,050/--
Richard H. Troy ...................          --             --           10,000/--        10,500/--
Brian J. Hayden....................          --             --           --/90,785            --/--

---------------
(1) Since December 31, 1997, the following options to purchase CPI Common Stock have been granted to the CPI Executive Officers: Robert J. Towarnicki, 120,000; Rifat Pamukcu, M.D., 80,000; Richard H. Troy, 50,000; and Brian J. Hayden, 30,000. All of these options were granted at an exercise price of $6.60 to vest ratably over four years.

(2) All options are subject to vesting; however, with respect to options granted prior to July 1997 early exercise is possible with portions thereof remaining subject to a repurchase option of CPI.

(3) To date, all options have been granted at exercise prices equal to the fair market value per share of CPI Common Stock, as determined by the CPI Board; the fair market value at December 31, 1997 was $4.75 per share.

(4) 123,958 shares were subject to a repurchase option of CPI as of December 31, 1997.

                       SECURITY OWNERSHIP OF CPI AND CPHI

     The following table sets forth certain information regarding the beneficial ownership of CPI Capital Stock as of June 30, 1998, and the anticipated beneficial ownership of CPHI Common Stock after giving effect to the Transactions as to each person who owns more than five percent of the outstanding CPI Capital Stock, each person expected to own more than five percent of the outstanding CPHI Common Stock after consummation of the Transactions, certain other significant stockholders, each CPI Executive Officer and CPI director, all of whom are executive officers and directors of CPHI, and each CPHI director, the Chief Executive Officer of CPHI, each of the most highly compensated executive officers of CPHI other than the Chief Executive Officer, calculated based upon compensation of executive officers of CPI for fiscal year 1997 and all persons expected to be CPHI directors and executive officers, as a group.

                                                                          % OF CPI         % OF CPHI
                                                  NUMBER OF SHARES      COMMON STOCK      COMMON STOCK
                                                 BENEFICIALLY OWNED      OUTSTANDING      OUTSTANDING
                                                 PRIOR TO AND AFTER      BEFORE THE        AFTER THE
BENEFICIAL OWNER                                  THE TRANSACTIONS     TRANSACTIONS(1)    TRANSACTIONS
----------------                                 ------------------    ---------------    ------------
5% STOCKHOLDERS:
FGN, Inc.(2)...................................       1,835,597              9.87%             7.62%
  c/o Mayer, Brown & Platt
  190 S. LaSalle Street
  Chicago, IL 60603
  Attn: Michael P. Cannon, Esq.
Gem Capital Management, Inc.(3)................       1,780,939              9.55%             7.38%
  70 East 55th Street, 12th Floor
  New York, NY 10022
Northwood Ventures LLC(4)......................       1,212,674              6.51%             5.03%
  485 Underhill Blvd., Suite 205
  Syossett, NY 11791
The Goldman Sachs Group, L.P.(5)...............       1,046,043              5.61%             4.33%
  85 Broad Street
  New York, NY 10004
Technology Partners(6).........................         966,709              5.19%             4.01%
  West Fund IV, L.P.
  150 Tiburon Blvd., Suite A
  Belvedere, CA 94920
OTHER SIGNIFICANT STOCKHOLDERS:
New York Life Insurance Company................         896,729              4.82%             3.72%
  51 Madison Avenue
  New York, NY 10010
Jackson Boulevard Fund, Ltd.(7)................         894,297              4.80%             3.71%
  53 W. Jackson Blvd., Suite 400
  Chicago, IL 60604
James Harpel(8)................................         863,354              4.64%             3.58%
  237 Park Avenue
  New York, NY 10017
Vulcan Ventures, Inc.(9).......................         837,231              4.49%             3.47%
  110-110 Avenue N.E., Suite 550
  Bellevue, WA 98004

DIRECTORS AND EXECUTIVE OFFICERS:**
William A. Boeger(10)..........................         344,817              1.85%             1.43%
Thomas M. Gibson(11)...........................         103,725                 *                 *
Brian J. Hayden................................               0                 *                 *
Judith A. Hemberger, Ph.D......................               0                 *                 *
Rifat Pamukcu, M.D.(12)........................         381,964              2.05%             1.59%
Roger J. Quy, Ph.D.(13)........................         966,709              5.19%             4.01%

                                                                          % OF CPI         % OF CPHI
                                                  NUMBER OF SHARES      COMMON STOCK      COMMON STOCK
                                                 BENEFICIALLY OWNED      OUTSTANDING      OUTSTANDING
                                                 PRIOR TO AND AFTER      BEFORE THE        AFTER THE
BENEFICIAL OWNER                                  THE TRANSACTIONS     TRANSACTIONS(1)    TRANSACTIONS
----------------                                 ------------------    ---------------    ------------
Bruce R. Ross..................................               0                 *                 *
Peter G. Schiff(14)............................       1,212,674              6.51%             5.03%
Randall M. Toig, M.D.(15)......................         142,468                 *                 *
Robert J. Towarnicki(16).......................         289,196              1.55%             1.20
Richard H. Troy(17)............................       2,138,960             11.50%             8.88%

DIRECTOR NOMINEES:
John J. Gibbons(18)............................         108,036                 *                 *
Louis M. Weiner, M.D...........................               0                 *                 *
All executive officers, directors and director
  nominees as a group (13 persons)(19).........       5,601,549             29.81%            23.08%

---------------
  *  Indicates beneficial ownership of less than one percent.

 ** The address of the directors and executive officers is 702 Electronic Drive, Horsham, PA 19044.

 (1) This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, CPI and CPHI believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,604,360 shares of CPI Common Stock outstanding as of June 30, 1998 and 24,081,360 shares of CPI Common Stock outstanding after completion of this offering, adjusted as required by rules promulgated by the Commission.

 (2) Includes 5,681 shares to be received upon redemption of the Redeemable Preferred Stock. Until the closing of this offering, FGN, Inc. has the authority to vote 782,421 additional shares of CPI Common Stock of which it is not the beneficial owner but that it holds in trust for 12 persons, including: David S. Alberts; Klaus Brendel; Randall W. Burt; Michael P. Cannon; Stella Ocampo as Trustee of the Jaime Ocampo Marital Trust; Rifat Pamukcu; Nancy Shipp Paranka; Phyllis Sanford Stevenson and Robert W. Stevenson; and Mr. Richard H. Troy, Richard H. Troy's wife and Richard H. Troy's daughter. FGN, Inc.'s ultimate beneficial owners include a marital trust of Floyd Nichols for the benefit of his widow (20%), a trust for one child of Floyd Nichols (24.5%), a trust for the other child of Floyd Nichols (24.5%), and 31 stockholders (including 15 brothers, sisters, nieces, nephews, sisters-in-law and brother-in law, and 16 friends, each with 1%).

 (3) Includes 1,674,254 shares and warrants to purchase 52,631 shares beneficially owned by Oak Tree Partners, L.P., an entity that may be deemed an affiliate of Gem Capital Management, Inc. Gem Capital Management, Inc. disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

 (4) Includes warrants to purchase 9,263 shares beneficially owned by Northwood Ventures LLC, options to purchase 5,447 shares of CPI Common Stock beneficially owned by Peter G. Schiff, 130,600 shares and warrants to purchase 1,802 shares beneficially owned by Northwood Capital Partners LLC, 118,000 shares and warrants to purchase 1,754 shares beneficially owned by Rabbit Hollow Partners and 27,000 shares beneficially owned by the Edward
     T. Schiff et. al. Trust, entities that may be deemed affiliates of Northwood Ventures LLC. The ultimate beneficial owner of Northwood Ventures LLC include a partnership of investors, Mr. Schiff and members of Mr. Schiff's family.

 (5) Includes 49,573 shares issuable upon exercise of outstanding warrants.

 (6) Includes options to purchase 5,447 shares of CPI Common Stock beneficially owned by Roger J. Quy. Technology Partners West Fund IV, L.P.'s ultimate beneficial owners include 33 employee retirement trusts, venture funds, family trusts and individuals, none of which possess an ownership interest of more than 12% in the Fund.

 (7) Includes 95,890 shares and warrants to purchase 26,062 shares beneficially owned by Jackson Boulevard Partners, 81,650 shares and warrants to purchase 1,500 shares beneficially owned by Jackson Boulevard Equities, 225,138 shares beneficially owned by Jackson Boulevard Ventures, 205,530 shares and warrants to purchase 9,527 shares beneficially owned by Jackson Boulevard Ventures II, 187,000 shares beneficially owned by Jackson Boulevard Ventures III L.P., 10,000 shares and warrants to purchase 500 shares beneficially owned by Jackson Boulevard Investments, L.P. and 50,000 shares and warrants to purchase 1,500 shares beneficially owned by Deborah Gemini. Jackson Boulevard Fund, Ltd. is the General Partner of Jackson Boulevard Equities, Jackson Boulevard Ventures and Jackson Boulevard Ventures II. The President and sole stockholder of Jackson Boulevard Fund, Ltd. is Paul J. Duggan, who is the General Partner of Jackson Boulevard Partners and the spouse of Deborah Gemini. Mr. Duggan may be deemed to share voting and investment power with these entities and individuals; however, Mr. Duggan disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (8) Includes warrants to purchase 15,873 shares, 328,777 shares and warrants to purchase 2,550 shares beneficially owned by CP Partners, 115,088 shares beneficially owned by the Harpel Family Partnership, 81,081 shares beneficially owned by Harpel Wheelock, and 63,158 shares and warrants to purchase 3,157 shares beneficially owned by Harpel Venture Partners, entities that may be deemed affiliates of James Harpel and in which James Harpel may be deemed to share voting and investment power. Mr. Harpel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (9) Includes 24,639 shares issuable upon exercise of outstanding warrants.

(10) Includes 13,379 shares and warrants to purchase 5,447 shares owned of record by Mr. Boeger, 187,982 shares and warrants to purchase 9,523 shares owned of record by Quest Ventures II and 128,486 shares owned of record by Quest Ventures International. Mr. Boeger is a managing general partner of Quest Ventures II and Quest Ventures International, and may be deemed to share voting and investment power with respect to such shares. Mr. Boeger disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11) Includes options to purchase 5,447 shares beneficially owned by Thomas M. Gibson and 71,213 shares in the Thomas M. Gibson Trust established by Thomas M. Gibson.

(12) Includes 245,600 shares beneficially owned by Dr. Pamukcu but held in trust by FGN, Inc., options to purchase 85,000 shares, 48,750 of which are unvested and would currently be subject to a repurchase option by CPI and 11,364 shares expected to be received upon redemption of the Redeemable Preferred Stock.

(13) Includes options to purchase 5,447 shares of CPI Common Stock beneficially owned by Roger Quy and 961,262 shares owned of record by Technology Partners. Dr. Quy is a general partner of Technology Partners, and may be deemed to share voting and investment power with respect to such shares. Dr. Quy disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(14) Includes options to purchase 5,447 shares of CPI Common Stock beneficially owned by Peter Schiff, 918,808 shares and warrants to purchase 9,263 shares owned of record by Northwood Ventures LLC, 130,600 shares and warrants to purchase 1,802 shares owned of record by Northwood Capital Partners LLC, 118,000 shares and warrants to purchase 1,754 shares owned of record by Rabbit Hollow Partners and 27,000 shares owned of record by the Edward T. Schiff et. al. Trust. Mr. Schiff is the President of Northwood Ventures LLC, the President of Northwood Capital Partners LLC, the Managing General Partner of Rabbit Hollow Partners and the Trustee of the Edward T. Schiff et. al. Trust; he may be deemed to share voting and investment power with respect to such shares. Mr. Schiff disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(15) Includes options to purchase 5,447 shares of CPI Common Stock and 676 shares issuable upon exercise of outstanding warrants.

(16) Includes options to purchase 100,000 shares, 75,000 of which are unvested and would currently be subject to a repurchase option by CPI.

(17) Includes 130,000 shares beneficially owned by Mr. Troy but held in trust by FGN, Inc., 25,000 shares subject to repurchase by CPI, options to purchase 10,000 shares, 7,500 of which are unvested and would be subject to a repurchase option by CPI, 7,575 shares to be received upon redemption of the Redeemable Preferred Stock and warrants to purchase 250 shares. Also includes 27,250 shares beneficially owned by Mr. Troy's spouse, Elizabeth
     N. Troy, and 16,100 shares beneficially owned by Mr. Troy's daughter, Elizabeth D. Troy, as well as 1,835,597 shares owned of record by FGN, Inc., of which Mr. Troy is a director and the President. Mr. Troy may be deemed to share voting and investment power with respect to such 43,350 shares beneficially owned by his spouse and daughter and to such 1,835,597 shares beneficially owned by FGN, Inc.; however, Mr. Troy disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(18) Represents shares of Tseng Common Stock and Tseng Options currently held by Mr. Gibbons. Assuming consummation of the Transactions, Mr. Gibbons will own four shares of CPHI Common Stock and options to purchase 108,032 shares of CPHI Common Stock.

(19) Includes shares and options or warrants to purchase 185,503 shares held by directors and executive officers of CPI, entities affiliated with such persons and director nominees. See Notes 9 through 18 above.

                              CERTAIN TRANSACTIONS

FIRST ROUND OF CPI SERIES E PREFERRED STOCK

     Between April 1994 and July 1994, CPI sold to institutional and other accredited investors a total of 542,761 shares of CPI Series E Preferred Stock at a price of $4.10 per share and warrants to purchase an additional 18,766 shares of CPI Series E Preferred Stock at $4.10 per share in a first round of financing of CPI Series E Preferred Stock. In August 1995, in connection with repricing the CPI Series E Preferred Stock to $3.15 per share, the CPI Board authorized the issuance of additional CPI Series E Preferred Stock. In conjunction with this new price, CPI issued 163,701 shares of CPI Series E Preferred Stock and 5,654 warrants to purchase CPI Series E Preferred Stock to the previous holders of CPI Series E Preferred Stock. Certain directors, executive officers and five percent stockholders purchased Series E Preferred Stock and warrants to purchase CPI Series E Preferred Stock in the first round of financing of CPI Series E Preferred Stock, as follows: FGN, Inc., which is a holder of more than five percent of CPI's voting stock and a director and the president of which is Richard H. Troy, a Director, Senior Vice
President -- Corporate Development, General Counsel and Secretary of CPI, purchased 13,015 shares of CPI Series E Preferred Stock; the Thomas M. Gibson Trust established by Thomas M. Gibson, a director of CPI, purchased a total of 951 shares of CPI Series E Preferred Stock; Quest Ventures II and Quest Ventures International, entities in which William A. Boeger, a director of CPI, is a general manager, purchased a total of 49,966 shares of CPI Series E Preferred Stock and warrants to purchase CPI Series E Preferred Stock; Randall M. Toig, a director of CPI, purchased 6,507 shares of CPI Series E Preferred Stock; Richard
H. Troy, a director, Senior Vice President -- Corporate Development, General Counsel and Secretary of CPI, purchased 4,686 shares of CPI Series E Preferred Stock and warrants to purchase CPI Series E Preferred Stock; Technology Partners, which is a holder of more than five percent of CPI Common Stock and a general manager of which is Roger J. Quy, a director of CPI, purchased 168,128 shares of CPI Series E Preferred Stock and warrants to purchase Series E Preferred Stock; Rabbit Hollow Partners, the Managing General Partner of which is Peter G. Schiff, a director of CPI, purchased 32,902 shares of CPI Series E Preferred Stock; and Northwood Ventures LLC, which is a holder of more than five percent of CPI's voting stock and the President of which is Peter G. Schiff, a director of CPI, purchased 134,349 shares of CPI Series E Preferred Stock and warrants to purchase CPI Series E Preferred Stock.

BRIDGE LOAN AND SECOND ROUND OF CPI SERIES E PREFERRED STOCK

     CPI commenced the second round of CPI Series E Preferred Stock financing between June and August 1995, when CPI received a bridge loan of $791,000 from certain of its stockholders and issued convertible promissory notes with an annual interest rate of 9% to such stockholders. Certain directors, executive officers and five percent stockholders participated in the bridge loan, as follows: Floyd G. Nichols, who was a director and CPI's Chief Executive Officer, purchased a $50,000 convertible promissory note; Northwood Ventures LLC, the President of which is Peter G. Schiff, a director of CPI, purchased a $200,000 convertible promissory note; Quest Ventures II, a general manager of which is William A. Boeger, a director of CPI, purchased a $50,000 convertible promissory note; and Technology Partners West Fund IV, a general manager of which is Roger
J. Quy, a director of CPI, purchased a $90,000 convertible promissory note. CPI converted the bridge loan's principal and interest into 253,633 shares of Series E Preferred Stock and warrants to purchase an additional 125,550 shares of CPI Series E Preferred Stock in August 1995.

     Between August 1995 and May 1996, CPI issued 2,263,094 shares of CPI Series E Preferred Stock and warrants to purchase an additional 210,889 shares of CPI Series E Preferred Stock at $3.15 per share, which includes those issued in converting the bridge loan. Certain directors, executive officers and five percent stockholders purchased CPI Series E Preferred Stock in the conversion of the bridge loan and the second round of financing of CPI Series E Preferred Stock, as follows: Floyd G. Nichols, who was a director and CPI's Chief Executive Officer, purchased 17,596 shares of CPI Series E Preferred Stock and warrants to purchase CPI Series E Preferred Stock; Northwood Ventures LLC, the President of which is Peter G. Schiff, a director of CPI, purchased 147,190 shares of CPI Series E Preferred Stock and warrants to purchase CPI Series E Preferred Stock; Northwood Capital Partners LLC, the President of which is Peter
G. Schiff, a
director of CPI, purchased 82,544 shares of CPI Series E Preferred Stock; Technology Partners West Fund IV, a general manager of which is Roger J. Quy, a director of CPI, purchased 151,079 shares of CPI Series E Preferred Stock and warrants to purchase CPI Series E Preferred Stock; and Thomas M. Gibson, a director of CPI, and the Thomas M. Gibson Trust purchased a total of 31,748 shares of CPI Series E Preferred Stock.

CPI SERIES F PREFERRED STOCK.

     Between December 1996 and June 1997, CPI issued a total of 4,808,945 shares of Series F Convertible Preferred Stock ("CPI Series F Preferred Stock") and warrants to purchase 125,843 shares of CPI Series F Preferred Stock to institutional investors and accredited investors. Certain directors, executive officers and five percent stockholders of CPI participated in the private offering, as follows: Technology Partners, which is a holder of more than five percent of CPI's voting stock and a general partner of which is Roger J. Quy, a director of CPI, purchased 101,051 shares of CPI Series F Preferred; Northwood Ventures LLC, which is a holder of more than five percent of CPI's voting stock and a President of which is Peter G. Schiff, a director of CPI, purchased 111,000 shares of CPI Series F Preferred Stock and warrants to purchase CPI Series F Preferred Stock; Northwood Capital Partners LLC, the President of which is Peter G. Schiff, a director of CPI, purchased 27,750 shares of CPI Series F Preferred Stock and warrants to purchase CPI Series F Preferred Stock; The Goldman Sachs Group, L.P., which is a holder of more than five percent of CPI's voting stock, purchased 709,461 shares of CPI Series F Preferred Stock and warrants to purchase CPI Series F Preferred Stock; Robert J. Towarnicki, the Chief Executive Officer, President and a director of CPI, purchased 13,520 shares of CPI Series F Preferred Stock; Randall M. Toig, a director of CPI, purchased 13,512 shares of CPI Series F Preferred Stock; Richard H. Troy, a director, Senior Vice President -- Corporate Development, General Counsel and Secretary of CPI, purchased 3,000 shares of CPI Series F Preferred Stock; William A. Boeger, a director of CPI, purchased 3,377 shares of CPI Series F Preferred Stock; Thomas M. Gibson, a director of CPI, purchased 13,512 shares of CPI Series F Preferred Stock; and Grosvenor G. Nichols, the brother-in-law of Richard H. Troy, a director, Senior Vice President -- Corporate Development, General Counsel and Secretary of CPI, purchased 25,748 shares of CPI Series F Preferred Stock and warrants to purchase CPI Series F Preferred Stock.

CPI SERIES G PREFERRED STOCK.

     In April and May of 1998, CPI issued a total of 4,645,879 shares of CPI Series G Preferred Stock and warrants to purchase 227,793 shares of CPI Series G Preferred Stock to institutional investors and stockholders with preemptive rights. Certain directors, executive officers and five percent stockholders of CPI participated in the private offering as follows: Northwood Ventures LLC, which together with affiliated funds is a holder of more than five percent of CPI's voting stock and the President of which is Peter G. Schiff, a director of CPI, purchased 105,263 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock; Northwood Capital Partners LLC, which together with affiliated funds is a holder of more than five percent of CPI's voting stock and the President of which is Peter G. Schiff, a director of CPI, purchased 21,053 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock; Rabbit Hollow Partners, a general partner of which is Peter G. Schiff, a director of CPI, purchased 20,096 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock; The Goldman Sachs Group, L.P., which is a holder of more than five percent of CPI's voting stock, purchased 315,790 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock and, in recognition of its efforts in connection with the offering, received a warrant to purchase 5,000 shares of CPI Common Stock; Gem Capital Management, which is a holder of more than five percent of CPI's voting stock, purchased 1,052,632 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock; Richard H. Troy, a director, Senior Vice President -- Corporate Development, General Counsel and Secretary of CPI, purchased 2,000 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock; Thomas M. Gibson, a director of CPI, purchased 25,777 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock; Bart L. Troy, M.D., a brother of Richard H. Troy, a director, Senior Vice President -- Corporate Development, General Counsel and Secretary of CPI, purchased 8,360 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock; and Grosvenor G. Nichols, a brother-in-law of Richard H. Troy, a director, Senior

Vice President - Corporate Development, General Counsel and Secretary of CPI, purchased 26,335 shares of CPI Series G Preferred Stock and warrants to purchase CPI Series G Preferred Stock.

CPI REDEEMABLE PREFERRED STOCK

     Prior to the Effective Time, CPI must redeem in cash and/or CPI Common Stock, pursuant to the Reorganization Agreement, the outstanding shares of CPI Redeemable Preferred Stock, all of which are held by FGN, Inc., a holder of more than five percent of CPI Capital Stock and a director, the president and a stockholder of which is Richard H. Troy, a Director, Senior Vice
President -- Corporate Development, General Counsel and Secretary of CPI. Pursuant to the arrangements entered into in 1990 with certain persons who participated in the founding of CPI, FGN, Inc. will immediately pay out all but $75,000 of the proceeds of such redemption of the CPI Redeemable Preferred Stock to or on behalf of such persons, including the payment of cash and/or registered CPHI Common Stock in an aggregate value of $150,000 to Rifat Pamukcu, CPI's Chief Scientific Officer and Senior Vice President -- Research and Development, and the payment of cash and or stock in an aggregate value of $100,000 to Richard H. Troy, a Director, Senior Vice President -- Corporate Development, General Counsel and Secretary of CPI.

                       DESCRIPTION OF CPHI CAPITAL STOCK

     The following description of the capital stock of CPHI and certain provisions of CPHI's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the CPHI Certificate of Incorporation and Bylaws.

CPHI AUTHORIZED CAPITAL STOCK

     Under CPHI's Certificate of Incorporation, the total number of shares of all classes of stock that CPHI has authority to issue is 75,000,000, of which 70,000,000 are shares of CPHI Common Stock (par value $0.01 per share) and 5,000,000 are shares of CPHI Preferred Stock (par value $.01 per share).

     The additional shares of authorized stock available for issuance by CPHI might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the holders of CPHI Common Stock. The ability of the CPHI Board to issue additional shares of stock could enhance the CPHI Board's ability to negotiate on behalf of the stockholders in a takeover situation and also could be used by the CPHI Board to make a change in control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management.

CPHI COMMON STOCK

     Holders of CPHI Common Stock will be entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of CPHI Preferred Stock, the holders of CPHI Common Stock will possess all voting power. The CPHI Certificate of Incorporation does not provide for cumulative voting rights. Without cumulative voting, under the DGCL, the holders of more than one-half of the outstanding shares of CPHI Common Stock generally will be able to elect all the directors of CPHI then standing for election and holders of the remaining shares will not be able to elect any directors.

     Subject to any preferential rights of any series of CPHI Preferred Stock, holders of shares of CPHI Common Stock will be entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by the CPHI Board and to share ratably in the assets of CPHI legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up.

     Holders of CPHI Common Stock will have no preferences, preemptive, conversion or exchange rights.

CPHI PREFERRED STOCK

     The CPHI Board is authorized to issue shares of CPHI Preferred Stock, in one or more series without stockholder approval, and to (i) fix or alter, from time to time, the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of CPHI Preferred Stock, (ii) establish, from time to time, the number of shares constituting any such series or any of them, and
(iii) to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

     The CPHI Board could authorize the issuance of shares of CPHI Preferred Stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of CPHI Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of stock over the then-market price of such shares. As of the date hereof, no shares of CPHI Preferred Stock are outstanding and the CPHI Board has no present intention to issue any shares of CPHI Preferred Stock after the Effective Time.

CERTAIN ANTI-TAKEOVER PROVISIONS

     General. Certain provisions of the CPHI Certificate of Incorporation, the CPHI Bylaws and the DGCL may have the effect of impeding the acquisition of control of CPHI by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the CPHI Board.

     The provisions of the CPHI Certificate of Incorporation, the CPHI Bylaws and the DGCL described below are designed to reduce, or have the effect of reducing, the vulnerability of CPHI to an unsolicited proposal for the restructuring or sale of all or substantially all of the assets of CPHI or an unsolicited takeover attempt which is unfair to CPHI stockholders. The summary of such provisions set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the CPHI Certificate of Incorporation, the CPHI Bylaws and DGCL.

     Classified Board; Removal of Directors. The CPHI Certificate of Incorporation provides that the CPHI Board shall consist of three classes of directors, after an initial term, each serving a three-year term ending in successive years. This provision may make it more difficult to effect a takeover of CPHI because it would generally take two annual meetings of stockholders for an acquiring party to elect a majority of the CPHI Board. As a result, a classified CPHI Board may discourage proxy contests for the election of directors or purchases of a substantial block of stock because it could operate to prevent obtaining control of the CPHI Board in a relatively short period of time.

     In addition, subject to the rights of holders of any series of CPHI Preferred Stock, CPHI directors may only be removed for cause and only by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of CPHI entitled to vote at an election of directors.

     Business Combinations. Section 203 of the DGCL restricts a wide range of transactions ("business combination") between a corporation and an interested stockholder. An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. Business combinations are broadly defined to include
(i) mergers or consolidations with, (ii) sales or other dispositions of more that 10% of the corporation's assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to,
(iv) certain transactions which would result in increasing the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (i) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time such person became an interested stockholder; (ii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock (excluding shares owned by persons who are officers and also directors and shares owned by certain employee stock plans); or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholders contained in Section 203 do not apply to a corporation whose certificate of incorporation contains a provision expressly electing not to be governed by the statute. The CPHI Certificate does not contain a provision electing to "opt-out" of Section 203.

LISTING

     CPHI has applied for listing of CPHI Common Stock on the Nasdaq National Market under the trading symbol "CLPA".

TRANSFER AGENT AND REGISTRAR

     BankBoston N.A. is the transfer agent and registrar for CPHI Common Stock.

     THE INFORMATION REGARDING TSENG'S BUSINESS THAT IS SET FORTH UNDER THE CAPTIONS "TSENG BUSINESS," "TSENG STOCK PRICE AND DIVIDEND INFORMATION," "TSENG SELECTED FINANCIAL DATA," "TSENG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "TSENG PRINCIPAL SHAREHOLDERS" IS HISTORICAL. IT IS ANTICIPATED THAT UPON CONSUMMATION OF THE TRANSACTIONS, TSENG WILL HAVE NO CONTINUING OPERATIONS. CONSEQUENTLY, NEITHER CPHI, CPI NOR TSENG BELIEVE THAT SUCH INFORMATION IS INDICATIVE OF FUTURE OPERATIONS OR FINANCIAL INFORMATION OF TSENG OR CPHI IF THE TRANSACTIONS ARE CONSUMMATED.

                                 TSENG BUSINESS

OVERVIEW

     Tseng was incorporated in 1983 and, until the sale of substantially all of its graphics development assets to ATI Technologies, Inc. ("ATI") in December 1997, was a supplier of high performance video graphic controller chips. These chips were designed to enhance the personal computer's performance by off-loading the graphics and video functions from the Central Processing Unit ("CPU") to the graphics accelerator chip. By working in connection with the personal computer's CPU, the graphic accelerator offered significant improvement to the quality of the graphics and improved the system's overall performance. Tseng expects that it will have limited future revenues and expenses from graphics operations as it supports existing customers through third party agreements through March 1999 and offers customers the opportunity to purchase any additional quantities of Tseng product ("last time buy") necessary to support their ongoing product requirements, if any. It is anticipated that after consummation of the Transactions, Tseng will have no continuing operations.

     During the fourth quarter of 1997, Tseng announced that it would explore opportunities to utilize its cash and stock to make acquisitions of or investments in a potential growth stage company or companies including but not limited to those that are technology-based. On June 23, 1998, the Company signed a definitive agreement to combine with CPI. Tseng expects that if the Transactions are consummated, it will discontinue its last-time buy program and have no continuing operations.

PRIOR OPERATIONS

     Prior to the sale of its graphics development assets to ATI, Tseng competed in the highly competitive and rapidly changing graphics technology marketplace. Sales of Tseng's ET6000 graphic accelerator, which was introduced in November 1995 at Fall Comdex and began shipping in volume in the second quarter of 1996, represented approximately 47% and 73% of Tseng's revenues for the six-month periods ended June 30, 1998 and 1997, respectively, and 72% and 65% of Tseng's revenues in 1997 and 1996, respectively. At its introduction, the ET6000 was a state-of-the-art 128-bit graphics and multimedia engine that integrated a 2D graphics accelerator, high quality video processor, a revolutionary interface into Multibank(TM) DRAM and PCI interface. Total sales of the ET6000 were adversely impacted by both the market transition to 3D graphic accelerators and the high-solution costs for ET6000-based solutions as the cost of MDRAM utilized in ET6000 solutions did not keep pace with more industry-standard EDO memory prices which were utilized in most competitor solutions. In response to the market transition to 3D graphic accelerators, Tseng attempted to develop and introduce a 3D graphics accelerator, the ET6300. In October 1997, Tseng announced that it would not commercialize this product as it did not expect sales of this product would return Tseng to profitability. At the same time, Tseng announced it would focus on attempting to attract strategic partners and/or merger candidates in the technology industry. This effort resulted in the sale of Tseng's graphics development assets to ATI in December 1997.

     Tseng had distributed its graphics products to its OEM customer base through an internal marketing and sales team located in Newtown, Pennsylvania supported domestically by a series of independent manufacturers representatives and internally by a sales and support office in Taipei, Taiwan with local distributors located in Hong Kong, Japan, Korea, Singapore and Taiwan. Manufacturers representatives located in Belgium, Germany and the United Kingdom were also used to support European customers.

     Three customers accounted for 42% of revenues in 1997. Two customers accounted for 38% and 37% of revenues in 1996 and 1995, respectively. Two customers accounted for 33% of revenues in the six-month period ended June 30, 1998. Four customers accounted for 55% of revenues in the six-month period ended June 30, 1997.

     Total export sales, including those to the Far East distributors, represented approximately 58%, 43% and 59% of revenues during 1997, 1996 and 1995, respectively, and 34% and 76% of revenues in the six-month periods ended June 30, 1998 and 1997, respectively. As a significant portion of Tseng's sales were export sales, Tseng has historically been subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements, fluctuations in the US dollar which could increase the sales price in local currencies of Tseng's products in foreign markets, tariffs, and other barriers and restrictions and the burden of complying with a wide variety of foreign laws.

     Tseng had maintained a staff of in-house engineers which were critical to its ability to develop new products. Following the sale of its graphics development assets to ATI, most of Tseng's engineers accepted employment with ATI. Total research and development expense, including the one-time charge in 1996 discussed in Note 3 to the consolidated financial statements, was $8,778,000, $14,561,000 and $3,440,000 in 1997, 1996 and 1995, respectively, and
$4,715,000 for the six-months ended June 30, 1997. Tseng did not incur any research and development expense during the six-month period ended June 30, 1998.

     Tseng purchased substantially all of its product from one foundry. Most of Tseng's products were manufactured using a .6 micron CMOS triple level metal process. Tseng did not have a long term supply contract with its foundry. Historically Tseng conducted its business with its foundries by written purchase orders which covered a period or range of periods. Tseng purchased its product primarily in wafer and "known good die" forms and managed the assembly and test process. Product returns to date have not been significant.

EMPLOYEES

     As of August 31, 1998, Tseng had 6 full-time employees. It is anticipated that after consummation of the Transactions, none of the Tseng employees will be employees of CPHI, CPI or Tseng.

PROPERTIES

     Tseng currently leases 2,700 square feet for its corporate offices in Norristown, Pennsylvania. The facility is leased pursuant to a one-year lease with a one-year renewal option. Tseng owns a building with 34,000 square feet in an industrial and office park in Newtown, Pennsylvania which was formerly used as its advanced research, product development facility and principal executive offices. This facility was leased to ATI in December 1997 for an initial 3-year term, with renewal options through 2007. In August 1998, Tseng entered into a definitive agreement to sell the facility leased to ATI to a third party for $2,787,500. The sale is subject to a number of factors, including completion of due diligence, and is expected to close in October 1998. The net book value of the real estate was $2,435,000 at June 30, 1998.

LEGAL PROCEEDINGS

     Tseng is involved in certain legal actions and claims arising in the ordinary course of business. Management, after discussion with legal counsel, believes that the outcome of such litigation and claims will not have a material adverse effect on Tseng's financial position.

                   TSENG STOCK PRICE AND DIVIDEND INFORMATION

     Tseng's Common Stock is traded on the Nasdaq National Market under the symbol "TSNG". There were approximately 1,014 holders of record of Tseng's Common Stock as of August 31, 1998. The following table sets forth, for the periods indicated, the high and low bid quotations for the Common Stock as reported by the National Quotation Bureau.

                                                                BID PRICES
                                                              ---------------
                                                               HIGH      LOW
                                                              ------    -----
1996:
First Quarter...............................................  $10.63    $8.63
Second Quarter..............................................   13.06     8.38
Third Quarter...............................................   10.00     7.63
Fourth Quarter..............................................    6.38     3.00

1997:
First Quarter...............................................  $ 4.63    $2.94
Second Quarter..............................................    4.25     2.63
Third Quarter...............................................    4.94     3.00
Fourth Quarter..............................................    3.88     1.25

1998:
First Quarter...............................................  $ 2.00    $1.25
Second Quarter..............................................    2.75     1.63
Third Quarter (July 1 to September 3).......................    2.94     2.31

     On August 31, 1998, the closing bid price in the Nasdaq National Market of Tseng's Common Stock was $2.4375.

     Tseng has not paid a dividend since 1995. Tseng does not anticipate paying cash dividends in the foreseeable future and currently intends to retain its cash for use in attempting to acquire or invest in a growth-stage company or growth-stage companies.

                         TSENG SELECTED FINANCIAL DATA

     The following tables set forth certain selected consolidated financial data of Tseng. This data is derived from and should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements, including the notes thereto, of Tseng appearing elsewhere in this Joint Proxy Statement/ Prospectus. The unaudited results of operations for the six months ended June 30, 1998 are not necessarily indicative of results to be expected for the full year of any future period. No cash dividends have been declared or paid on Tseng Common Stock since 1995. The selected financial data set forth below should be read in conjunction with the consolidated financial statements, including the notes attached thereto, and "Tseng Management's Discussion and Analysis of Financial Conditions and Results of Operations".

                                                                                              AS OF AND FOR THE
                                                                                              SIX MONTHS ENDED
                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31,           JUNE 30,
                                          -------------------------------------------------   -----------------
                                           1993      1994      1995       1996       1997      1997      1998
                                          -------   -------   -------   --------   --------   -------   -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)            (UNAUDITED)
Revenues................................  $75,526   $79,418   $37,115   $ 26,231   $  8,015   $ 5,061   $ 1,582
Net income (loss).......................   10,782     9,272       477    (13,965)   (11,429)   (3,447)      227
Basic and diluted net income (loss) per
  share.................................      .56       .49       .03       (.73)      (.60)     (.18)      .02
Working capital.........................   49,214    50,431    47,155     36,268     25,719    32,778    26,064
Total assets............................   64,434    65,819    64,671     51,539     31,418    46,356    30,567
Long-term debt..........................       --        --        --         --         --        --        --
Shareholders' equity....................   56,674    59,861    58,395     45,228     28,320    41,712    28,547
Cash dividends per share................      .10       .20       .10         --         --        --        --

                   TSENG MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Prior to the sale of its graphic development assets to ATI Technologies Inc. ("ATI") in December 1997, Tseng was a developer of custom semiconductor products and board level enhancement products that expand the graphics capabilities and performance of IBM and IBM-compatible personal computers. Approximately two-months prior to the sale of its graphics development assets, Tseng announced that it would explore opportunities to make acquisitions of or investments in a potential growth stage company or companies including but not limited to those that are technology-based. On June 23, 1998, Tseng signed a definitive agreement to combine with CPI.

RESULTS OF OPERATIONS

  Six Months ended June 30, 1998 compared with Six Months ended June 30, 1997.

     Revenues for the six-month period ended June 30, 1998 were $1,582,000, a 69% decrease from the corresponding period in 1997. In December 1997, Tseng sold its graphics development assets to ATI. Following the sale, Tseng commenced a "last-time" buy program to offer its customers the opportunity to purchase additional quantities of Tseng product, if any, necessary to support their ongoing product requirements. Tseng expects that revenues generated from this program will continue to be below 1997 levels. Tseng expects that if the Transactions are consummated, it will discontinue its last-time buy program late in the third quarter or early in the fourth quarter of 1998 and have no continuing operations.

     Sales to two customers represented approximately 33% of Tseng's revenues in the six-month period ended June 30, 1998. Sales to four customers represented approximately 55% of Tseng's revenues in the corresponding period in 1997.

     Cost of sales as a percentage of revenues decreased to 58% of revenues in the six-month period ended June 30, 1998, from 76%, in the corresponding period in 1997. The increase is due to higher margins associated with Tseng's last-time buy program.

     Tseng did not incur research and development expense in the six-month period ended June 30, 1998 compared to $4,715,000 in the corresponding 1997 period. The decrease is due to the sale of Tseng's graphics development assets in December 1997.

     Operating expenses decreased to $1,124,000 in the six-month period ended June 30, 1998 from $2,642,000 in the comparable 1997 period. The decrease is due to significant reductions in personnel and facilities to those necessary to support Tseng's acquisition/investment strategy and its last-time buy program.

     Transaction costs of $136,000 in the six-month period ended June 30, 1998 relate primarily to investment banker and professional fees incurred in connection with the CPI combination discussed above. There were no transaction costs in the corresponding 1997 period. Tseng is charging transaction costs to expense as incurred.

     No tax provision was recorded by Tseng in the six-month period ended June 30, 1998 as Tseng utilized a portion of its net operating loss carryforward which was generated in 1997. The benefit was not recorded as a deferred asset at December 31, 1997 as realization was not assured. Tseng recorded a tax benefit of 35% in the corresponding 1997 period.

  Years ended December 31, 1997, 1996 and 1995.

     Revenues for 1997 were $8,015,000, a 69% decrease from 1996 levels. The decrease is due to lower unit shipments and selling prices for Tseng's ET6000-based products, which began shipping in volume in the second quarter of 1996. Volume and selling prices were adversely affected during 1997 by both the market transition to 3D graphics accelerators and high solution costs for ET6000 solutions which adversely impacted sales of ET6000-based solutions in a very cost-competitive 2D graphics marketplace. The ET6000 was designed to use 5 volt MDRAM and the cost of the MDRAM did not keep pace with more industry-standard

EDO memory prices. In response to the market transition to 3D graphics accelerators, Tseng expended significant resources to complete development of its first 3D graphics product, the ET6300, which was designed to work with 3.3 volt MDRAM. On October 21, 1997, Tseng announced that it would not commercialize the ET6300 in light of problems with the price and availability of 3.3 volt MDRAM as sales of this product would not return Tseng to profitability. In addition, Tseng announced that in consideration of the lead time and research and development costs required to produce new graphics products, Tseng would cease development efforts on future products and attempt to continue to complete 3D and multimedia technologies under development to attempt to attract strategic partners and/or merger candidates in the technology industry. In connection with the decision to cease developing new graphics products and attempt to position Tseng to attract a strategic partner, Tseng retained the services of Broadview Associates, reduced its workforce to personnel needed for this effort and recorded a pretax restructuring charge of approximately $2,031,000. In December 1997, Tseng sold its graphics development assets to ATI and, in connection with the sale, recorded a one-time pretax loss on the sale of approximately $3,698,000. In connection with the October 21, 1997 announcement, Tseng also announced that it would explore opportunities to utilize its cash and stock to make acquisitions of or investments in a potential growth-stage company or companies including but not limited to those that are technology-based. On June 23, 1998, Tseng signed a definitive agreement to combine with CPI. There can be no assurance that this transaction can be completed and closed as anticipated.

     Revenues for 1996 were $26,231,000, a 29% decrease from 1995 levels. The decrease was due primarily to the fact that shipments of ET6000-based products, which commenced in volume in the second quarter of 1996, were not sufficient to offset lower shipments and selling prices of Tseng's second generation accelerator products as these products reached maturation in a rapidly evolving personal computer market. Sales volumes and selling prices of Tseng's ET6000 chip were adversely affected during 1996 by both high solution costs for ET6000-based solutions as the ET6000 was designed primarily for use with MDRAM and MDRAM prices did not keep pace with more industry-standard EDO memory prices and the market transition at the high end of the graphics market to first generation 3D graphic accelerators which accelerated in the fourth quarter of 1996.

     Cost of sales as a percentage of sales was 77% in 1997, 96% in 1996 and 78% in 1995, respectively. The decrease in costs as a percentage of revenues in 1997 is due both to a one-time charge in 1996 of $2,354,000 for reserves for 2D graphics inventory and purchase commitments and the increase in ET6000 revenues as a percentage of total revenues in 1997. Despite pricing pressures on ET6000 sales, margins on ET6000 sales were higher than on sales of Tseng's older W32-based product line which contributed significantly to sales in the first half of 1996. ET6000 products were subject to severe pricing pressures in both 1997 and 1996 due to the competitive graphics market as a whole, high solution cost of ET6000 solutions as 5 volt MDRAM prices did not keep pace with EDO prices in either year and the transition to 3D graphics accelerators which accelerated in the fourth quarter of 1996. The increase in costs as a percentage of revenue in 1996 when compared to 1995 is due to the one-time charge of $2,354,000 discussed above, pricing pressures on the ET6000 due to the high solution costs of ET6000 based solutions as MDRAM price reductions did not keep pace with EDO price reductions in 1996, and pricing pressures on Tseng's older W32-based product line which reached maturation in the rapidly changing graphics market.

     Research and development expense in 1997 was $8,778,000, a 40% decrease from the $14,561,000 incurred in 1996. The 1996 expense includes a one-time charge of $8,660,000 related primarily to the write-off of investments and commitments in technologies related primarily to 2D graphics and related multimedia products. Excluding this one-time charge, research expenditures increased during 1997 by 49%. This increase was due to additional personnel and consulting costs to support development of the ET6300. As explained above, in October 1997, Tseng announced it would not commercialize the ET6300 and stopped development of new graphics products. In December, Tseng sold its graphics development assets to ATI. As Tseng is no longer in the business of developing graphics products, unless and until Tseng completes an investment or acquisition in a Company which may be involved in development activities, it does not expect to incur significant research and development costs in 1998. Research and development expense in 1996 was $14,561,000, a 323% increase from the $3,440,000 incurred in 1995. The increase was due to additional personnel and consulting costs to support the development of its third-generation graphics products, including completion of the ET6000 and development of Tseng's first 3D graphics accelerator, as well as the one-time charge of $8,660,000 discussed above.

     Selling, general and administrative expenses were $4,749,000, $9,239,000 and $6,328,000 in 1997, 1996 and 1995, respectively. The decrease in 1997 is due primarily to reductions in non-research personnel costs and lower selling and marketing expenditures. Included in expense for 1996 was approximately $1,838,000 of one-time charges related primarily to the write-down of an investment in a multimedia company and its refocus on 3D graphics. As a result of the sale of the graphics development assets to ATI in December 1997, Tseng's operating expense level as it enters 1998 is substantially below 1997 historical operating levels. The increase in 1996 is due primarily to increased investments in personnel to enhance Tseng's operations, marketing and sales efforts and the one-time charge of $1,838,000 referred to above.

     Tseng's effective income tax rate was a benefit of 28% and 34.6% in 1997 and 1996 and an expense of 17.6% in 1995. The primary reason for the reduced benefit recorded in 1997 is that Tseng recorded a valuation allowance in 1997 as realization of deferred tax assets is not assured at December 31, 1997. The primary reason for the decrease in 1996 was lower pretax income.

     Inflation is not expected to have an significant adverse impact on Tseng's operations.

LIQUIDITY AND CAPITAL RESOURCES

     Tseng's ability to generate cash adequate to meet its requirements results primarily from cash on hand, investment and rental incomes, operating cash flow generated from the last-time buy program and the potential availability of additional debt and equity financing. Tseng believes that these sources are sufficient to fund current working capital requirements as it wraps up its graphics operations and works to close its business combination with CPI. As a result of Tseng's sale of its graphics development assets to ATI, Tseng expects that research and development, sales and marketing and general administrative expenses during 1998 will be below historical levels. There can be no assurance that Tseng will be able to close its business combination with CPI. Also, if such transaction does not close, there can be no assurance that existing sources of liquidity will be sufficient to complete one or more acquisitions of or investments in a growth stage company or companies on terms acceptable to Tseng, if at all. Should Tseng be required to seek additional capital to complete one or more such transactions, there can be no assurance that such additional financing, if required, will be available when needed or, if available, will be on satisfactory terms.

     Total working capital was $26,064,000 and $25,719,000 at June 30, 1998 and December 31, 1997, respectively. Tseng's cash and short-term investments increased to $27,109,000 at June 30, 1998 from $22,751,000 at December 1997. The increase is due to cash generated from operations and the collection of recoverable income taxes.

                          TSENG PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information, as of September 1, 1998, as to shares of Tseng's Common Stock beneficially owned by: (i) each director, (ii) each of Tseng's named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated under the Securities Act) and (iii) all directors and executive officers of Tseng as a group. Tseng is not aware of any shareholder that beneficially owns more than 5% of its Common Stock. Except as otherwise noted, each person named below, either alone or together with such person's family, had sole voting power and investment power with respect to the shares listed next to such person's name.

                                                         NUMBER OF SHARES      PERCENT OF
             NAME OF BENEFICIAL OWNER(1)                BENEFICIALLY OWNED    COMMON STOCK
             ---------------------------                ------------------    ------------
John J. Gibbons.......................................        297,512(2)          1.9%
Mark H. Karsch........................................        249,307(3)          1.6%
Christopher F. Sutphin................................         60,000(4)            *
Mark Dorfman..........................................         47,000(5)            *
Directors and executive officers as a group (5
  persons)............................................        912,819(6)          5.7%

---------------
  * less than 1%

(1) The address for all persons listed in this table is c/o Tseng Labs, Inc., 18
    W. Airy Street, Suite 100, Norristown, Pennsylvania 19401.

(2) Includes 297,500 shares underlying options exercisable within 60 days of September 1, 1998.

(3) Includes 249,107 shares underlying options exercisable within 60 days of September 1, 1998.

(4) Includes 30,000 shares underlying options exercisable within 60 days of September 1, 1998.

(5) Includes 40,000 shares underlying options exercisable within 60 days of September 1, 1998.

(6) Includes a total of 875,607 shares underlying options either currently exercisable or exercisable within 60 days of September 1, 1998.

                        COMPARISON OF STOCKHOLDER RIGHTS

     At the Effective Time, the stockholders of CPI and the stockholders of Tseng will become stockholders of CPHI. As stockholders of CPHI, their rights will be governed by the DGCL and the CPHI Certificate of Incorporation and Bylaws. Following are summaries of certain differences between (i) the rights of CPI stockholders and CPHI stockholders and (ii) the rights of Tseng stockholders and CPHI stockholders.

COMPARISON OF STOCKHOLDER RIGHTS WITH RESPECT TO CPHI AND CPI

     CPHI and CPI are both organized under the laws of the State of Delaware and are subject to the DGCL. Any differences, therefore, in the rights of holders of CPHI Common Stock and CPI Capital Stock arise solely from the differences in their respective certificates of incorporation and bylaws.

     Authorized Capital. The total number of authorized shares of capital stock of CPI is 40,861,250, consisting of 18,400,000 shares of preferred stock, $.01 par value, 61,250 shares of redeemable preferred stock, $.01 par value, and 22,400,000 shared of common stock, $.01 par value. The authorized capital of CPHI is set forth under "Description of CPHI Capital Stock".

     Class Votes. The DGCL does not require separate class votes of all voting classes in order to approve charter amendments generally. However, Section 242 of the DGCL does provide that each class of stock, even a nonvoting class of stock, shall vote on charter amendments that increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of such class or adversely affect the rights of the holders of such class.

     Although CPHI has a portion of its authorized capital stock allocated to preferred stock, at the Effective Time, no preferred stock will be outstanding, all stockholders will have equal voting rights, and there will be no class voting.

     Certain additional actions do, however, require further class votes. The CPI Certificate of Incorporation provides that CPI shall not, without first obtaining the approval by vote or written consent of each of (i) the holders of a majority of the shares of CPI Common Stock then outstanding, (ii) the holders of a majority of the shares of CPI Series C Preferred Stock, CPI Series D Preferred Stock, CPI Series E Preferred Stock, CPI Series F Preferred Stock and CPI Series G Preferred Stock, then outstanding, voting as one class, and (iii) the holders of a majority of the shares of CPI Series A Preferred Stock and CPI Series B Preferred Stock, then outstanding, voting as one class (collectively, the "CPI Additional Approval"): (i) sell, exchange, mortgage or pledge all or substantially all of the assets of CPI, whether in one transaction or in a series of related transactions; (ii) merge or consolidate with any other person; or (iii) make any assignment for the benefit of CPI's creditors.

     In addition, unless the CPI Board shall have given its unanimous approval thereto, CPI shall not, without first obtaining the CPI Additional Approval: (i) with certain exceptions, incur any indebtedness for borrowed money; (ii) with certain exceptions, guarantee the indebtedness or other liabilities or obligations of any other person; (iii) form or participate in any limited or general partnership or joint venture; (iv) make any acquisition of, or equity investment in, another person in excess of $100,000; (v) permit any subsidiary to issue or sell, or obligate itself to issue or sell, any stock of such subsidiary to any person other than CPI; (vi) enter into or adopt any salary, bonus or other compensation plan or programs for executive officers of CPI;
(vii) enter into any agreement or transaction with any officer or director of CPI out of the ordinary course of CPI's business; (viii) enter into any business that does not involve the research and development of pharmaceutical drugs; (ix) amend or repeal any provision of, or add any provision to, the CPI Certificate of Incorporation or Bylaws; (x) with certain exceptions, redeem, purchase or otherwise acquire for value any shares of CPI Capital Stock; or (xi) issue any shares of CPI Preferred Stock other than shares of CPI Series A, B, C, D, E, F or G Preferred Stock.

     In addition, without the approval of the holders of a majority of shares of a given series of CPI Preferred Stock, CPI shall not amend or repeal any provision of, or add any provision to, the CPI Certificate of Incorporation if such action would change any of the express powers, preferences or special rights provided for such series in the CPI Certificate of Incorporation so as to affect such series adversely under the DGCL.

     Classified Board of Directors. A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. The DGCL permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The CPHI charter documents provide for a classified board of directors, with only one class out of three being elected each year to a three year term. The CPI charter documents do not include a classified board. Rather, CPI's directors are elected at each annual stockholders' meeting, and hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

     Removal of Directors. Under the DGCL, if a corporation has a classified board, the stockholders may remove a director only for cause, unless the certificate of incorporation provides otherwise. The CPHI Certificate of Incorporation does not provide otherwise; therefore, a director may only be removed for cause by a majority vote of the stockholders entitled to vote. The CPI Bylaws, however, provide that a majority vote of the stockholders entitled to vote may remove a director with or without cause.

     Election of Directors. Pursuant to Section 2 of the CPI Stockholders' Agreement entered into in December 1992, each of Northwood Ventures, Quest Ventures, Technology Partners and FGN, Inc. has had certain rights in respect of the nomination and election of directors. These provisions of Section 2 will cease to have effect upon completion of the Transactions.

     Limitation on Directors' Liability; Indemnification of Directors and Officers. Section 102 of the DGCL allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the DGCL does not, however, permit a corporation to limit or eliminate the personal liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) intentional or negligent payment of unlawful dividends or an unlawful stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

     Both the CPHI Certificate of Incorporation and the CPI Certificate of Incorporation provide for limitations on the personal liability of any director to the extent permitted by the DGCL.

     In addition, the charter documents of CPHI and CPI provide for indemnification of directors and executive officers. Both corporations' bylaws provide that each such corporation shall, to the maximum extent and in the manner permitted by the law, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     Under Section 145 of the DGCL, other than an action brought by or in the right of the corporation, indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred and permitted only if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action.

     Amendments to the Certificate of Incorporation. Under the DGCL, a corporation's certificate of incorporation can be amended by the affirmative vote of the board of directors and approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the shares. The CPHI Certificate of Incorporation requires approval of at least two-thirds of the voting power of the outstanding shares of voting stock to amend the provisions contained in Articles V, VI and VII thereof.
Article V makes provisions for the CPHI Board, including the number of directors, status as a classified board, resignations, vacancies and committees, as well as other corporate actions, including amendment to the CPHI Bylaws, written consent of the CPHI stockholders and special meetings. Article VI provides for director indemnification while Article VII provides for amendment to the CPHI Certificate of Incorporation.

     By contrast, the CPI Certificate provides that holders of CPI Preferred Stock have the right to a separate class vote in addition to the vote with respect to certain amendments to the CPI Certificate of Incorporation. See "-- Class Votes".

     Power to Call Special Stockholders' Meeting; Action By Consent. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The CPHI Bylaws provide that special meetings of stockholders may be called only by the Chairman of the CPHI Board, the Chief Executive Officer or the CPHI Board pursuant to a resolution adopted by a majority of the total number of authorized directors. Pursuant to the CPI Bylaws, a special meeting of the CPI stockholders may be called at any time by the Chairman of the CPI Board or by the President, and shall be called by the Chairman of the CPI Board, the President or the Secretary at the written request of a majority of the CPI Board or at the written request to the Secretary of CPI stockholders owning not less than 20% of the votes of the entire capital stock of CPI issued and outstanding that are entitled to vote for the election of directors. CPI allows stockholders to take action by written consent without a meeting whereas action by written consent is not available under the CPHI charter documents, unless the consent is unanimous.

     Dividends and Repurchases of Shares. The DGCL permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Neither the CPHI Certificate of Incorporation nor the CPI Certificate of Incorporation contains any such restrictions on such corporation's ability to declare and pay dividends except that the CPI Certificate of Incorporation provides that no dividends (other than those payable solely in CPI Common Stock and/or rights to acquire CPI Common Stock) shall be declared, paid or set apart for payment on the CPI Common Stock unless a dividend is concurrently declared, paid or set apart for payment, as the case may be, on all outstanding shares of CPI Preferred Stock in an amount as set forth in CPI Certificate of Incorporation.

     In addition, the CPHI Bylaws permit the CPHI Board, before payment of any dividend, to set aside out of any funds available for dividends such sum or sums as the CPHI Board from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meeting contingencies, or for equalizing dividends or for repairing or maintaining any property of CPHI or for such other purposes as the CPHI Board shall think conducive to the interest of CPHI.

     The DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value.

     Amendment of Bylaws. Section 109 of the DGCL provides that the stockholders entitled to vote have the power to adopt, amend or repeal bylaws and that a corporation may confer, in its certificate of incorporation, such powers on the board of directors. Both CPHI and CPI have conferred such power of amendment upon their boards of directors. The CPHI Bylaws further provide that its Bylaws may be altered or amended, or new Bylaws adopted, by the affirmative vote of two-thirds of the voting power then outstanding.

     Approval of Certain Corporate Transactions. Under the DGCL, any merger, consolidation or sale, lease or exchange of all or substantially all of the assets (an "Extraordinary Event") must be approved by the board of directors and by the affirmative vote of a majority of the outstanding shares entitled to vote. The CPHI Certificate of Incorporation does not provide for any additional vote that would be required to approve such a transaction. The CPI Certificate of Incorporation provides that the CPI Additional Approval is required with respect to most Extraordinary Events and certain other transactions. The CPI Certificate of Incorporation also requires that, unless the Board gives its unanimous approval, CPI shall not take certain action without further stockholder vote. See "-- Class Votes."

     Certain Business Combinations; Anti-Takeover Provisions. Section 203 of the DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person) for a period of three years after the time that the stockholder became an interested stockholder unless (i) prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction pursuant to which the person became an interested stockholder, such stockholder owned 85% or more of the outstanding voting stock at the time the transaction commenced (excluding shares owned by directors and officers and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer), or
(iii) at or subsequent to the time of the transaction, the business combination is approved by the corporation's board of directors and by a vote at a meeting (and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Section 203 applies to Delaware corporations that have a class of voting stock (i) listed on a national securities exchange, (ii) authorized for quotation by the Nasdaq Stock Market, Inc. or (iii) held of record by more than 2,000 stockholders. Even if Section 203 would otherwise apply, a Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. Any amendment to such a provision must be approved by the stockholders and may not be further amended by the board of directors.

     Since CPHI is authorized for quotation by the Nasdaq Stock Market, Inc. and as it has not opted out of Section 203 as set forth above, CPHI is subject to the anti-takeover provisions of Section 203 of the DGCL. Section 203 does not currently apply to CPI since CPI does not meet any of the criteria set forth above.

     Appraisal Rights. Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in an amount equal to the "fair value" of the shares held by such stockholder (as determined by the Delaware Court of Chancery) in lieu of the consideration such stockholder may otherwise receive in the transaction.

     Under the DGCL, appraisal rights are not available to: (i) stockholders with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only (A) shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders and (B) cash in lieu of fractional shares; or (ii) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed twenty percent (20%) of the shares of the surviving corporation outstanding immediately prior to the merger, and if certain other conditions are met.

     Appraisal rights are available to stockholders of CPI with respect to the CPI Merger. See "Approval of the Transactions -- Rights of Dissenting Stockholders".

     Registration Rights. Pursuant to the CPI Stockholders' Agreement, certain holders of CPI Capital Stock currently have registration rights with respect to such shares. The CPI Stockholders' Agreement provides that such holders may (i) request registration of Registrable Securities (as defined in the CPI Stockholders' Agreement) (subject to certain limitations and restrictions, including a limitation as to the offering price), (ii) include their shares with any registration effected by CPI (subject to certain restrictions and limitations), and (iii) request that CPI effect registrations pursuant to a Registration Statement on Form S-3 (subject to certain restrictions and limitations).

     Upon the consummation of the Transactions, CPHI will assume CPI's obligations under the CPI Stockholders' Agreement. Pursuant to the terms of the Reorganization Agreement, CPI shall, however, use all reasonable efforts to provide that any Holder (as defined in the CPI Stockholders' Agreement) shall not request any registration until the earlier of (i) 90 days after the effective date of a registration statement for the first public offering of securities of CPHI following the Effective Time and (ii) the first anniversary of the Effective Time. Moreover, Section 3.15 of the Stockholders Agreement generally restricts the availability of registration rights to shares that may not otherwise be sold without a registration statement.

     Liquidation Rights. Section 281 of the DGCL provides that, upon the dissolution of a corporation, and after the satisfaction of payment of all claims and obligations, any remaining assets shall be distributed to the stockholders ratably. No stockholders of CPHI Common Stock will have a liquidation preference. Under the CPI Certificate of Incorporation, if CPI is voluntarily or involuntarily liquidated, dissolved or wound up, then the holders of CPI Preferred Stock are entitled to receive a liquidation preference, prior and in preference to, any distribution of the remaining assets to the holders of CPI Common Stock.

     Redemption Provisions. Pursuant to the CPI Certificate of Incorporation, subject to certain limitations and restrictions, CPI may, at its option, offer to redeem, and thereafter, with the consent of the holders, redeem out of the funds of CPI legally available therefor, some or all of the outstanding shares of any class or series of CPI Capital Stock on such terms as CPI shall determine. In addition, upon the closing of any sale of CPI Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, CPI is required to redeem all of the CPI Redeemable Preferred Stock at a redemption price of $20.00 per share. There are no redemption provisions in the CPHI charter documents.

     Conversion Rights. Pursuant to the CPI Certificate of Incorporation, the holders of CPI Preferred Stock have certain conversion rights including the right (i) upon the option of the holder of CPI Preferred Stock, to convert each share of CPI Preferred Stock of any series into such number of fully paid and nonassessable shares of CPI Common Stock determined by dividing the Initial Value (as defined in the CPI Certificate of Incorporation) for such series by the Conversion Price (as defined in the CPI Certificate of Incorporation) then in effect for such series (as set forth in the CPI Certificate of Incorporation), and (ii) that each share of CPI Preferred Stock of a particular series shall be automatically converted into fully paid and nonassessable shares of CPI Common Stock at the Conversion Price then in effect for such series, without any action on the part of either CPI or the holder thereof, upon the earlier to occur of the following: (A) the date specified by vote or written consent or agreement of the holders of a least 67% of the shares of such series then outstanding; (B) the date specified by resolution of the CPI Board at such time as there are outstanding less than 25% of the number of originally authorized shares of such series; and (C) immediately upon the closing of the sale of CPI Common Stock in a firm commitment, underwritten public offering registered under the Securities Act and resulting in aggregate proceeds to CPI and/or the selling stockholders of not less than $10,000,000 (subject to certain exceptions). The CPHI Certificate of Incorporation gives no conversion rights to any holders of CPHI Common Stock.

COMPARISON OF STOCKHOLDER RIGHTS WITH RESPECT TO CPHI AND TSENG

     CPHI is organized under the laws of the State of Delaware and is subject to the DGCL and Tseng is organized under the laws of the State of Utah and is subject to the UBCA. Any differences, therefore, in the

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rights of holders of CPHI Common Stock and Tseng Common Stock arise from the differences in applicable law as well as the differences in the companies' charter documents.

     Authorized Capital. The authorized capital stock of Tseng consists of 50,000,000 shares of common stock, $.005 par value. The authorized capital of CPHI is set forth under "Description of CPHI Capital Stock".

     Classified Board of Directors. A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. The DGCL permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The CPHI charter documents, however, do provide for a classified board of directors, with only one class out of three being elected each year to a three year term. The Tseng charter documents provide that directors shall be elected at each annual stockholders' meeting and shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

     Removal of Directors. Under the DGCL, if a corporation has a classified board, the stockholders may remove a director only for cause, unless the certificate of incorporation provides otherwise. The CPHI Certificate of Incorporation does not provide otherwise; therefore, a director may only be removed with cause by a majority vote of the stockholders entitled to vote. Regardless of whether a board of directors is classified, UBCA provides that the stockholders of a Utah corporation may remove one or more directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. Further, the UBCA provides that a director may be removed only at a meeting called for that purpose, and requires that the notice of the meeting state that the purpose or one of the purposes of the meeting is the removal of the director. The Tseng charter documents provide that a director may be removed by a vote of the stockholders if the number of votes cast to remove such director exceeds the number of votes cast against removal.

     Limitation on Directors' Liability; Indemnification of Directors and Officers. Section 102 of the DGCL permits a corporation to adopt provisions in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102 of the DGCL does not, however, permit a corporation to limit or eliminate the personal liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) intentional or negligent payment of unlawful dividends or unlawful stock purchase or redemption; or (iv) any transaction in which the director derived an improper personal benefit. The CPHI Certificate of Incorporation provides for limitations on the personal liability of any director to the extent permitted by the DGCL.

     Similarly, the UBCA permits a corporation, if so provided in its articles of incorporation, its bylaws or in a stockholder resolution, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages due to any action taken or any failure to take action as a director, except liability for: (i) improper financial benefits received by a director; (ii) intentional infliction of harm on the corporation or its stockholders; (iii) payment of dividends to stockholders making the corporation insolvent; and (iv) intentional violations of criminal law. The Tseng charter documents eliminate the liability of officers and directors of the corporation for monetary damages to the fullest extent permissible under UBCA.

     Under Section 145 of the DGCL, other than an action brought by or in the right of the corporation, indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which
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

the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action. The CPHI Bylaws provide that CPHI shall, to the maximum extent and in the manner permitted by the law, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of CPHI.

     Under the UBCA, a corporation may indemnify its current and former directors, officers, employees and other agents made party to any proceeding because of their relationship to the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and reasonably believed his or her conduct to be in the corporation's best interests, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The UBCA also permits a corporation to indemnify its directors, officers, employees and other agents in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is such an agent of the corporation against expenses actually and reasonably incurred by such person in connection with the proceeding. The UBCA prohibits the indemnification of an agent in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation, or in connection with any other proceeding in which the agent is adjudged liable on the basis that the agent derived an improper personal benefit. The Tseng charter documents permit indemnification of all such persons whom it has the power to indemnify to the fullest extent legally permissible under the UBCA.

     Further, the UBCA permits a corporation to advance expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if that person provides: (a) a written affirmation of his good faith belief that he acted in good faith, in the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; (b) a written undertaking by or on behalf of that person to repay the advance if it is ultimately determined that such person's conduct did not meet the statutory standard required for indemnification; and (c) the corporation determines under the facts then known that indemnification would not be precluded. The Tseng charter documents permit such advances.

     Amendments to the Certificate of Incorporation or the Articles of Incorporation. Under the DGCL, a corporation's certificate of incorporation can be amended by the affirmative vote of the board of directors and approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless the certificate of incorporation requires the vote of a larger portion of the shares. The CPHI Certificate of Incorporation requires approval of at least two-thirds of the voting power of the outstanding shares of voting stock to amend the provisions contained in Articles V, VI, and VII thereof. Article V makes provisions for the CPHI Board, including the number of directors, status as a classified board, resignations, vacancies and committees, as well as other corporate actions, including amendment to the CPHI Bylaws, written consent of the CPHI stockholders and special meetings. Article VI provides for director indemnification while Article VII provides for amendment to the Certificate of Incorporation.

     UBCA provides that, for an amendment to the articles of incorporation of a Utah corporation to be affected, (i) the board of directors must recommend the amendment to the stockholders (unless the board determines that because of a conflict of interest or other special circumstances it should not make a recommendation and communicates the basis for its determination to the stockholders), and (ii) unless the articles of incorporation, the bylaws (if authorized by the articles of incorporation) or a resolution of the board of directors requires a greater number, the amendment must be approved by (A) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would provide appraisal rights, (B) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would materially and adversely affect the voting group's rights in shares (including preferential rights, rights in redemption, preemptive rights, voting rights or rights in certain reverse splits), and (C) a majority of the votes cast for all other voting groups (voting separately, as applicable, with shares constituting a quorum present for each voting group). Notwithstanding the foregoing, unless provided otherwise in the articles of incorporation, a
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corporation's board of directors may, without stockholder approval, amend the corporation's articles of incorporation with respect to certain corporate issues, including: (i) deleting the names and addresses of incorporators or initial directors from the articles of incorporation; (ii) deleting the name and address of the initial registered agent or registered office; (iii) changing each issued and unissued authorized share of a class into a greater number of whole shares if the corporation has only shares of that class outstanding; (iv) changing the corporate name by adding the words "corporation," "incorporated," or "company" or an abbreviation of those words, by substituting any such word or abbreviation for a similar word or abbreviation in the name; and (v) making any other change expressly permitted by the UBCA to be made without stockholder action. The Tseng Articles of Incorporation provide that the Tseng Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

     Power to Call Special Stockholders' Meeting; Action by Consent. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The CPHI Bylaws provide that special meetings of stockholders may be called only by the Chairman of the CPHI Board, the Chief Executive Officer or the CPHI Board pursuant to a resolution adopted by a majority of the total number of authorized directors. Under the UBCA, special meetings of the stockholders may be called by the board of directors, the person or persons authorized by the corporation's bylaws to call a special meeting, or the holders of shares representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting. The Tseng Bylaws provide that special meetings of stockholders may be called by the Tseng Board or by the holders representing at least 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

     Both the DGCL and UBCA allow stockholders to take action without a meeting upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and acting although the UBCA further provides that, unless the stockholders of any Utah corporation in existence prior to July 1, 1992 adopted a resolution permitting action by less than unanimous written consent, the stockholders are only permitted to act by unanimous written consent. The CPHI charter documents that are effective upon the consummation of the Transactions do not provide for stockholder action by written consent, while the Tseng charter documents provide for action by the stockholders by written consent of stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and acting. The UBCA further requires that any written consent for the election of directors must be unanimous.

     Dividends. The DGCL permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The CPHI Bylaws do not further limit the availability of dividends but do, however, allow the CPHI Board to set aside out of any funds of the corporation available for dividends such sum or sums as the CPHI Board from time to time, in its absolute discretion, thinks, proper as a reserve or reserves to meet contingencies, for equalizing dividends, or for repairing or maintaining any property of CPHI or for such other purposes as the CPHI Board shall think conducive to the interest of CPHI. UBCA provides that a corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights). The Tseng charter documents do not include additional dividend provisions.

     Amendment of Bylaws. Section 109 of the DGCL provides that the stockholders entitled to vote have the power to adopt, amend or repeal bylaws and that a corporation may confer, in its certificate of incorporation, such powers on the board of directors. CPHI has conferred such power of amendment upon the CPHI Board. The CPHI Bylaws further provide that the CPHI Bylaws may be altered or amended, or new bylaws adopted, by the affirmative vote of two-thirds of the voting power then outstanding. The UBCA
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provides that a corporation's board of directors may amend the corporation's bylaws at any time, except to the extent that the articles of incorporation, the bylaws or the UBCA reserve that power exclusively to the stockholders. In addition, a corporation's stockholders may amend the corporation's bylaws at anytime, even though the bylaws may also be amended by the board of directors. A bylaw that fixes a greater quorum or voting requirement for the board of directors of a corporation than is required by the UBCA may be amended, however,
(i) if originally adopted by the stockholders, only by the stockholders, or (ii) if originally adopted by the board of directors, by the stockholders or unless otherwise provided in the corporation's articles of incorporation or bylaws, by the board of directors. The Tseng Bylaws provide that the Tseng Bylaws may be amended by a vote of a majority of the Tseng Board in office or by a vote of a majority of the stockholders.

     Approval of Certain Corporate Transactions. Under the DGCL, an Extraordinary Event (as defined above) must be approved by the board of directors and by the affirmative vote of a majority of the outstanding shares entitled to vote. The CPHI Certificate does not provide for any additional vote that would be required to approve such a transaction.

     Under the UBCA, a merger, share exchange or sale of all or substantially all of the assets of a corporation (other than a sale in the ordinary course of the corporation's business) requires the approval of a majority of the outstanding shares of the corporation (unless the articles of incorporation, the bylaws or a resolution of the board of directors requires a greater number). The Tseng charter documents do not provide for any additional vote that would be required to approve such a transaction.

     Certain Business Combinations; Anti-Takeover Provisions. Section 203 of the DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person) for a period of three years after the time that the stockholder became an interested stockholder unless (i) prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction pursuant to which the person became an interested stockholder, such stockholder owned 85% or more of the outstanding voting stock at the time the transaction commenced (excluding shares owned by directors and officers and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer), or
(iii) at or subsequent to the time of the transaction, the business combination is approved by the corporation's board of directors and by a vote at a meeting (and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Section 203 applies to Delaware corporations that have a class of voting stock (i) listed on a national securities exchange, (ii) authorized for quotation by The Nasdaq Stock Market, Inc. or (iii) held of record by more than 2,000 stockholders. Even if Section 203 would otherwise apply, a Delaware corporation may elect in its certificate of incorporation or bylaws, not to be governed by Section 203. Any amendment to such a provision must be approved by the stockholders and may not be further amended by the board of directors. Since CPHI is or will be authorized for quotation by The Nasdaq Stock Market, Inc. and as it has not opted out of Section 203 as set forth above, CPHI is subject to the anti-takeover provisions of Section 203 of the DGCL.

     The UBCA provides that Control Shares of an Issuing Public Corporation acquired in a Control Share Acquisition shall have the same rights as they had before such acquisition only to the extent granted by resolution of the stockholders of the corporation. Control Shares is defined as shares that, when combined with all other voting shares held by the stockholder, would entitle the holder to vote in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or
(iii) a majority or more of all voting power. An Issuing Public Corporation is defined as a Utah corporation with: (i) 100 or more stockholders; (ii) its principal place of business, its principal office, or substantial assets within the state; and (iii) (A) more than 10% of its stockholders resident in Utah; (B) more than 10% of its shares owned by Utah residents; or (C) 10,000 stockholders resident in the state. A Utah corporation's articles of incorporation or

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bylaws may exempt the corporation's shares from these provisions, as long as such exemption is adopted before the control share acquisition in question.

     Appraisal Rights. Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in an amount equal to the "fair value" of the shares held by such stockholder (as determined by the Delaware Court of Chancery) in lieu of the consideration such stockholder may otherwise receive in the transaction.

     Under the DGCL, appraisal rights are not available to: (i) stockholders with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only (A) shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders and (B) cash in lieu of fractional shares; or (ii) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed twenty percent (20%) of the shares of the surviving corporation outstanding immediately prior to the merger, and if certain other conditions are met.

     UBCA provides that, in connection with a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (other than in the ordinary course of the corporation's business), a dissenting stockholder, after complying with certain procedures, is entitled to payment from the corporation of the fair value of the stockholder's shares, as estimated by the corporation. If the stockholder is unwilling to accept the corporation's estimate, the stockholder may provide the corporation with an estimate of the fair value and demand payment of that amount. If the corporation is unwilling to pay that amount, the corporation shall apply for judicial determination of the fair value. Unless the articles of incorporation, bylaws or a resolution of the board of directors provides otherwise, stockholders are not entitled to appraisal rights when the shares are listed on a national securities exchange or the Nasdaq National Market, or are held of record by more than 2,000 holders. This exception does not apply if, pursuant to the corporate action, the stockholder will receive anything except (i) shares of the surviving corporation, (ii) shares of a corporation that is or will be listed on a national securities exchange or the Nasdaq National Market, or held of record by more than 2,000 holders, (iii) cash in lieu of fractional shares or
(iv) any combination of the foregoing. The Tseng charter documents do not make any exceptions to this application of the UBCA.

     Tseng stockholders are not entitled to appraisal rights in connection with the Tseng Merger.

     Quorum of Directors. DGCL provides that, unless a greater or lesser number is required for a quorum by the certificate of incorporation or bylaws (but in no event less than one-third of the votes of the entire board or committee), a majority of the directors then in office shall constitute a quorum. The CPHI Bylaws provide that, except with respect to indemnification questions for which a quorum shall be one-third of the exact number of directors fixed from time to time in accordance with the CPHI Certificate of Incorporation, a quorum of the CPHI Board shall consist of a majority of the exact number of directors fixed from time to time in accordance with the CPHI Certificate of Incorporation. UBCA provides that a quorum of the board of directors consists of a majority of the fixed number of directors if the corporation has a fixed board size, or if the corporation's bylaws provide for a variable board size, a majority of the number of directors prescribed, or if no number is prescribed, the number in office. The articles of incorporation or the bylaws of a corporation may establish a higher or lower number of directors to constitute a quorum, but in no event may the number be less than one-third of the number of directors. The Tseng Bylaws provide that a majority of the directors in office immediately before the meeting begins shall be necessary to constitute a quorum for the transaction of business.

     Number of Directors; Vacancy. The CPHI charter documents provide that the number of members of the Board shall be fixed exclusively by one or more resolutions adopted by the CPHI Board. The CPHI
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charter documents provide that a vacancy among the directors shall be filled only by the affirmative vote of a majority of the directors then in office, even less than a quorum of the CPHI Board, unless the CPHI Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders.

     The Tseng Bylaws provide that the Tseng Board consists of not less than three, nor more than nine directors with the actual number being determined by resolutions adopted by the Board of Directors. The Tseng Bylaws provide that a vacancy among the directors may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors in office, though less than a quorum, or by a sole remaining director.

     Inspection of Corporate Books and Records. DGCL provides that any stockholder of record, upon written demand under oath stating the purpose thereof, has the right during the usual hours for business to inspect for any proper purpose, a corporation's stock ledger, a list of its stockholders and its other books and records and to make copies or extract therefrom. UBCA also provides that, upon providing the corporation with a written demand at least five business days before the date the stockholder wishes to make an inspection, a stockholder and his agents and attorneys are entitled to inspect and copy, during regular business hours (i) the certificate of incorporation, bylaws, minutes of stockholders meetings for the previous three years, written communications to stockholders for the previous three years, names and business addresses of the officers and directors, the most recent annual report delivered to the State of Utah, and financial statements for the previous three years and
(ii) if the stockholder is acting in good faith and for a proper purpose, excerpts from the records of the board of directors and stockholders (including minutes of meetings, written consents and waivers of notices), accounting records and stockholder lists.

     Transactions with Officers and Directors. Under the DGCL, contracts or transactions in which a director or officer is financially interested are not automatically void or voidable, if approved by the stockholders or the directors. Approval by the stockholders requires only a simple majority. Board approval must be by a majority of the disinterested directors, but interested directors may be counted for purposes of establishing a quorum. The UBCA provides that every director who is in any way, directly or indirectly, interested in a proposed contract or transaction with the corporation is liable to account to the corporation for any profit made as a consequence of the corporation entering into such transaction unless such person (i) disclosed his or her interest at the meeting of directors where the proposed transaction was first considered, and, after his or her disclosure, the transaction was approved by the a majority of the disinterested directors, (ii) disclosed his or her interest prior to a meeting or written consent of stockholders and, after his or her disclosure, the transaction was approved by the a majority of the disinterested shares, or (iii) can show that the contract or transaction was fair and reasonable to the corporation.

     Quorum of Stockholders. The DGCL provides that, unless the certificate of incorporation or bylaws of a corporation specifies the number of shares and/or the amount of the securities having voting power of which shall be present (of represented by a proxy) at a meeting of stockholders to constitute a quorum, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. In no event, however, may a quorum consist of less than one-third of the shares entitled to vote at the meeting. The CPHI Bylaws provide that holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum.

     Similarly, the UBCA provides that, unless the corporation's articles of incorporation provide otherwise, a majority of the votes entitled to be cast in a matter constitutes a quorum for action on a particular matter. The Tseng Bylaws state that the presence of stockholders entitled to cast a majority of the votes that all stockholders are entitled to cast in a particular matter to be acted upon at the meeting shall constitute a quorum.

     Inspection of Stockholder List. The DGCL requires that a Delaware corporation make its stockholder list available for inspection by stockholders prior to any meeting of stockholders for ten days prior to the meeting as well as at the meeting. Further, the willful neglect or refusal by the directors to produce such list at a meeting for the election of directors will result in their ineligibility for election to any office at such meeting. The CPHI Bylaws provide similarly.
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     The UBCA requires that a Utah corporation make its stockholder list available for inspection by any stockholder for a period beginning on the earlier of ten days before the meeting for which the list was prepared or two business days after notice of the meeting is given, and continuing through the meeting and any adjournments thereof. If the corporation refuses a stockholder inspection of the stockholder list as provided above, the stockholder may apply to the district court of the county where the corporation's principal office (or, if none, its registered office) is located, and the district court may summarily order inspection or copying of the list at the corporation's expense and may postpone the meeting until the inspection or copying is complete. The Tseng Bylaws provide similarly.

     Derivative Suits. Under the DGCL, in any derivative suits instituted by a stockholder of a corporation, the plaintiff must specifically aver that he or she was a stockholder of the corporation at the time of the transaction of which he complains or that his stock thereafter devolved upon him by operation of law.

     Under the UBCA, a person may not commence a derivative action unless the person was a stockholder of the corporation at the time when the transactions complained of occurred (unless the person became a stockholder through transfer by operation of law from a person who was a stockholder at the time). The complaint must be verified and allege with particularity (i) the demand made on the board of directors and that either the demand was refused or ignored by the board of directors, or (ii) if no demand was made on the board of directors, why the person did not make the demand. If a court finds that the proceeding was commenced without reasonable cause, the court may require the plaintiff to pay the defendant's reasonable expenses, including counsel fees.

                              STOCKHOLDER PROPOSAL

     Proposals of stockholders of CPHI which are intended to be presented by such stockholders at CPHI's 1999 annual meeting of stockholders must be received by the Secretary of CPHI no later than December 4, 1998, in order to be included in the proxy statement and form of proxy relating to that meeting.

                                    EXPERTS

     The audited financial statements of CPI as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 and for the period from inception (August 10, 1990) to December 31, 1997, included in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of Tseng, as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

     The validity of the shares of CPHI Common Stock offered hereby will be passed upon for CPHI by Cooley Godward LLP, Boulder, Colorado.

     Certain legal matters in connection with the Transactions will be passed upon for Tseng by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                   REPRESENTATIVES OF INDEPENDENT ACCOUNTANTS

     Representatives of Arthur Andersen LLP expect to be present at the CPI Special Meeting and the Tseng Special Meeting, respectively. While such representatives have stated that they do not plan to make a statement at such meetings, they will be available to respond to appropriate questions from stockholders in attendance.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CELL PATHWAYS, INC.:
     Report of Independent Public Accountants...............   F-2
     Balance Sheets.........................................   F-3
     Statements of Operations...............................   F-4
     Statements of Stockholders' Equity (Deficit) and
      Partners' Investment..................................   F-5
     Statements of Cash Flows...............................   F-8
     Notes to Financial Statements..........................   F-9

TSENG LABS, INC. AND SUBSIDIARIES:
     Report of Independent Public Accountants...............  F-21
     Consolidated Balance Sheets............................  F-22
     Consolidated Statements of Operations..................  F-23
     Consolidated Statements of Shareholders' Equity........  F-24
     Consolidated Statements of Cash Flows..................  F-25
     Notes to Consolidated Financial Statements.............  F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cell Pathways, Inc.:

     We have audited the accompanying balance sheets of Cell Pathways, Inc. (a Delaware corporation in the development stage), as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and partners' investment, and cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception (August 10, 1990) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cell Pathways, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 and for the period from inception (August 10, 1990) to December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Denver, Colorado
February 6, 1998

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                        PRO FORMA
                                                                 DECEMBER 31,                         STOCKHOLDERS'
                                                              -------------------     JUNE 30,           EQUITY
                                                                1996       1997         1998            (NOTE 1)
                                                              --------    -------    -----------    -----------------
                                                                                     (UNAUDITED)       (UNAUDITED)
                                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    645    $ 8,461      $20,349
  Prepaid expenses and other................................        71        179          438
                                                              --------    -------      -------
        Total current assets................................       716      8,640       20,787
                                                              --------    -------      -------
EQUIPMENT AND LEASEHOLD IMPROVEMENTS:
  Furniture and equipment...................................       256        518        1,224
  Leasehold improvements....................................        --      1,258            2
                                                              --------    -------      -------
                                                                   256      1,776        1,226
  Less-Accumulated depreciation and amortization............       (71)      (133)        (199)
                                                              --------    -------      -------
                                                                   185      1,643        1,027
DEFERRED OFFERING COSTS.....................................        --        470           97
RESTRICTED CASH.............................................       194        199          401
DEPOSITS....................................................        11         28           20
                                                              --------    -------      -------
                                                              $  1,106    $10,980      $22,332
                                                              ========    =======      =======
                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $    159    $   209      $   947
  Accrued leasehold improvement costs.......................        --      1,053          542
  Accrued compensation......................................       109        180          103
  Accrued offering costs....................................        --        441           97
  Other accrued liabilities.................................       906      1,321          351
  Notes payable.............................................        49         53           --
                                                              --------    -------      -------
        Total current liabilities...........................     1,223      3,257        2,040
LONG-TERM LIABILITIES:
  Note payable, net of current portion......................        62          9           --
COMMITMENTS AND CONTINGENCIES (NOTES 4 AND 8)
REDEEMABLE PREFERRED STOCK, $.01 par value, 61,250 shares
  authorized, issued and outstanding, redeemable for a total
  of $1,092; none issued and outstanding pro forma..........         1      1,092        1,092                --
                                                              --------    -------      -------          --------
STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible Preferred Stock, $.01 par value, 18,400,000
    shares authorized, 6,277,282, 10,968,387 and 15,614,266
    shares outstanding, with an aggregate liquidation
    preference of $15,819, $33,092 and $55,160,
    respectively; none issued and outstanding pro forma.....    15,137     32,158       53,571                --
  Common Stock $.01 par value, 22,400,000 shares authorized,
    2,718,845, 2,990,095 and 2,990,095 shares issued and
    outstanding; 18,756,137 shares issued and outstanding
    pro forma...............................................        27         30           30               188
  Additional paid-in capital................................       347        456          456            54,632
  Stock subscription receivable from issuance of Convertible
    Preferred Stock.........................................        (3)        --         (215)               --
  Stock subscription receivable from issuance of Common
    Stock...................................................        --        (37)         (37)             (252)
  Deficit accumulated during the development stage..........   (15,688)   (25,985)     (34,605)          (34,605)
                                                              --------    -------      -------          --------
        Total stockholders' equity (deficit)................      (180)     6,622       19,200            19,963
                                                              --------    -------      -------          --------
                                                              $  1,106    $10,980      $22,332
                                                              ========    =======      =======

  The accompanying notes to financial statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                                     PERIOD FROM
                                                                          PERIOD                SIX MONTHS            INCEPTION
                                  YEAR ENDED DECEMBER 31,             FROM INCEPTION          ENDED JUNE 30,         (AUGUST 10,
                            ------------------------------------    (AUGUST 10, 1990)     -----------------------     1990) TO
                               1995         1996         1997      TO DECEMBER 31, 1997      1997         1998      JUNE 30, 1998
                            ----------   ----------   ----------   --------------------   ----------   ----------   -------------
                                                                                                (UNAUDITED)          (UNAUDITED)
EXPENSES:
  Research and
    development...........  $    2,575   $    4,163   $    8,757         $ 21,078         $    3,224   $    6,898   $      27,976
  General and
    administrative........         644          663          950            4,555                342        1,966           6,521
  Provision for redemption
    of the Redeemable
    Preferred Stock.......          --           --        1,017            1,017                 --           --           1,017
                            ----------   ----------   ----------         --------         ----------   ----------   -------------
         Total expenses...       3,219        4,826       10,724           26,650              3,566        8,864          35,514
INTEREST INCOME...........          28           91          427              665                123          244             909
                            ----------   ----------   ----------         --------         ----------   ----------   -------------
NET LOSS..................  $   (3,191)  $   (4,735)  $  (10,297)        $(25,985)        $   (3,443)  $   (8,620)  $     (34,605)
                            ==========   ==========   ==========         ========         ==========   ==========   =============
Basic and diluted net loss
  per common share........  $    (1.39)  $    (1.83)  $    (3.63)                         $    (1.27)  $    (2.88)
                            ==========   ==========   ==========                          ==========   ==========
Shares used in computing
  basic and diluted net
  loss per common share...   2,296,167    2,587,552    2,838,814                           2,718,845    2,990,095
                            ==========   ==========   ==========                          ==========   ==========
Pro forma basic and
  diluted net loss per
  common share............                            $     (.82)                                      $     (.56)
                                                      ==========                                       ==========
Share used in computing
  pro forma basic and
  diluted net loss per
  common share............                            12,526,620                                       15,524,145
                                                      ==========                                       ==========

  The accompanying notes to financial statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND PARTNERS' INVESTMENT
        FOR THE PERIOD FROM INCEPTION (AUGUST 10, 1990) TO JUNE 30, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                     REDEEMABLE        CONVERTIBLE
                                                  PREFERRED STOCK    PREFERRED STOCK       COMMON STOCK      ADDITIONAL
                                     PARTNERS'    ----------------   ----------------   ------------------    PAID-IN
                                     INVESTMENT   SHARES   AMOUNT    SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL
                                     ----------   ------   -------   -------   ------   ---------   ------   ----------
BALANCE, Inception (August 10,
 1990).............................   $    --         --   $    --        --   $  --           --    $--        $ --
 Partner cash contributions in
   September 1990 for Class A
   Partnership units...............       406         --        --        --      --           --     --          --
 Partner contribution of interest
   in research grant in September
   1990 for Class A
 Partnership units, at historical
   cost............................        49         --        --        --      --           --     --          --
 Net loss..........................        --         --        --        --      --           --     --          --
                                      -------     ------   -------   -------   -----    ---------    ---        ----
BALANCE, December 31, 1990.........       455         --        --        --      --           --     --          --
 Partner cash contributions in
   March 1991 for Class A
   Partnership units...............       406         --        --        --      --           --     --          --
 Partner cash contributions in
   December 1991 for Class B
   Partnership units...............       897         --        --        --      --           --     --          --
 Net loss..........................        --         --        --        --      --           --     --          --
                                      -------     ------   -------   -------   -----    ---------    ---        ----
BALANCE, December 31, 1991.........     1,758         --        --        --      --           --     --          --
 Partner cash contributions in
   January and April 1992 for Class
   B Partnership units.............        21         --        --        --      --           --     --          --
 Partner cash contributions in
   December 1992 for Class B
   Partnership units...............       134         --        --        --      --           --     --          --
 Partner cash contributions in
   December 1992 for Class C
   Partnership units...............     1,540         --        --        --      --           --     --          --
 Partner cash contributions in
   December 1992 for Class D
   Partnership units...............     1,475         --        --        --      --           --     --          --
 Net loss..........................        --         --        --        --      --           --     --          --
                                      -------     ------   -------   -------   -----    ---------    ---        ----
BALANCE, December 31, 1992.........     4,928         --        --        --      --           --     --          --
 Partner cash contributions in
   January 1993 to March 1993 for
   Class D Partnership units.......       385         --        --        --      --           --     --          --
 Exchange of interests in the
   Partnership in September 1993
   for 872,000 shares of Series A
   convertible preferred stock.....      (812)        --        --   872,400     812           --     --          --
 Exchange of interests in the
   Partnership in September 1993
   for 848,100 shares of Series B
   convertible preferred stock.....      (868)        --        --   848,100     868           --     --          --
 Exchange of interests in the
   Partnership in September 1993
   for 700,000 shares of Series C
   convertible preferred stock.....    (1,540)        --        --   700,000   1,540           --     --          --
 Exchange of interests in the
   Partnership in September 1993
   for 616,808 shares of Series D
   convertible preferred stock.....    (1,860)        --        --   616,808   1,860           --     --          --
 Exchange of interests in the
   Partnership in September 1993
   for 61,250 shares of redeemable
   preferred stock.................        (1)    61,250         1        --      --           --     --          --
 Exchange of interests in the
   Partnership in September 1993
   for 2,279,500 shares of common
   stock...........................      (232)        --        --        --      --    2,279,500     23         209
 Net loss..........................   $    --         --   $    --        --   $  --           --    $--        $ --
                                      -------     ------   -------   -------   -----    ---------    ---        ----

                                          STOCK           STOCK
                                      SUBSCRIPTION     SUBSCRIPTION
                                       RECEIVABLE       RECEIVABLE      DEFICIT
                                          FROM             FROM       ACCUMULATED
                                       ISSUANCE OF     ISSUANCE OF    DURING THE
                                       CONVERTIBLE        COMMON      DEVELOPMENT
                                     PREFERRED STOCK      STOCK          STAGE
                                     ---------------   ------------   -----------
BALANCE, Inception (August 10,
 1990).............................      $    --         $    --        $    --
 Partner cash contributions in
   September 1990 for Class A
   Partnership units...............           --              --             --
 Partner contribution of interest
   in research grant in September
   1990 for Class A
 Partnership units, at historical
   cost............................           --              --             --
 Net loss..........................           --              --           (253)
                                         -------         -------        -------
BALANCE, December 31, 1990.........           --              --           (253)
 Partner cash contributions in
   March 1991 for Class A
   Partnership units...............           --              --             --
 Partner cash contributions in
   December 1991 for Class B
   Partnership units...............           --              --             --
 Net loss..........................           --              --           (739)
                                         -------         -------        -------
BALANCE, December 31, 1991.........           --              --           (992)
 Partner cash contributions in
   January and April 1992 for Class
   B Partnership units.............           --              --             --
 Partner cash contributions in
   December 1992 for Class B
   Partnership units...............           --              --             --
 Partner cash contributions in
   December 1992 for Class C
   Partnership units...............           --              --             --
 Partner cash contributions in
   December 1992 for Class D
   Partnership units...............           --              --             --
 Net loss..........................           --              --         (1,391)
                                         -------         -------        -------
BALANCE, December 31, 1992.........           --              --         (2,383)
 Partner cash contributions in
   January 1993 to March 1993 for
   Class D Partnership units.......           --              --             --
 Exchange of interests in the
   Partnership in September 1993
   for 872,000 shares of Series A
   convertible preferred stock.....           --              --             --
 Exchange of interests in the
   Partnership in September 1993
   for 848,100 shares of Series B
   convertible preferred stock.....           --              --             --
 Exchange of interests in the
   Partnership in September 1993
   for 700,000 shares of Series C
   convertible preferred stock.....           --              --             --
 Exchange of interests in the
   Partnership in September 1993
   for 616,808 shares of Series D
   convertible preferred stock.....           --              --             --
 Exchange of interests in the
   Partnership in September 1993
   for 61,250 shares of redeemable
   preferred stock.................           --
 Exchange of interests in the
   Partnership in September 1993
   for 2,279,500 shares of common
   stock...........................           --              --             --
 Net loss..........................      $    --         $    --        $(2,269)
                                         -------         -------        -------

  The accompanying notes to financial statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND PARTNERS'
                           INVESTMENT -- (CONTINUED)
        FOR THE PERIOD FROM INCEPTION (AUGUST 10, 1990) TO JUNE 30, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    REDEEMABLE          CONVERTIBLE
                                                 PREFERRED STOCK      PREFERRED STOCK         COMMON STOCK      ADDITIONAL
                                    PARTNERS'    ----------------   --------------------   ------------------    PAID-IN
                                    INVESTMENT   SHARES   AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL
                                    ----------   ------   -------   ----------   -------   ---------   ------   ----------
BALANCE, December 31, 1993........   $    --     61,250   $     1    3,037,308   $ 5,080   2,279,500    $23       $  209
                                     =======
 Issuance of Common Stock for
   services valued at $.41 per
   share..........................                   --        --           --        --      16,667     --            7
 Issuance of 542,761 shares of
   Series E Convertible Preferred
   Stock for cash at $4.10 per
   share..........................                   --        --      542,761     2,225          --     --           --
 Net loss.........................                   --        --           --        --          --     --           --
                                                 ------   -------   ----------   -------   ---------    ---       ------
BALANCE, December 31, 1994........               61,250         1    3,580,069     7,305   2,296,167     23          216
 Issuance of 1,121,800 shares of
   Series E Convertible Preferred
   Stock for cash at $3.15 per
   share..........................                   --        --    1,121,800     3,534          --     --           --
 Issuance of 163,701 shares of
   Series E Convertible Preferred
   Stock to effect the price
   change from $4.10 to $3.15
   (Note 3).......................                   --        --      163,701        --          --     --           --
 Conversion of bridge notes
   payable plus interest to
   253,633 shares of Series E
   Convertible Preferred stock at
   a price of $3.15 per share
   (Note 3).......................                   --        --      253,633       800          --     --           --
 Net loss.........................                   --        --           --        --          --     --           --
                                                 ------   -------   ----------   -------   ---------    ---       ------
BALANCE, December 31, 1995........               61,250         1    5,119,203    11,639   2,296,167     23          216
 Issuance of 887,661 shares of
   Series E Convertible Preferred
   Stock for cash at $3.15 per
   share, net of offering costs of
   $300...........................                   --        --      887,661     2,498          --     --           --
 Collection of Series E
   Convertible Preferred Stock
   subscription receivable........                   --        --           --        --          --     --           --
 Issuance of 270,270 shares of
   Series F Convertible Preferred
   Stock for cash at $3.70 per
   share..........................                   --        --      270,270     1,000          --     --           --
 Issuance of 185,000 shares of
   Common Stock in February 1996
   as bonuses to officers and
   employees valued at $0.32 per
   share..........................                   --        --           --        --     185,000      2           57
 Issuance of 14,828 shares of
   Common Stock in May 1996 for
   consulting services, valued at
   $0.32 per share................                   --        --           --        --      14,828     --            5
 Exercise of warrants to purchase
   148 shares of Series E
   Convertible Preferred Stock at
   $3.15 per share................                   --        --          148        --          --     --           --
 Exercise of options to purchase
   Common Stock at $0.32 per
   share..........................                   --        --           --        --     222,850      2           69
 Net loss.........................                   --   $    --           --   $    --          --    $--       $   --
                                                 ------   -------   ----------   -------   ---------    ---       ------

                                         STOCK           STOCK
                                     SUBSCRIPTION     SUBSCRIPTION
                                      RECEIVABLE       RECEIVABLE      DEFICIT
                                         FROM             FROM       ACCUMULATED
                                      ISSUANCE OF     ISSUANCE OF    DURING THE
                                      CONVERTIBLE        COMMON      DEVELOPMENT
                                    PREFERRED STOCK      STOCK          STAGE
                                    ---------------   ------------   -----------
BALANCE, December 31, 1993........       $  --            $ --        $ (4,652)
 Issuance of Common Stock for
   services valued at $.41 per
   share..........................          --              --              --
 Issuance of 542,761 shares of
   Series E Convertible Preferred
   Stock for cash at $4.10 per
   share..........................         (24)             --              --
 Net loss.........................          --              --          (3,110)
                                         -----            ----        --------
BALANCE, December 31, 1994........         (24)             --          (7,762)
 Issuance of 1,121,800 shares of
   Series E Convertible Preferred
   Stock for cash at $3.15 per
   share..........................          --              --              --
 Issuance of 163,701 shares of
   Series E Convertible Preferred
   Stock to effect the price
   change from $4.10 to $3.15
   (Note 3).......................          --              --              --
 Conversion of bridge notes
   payable plus interest to
   253,633 shares of Series E
   Convertible Preferred stock at
   a price of $3.15 per share
   (Note 3).......................          --              --              --
 Net loss.........................          --              --          (3,191)
                                         -----            ----        --------
BALANCE, December 31, 1995........         (24)             --         (10,953)
 Issuance of 887,661 shares of
   Series E Convertible Preferred
   Stock for cash at $3.15 per
   share, net of offering costs of
   $300...........................          --              --              --
 Collection of Series E
   Convertible Preferred Stock
   subscription receivable........          21              --              --
 Issuance of 270,270 shares of
   Series F Convertible Preferred
   Stock for cash at $3.70 per
   share..........................          --              --              --
 Issuance of 185,000 shares of
   Common Stock in February 1996
   as bonuses to officers and
   employees valued at $0.32 per
   share..........................          --              --              --
 Issuance of 14,828 shares of
   Common Stock in May 1996 for
   consulting services, valued at
   $0.32 per share................          --              --              --
 Exercise of warrants to purchase
   148 shares of Series E
   Convertible Preferred Stock at
   $3.15 per share................          --              --              --
 Exercise of options to purchase
   Common Stock at $0.32 per
   share..........................          --              --              --
 Net loss.........................       $  --            $ --        $ (4,735)
                                         -----            ----        --------

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND PARTNERS'
                           INVESTMENT -- (CONTINUED)
        FOR THE PERIOD FROM INCEPTION (AUGUST 10, 1990) TO JUNE 30, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                   REDEEMABLE            CONVERTIBLE
                                                PREFERRED STOCK        PREFERRED STOCK           COMMON STOCK       ADDITIONAL
                                   PARTNERS'    ----------------   ------------------------   -------------------    PAID-IN
                                   INVESTMENT   SHARES   AMOUNT      SHARES       AMOUNT        SHARES     AMOUNT    CAPITAL
                                   ----------   ------   -------   ----------   -----------   ----------   ------   ----------
BALANCE, December 31, 1996.......               61,250   $     1    6,277,282   $    15,137    2,718,845    $ 27     $   347
 Issuance of 4,538,675 shares of
   Series F Convertible Preferred
   Stock for cash at $3.70 per
   share, net of offering costs
   of $245.......................                   --        --    4,538,675        16,548           --      --          --
 Exercise of warrants to purchase
   149,462 shares of Series E
   Convertible Preferred Stock at
   $3.15 per share...............                   --        --      149,462           471           --      --          --
 Exercise of warrants to purchase
   492 shares of Series F
   Convertible Preferred Stock at
   $3.70 per share...............                   --        --          492             2           --      --          --
 Cashless exercise of warrants to
   purchase 2,476 shares of
   Series E Convertible Preferred
   Stock.........................                   --        --        2,476            --           --      --          --
 Exercise of options by employees
   and directors at $0.32 - $0.50
   per share.....................                   --        --           --            --      251,250       3         109
 Issuance of Common Stock to
   director at $3.70 per share...                   --        --           --            --       10,000      --          37
 Issuance of Common Stock to
   consultant, valued at $3.70
   per share.....................                   --        --           --            --       10,000      --          37
 Collection of stock subscription
   receivable....................                   --        --           --            --           --      --          --
 Provision for redemption of
   Redeemable Preferred Stock....                   --     1,091           --            --           --      --         (74)
 Net loss........................                   --        --           --            --           --      --          --
                                                ------   -------   ----------   -----------   ----------    ----     -------
BALANCE, December 31, 1997.......               61,250     1,092   10,968,387        32,158    2,990,095      30         456
 Issuance of 4,645,879 shares of
   Series G Convertible Preferred
   Stock at $4.75 per share, net
   of offering costs of $656
   (unaudited)...................                   --        --    4,645,879        21,413           --      --          --
 Stock subscription receivable in
   connection with the issuance
   of Series G Convertible
   Preferred Stock (unaudited)...                   --        --           --            --           --      --          --
 Net loss (unaudited)............                   --        --           --            --           --      --          --
                                                ------   -------   ----------   -----------   ----------    ----     -------
BALANCE, June 30, 1998
 (unaudited).....................               61,250   $ 1,092   15,614,266   $    53,571    2,990,095    $ 30     $   456
                                                ======   =======   ==========   ===========   ==========    ====     =======
PRO FORMA BALANCE (Note 1)
 (unaudited).....................                   --   $    --           --   $        --   18,756,137    $188     $54,632
                                                ======   =======   ==========   ===========   ==========    ====     =======

                                        STOCK           STOCK
                                    SUBSCRIPTION     SUBSCRIPTION
                                     RECEIVABLE       RECEIVABLE      DEFICIT
                                        FROM             FROM       ACCUMULATED
                                     ISSUANCE OF     ISSUANCE OF    DURING THE
                                     CONVERTIBLE        COMMON      DEVELOPMENT
                                   PREFERRED STOCK      STOCK          STAGE
                                   ---------------   ------------   -----------
BALANCE, December 31, 1996.......       $  (3)           $ --        $(15,688)
 Issuance of 4,538,675 shares of
   Series F Convertible Preferred
   Stock for cash at $3.70 per
   share, net of offering costs
   of $245.......................          --              --              --
 Exercise of warrants to purchase
   149,462 shares of Series E
   Convertible Preferred Stock at
   $3.15 per share...............          --              --              --
 Exercise of warrants to purchase
   492 shares of Series F
   Convertible Preferred Stock at
   $3.70 per share...............          --              --              --
 Cashless exercise of warrants to
   purchase 2,476 shares of
   Series E Convertible Preferred
   Stock.........................          --              --              --
 Exercise of options by employees
   and directors at $0.32 - $0.50
   per share.....................          --              --              --
 Issuance of Common Stock to
   director at $3.70 per share...          --             (37)             --
 Issuance of Common Stock to
   consultant, valued at $3.70
   per share.....................          --              --              --
 Collection of stock subscription
   receivable....................           3              --              --
 Provision for redemption of
   Redeemable Preferred Stock....          --              --              --
 Net loss........................          --              --         (10,297)
                                        -----            ----        --------
BALANCE, December 31, 1997.......          --             (37)        (25,985)
 Issuance of 4,645,879 shares of
   Series G Convertible Preferred
   Stock at $4.75 per share, net
   of offering costs of $656
   (unaudited)...................          --              --              --
 Stock subscription receivable in
   connection with the issuance
   of Series G Convertible
   Preferred Stock (unaudited)...        (215)             --              --
 Net loss (unaudited)............          --              --          (8,620)
                                        -----            ----        --------
BALANCE, June 30, 1998
 (unaudited).....................       $(215)           $(37)       $(34,605)
                                        =====            ====        ========
PRO FORMA BALANCE (Note 1)
 (unaudited).....................       $(252)           $ --        $(34,605)
                                        =====            ====        ========

  The accompanying notes to financial statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             PERIOD FROM                             PERIOD FROM
                                                    YEAR ENDED                INCEPTION           SIX MONTHS          INCEPTION
                                                   DECEMBER 31,              (AUGUST 10,        ENDED JUNE 30,       (AUGUST 10,
                                           ----------------------------       1990) TO        -------------------     1990) TO
                                            1995      1996       1997     DECEMBER 31, 1997     1997       1998     JUNE 30, 1998
                                           -------   -------   --------   -----------------   --------   --------   -------------
                                                                                                  (UNAUDITED)        (UNAUDITED)
OPERATING ACTIVITIES:
 Net loss................................  $(3,191)  $(4,735)  $(10,297)      $(25,985)       $ (3,443)  $ (8,620)    $(34,605)
 Adjustments to reconcile net loss to net
   cash used in operating activities --
   Depreciation expense and other........       12        33         62            133              25         65          198
   Issuance of Common Stock for
     services............................       --         5         --             12              --         --           12
   Provision for redemption of Redeemable
     Preferred Stock.....................       --        --      1,017          1,017              --         --        1,017
   Write-off of deferred offering
     costs...............................       --        --         --             --              --        470          470
   Other.................................        9        --        (12)           (12)              3         --          (12)
   Increase in prepaid expenses..........      (14)      (12)      (108)          (179)           (159)      (259)        (438)
   Increase (decrease) in accounts
     payable and accrued liabilities.....      483      (304)       499          1,564            (253)      (743)         821
   Increase (decrease) in accrued
     compensation........................       --       109         71            180              --        (77)         103
                                           -------   -------   --------       --------        --------   --------     --------
     Net cash flows used in operating
       activities........................   (2,701)   (4,904)    (8,768)       (23,270)         (3,827)    (9,164)     (32,434)
                                           -------   -------   --------       --------        --------   --------     --------
INVESTING ACTIVITIES:
 Purchase of equipment and leasehold
   improvements..........................      (23)     (161)      (467)          (723)            (62)    (1,907)      (2,630)
 Sale of leasehold improvements..........       --        --         --             --              --      2,458        2,458
 Cash (paid for) received from
   deposits..............................       (3)       --         --             --              --          8            8
                                           -------   -------   --------       --------        --------   --------     --------
     Net cash flows provided by (used in)
       investing activities..............      (26)     (161)      (467)          (723)            (62)       559         (164)
                                           -------   -------   --------       --------        --------   --------     --------
FINANCING ACTIVITIES:
 Proceeds from issuance of Convertible
   Preferred stock, net of related
   offering costs........................    3,534     3,498     16,548         25,839          16,511     21,198       47,037
 Proceeds from exercise of warrants to
   purchase Series E and Series F
   Convertible Preferred Stock...........       --        --        473            473              51         --          473
 Decrease in shareholder receivable......       --        21          3             24              --         --           24
 Cash received for Common Stock options
   exercised.............................       --        71        110            181              --         --          181
 Cash paid for deferred offering costs...       --        --        (29)           (29)             --       (441)        (470)
 Proceeds from bridge loan (Note 3)......      791        --         --            791              --         --          791
 Partner cash contributions..............       --        --         --          5,312              --         --        5,312
 Increase in restricted cash.............       --      (194)        (5)          (199)             --       (202)        (401)
 Proceeds from borrowings................       --       150         --            150              (4)        --          150
 Repayment of borrowings.................       --       (39)       (49)           (88)            (24)       (62)        (150)
                                           -------   -------   --------       --------        --------   --------     --------
     Net cash flows provided by financing
       activities........................    4,325     3,507     17,051         32,454          16,534     20,493       52,947
                                           -------   -------   --------       --------        --------   --------     --------
Net increase (decrease) in cash and cash
 equivalents.............................    1,598    (1,558)     7,816          8,461          12,645     11,888       20,349
CASH AND CASH EQUIVALENTS, beginning of
 period..................................      605     2,203        645             --             645      8,461           --
                                           -------   -------   --------       --------        --------   --------     --------
CASH AND CASH EQUIVALENTS, end of
 period..................................  $ 2,203   $   645   $  8,461       $  8,461        $ 13,290   $ 20,349     $ 20,349
                                           =======   =======   ========       ========        ========   ========     ========
SUPPLEMENTAL DISCLOSURES OF NONCASH
 FINANCING ACTIVITIES:
Accrual of leasehold improvements
 payable.................................  $    --   $    --   $    848       $    848        $     --   $     --     $    848
                                           =======   =======   ========       ========        ========   ========     ========
Accrual of deferred offering costs.......  $    --   $    --   $    441       $    441        $     --   $     97     $    538
                                           =======   =======   ========       ========        ========   ========     ========
Conversion of partners' investment to
 Preferred Stock.........................  $    --   $    --   $     --       $  4,927        $     --   $     --     $  4,927
                                           =======   =======   ========       ========        ========   ========     ========
Conversion of bridge loan to Convertible
 Preferred Stock.........................  $   800   $    --   $     --       $    800        $     --   $     --     $    800
                                           =======   =======   ========       ========        ========   ========     ========
Issuance of Convertible Preferred Stock
 to investment advisors..................  $    --   $   146   $     --       $    261        $    115   $    426     $    687
                                           =======   =======   ========       ========        ========   ========     ========
Issuance of Common Stock as payment of
 management bonus........................  $    --   $    59   $     --       $     59        $     --   $     --     $     59
                                           =======   =======   ========       ========        ========   ========     ========
Sale of Common Stock in exchange for
 stock subscription receivable...........  $    --   $    --   $     37       $     37        $     --   $     --     $     37
                                           =======   =======   ========       ========        ========   ========     ========
Sale of Convertible Preferred Stock in
 exchange for stock subscription
 receivable..............................  $    --   $    --   $     --       $     24        $     --   $    215     $    239
                                           =======   =======   ========       ========        ========   ========     ========
Issuance of Common Stock as payment for
 accounts payable........................  $    --   $    --   $     37       $     37        $     --   $     --     $     37
                                           =======   =======   ========       ========        ========   ========     ========

  The accompanying notes to financial statements are an integral part of these statements.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         (INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1997 AND 1998 IS UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION:

     Cell Pathways, Inc. ("CPI" or the "Company") is a pharmaceutical company focused on the development and commercialization of products to prevent and treat cancer. The Company is in the development stage and has not generated any product revenues to date, nor is there any assurance of any future product revenues. The Company's intended products are subject to long development cycles and there is no assurance the Company will be able to successfully develop, manufacture, obtain regulatory approval for or market its products. During the period required to develop its products, the Company plans to continue to finance operations through debt and equity financings (see Notes 3, 4 and 5 as well as the Transactions, as defined below.) There is no assurance, however, that such additional funding will be available to the Company when required. The Company will continue to be considered in the development stage until such time as it generates significant revenues from its principal operations. As of June 30, 1998, the Company had a deficit accumulated during the development stage of $34,605,000.

     The Company is a Delaware corporation and is the successor to Cell Pathways Limited Partnership (the "Partnership"). The Partnership was formed on August 10, 1990 pursuant to the laws of the State of Illinois under the name of FGN Pharmaceutical Research Limited Partnership. The Partnership Agreement was amended on December 9, 1992 to provide for additional financing, admission of a new general partner (the "Company") and new limited partners, change in the name of the Partnership and eventual conversion of the Partnership to corporate form. On September 29, 1993, the assets and liabilities of the Partnership were acquired by the Company in exchange for the Preferred and Common Stock of the Company, thereby converting the business from partnership to corporate form. The accompanying financial statements include the accounts of the Partnership from inception (August 10, 1990) through September 29, 1993, and the accounts of the successor Delaware corporation thereafter.

     On June 23, 1998, the Company and Tseng Labs, Inc., a Utah corporation ("Tseng"), entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") to provide further financing of the Company's programs. Through the reorganization, the stockholders of Tseng will exchange their Tseng common stock for an approximately 23% equity interest in a newly formed holding company of CPI and CPI will obtain the benefit of the substantial cash assets of Tseng.

     The Reorganization Agreement provides for (i) the formation of Cell Pathways Holding, Inc., a Delaware corporation ("CPHI"), (ii) the merger of Tseng Sub, Inc., a wholly-owned subsidiary of CPHI, with and into Tseng (the "Tseng Merger"), (iii) the merger of CPI Sub, Inc., a wholly-owned subsidiary of CPHI, with and into the Company (the "CPI Merger" and, together with the Tseng Merger, the "Transactions") and (iv) the issuance of approximately 23% of the outstanding shares of the Common Stock of CPHI ("CPHI Common Stock") to the Tseng stockholders and approximately 77% of the outstanding shares of CPHI Common Stock to the CPI stockholders. As a result of the Transactions, Tseng and CPI will become wholly-owned subsidiaries of CPHI. Consummation of the Transactions is contingent, among other conditions, upon certain approvals by stockholders of the Company and Tseng. Effective upon the consummation of the Transactions, CPHI will change its name to Cell Pathways, Inc. If the Reorganization Agreement is not approved, the Company or Tseng could be subject to certain termination costs. If the reorganization is approved the dissenting Company stockholders have certain appraisal rights.

     As it is anticipated Tseng will have no operations after the consummation of the Transactions, the Transactions will be accounted for as a reorganization of CPI into CPHI with the sale of approximately 23% of CPHI's Common Stock in exchange for Tseng's cash and other net assets. CPI's historical financial statements will be the financial statements of the combined company.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Unaudited Pro Forma Stockholders' Equity

     In conjunction with the Transactions, all of the outstanding shares of the Series A, B, C, D, E, F and G Convertible Preferred Stock will be converted into the rights to receive CPHI Common Stock. In addition, the Redeemable Preferred Stock is expected to be redeemed for approximately 50% in cash consideration and 50% in Common Stock which would result in $546,000 of cash consideration and the issuance of 82,732 shares of CPI Common Stock which will be converted into rights to receive an equivalent number of shares of CPHI Common Stock. It is also anticipated that the warrants to purchase Series E Convertible Preferred Stock will be exercised into 69,044 shares of CPI Series E Convertible Preferred Stock at $3.15 per share and which will be converted into rights to receive an equivalent number of shares of CPHI Common Stock. All of the shares of CPI Common Stock then outstanding will then be converted into the same number of shares of CPHI Common Stock. The unaudited pro forma stockholders' equity as of June 30, 1998 reflects the assumed conversion of the Series A, B, C, D, E, F and G Convertible Preferred Stock into 872,400, 848,100, 700,000, 616,808,
3,121,642, 4,809,437 and 4,645,879 shares, respectively, of CPHI Common Stock, and the redemption of the Redeemable Preferred Stock for $546,000 of cash consideration and 82,732 shares of Common Stock, the exercise of all warrants to purchase Series E Convertible Preferred Stock into 69,044 shares of CPI Series E Convertible Preferred Stock including conversion into CPHI Common Stock, and the conversion of all shares of CPI Common Stock then outstanding into the same number of shares of CPHI Common Stock. The CPI Redeemable Preferred Stock is required to be redeemed by CPI. The allocation between cash and Common Stock is at the discretion of the Board of Directors. The allocation assumed herein is based upon the stated intention of the Board of Directors. The Series E warrants discussed above expire upon the consummation of the Transactions. The exercise price of the warrants is below market and thus the warrants have been assumed to be exercised.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Financial Statements

     The financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire year.

  Management's Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash, Cash Equivalents and Restricted Cash

     For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. As of December 31, 1996, December 31, 1997 and June 30, 1998, approximately $194,000, $199,000 and $401,000 of cash and cash equivalents was restricted to secure letters of credit and other indebtedness of the Company (See Note 6).

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Equipment and Leasehold Improvements

     Depreciation of equipment is provided on the straight-line method over estimated useful lives of five to seven years. Leasehold improvements are amortized over the shorter of the useful life or the life of the related lease.

     In June 1998, the Company's option to purchase the Horsham, Pennsylvania facility was exercised in favor of a third-party from which it entered into a new lease (see Note 8). In conjunction with the Company's new facility lease the Company received a one-time payment of $3 million of which $2,458,000 related to a reimbursement of leasehold improvements previously made to the facility. The leasehold improvements that were included in equipment and leasehold improvements in the accompanying balance sheets were removed from the Company's assets as they became the property of the new lessor. No gain or loss was recorded on the transaction as the reimbursement was at the net book value of the assets. The remaining $542,000 was recorded as accrued leasehold improvements in the accompanying balance sheet as it represents a liability to make the final payments on the remaining leasehold improvements that will become the property of the new lessor.

  Research and Development

     Costs incurred in connection with research and development activities are expensed as incurred.

  Stock Compensation

     The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the Company's stock option plan, options may be granted at not less than the fair market value on the date of the grant and therefore no compensation expense is recognized for stock options granted to employees. In 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

  Deferred Offering Costs

     As of December 31, 1997, the Company had deferred costs related to a planned initial public offering. As the planned initial public offering was not undertaken, the total of such costs, representing approximately $715,000, including costs incurred in 1998, were expensed during the six months ended June 30, 1998. The deferred offering costs as of June 30, 1998 relate to the Transactions. (See Note 1)

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  Basic and Diluted Net Loss and Unaudited Pro Forma Basic and Diluted Net Loss Per Common Share

     The Company has provided basic and diluted net loss per share pursuant to SFAS No. 128 "Earnings per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98.

     Basic and diluted net loss per common share was computed by dividing net loss applicable to Common stockholders by the weighted average number of shares of Common Stock outstanding during the period. Common Stock issuable upon exercise or conversion of options, warrants, Convertible Preferred Stock and warrants to purchase Convertible Preferred Stock and upon the redemption of the Redeemable Preferred Stock have not been included in the calculation of diluted net loss per common share since the result would be anti-dilutive.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Options and warrants to purchase 186,850, 476,000, 616,271, 259,250 and 1,226,055 shares of Common Stock at weighted average exercise prices of $0.32, $0.39, $2.59, $0.54 and $4.44 per share, 5,119,203, 6,227,282, 10,968,387,
10,832,047 and 15,614,266 shares of Preferred Stock convertible into the same number of shares of Common Stock, and warrants to purchase 235,309, 248,823, 194,395, 315,886 and 422,188 shares of Preferred Stock Convertible into the same number of shares of Common Stock at weighted average exercise prices of $3.15, $3.18, $3.50, $3.29 and $4.18 were outstanding as of December 31, 1995, 1996 and
1997 and June 30, 1997 and 1998, but are not included in the diluted loss per common share calculations as they would be anti-dilutive. In addition, the 82,732 shares of Common Stock to be issued upon the redemption of the Redeemable Preferred Stock are not included in the diluted net loss per common share calculations as they would also be anti-dilutive.

     Pro forma basic and diluted net loss per common share for the year ending December 31, 1997 and the six months ending June 30, 1998 assumes that the Common Stock issuable upon conversion of the outstanding Convertible Preferred Stock and the redemption of the Redeemable Preferred Stock for $546,000 of cash consideration and 82,732 shares of Common Stock at the time of the Transactions have been outstanding using the if-converted method, and the 69,044 shares of Common Stock to be issued upon the exercise of the warrants to purchase Series E Convertible Preferred Stock at the time of the Transactions have been outstanding using the treasury stock method and the average price per share of Common Stock during the period.

     The following is a reconciliation of the numerator and denominator of basic and diluted net loss per Common share (In thousands, except share and per share data):

                                                YEAR ENDED                     SIX MONTHS ENDED
                                               DECEMBER 31,                        JUNE 30,
                                   -------------------------------------   ------------------------
                                      1995         1996         1997          1997         1998
                                   ----------   ----------   -----------   ----------   -----------
Loss (numerator).................  $   (3,191)  $   (4,735)  $   (10,297)  $   (3,443)  $    (8,620)
Weighted average Common Stock
  outstanding (denominator)......   2,296,167    2,587,552     2,838,814    2,718,845     2,990,095
                                   ----------   ----------   -----------   ----------   -----------
      Basic and diluted net loss
         per Common share........  $    (1.39)  $    (1.83)  $     (3.63)  $    (1.27)  $     (2.88)
                                   ==========   ==========   ===========   ==========   ===========
Pro forma denominator:
  Weighted average Common Stock
    outstanding..................                              2,838,814                  2,990,095
  Conversion of Convertible
    Preferred Stock, redemption
    of Redeemable Preferred
    Stock, and issuance of Common
    Stock upon exercise and
    conversion of warrants to
    purchase Series E Convertible
    Preferred Stock..............                              9,687,806                 12,534,050
                                                             -----------                -----------
                                                              12,526,620                 15,524,145
                                                             ===========                ===========
      Pro forma basic and diluted
         net loss per Common
         share...................                            $      (.82)               $      (.56)
                                                             ===========                ===========

Recent Accounting Pronouncements

     Effective with the first quarter of 1998, the Company was subject to the provisions of SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 had no impact on the Company's financial statements as the Company does not have any "comprehensive income" type earnings (losses).

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  STOCKHOLDERS' EQUITY AND PARTNERS' INVESTMENT:

     The Company was authorized, as of June 30, 1998, to issue a total of 40,861,250 shares of stock, consisting of 22,400,000 shares of $0.01 par value Convertible Preferred Stock, 61,250 shares of $0.01 par value Redeemable Preferred Stock and 18,400,000 shares of $0.01 par value Common Stock. The Company's Convertible Preferred Stock, consists of the following (In thousands, except share and per share data):

                                                           DECEMBER 31,
                                                        ------------------    JUNE 30,
                                                         1996       1997        1998
                                                        -------    -------    --------
Series A, 872,400 shares authorized, issued and
  outstanding, entitled to a preference in liquidation
  of $1,012...........................................  $   812    $   812    $   812
Series B, 848,100 shares authorized, issued and
  outstanding, entitled to a preference in liquidation
  of $1,052...........................................      868        868        868
Series C, 700,000 shares authorized, issued and
  outstanding, entitled to a preference in liquidation
  of $1,540...........................................    1,540      1,540      1,540
Series D, 675,350 shares authorized, 616,808 shares
  issued and outstanding, entitled to a preference in
  liquidation of $1,860...............................    1,860      1,860      1,860
Series E, 3,204,865 shares authorized, 2,969,704,
  3,121,642 and 3,121,642 shares issued and
  outstanding, respectively, entitled to a preference
  in liquidation of $9,354, $9,834 and $9,834,
  respectively........................................    9,057      9,528      9,528
Series F, 4,934,788 authorized, 270,270, 4,809,437 and
  4,809,437 issued and outstanding, entitled to a
  preference in liquidation, of $1,000, $17,795 and
  $17,795, respectively...............................    1,000     17,550     17,550
Series G, 5,400,000 authorized, none, none, and
  4,645,879, issued and outstanding, entitled to a
  preference in liquidation of $0, $0 and $22,068,
  respectively........................................       --         --     21,413
                                                        -------    -------    -------
                                                        $15,137    $32,158    $53,571
                                                        =======    =======    =======

     Each share of Series A, B, C, D, E, F and G Convertible Preferred Stock is convertible into one share of Common Stock at any time at the option of the holder and is entitled to vote as if converted into Common Stock. Each share of each such series of the Convertible Preferred Stock is mandatorily convertible into one share of Common Stock upon the earlier of: (i) the affirmative vote or consent of at least 67% of the holders of such shares; (ii) the resolution of the board of directors to such effect at a time when fewer than 25% of the originally issued Convertible Preferred shares are outstanding; or (iii) the closing of a firm commitment underwritten public offering at a public offering price equal to or exceeding $6.60 per share of Common Stock (as adjusted) resulting in aggregate proceeds to the Company and/or the selling stockholders (before underwriter discounts and other offering expenses) of $10 million or more.

     Series A, B, C, D, E, F and G Convertible Preferred shares have per share liquidation preferences of $1.16, $1.24, $2.20, $3.0156, $3.15, $3.70 and $4.75,
respectively. Series A, B, C and D correspond to similarly designated classes of limited partnership units issued by the Partnership pursuant to financings arranged in 1990 (Class A), 1991 (Class B) and 1992 (Classes C and D). The ranking of liquidation preferences is Series G, Series F, Series E, Series C, Series D, Series B, Series A and then the Redeemable Preferred Stock. In March of 1994, the Company issued 16,667 shares of Common Stock to Lehman Brothers, Inc. as partial payment for financial advisory services.

     In April 1994, the Company commenced an offering of Series E Convertible Preferred Stock at a price of $4.10 per share. The Company issued 542,761 Series E Convertible Preferred shares, and warrants to purchase an additional 18,766 shares of Series E Convertible Preferred Stock at $4.10 per share resulting in proceeds to

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the Company of $2,225,000. In conjunction with the Company's 1995 financing (see below), the Series E Convertible Preferred Stock was repriced to $3.15 per share, the same price as the 1995 financing. Accordingly, the Company issued an additional 163,701 shares, and warrants to purchase an additional 5,654 shares of Series E Convertible Preferred Stock at $3.15 per share.

     In June through August 1995, as the first step in offering additional Series E Convertible Preferred Stock, the Company borrowed $791,000 from certain of its stockholders. In August 1995, this bridge loan, together with interest at 9%, was converted into 253,633 shares of Series E Convertible Preferred Stock at $3.15 per share. In connection with the bridge loan, warrants to purchase an additional 125,550 shares of Series E Convertible Preferred Stock at $3.15 per share were issued, which are exercisable until the earlier of June 5, 1999, or the closing of an initial public offering of securities by the Company or the sale of all or substantially all of the assets of the Company. In August 1995, the Board of Directors authorized the issuance and sale of up to $7 million of Series E Convertible Preferred Stock at $3.15 per share, including conversion of the bridge loan. During the year ended December 31, 1995, the Company issued 1,121,800 additional shares of Series E Convertible Preferred Stock and warrants to purchase an additional 85,339 shares of Series E Convertible Preferred Stock at $3.15 per share, resulting in proceeds to the Company of $3,534,000; and in January through May of 1996, the Company issued an additional 841,306 shares of Series E Convertible Preferred Stock at $3.15 per share, resulting in proceeds to the Company of $2,650,000. This offering, including conversion of the bridge loan, resulted in the issuance of 2,216,739 shares of Series E Convertible Preferred Stock and warrants to purchase 210,889 shares of Series E Convertible Preferred Stock, resulting in net proceeds of $6,832,000. In May of 1996, the Company issued 46,355 shares of Series E Convertible Preferred Stock and $154,000 cash as payment for financial advisory services.

     During 1996 the Company issued 185,000 shares of Common Stock as bonuses to officers and employees, and 14,828 shares of Common Stock were issued for consulting services.

     In December 1996, the Company commenced a private offering of Series F Convertible Preferred Stock and related warrants at $3.70 per share. As of December 31, 1996, the Company had issued 270,270 shares of Series F Convertible Preferred Stock and warrants to purchase 13,514 additional shares of Series F Convertible Preferred Stock, resulting in proceeds to the Company of $1,000,000. During 1997, the Company issued 4,507,594 additional shares of Series F Convertible Preferred Stock and warrants to purchase an additional 112,329 shares of Series F Convertible Preferred Stock, resulting in net proceeds to the Company of $16,548,000. The warrants are exercisable until the earlier of July 20, 1999, or the sale of all or substantially all of the assets of the Company. In addition, the Company issued 31,081 shares of Series F Convertible Preferred Stock as compensation for services rendered in connection with the offering of the Series F Convertible Preferred Stock.

     In April 1998, the Company commenced a private offering of Series G Convertible Preferred Stock and related warrants at $4.75 per share. As of June 30, 1998, the Company had issued 4,556,249 shares of Series G Convertible Preferred Stock and warrants to purchase 227,793 additional shares of Convertible Preferred Stock, resulting in net proceeds to the Company of $21,413,000. The warrants are exercisable until the earlier of May 1, 2000, or the sale of substantially all of the assets of the Company. In addition, the Company issued 89,630 shares of Series G Convertible Preferred Stock as compensation for services rendered in connection with the offering of the Series G Convertible Preferred Stock.

     The certificate of incorporation and a stockholders' agreement entered into among the Company, the founder and certain venture capital investors in conjunction with the December 1992 financing provide for class voting or combined class voting under certain circumstances. The stockholders' agreement provides for an agreed upon process for the election of directors which has the effect that the signatories thereof, through the size of their holdings, can determine which individuals become directors of the Company. The provision for election of the directors ceases to be operative upon closing of a firm commitment underwritten public

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

offering at a public offering price equal to or exceeding $6.60 per share of Common Stock (as adjusted) resulting in aggregate proceeds to the Company and/or the selling stockholders (before underwriter discounts and other offering expenses) of $10 million or more. The stockholders' agreement also provides for registration rights and the priority thereof, and for certain rights of first refusal and of co-sale with respect to securities of the Company.

4.  REDEEMABLE PREFERRED STOCK:

     The Redeemable Preferred Stock carries no vote and no dividend and is not convertible into Common Stock. The Redeemable Preferred Stock is mandatorily redeemable in an aggregate amount of $1,092,000 upon the closing of any firm commitment underwritten public offering of Common Stock and will be redeemed prior to the closing of the Transactions (See Note 1.)

     The Redeemable Preferred Stock is held by FGN, Inc., the former general partner of the Partnership. It is anticipated that all but $75,000 of the proceeds received by FGN, Inc. from the redemption of the Redeemable Preferred Stock will be paid by FGN, Inc. to certain of the founding and continuing participants in the business. Accordingly, the Company had always expected that upon determination that redemption was probable, the Company would record the amount paid for redemption as compensation expense due to the nature of the services provided. Company preparations during the third quarter of 1997 for an initial public offering of Common Stock made it probable that the Company would redeem such stock. Accordingly, the Company recorded a provision for the redemption of the Redeemable Preferred Stock during the third quarter of 1997.

5.  STOCK OPTIONS AND WARRANTS:

     In 1993, the Company adopted a stock option plan which, in October 1997, was amended and renamed the 1997 Equity Incentive Plan. Pursuant to the 1997 Equity Incentive Plan, the Company is authorized to grant Common Stock, stock appreciation rights, or options to purchase Common Stock with respect to 2,350,000 shares of Common Stock for issuance to eligible employees, directors and consultants. As of June 30, 1998, options with respect to 1,678,371 shares have been granted, 474,100 have been exercised, 74,000 have been forfeited, 1,130,271 shares were outstanding and 745,629 shares of Common Stock remained eligible for future option grants. Subsequent to June 30, 1998, options with respect to an additional 10,200 shares were granted under the 1997 Equity Incentive Plan. The stock options granted may be either incentive stock options ("ISO") or nonstatutory stock options ("NSO"). Such options may be granted only at an exercise price not less than the fair market value of the shares at the date of grant unless such option is granted pursuant to an assumption of or a substitution for another option. The board of directors may set the rate at which the options become exercisable and determine when the options expire, subject to the limitations described below. The options granted may be exercised up to ten years following the date of grant. All options will generally become exercisable in the event the Company is sold or has other significant changes in ownership. Generally, the options vest ratably over a four-year period.

     Options granted under the 1997 Equity Incentive Plan through July 1997 may be immediately exercisable, but any unvested shares exercised are held by the Company and are subject to reacquisition by the Company should employment terminate prior to completion of applicable vesting periods.

     In 1995, the Company adopted the 1995 Cell Pathways, Inc. Stock Award Plan pursuant to which the Company may award shares of common stock to employees, directors and consultants as part or all of their compensation, whether salary, bonus or fee and whether for past services or as incentive for current and future services. The only awards which have been made under this plan were made during 1996 by way of bonus compensation to officers and employees of the Company for the years 1993, 1994 and 1995. In accordance with APB Opinion No. 25, a compensation charge of $59,000 associated with the issuance of 185,000 shares of

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

common stock having a fair market value of $0.32 per share at the date of grant, was recognized in the year ended 1995.

     In October, 1997, the Board of Directors adopted and the stockholders approved the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") covering an aggregate of 453,925 shares of Common Stock. Pursuant to the terms of the Directors' Plan, each person who first becomes a non-employee Director, automatically shall be granted an option to purchase 18,157 shares of Common Stock (the "Inaugural Grant"). In addition, on the date of each annual stockholders meeting commencing with the meeting in 1998, each non-employee Director who has served at least one full year as a director is automatically granted an option to purchase 5,447 shares of Common Stock (the "Anniversary Grant"). In addition, the Company granted options to purchase 27,235 shares of Common Stock at the inception of the plan. As of June 30, 1998, options with respect to 90,784 have been granted, none have been exercised nor forfeited.

     Options subject to an Inaugural Grant under the Directors' Plan will vest in three equal, annual installments commencing on the first anniversary of the date of the grant of the option. Options subject to an Anniversary Grant under the Directors' Plan will vest in full on the first anniversary of the date of the grant of the option. In addition, certain grants made at the inception of the Director's Plan vested on March 31, 1998. The vesting of all options under the Directors' Plan is conditioned on the continued service of the recipient as a director, employee or consultant of the Company or any affiliate of the Company.

     The exercise price of the options granted under the Directors' Plan will be equal to the fair market value of the Common Stock granted on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan generally are non-transferable, except as provided in the option agreement. The Directors' Plan will terminate on the tenth anniversary of the date of its adoption by the Board unless sooner terminated by the Board. In the event of certain changes of control, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such change of control.

     The Company accounts for stock options granted to employees under the 1997 Equity Incentive Plan in accordance with the intrinsic value method provided for under APB Opinion No. 25. Under the 1997 Equity Incentive Plan, options may be granted at not less than the fair market value on the date of the grant and therefore no compensation expense is, or has been, recognized in respect of stock options awarded to employees. The option pricing models recommended by SFAS No. 123 for recognition of, or disclosure of pro forma, compensation cost in respect of employee stock options are option pricing models which have been developed for fully transferable, traded options having no vesting requirements and which require the input of subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. Had compensation cost for the 1997 Equity Incentive Plan been recognized in the income statements under SFAS No. 123, the Company's net loss would have increased to the following pro forma amounts:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1995       1996        1997
                                                       -------    -------    --------
                                                               (IN THOUSANDS)
Net loss:
  As reported........................................  $(3,191)   $(4,735)   $(10,297)
                                                       =======    =======    ========
  Pro forma (unaudited)..............................  $(3,191)   $(4,767)   $(10,438)
                                                       =======    =======    ========

     The pro forma disclosures made above do not reflect options granted prior to January 1, 1995. This pro forma compensation cost may also not be representative of the effects which SFAS No. 123 may have on the

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

disclosure of pro forma compensation cost in future years. The weighted average fair value of the stock options granted during 1995, 1996 and 1997 was $0.10, $0.10 and $0.92, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                           1995       1996       1997
                                                          -------    -------    -------
Risk-free interest rate.................................    6.15%      6.15%      6.15%
Expected dividend yield.................................       0%         0%         0%
Expected life...........................................  6 years    6 years    6 years
Expected volatility.....................................       0%         0%         0%

     Information relative to the Company's stock options is as follows:

                                                                   WEIGHTED
                                                                   AVERAGE          AGGREGATE
                                              EXERCISE PRICE    EXERCISE PRICE       PROCEEDS
                                  OPTIONS      (PER SHARE)       (PER SHARE)      (IN THOUSANDS)
                                  --------    --------------    --------------    --------------
Balance as of December 31,
  1994..........................   163,350      $      .32          $ .32           $       54
  Granted.......................    23,500             .32            .32                    8
  Exercised.....................        --              --             --                   --
  Forfeited.....................        --              --             --                   --
                                  --------      ----------          -----           ----------
Balance as of December 31,
  1995..........................   186,850             .32            .32                   62
  Granted.......................   522,500        .32- .50            .38                  199
  Exercised.....................  (222,850)            .32            .32                  (71)
  Forfeited.....................   (10,500)            .32            .32                   (3)
                                  --------      ----------          -----           ----------
Balance as of December 31,
  1996..........................   476,000        .32- .50            .39                  187
  Granted.......................   455,021       1.00-4.75           3.47                1,578
  Exercised.....................  (251,250)       .32- .50            .45                 (112)
  Forfeited.....................   (63,500)       .32-3.70            .85                  (54)
                                  --------      ----------          -----           ----------
Balance as of December 31,
  1997..........................   616,271        .32-3.70           2.59                1,599
  Granted.......................   604,784       4.75-6.60           6.31                3,815
  Exercised.....................        --              --             --                   --
  Forfeited.....................        --              --             --                   --
                                  --------      ----------          -----           ----------
Balance as of June 30, 1998.....  1,221,055     $ .32-6.60          $4.43           $    5,414
                                  ========      ==========          =====           ==========
Options exercisable as of June
  30, 1998......................   156,817                          $1.18
                                  ========                          =====

     The weighted average remaining contractual life of all options outstanding at June 30, 1998 is 9.2 years.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about the Company's stock options outstanding and exercisable at June 30, 1998 based upon each exercise price:

                      OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
           -----------------------------------------   -------------------------
            NUMBER OF      WEIGHTED       WEIGHTED                    WEIGHTED
             OPTIONS        AVERAGE        AVERAGE       NUMBER        AVERAGE
RANGE OF   OUTSTANDING     REMAINING      EXERCISE     EXERCISABLE    EXERCISE
EXERCISE   AT JUNE 30,    CONTRACTUAL       PRICE      AT JUNE 30,      PRICE
 PRICES       1998       LIFE IN YEARS   (PER SHARE)      1998       (PER SHARE)
--------   -----------   -------------   -----------   -----------   -----------
$.32-.50      171,250         6.6           $ .38        108,332        $ .32
$   1.00       85,000         8.8            1.00         21,250         1.00
$   3.70      242,000         9.2            3.70             --           --
$   4.75      213,413         9.6            4.75         27,235         4.75
$   6.60      509,392        10.0            6.60             --           --
            ---------                                    -------
            1,221,055                                    156,817
            =========                                    =======

     In October 1997, the Board of Directors adopted and the stockholders approved the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 544,710 shares of Common Stock. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no longer than 27 months.

     Upon the effectiveness of an initial public offering, employees would be eligible to participate in the Purchase Plan if they are employed by the Company or an affiliate of the Company designated by the Board. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be not less than 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The Purchase Plan will terminate at the Board's direction.

     In connection with the offerings of Series E Convertible Preferred Stock in 1994 and 1995, the Company issued warrants to purchase an aggregate of 235,309 additional shares of Series E Convertible Preferred Stock, exercisable at $3.15 per share until the earlier of: (i) the closing of an initial public offering of securities by the Company; (ii) the sale of all or substantially all of the assets of the Company; and (iii) August 31, 1997 (in the case of 109,759 shares all of which have been exercised) or June 5, 1999 (in the case of 125,550 shares). During 1996, warrants were exercised to purchase 148 shares of Series E Convertible Preferred Stock. During the year ended December 31, 1997, warrants to purchase 149,462 shares of Series E Convertible Preferred Stock were exercised for cash at $3.15 per share. Further, holders of warrants to purchase 16,655 shares of Series E Convertible Preferred Stock tendered their warrants in a cashless exercise in exchange for 2,476 shares of Series E Convertible Preferred Stock at $3.70 per share. As of June 30, 1998, warrants to purchase 69,044 shares of Series E Convertible Preferred Stock were outstanding.

     In connection with the offerings of Series F Convertible Preferred Stock, commencing in December of 1996, the Company issued in December of 1996 warrants to purchase 13,514 shares of Series F Convertible Preferred Stock, and during 1997, warrants to purchase 112,329 shares of Series F Convertible Preferred Stock, at an exercise price of $3.70 per share, all exercisable until the earlier of: (i) July 20, 1999; and (ii) the sale of all or substantially all of the assets of the Company. During the year ended December 31, 1997, warrants to purchase 492 shares of Series F Convertible Preferred Stock were exercised for cash at $3.70 per

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

share. As of June 30, 1998, warrants to purchase 125,351 shares of Series F Convertible Preferred Stock were outstanding.

     In connection with the offerings of Series G Convertible Preferred Stock, commencing in April 1998, the Company issued warrants to purchase 227,793 shares of Series G Convertible Preferred Stock, at an exercise price of $4.75 per share, exercisable until the earlier of: (i) May 1, 2000; and (ii) the sale of all or substantially all of the assets of the Company. As of June 30, 1998, warrants to purchase 227,793 shares of Series G Convertible Preferred Stock were outstanding.

     Also in connection with the offerings of Series G Convertible Preferred Stock, the Company issued warrants to purchase 5,000 shares of Common Stock at an exercise price of $6.60 per share to an investment advisor in consideration for services rendered. These warrants are exercisable through June 30, 2000.

6.  DEBT:

     In March 1996, the Company borrowed $150,000 from a bank. The note bore interest at a rate of 7.79% and was payable in equal monthly installments through March 1999. During the six months ended June 30, 1998, the note was repaid.

7.  INCOME TAXES:

     The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." As of December 31, 1997, the Company had approximately $20,915,000 of net operating loss carryforwards ("NOLs") for income tax purposes available to offset future federal income tax, subject to limitations for alternative minimum tax. The NOLs are subject to examination by the tax authorities and expire between 2008 and 2012.

     Prior to its conversion into corporate form, the business had accumulated losses totaling approximately $3,900,000. For tax purposes these losses were distributed to the partners in accordance with the provisions of the Partnership Agreement of the Company's predecessor partnership. Thus, these losses, while included in the financial statements of the Company, are not available to offset future taxable income, if any, of the Company.

     The Tax Reform Act of 1986 contains provisions that may limit the NOLs available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on the Company's ability to utilize its NOLs from tax periods prior to the ownership change. The Company expects that upon consummation of the Transactions (see Note 1), such limitation will be triggered. However, the Company does not expect such limitation to have a significant impact on its operations.

     The components of the net deferred income tax asset at December 31, 1996 and 1997 were as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Net operating loss carryforwards............................  $    4,310    $    7,738
Less- valuation allowance...................................      (4,310)       (7,738)
                                                              ----------    ----------
                                                              $       --    $       --
                                                              ==========    ==========

     The Company has not yet achieved profitable operations. Accordingly, management believes the tax assets as of December 31, 1997 do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for the entire net tax asset.

                              CELL PATHWAYS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  COMMITMENTS AND CONTINGENCIES:

     In August 1993, the Company entered into a lease for laboratory facilities located in Aurora, Colorado. The lease is for a term of five and one-half years beginning in January 1994 and provides for a renewal option of an additional five years at the end of the initial term. In June 1998, the Company entered into a ten-year lease for office and laboratory space in Horsham, Pennsylvania. This lease contains two five-year renewal terms.

     Aggregate minimum rental payments under the Horsham lease are as follows as of June 30, 1998 (In thousands):

1998........................................................      $  410
1999........................................................         831
2000........................................................         856
2001........................................................         882
2002........................................................         908
2003........................................................         935
Thereafter..................................................       4,566
                                                                  ------
Total.......................................................      $9,388
                                                                  ======

     Rental expense under these leases and other month-to-month leases entered into by the Company totaled $57,000, $95,000, $121,000, $60,000 and $303,000, for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, respectively.

     The Company contracts with a number of university-based researchers and commercial vendors who provide various research, clinical and product development activities. Such arrangements are generally cancellable at any time.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tseng Labs, Inc.:

     We have audited the accompanying consolidated balance sheets of Tseng Labs, Inc. (a Utah corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tseng Labs, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pa.
February 6, 1998

                                TSENG LABS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31
                                                              --------------------     JUNE 30,
                                                                1996        1997         1998
                                                              --------    --------    -----------
                                                                                      (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  7,996    $ 19,178     $ 27,109
  Short-term investments....................................    14,916       3,573           --
  Accounts receivable, net of allowance for doubtful
    accounts of $168, $389 and $320, respectively...........     5,165       1,294          666
  Inventories...............................................     2,369          33           10
  Recoverable income taxes..................................     5,824       3,588          230
  Note receivable...........................................     4,441          --           --
  Other receivables.........................................        --       1,004           --
  Prepaid expenses and other................................       877         147           69
                                                              --------    --------     --------
         Total current assets...............................    41,588      28,817       28,084
                                                              --------    --------     --------
PLANT AND EQUIPMENT:
  Land and Buildings (Note 1)...............................     2,972       3,125           --
  Equipment.................................................    11,400          92           92
  Furniture and fixtures....................................       719          19           19
                                                              --------    --------     --------
                                                                15,091       3,236          111
  Less-Accumulated depreciation.............................    (5,758)       (677)         (63)
                                                              --------    --------     --------
         Net plant and equipment............................     9,333       2,559           48
                                                              --------    --------     --------
LAND AND BUILDING HELD FOR SALE (Note 2)....................        --          --        2,435
                                                              --------    --------     --------
OTHER ASSETS................................................       618          42           --
                                                              --------    --------     --------
                                                              $ 51,539    $ 31,418     $ 30,567
                                                              ========    ========     ========

            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  2,098    $    309     $    336
  Accrued expenses..........................................     3,222       2,789        1,684
                                                              --------    --------     --------
         Total current liabilities..........................     5,320       3,098        2,020
                                                              --------    --------     --------
DEFERRED INCOME TAXES.......................................       991          --           --
                                                              --------    --------     --------
COMMITMENTS AND CONTINGENCIES (NOTE 7)

SHAREHOLDERS' EQUITY:
  Common stock, $.005 par value, 50,000,000 shares
    authorized; 19,604,087, 19,632,587 and 19,628,587 issued
    at December 31, 1996, December 31, 1997 and June 30,
    1998....................................................        98          98           98
  Additional paid-in capital................................    11,113      11,009       11,009
  Retained earnings.........................................    38,660      27,231       27,458
                                                              --------    --------     --------
                                                                49,871      38,338       38,565
  Less-Treasury stock, at cost; 519,250, 4,544,250 and
    4,544,250 shares, respectively..........................    (4,643)    (10,018)     (10,018)
                                                              --------    --------     --------
         Total shareholders' equity.........................    45,228      28,320       28,547
                                                              --------    --------     --------
                                                              $ 51,539    $ 31,418     $ 30,567
                                                              ========    ========     ========

        The accompanying notes are an integral part of these statements

                       TSENG LABS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31            JUNE 30
                                               ------------------------------   ------------------
                                                 1995       1996       1997      1997       1998
                                               --------   --------   --------   -------   --------
                                                                                   (UNAUDITED)
NET SALES....................................  $ 37,115   $ 26,231   $  8,015   $ 5,061   $  1,582
COST OF SALES................................    28,930     25,255      6,172     3,845        910
                                               --------   --------   --------   -------   --------
  Gross Profit...............................     8,185        976      1,843     1,216        672
RESEARCH AND DEVELOPMENT.....................     3,440     14,561      8,778     4,715         --
SELLING, GENERAL AND ADMINISTRATIVE..........     6,328      9,239      4,749     2,642      1,124
MERGER TRANSACTION COSTS (Note 1)............        --         --         --        --        136
LOSS ON SALE OF GRAPHICS OPERATIONS (Note
  1).........................................        --         --      3,698        --         --
RESTRUCTURING EXPENSE (Note 3)...............        --         --      2,031        --         --
                                               --------   --------   --------   -------   --------
  Operating loss.............................    (1,583)   (22,824)   (17,413)   (6,141)      (588)
INTEREST INCOME..............................     2,162      1,487      1,534       837        636
RENTAL INCOME................................        --         --         --        --        179
                                               --------   --------   --------   -------   --------
  Income (loss) before income taxes..........       579    (21,337)   (15,879)   (5,304)       227
INCOME TAX PROVISION (BENEFIT)...............       102     (7,372)    (4,450)   (1,857)        --
                                               --------   --------   --------   -------   --------
NET INCOME (LOSS)............................  $    477   $(13,965)  $(11,429)  $(3,447)  $    227
                                               ========   ========   ========   =======   ========
BASIC AND DILUTED NET INCOME (LOSS) PER
  SHARE......................................  $    .03   $   (.73)  $   (.60)  $  (.18)  $    .02
                                               ========   ========   ========   =======   ========
WEIGHTED AVERAGE SHARES OUTSTANDING..........    18,941     19,020     18,975    19,074     15,086
                                               ========   ========   ========   =======   ========

        The accompanying notes are an integral part of these statements.

                       TSENG LABS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         COMMON STOCK
                                      ------------------   ADDITIONAL                             TOTAL
                                                    PAR     PAID-IN     RETAINED   TREASURY   SHAREHOLDERS'
                                        SHARES     VALUE    CAPITAL     EARNINGS    STOCK        EQUITY
                                      ----------   -----   ----------   --------   --------   -------------
BALANCE, JANUARY 1, 1995............  19,435,987   $  97    $ 9,997     $ 54,039   $ (4,272)     $59,861
  Exercise of stock options.........      47,500      --        292           --         --          292
  Tax benefit from exercise of
     nonqualified stock options.....          --      --         27           --         --           27
  Cash dividends, $.10 per common
     share..........................          --      --         --       (1,891)        --       (1,891)
  Purchase of treasury stock........          --      --         --           --       (371)        (371)
  Net income........................          --      --         --          477         --          477
                                      ----------   -----    -------     --------   --------      -------
BALANCE, DECEMBER 31, 1995..........  19,483,487      97     10,316       52,625     (4,643)      58,395
  Exercise of stock options.........     120,600       1        630           --         --          631
  Tax benefit from exercise of
     nonqualified stock options.....          --      --        167                      --          167
  Net loss..........................          --      --         --      (13,965)        --      (13,965)
                                      ----------   -----    -------     --------   --------      -------
BALANCE, DECEMBER 31, 1996..........  19,604,087      98     11,113       38,660     (4,643)      45,228
  Exercise of stock options.........      28,500      --         83           --         --           83
  Tax benefit from exercise of
     nonqualified stock options.....          --      --       (187)          --         --         (187)
  Purchase of treasury stock........          --      --         --           --     (5,375)      (5,375)
  Net loss..........................          --      --         --      (11,429)        --      (11,429)
                                      ----------   -----    -------     --------   --------      -------
BALANCE, DECEMBER 31, 1997..........  19,632,587      98     11,009       27,231    (10,018)      28,320
  Cancellation of treasury stock*...      (4,000)     --         --           --         --           --
  Net income*.......................          --      --         --          227         --          227
                                      ----------   -----    -------     --------   --------      -------
BALANCE, JUNE 30, 1998*.............  19,628,587   $  98    $11,009     $ 27,458   $(10,018)     $28,547
                                      ==========   =====    =======     ========   ========      =======

---------------
* Unaudited

        The accompanying notes are an integral part of these statements.

                        TSENG LABS, INC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31               JUNE 30
                                                 --------------------------------    -------------------
                                                   1995        1996        1997        1997       1998
                                                 --------    --------    --------    --------    -------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..............................  $    477    $(13,965)   $(11,429)   $ (3,447)   $   227
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities --
  Depreciation and amortization................     2,889       2,455       1,985         494         77
  Loss on sale of graphics operations..........        --          --       3,698          --         --
  Deferred income taxes........................        64      (1,320)       (991)         --         --
  Deferred costs write-off.....................        --       5,718          --          --         --
  (Increase) decrease in --
    Accounts receivable, net...................     4,667         759       3,871       3,145        628
    Inventories................................       378       1,205       2,336       1,152         23
    Recoverable income taxes...................      (646)     (5,178)      2,236       3,652      3,358
    Prepaid expenses and other.................      (678)        248         730         601      1,082
    Other receivables..........................        --          --      (1,004)         --         --
    Other assets...............................      (570)      1,421         576          44         42
  Increase (decrease) in--
    Accounts payable...........................      (304)       (736)     (1,789)     (1,579)        27
    Accrued expenses...........................       558       2,091        (433)        (88)    (1,106)
                                                 --------    --------    --------    --------    -------
      Net cash provided by (used in) operating
         activities............................     6,835      (7,302)       (214)      3,974      4,358
                                                 --------    --------    --------    --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of plant and equipment..............    (2,211)     (3,069)     (1,119)       (512)        --
  Proceeds from sale of graphics operations,
    net........................................        --          --       2,023          --         --
  Increase in deferred costs...................    (1,982)     (2,924)         --          --         --
  Net sale (purchase) of short-term
    investments................................   (28,810)     15,294      11,343     (12,983)     3,573
  Decrease (increase) in note receivable.......        --      (3,638)      4,441       4,441         --
                                                 --------    --------    --------    --------    -------
      Net cash provided by (used in) investing
         activities............................   (33,003)      5,663      16,688      (9,054)     3,573
                                                 --------    --------    --------    --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options......       292         631          83           6         --
  Dividends paid...............................    (1,891)         --          --          --         --
  Purchase of treasury stock...................      (371)         --      (5,375)        (75)        --
                                                 --------    --------    --------    --------    -------
  Net cash provided by (used in) financing
    activities.................................    (1,970)        631      (5,292)        (69)        --
                                                 --------    --------    --------    --------    -------
      Net increase (decrease) in cash and cash
         equivalents...........................   (28,138)     (1,008)     11,182      (5,149)     7,931
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.......................................    37,142       9,004       7,996       7,996     19,178
                                                 --------    --------    --------    --------    -------
CASH AND CASH EQUIVALENTS, END OF PERIOD.......  $  9,004    $  7,996    $ 19,178    $  2,847    $27,109
                                                 ========    ========    ========    ========    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid during the period for income taxes...  $    707    $     20    $     --    $     --    $    --
                                                 ========    ========    ========    ========    =======

        The accompanying notes are an integral part of these statements.

                       TSENG LABS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF JUNE 30, 1998 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND
                               1998 IS UNAUDITED)

1.  BACKGROUND:

     Tseng Labs, Inc. was a developer of custom semiconductor devices and board level enhancement products that expand the graphics capabilities and performance of IBM and IBM-compatible personal computers. The Company's primary operations were located in the United States. The Company sold its products primarily to computer systems manufacturers (OEMs), video subsystem and video add-in board manufacturers in the United States, Europe and Asia. In December 1997, the Company sold its graphics design assets to ATI Technologies Inc. (ATI) for approximately $3,000,000 in cash, and the assumption of certain employee incentive payments. The Company received approximately $2,500,000 of the proceeds in cash with the remaining $500,000 distributed from escrow in June 1998, after resolution of certain items specified in the purchase agreement. The sale resulted in the Company recording a one-time pretax charge of approximately $3,698,000. In connection with the purchase of the Company's graphic design assets, ATI received certain rights in the Company's intellectual property and entered into a three-year lease for the Company's former offices and design center, with renewal options through 2007. Annual rent during the initial 3-year term of the lease is approximately $330,000 plus assumption of specified operating and maintenance expenses on the facility.

     The Company will continue to support existing products primarily through third party support agreements through March 1999 and has commenced a "last-time" buy program for its customer base. The Company expects that, if the combination with Cell Pathways, Inc. (CPI) discussed below is consummated, it will discontinue its "last time" buy program late in the third quarter or early in the fourth quarter of 1998.

     In the fourth quarter of 1997, the Company announced that it would explore opportunities to utilize its cash and stock to make acquisitions of or investments in a potential growth stage company or companies including but not limited to those that are technology-based. On June 23, 1998, the Company signed a definitive agreement (the Agreement) to combine with CPI. Under the terms of the Agreement, shareholders of Tseng will exchange all of their stock for approximately 5.5 million shares of common stock of CPI, representing an equity interest of approximately 23% in the surviving company. The closing of the transaction is subject to a number of conditions as specified in the Agreement, including the approval of the shareholders of both companies. Completion of the transaction is currently scheduled for October 1998. There can be no assurance that the transaction can be completed and closed as anticipated. The Company is charging transaction costs incurred in connection with this combination to expense as incurred.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Interim Consolidated Financial Statements

     The consolidated balance sheet as of June 30, 1998 and the consolidated statements of operations for the six months ended June 30, 1997 and 1998 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results to be expected for the full year.

  Principles of Consolidation and Use of Estimates

     The consolidated financial statements include the accounts of Tseng Labs, Inc. and its wholly owned subsidiaries (the Company). All significant intercompany transactions and balances have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, contingent liabilities, revenues and expenses during a reporting period. The Company has historically operated in very competitive and rapidly changing markets. Actual results could differ from management estimates.

                       TSENG LABS, INC. AND SUBSIDIARIES

  Inventories

     Inventories, which consist of materials, labor and overhead, are stated at the lower of weighted average cost or market and consist of the following (in thousands):

                                                   DECEMBER 31        JUNE 30
                                                  --------------    -----------
                                                   1996     1997       1998
                                                  ------    ----    -----------
                                                                    (UNAUDITED)
Purchased parts.................................  $  769    $10         $ 3
Finished goods..................................   1,600     23           7
                                                  ------    ---         ---
                                                  $2,369    $33         $10
                                                  ======    ===         ===

  Plant and Equipment

     Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Building..................................................   25 years
Equipment.................................................  3-7 years
Furniture and Fixtures....................................   10 years

     Depreciation expense was $1,080,000, $1,432,000, $1,985,000 in 1995, 1996,
1997, respectively, and $494,000 and $77,000 for the six-month periods ended June 30, 1997 and 1998, respectively.

     In August 1998, the Company entered into a definitive agreement to sell the real estate leased to ATI (see Note 1), to a third party for $2,787,500. The sale is subject to a number of factors, including completion of due diligence, and is expected to close in October 1998. Accumulated depreciation on the building as of June 30, 1998 was $690,000.

     The Company assesses the recoverability of plant and equipment, as well as other long-lived assets, based upon expectations of future undiscounted cash flows in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of." The Company continually evaluates whether events or circumstances have occurred that indicate that the remaining useful lives of the plant and equipment should be revised or that the remaining balance of such assets may not be recoverable. As of December 31, 1997, the Company believes that no revisions to the remaining useful lives or write-downs of intangible assets are required.

  Deferred Costs

     Research and development costs incurred in developing the Company's proprietary chips are charged to expense as incurred until technological feasibility has been established. Thereafter, all costs incurred in refining and testing the chips are capitalized. These deferred costs are amortized on a product-by-product basis over the estimated revenue stream of the related product. Management periodically evaluates whether factors indicate that there is an impairment of the deferred costs and, accordingly, the carrying value is adjusted to reflect such impairment, if any. Commencing January 1, 1997, due to the volatility of the graphics market and difficulty in estimating future revenue streams, all refining and testing costs were charged to expense as incurred. In the fourth quarter of 1996, the Company determined that its investment and future commitments of $8,660,000 related primarily to its current generation 2D graphics and multimedia products was not recoverable over the revenue stream of future 2D graphics products. Accordingly, the entire balance was written-off. During 1995, the Company wrote-off approximately $307,000 of deferred costs which were identified as not recoverable over the revenue stream of future generation products. Amortization of deferred costs was $1,451,000 and $1,023,000 in 1995 and 1996, respectively.

                       TSENG LABS, INC. AND SUBSIDIARIES

  Net Income (Loss) Per Share

     The Company adopted SFAS No. 128 "Earnings Per Share" effective December 15, 1997. Under SFAS No. 128, basic net income (loss) per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. Diluted net income (loss) per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding each period, adjusted for the dilutive effect of common stock equivalents, which consist of stock options, using the treasury stock method.

     The impact of the assumed exercise of outstanding employee options increased the assumed shares outstanding for purposes of calculating diluted earnings per share by approximately 31,000 shares in the six month period ended June 30, 1998 and 42,000 shares in 1995. The assumed exercise of employee stock options was anti-dilutive in 1996, 1997 and in the six-month period ended June 30, 1997. The effect of this accounting change did not have a material impact on 1995 and 1996 reported earnings per share.

  Cash and Short-Term Investments

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents for the purpose of determining cash flows.

     In accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of December 31, 1996 and 1997, all of the Company's short-term investments were U.S. Government securities which have been classified as hold to maturity and reflected at amortized cost in the accompanying balance sheets. The estimated fair value of each investment approximated cost at December 31, 1996 and 1997. The Company held no short-term investments at June 30, 1998.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash equivalents, short-term investments and accounts and notes receivable. By policy, the Company places its short-term investments only with high-quality financial institutions and, other than U.S. Government Treasury instruments, limits the amounts invested in any one institution or type of investment. Substantially all of the Company's accounts receivable are derived from sales to manufacturers of computer systems, subsystems and value-added resellers. The Company performs ongoing credit evaluations of its customers' financial condition. Approximately 59%, 43%, and 58% of the Company's sales in 1995, 1996, and 1997, and 76% and 34% for the six-month periods ended June 30, 1997 and 1998, respectively, were export sales. To date, substantially all such sales have been in U.S. dollars. To reduce credit risk, the Company generally requires international customers to furnish letters of credit. Historically, the Company has not incurred material credit-related losses.

  Revenue Recognition

     Revenue is recognized upon product shipment. Accruals for estimated sales returns and allowances are recorded at the time of sale.

  Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                       TSENG LABS, INC. AND SUBSIDIARIES

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

  Recently Issued Financial Standards

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 established financial and reporting standards for stock-based employee compensation plans. This statement also applies to transactions in which an entity issues its equity securities to acquire goods or services from non-employees. The Company has adopted the disclosure requirement of this statement (see Note 6).

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 131 will not have an effect on the Company's financial reporting.

  Reclassifications

     Certain prior year balances have been reclassified to conform to the current year presentation.

3.  ONE-TIME CHARGES:

     In the fourth quarter of 1997 and prior to the sale of its graphics development assets to ATI (see Note 1), the Company announced and implemented a restructuring program involving the resignation of its former president and chief executive officer, a reduction in staff to those essential to support existing customers and further development of 3D and multimedia technologies under development, and the adoption of an acquisition/divestiture strategy. In connection with this restructuring, the Company recorded one-time pretax charges totaling $2,031,000 relating primarily to severance benefits for the terminated employees.

     In the fourth quarter of 1996, the Company announced its intention to focus its efforts on 3D graphics products and, in connection therewith, recorded one-time pretax charges of $13,899,000. The charges related primarily to inventory reserves on 2D graphics products and purchase commitments ($2,354,000), pricing adjustments made to certain customers due to significant ET6000 price reductions in the fourth quarter ($1,047,000), the write-off of investments and commitments in technologies related primarily to 2D graphics and multimedia products ($8,660,000), the write-down of an investment in a multimedia company ($1,180,000) and other costs related primarily to this refocus ($658,000).

     In the fourth quarter of 1995, the Company recorded a charge to cost of sales of approximately $735,000 related to a potential decline in the market value of certain older technology-based inventory.

4.  NOTE RECEIVABLE:

     In April 1996, the Company amended and expanded a secured loan agreement with the entity that designed, manufactures and markets Multibank DRAM (MDRAM). Under the expanded agreement, the Company advanced this entity $6,500,000 in the form of a secured, interest bearing note. The balance of the note (approximately $4,441,000) was repaid during the first quarter of 1997.

                       TSENG LABS, INC. AND SUBSIDIARIES

5.  INCOME TAXES:

     The provision (benefit) for income taxes is comprised of the following (in thousands):

                                                                     SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31           JUNE 30
                                      --------------------------    ------------------
                                      1995     1996       1997       1997       1998
                                      ----    -------    -------    -------    -------
Federal --
  Current...........................  $ 12    $(6,042)   $(3,459)   $(1,857)   $    --
  Deferred..........................    64     (1,320)      (991)        --         --
                                      ----    -------    -------    -------    -------
                                        76     (7,362)    (4,450)    (1,857)        --
                                      ----    -------    -------    -------    -------
State --
  Current...........................    26        (10)        --         --         --
  Deferred..........................    --         --         --         --         --
                                      ----    -------    -------    -------    -------
                                        26        (10)        --         --         --
                                      ----    -------    -------    -------    -------
                                      $102    $(7,372)   $(4,450)   $(1,857)   $    --
                                      ====    =======    =======    =======    =======

     Income tax expense (benefit) differs from the amount currently payable because certain revenues and expenses are reported in different periods for financial reporting and tax purposes. The principal differences involve the timing of deducting software development costs and valuation reserves, and different methods used in computing financial statement and tax depreciation.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

                                                                     SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31            JUNE 30
                                     ---------------------------    ------------------
                                     1995      1996       1997       1997       1998
                                     -----    -------    -------    -------    -------
Federal statutory rate.............   34.0%     (34.0)%    (34.0)%    (34.0)%       --
State income taxes, net of federal
  benefit..........................    3.0         --         --         --         --
Increase in valuation allowance....     --         --        6.0         --         --
Tax credits utilized...............  (23.0)       (.6)        --       (1.0)        --
Other..............................    3.6         --         --         --         --
                                     -----    -------    -------    -------    -------
                                      17.6%     (34.6)%    (28.0)%    (35.0)%       --
                                     =====    =======    =======    =======    =======

     The Company has U.S. net operating loss carryforwards and research and development credit carryforwards of approximately $543,000 and $398,000, respectively, at December 31, 1997 which will be available to offset regular taxable U.S. income during the carryforward period (through 2012). U.S. tax laws impose limitations on the use of net operating loss carryforwards following certain changes in ownership. If such a change were to occur with respect to the Company, the limitation could reduce the amount of benefits that

                       TSENG LABS, INC. AND SUBSIDIARIES
would be available to offset future taxable income each year. Deferred tax assets consist of the following at December 31, 1997:

Net operating loss carryforwards............................    $   185
Tax credit carryforwards....................................        398
Restructuring reserves not currently deductible.............        551
Inventory...................................................        204
Other reserves not currently deductible.....................        492
                                                                -------
Total deferred tax asset....................................      1,830
Less -- valuation allowance.................................     (1,830)
                                                                -------
Net deferred tax asset......................................    $    --
                                                                =======

     The Company has provided a full valuation allowance on its deferred tax assets due to uncertainty surrounding their realization. The Company's deferred tax assets, both individually and in the aggregate, were not material at December 31, 1995 and 1996.

6.  STOCK OPTION PLANS:

     The Company's 1995 stock option plan permits the issuance of either incentive or nonqualified stock options to employees and nonqualified options to key consultants. A maximum of 3,000,000 shares of common stock has been reserved for issuance under this plan. The Company also has two additional nonqualified stock option plans (the 1991 and 1984 stock option plans) under which a maximum of 3,000,000 shares of common stock have been reserved for issuance. Options under all three plans must be granted at a price not less than 100% of the fair market value of the common stock on the date of grant. Options granted under the plans become exercisable as determined by the Stock Option Committee of the Board of Directors at the time of the grant and may have terms extending to 10 years.

     A summary of stock option activity related to these plans is as follows:

                                                                            AGGREGATE
OUTSTANDING OPTIONS                            NUMBER      PRICE RANGE        PRICE
-------------------                          ----------    ------------    ------------
Balance, January 1, 1995...................     750,900    $ 2.66-18.13    $  7,889,151
  Granted..................................   1,231,200       5.63-9.13       8,783,000
  Exercised................................     (47,500)      3.00-5.63        (261,937)
  Canceled.................................    (275,000)     5.63-18.13      (3,312,092)
                                             ----------    ------------    ------------
Balance, December 31, 1995.................   1,659,600      3.00-13.75      13,098,122
  Granted..................................   1,308,550      5.75-10.50       9,015,994
  Exercised................................    (109,600)      2.66-6.63        (562,825)
  Canceled.................................    (325,750)     5.75-10.50      (2,754,769)
                                             ----------    ------------    ------------
Balance, December 31, 1996.................   2,532,800      3.00-13.75      18,796,522
  Granted..................................   2,473,100       2.94-3.75       7,067,362
  Exercised................................     (28,500)      2.94-3.00         (83,844)
  Canceled.................................  (3,018,915)     2.94-13.75     (19,056,412)
                                             ----------    ------------    ------------
Balance, December 31, 1997.................   1,958,485     1.38-10.375       6,723,628
  Granted..................................      40,886       1.38-2.94          77,728
  Canceled.................................    (601,167)    2.94-10.375      (2,880,788)
                                             ----------    ------------    ------------
Balance, June 30, 1998.....................   1,398,204    $  1.38-8.75    $  3,920,568
                                             ==========    ============    ============

                       TSENG LABS, INC. AND SUBSIDIARIES

     As of December 31, 1997 and June 30, 1998, a maximum of 2,263,308 and 2,823,589 additional options may be granted under the plans. There were 1,705,167 and 1,346,112 options with average exercise prices of $3.51 and $2.80 per share exercisable at December 31, 1997 and June 30, 1998, respectively. The options expire on various dates through 2008.

     In March 1997, the Company canceled and reissued 1,094,600 options held by non-officers which had been outstanding under the plans. The options had an average price of $6.08 per share. The re-issue price was $2.94 per share. In April 1997, the Company allowed its officers to exchange 1,065,000 options with an average exercise price of $8.77 per share for 937,500 options with an average exercise price of $2.94 per share.

     The Company's 1991 Special Directors Stock Option Plan, as amended and restated in 1997, provides that outside Directors receive options upon their initial election to the Board and additional options for every two years of service on the Board. The options vest 50% at grant and 50% on the first anniversary of grant. The Directors Plan also provides that the Board may modify the number of shares subject to automatic grant, permits the Board to make other grants to non-employee directors and grants the Board flexibility with respect to vesting and acceleration of vesting of outstanding options. A maximum of 300,000 shares have been reserved for grant under the plan. As of December 31, 1997 and June 30, 1998, a maximum of 127,500 and 187,500 additional options may be granted under this plan. At December 31, 1997 and June 30, 1998, 140,000 and 80,000 options, respectively, were outstanding under the plan at average exercise prices of $5.98 and $2.56 per share. No options were exercised by the outside directors during the three and one-half year period ended June 30, 1998.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and the related interpretations in accounting for its stock option plans. SFAS No. 123 "Accounting for Stock-Based Compensation" was adopted by the Company in 1996. Had compensation cost for the Company's stock option plans been determined based upon the fair value of the options at the date of grant, as prescribed under SFAS No. 123, the Company's net income (loss) would have been reduced to the following pro forma amounts:

                                                       YEAR ENDED DECEMBER 31
                                              ----------------------------------------
                                                1995          1996            1997
                                              --------    ------------    ------------
Net income (loss) --
  As reported...............................  $477,000    $(13,965,000)   $(11,429,000)
  Pro forma.................................  $(35,000)   $(15,967,000)   $(13,557,000)
Basic and diluted net income (loss) per
  share
  As reported...............................  $    .03    $       (.73)   $       (.60)
  Pro forma.................................  $      -    $       (.84)   $       (.73)

     The fair value of the options granted during 1995, 1996 and 1997 has been calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield -- 0.0%, volatility -- 70%, risk-free interest rate -- 6.0%, and an expected life of 2-4 years.

7.  COMMITMENTS AND CONTINGENCIES:

     The Company purchased all of its video graphics chips from independent foundries. During 1996 and 1997, and the six-month period ended June 30, 1998, the Company purchased substantially all its video graphics chips from one foundry. The use of third parties to manufacture, package and test the Company's products involves a number of significant risks including, but not limited to, the absence of adequate capacity to produce the Company's products, unavailability of, or interruptions in access to the process technologies necessary to manufacture the Company's products, the absence of guaranteed manufacturing capacity and reduced control over delivery schedules, manufacturing yields and costs. The Company has various purchase

                       TSENG LABS, INC. AND SUBSIDIARIES
commitments, including commitments to its foundries, for materials and supplies used in the ordinary course of business.

     In May 1993, two purported shareholders of the Company brought an action against the Company and certain of its executive officers in the United States District Court for the Eastern District of Pennsylvania, alleging that the defendants had issued false and misleading statements concerning the Company, and thus had violated the federal securities laws and committed common law fraud and negligent misrepresentation. Subsequently, several other purported shareholders filed similar actions in the same forum against the Company and certain of its executive officers. The actions have been consolidated. On July 8, 1994, pursuant to stipulation, the Court certified a class for the federal securities law claims and dismissed the state law claims, without prejudice. On August 21, 1995, the Company filed a motion for summary judgment seeking to dismiss the action in its entirety. On March 19, 1996, the Court ruled on the Company's motion and dismissed the action in its entirety. The plaintiff's filed an appeal of the summary judgment with the United States Court of Appeals for the Third Circuit which, on January 28, 1997, affirmed the summary judgment order dismissing the action in its entirety. The Company had recorded the expense of defending these claims on an as incurred basis.

     In addition to the complaints discussed above, the Company is involved in certain legal actions and claims arising in the ordinary course of business. Management, after discussion with legal counsel, believes that the outcome of such litigation and claims will not have a material adverse effect on the Company's financial position.

8.  EXPORT SALES AND MAJOR CUSTOMERS:

     The Company's primary operations are located in the United States. The Company sold its products primarily into the personal computer market in the United States, Europe and Asia. Sales into the Asian market were primarily through six unaffiliated distributors. Total export sales, including sales to the distributors discussed above, were 59%, 43%, and 58% of the Company's sales in 1995, 1996 and 1997, respectively and 76% and 34% in the six-month periods ended June 30, 1997 and 1998, respectively. As a significant portion of the Company's sales are export sales, the Company has been subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements, fluctuations in the US dollar which could increase the sales price in local currencies of the Company's products in foreign markets, tariffs, and other barriers and restrictions and the burden of complying with a wide variety of foreign laws.

     Three customers accounted for 42% of revenues in 1997. Two customers accounted for 38% and 37% of revenues in 1996 and 1995, respectively. Two customers accounted for 33% of revenues in the six-month period ended June 30, 1998. Four customers accounted for 55% of the Company's revenues in the six-month period ended June 30, 1997.

9.  RELATED-PARTY TRANSACTIONS:

     In November 1997, Jack Tseng, the Company's former president and chief executive officer, resigned effective October 31, 1997. Included in the restructuring charge recorded by the Company in the fourth quarter of 1997 (see
Note 3), is a one-time charge of approximately $700,000 related to this resignation.

     Subsequent to the resignation discussed above, in December 1997, the Company repurchased 4,000,000 shares of stock from the Company's former Chief Executive Officer and his family for $5,200,000. The repurchased shares are recorded as treasury stock in the accompanying December 31, 1997 balance sheet. The shares were retired during 1998.

     The Company had participated in two rounds of financing and has invested $1,000,000 in a minority interest in preferred stock of a start-up multimedia product company. The Company had also advanced this

                       TSENG LABS, INC. AND SUBSIDIARIES
entity $359,000 in the form of a secured loan. In connection with an additional round of financing, which closed in the first quarter of 1997, the Company agreed to significant dilution in its ownership percentage and to forgive 50% of the secured note, the balance of which was repaid during 1997. The write-down of this investment and impact of the debt forgiveness is included in the one-time charge for 1996 described in Note 3. Sales to this entity were approximately $180,000, $364,000 and $47,000 for the years ended December 31, 1995, 1996 and
1997, respectively, and $38,650 and $0 for the six-month periods ended June 30, 1997 and 1998, respectively.

     The Company had entered into a split-dollar insurance agreement with a trust established by Jack Tseng pursuant to which the Company advance funded the premium costs of a whole life insurance policy that pays a death benefit to the trust of not less than $10 million upon the death of Mr. Tseng. The premium advances are secured by a note and a collateral assignment agreement with respect to the death benefit payable thereunder. This agreement was terminated in November 1997 and the total premium advances ($504,000 at December 31, 1997) were repaid to the Company in January 1998. The premium advances at December 31, 1997 are included in other receivables in the accompanying balance sheet.

10.  SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS:

                                          BALANCE,     CHARGES                  DEDUCTIONS    BALANCE,
                                          BEGINNING      TO                        FROM          END
                                          OF PERIOD    EXPENSE    RECOVERIES     RESERVE      OF PERIOD
                                          ---------    -------    ----------    ----------    ---------
December 31, 1997:
  Reserve for doubtful accounts.........    $168        $276          $2          $ (57)        $389
                                            ====        ====          ==          =====         ====
December 31, 1996:
  Reserve for doubtful accounts.........    $678        $154          $--         $(664)        $168
                                            ====        ====          ==          =====         ====
December 31, 1995:
  Reserve for doubtful accounts.........    $861        $363          $--         $(546)        $678
                                            ====        ====          ==          =====         ====

--------------------------------------------------------------------------------



                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN:

                                TSENG LABS, INC.

                               A UTAH CORPORATION,

                                       AND

                              CELL PATHWAYS, INC.,

                             A DELAWARE CORPORATION

                           DATED AS OF JUNE 23, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----
         1.       DESCRIPTION OF TRANSACTION ...........................................................  1

                  1.1      Formation of Merger Subsidiaries ............................................  1

                  1.2      The Mergers .................................................................  2

                  1.3      Closing; Effective Time .....................................................  2

                  1.4      Effect of the Mergers .......................................................  2

                  1.5      Subsequent Actions ..........................................................  3

                  1.6      Certificate of Incorporation and Bylaws; Directors and Officers .............  3

                  1.7      Conversion of Stock; Options and Warrants ...................................  4

                  1.8      CPI Charter Amendment .......................................................  8

         2.       REPRESENTATIONS AND WARRANTIES OF TARGET .............................................  8

                  2.1      Due Organization; Subsidiaries ..............................................  8

                  2.2      Articles of Incorporation and Bylaws ........................................  9

                  2.3      Capitalization ..............................................................  9

                  2.4      SEC Filings; Financial Statements ........................................... 10

                  2.5      Absence of Changes .......................................................... 11

                  2.6      Title to Assets ............................................................. 11

                  2.7      Real Property; Equipment; Leasehold ......................................... 11

                  2.8      Proprietary Assets .......................................................... 12

                  2.9      Material Contracts .......................................................... 12

                  2.10     Liabilities.................................................................. 14

                  2.11     Compliance with Legal Requirements........................................... 14

                  2.12     Certain Business Practices................................................... 14

                  2.13     Governmental Authorizations.................................................. 14

                  2.14     Tax Matters.................................................................. 14

                  2.15     Employee and Labor Matters; Benefit Plans.................................... 16

                  2.16     Environmental Matters........................................................ 17

                  2.17     Insurance.................................................................... 18

                  2.18     Transactions with Affiliates................................................. 18

                  2.19     Legal Proceedings; Orders.................................................... 18



                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                        PAGE
                                                                                                        ----
                  2.20     Authority; Binding Nature of Agreement....................................... 19

                  2.21     No Existing Discussions...................................................... 19

                  2.22     Vote Required................................................................ 19

                  2.23     Non-Contravention; Consents.................................................. 19

                  2.24     Fairness Opinion............................................................. 20

                  2.25     Valid Issuance; Reservation of Shares........................................ 20

                  2.26     Financial Advisor............................................................ 20

                  2.27     Full Disclosure.............................................................. 21

         3        REPRESENTATIONS AND WARRANTIES OF CPI AND HOLDCO ..................................... 21

                  3.1      Organization; Good Standing; Qualification .................................. 21

                  3.2      Certificate of Incorporation and Bylaws ..................................... 22

                  3.3      Holdco ...................................................................... 22

                  3.4      Capitalization .............................................................. 22

                  3.5      Financial Statements ........................................................ 23

                  3.6      Absence of Changes .......................................................... 24

                  3.7      Valid Issuance .............................................................. 24

                  3.8      Title to Assets ............................................................. 24

                  3.9      Real Property; Equipment; Leasehold ......................................... 24

                  3.10     Proprietary Assets........................................................... 25

                  3.11     Material Contracts........................................................... 25

                  3.12     Liabilities.................................................................. 27

                  3.13     Compliance with Legal Requirements........................................... 27

                  3.14     Certain Business Practices................................................... 28

                  3.15     Governmental Authorizations.................................................. 28

                  3.16     Tax Matters.................................................................. 28

                  3.17     Employee and Labor Matters; Benefit Plans.................................... 29

                  3.18     Environmental Matters........................................................ 31

                  3.19     Insurance.................................................................... 31

                  3.20     Transactions with Affiliates................................................. 31



                                      ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                        PAGE
                                                                                                        ----
                  3.21     Legal Proceedings; Orders.................................................... 32

                  3.22     Authority; Binding Nature of Agreement....................................... 32

                  3.23     No Existing Discussions...................................................... 33

                  3.24     Vote Required................................................................ 33

                  3.25     Non-Contravention; Consents.................................................. 33

                  3.26     Financial Advisor............................................................ 34

                  3.27     Full Disclosure.............................................................. 34

         4        CERTAIN COVENANTS OF THE PARTIES ..................................................... 35

                  4.1      Access and Investigation; Confidentiality ................................... 35

                  4.2      Operation of Target's Business .............................................. 35

                  4.3      Operation of CPI's Business ................................................. 37

                  4.4      No Solicitation by Target ................................................... 39

                  4.5      No Solicitation by CPI ...................................................... 40

         5        ADDITIONAL COVENANTS OF THE PARTIES .................................................. 42

                  5.1      Registration Statements; Joint Proxy Statement .............................. 42

                  5.2      CPI Stockholders' Meeting ................................................... 42

                  5.3      Target Stockholders' Meeting ................................................ 44

                  5.4      Regulatory Approvals ........................................................ 45

                  5.5      Continuation of Target D&O Insurance ........................................ 45

                  5.6      Additional Agreements ....................................................... 45

                  5.7      Disclosure .................................................................. 45

                  5.8      Tax Matters ................................................................. 46

                  5.9      Resignation of Officers and Directors ....................................... 46

                  5.10     FIRPTA Matters............................................................... 46

                  5.11     Affiliate Agreements......................................................... 46

                  5.12     Post Merger Holdco Board of Directors........................................ 46

                  5.13     Registration Rights.......................................................... 47

                  5.14     CPI Redeemable Preferred Stock............................................... 47

                  5.15     Market Stand-off Agreement................................................... 47



                                      iii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                        PAGE
                                                                                                        ----
                  5.16     Nasdaq Listing............................................................... 47

         6        CONDITIONS PRECEDENT TO OBLIGATIONS OF CPI ........................................... 47

                  6.1      Accuracy of Representations ................................................. 47

                  6.2      Performance of Covenants .................................................... 48

                  6.3      Effectiveness of Registration Statement ..................................... 48

                  6.4      Stockholder Approval ........................................................ 48

                  6.5      Documents ................................................................... 48

                  6.6      No Material Adverse Change .................................................. 48

                  6.7      No Restraints ............................................................... 48

                  6.8      Delivery of Affiliates' Agreements .......................................... 49

                  6.9      Consents. ................................................................... 49

                  6.10     Registration................................................................. 49

                  6.11     Nasdaq Listing............................................................... 49

                  6.12     No Governmental Litigation................................................... 49

                  6.13     No Other Litigation.......................................................... 49

         7        CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET .........................................50

                  7.1      Accuracy of Representations ................................................. 50

                  7.2      Performance of Covenants .....................................................50

                  7.3      Effectiveness of Registration Statement ......................................50

                  7.4      Stockholder Approval ........................................................ 50

                  7.5      Consents .................................................................... 50

                  7.6      Documents ................................................................... 50

                  7.7      No Material Adverse Change .................................................. 51

                  7.8      Directors ................................................................... 51

                  7.9      Registration ................................................................ 51

                  7.10     Nasdaq Listing............................................................... 51

                  7.11     Delivery of Affiliates' Agreements........................................... 52

                  7.12     No Restraints................................................................ 52

                  7.13     No Governmental Litigation................................................... 52




                                      iv.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                        PAGE
                                                                                                        ----
                  7.14     No Other Litigation.......................................................... 52

                  7.15     Market Stand-Off Agreements.................................................. 52

         8        TERMINATION .......................................................................... 52

                  8.1      Termination ................................................................. 52

                  8.2      Effect of Termination ....................................................... 53

                  8.3      Expenses; Termination Fees .................................................. 54

         9        MISCELLANEOUS PROVISIONS ............................................................. 55

                  9.1      Amendment ................................................................... 55

                  9.2      Waiver ...................................................................... 55

                  9.3      No Survival of Representations and Warranties ............................... 55

                  9.4      Entire Agreement; Counterparts; Applicable Law .............................. 55

                  9.5      Jury Waiver ................................................................. 55

                  9.6      Attorneys' Fees ............................................................. 56

                  9.7      Assignability ............................................................... 56

                  9.8      Notices ..................................................................... 56

                  9.9      Cooperation ................................................................. 57

                  9.10     Construction................................................................. 57


                                       v.

                                    EXHIBITS

Exhibit A         -        Certain Definitions

Exhibit B         -        Form of Certificate of Incorporation of Holdco Merger Company

Exhibit C         -        Form of CPI Charter Amendment to Restated Certificate of Incorporation
                           of Cell Pathways, Inc.


                                      vi.

                                                                      Appendix A





                                  AGREEMENT AND
                             PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of June 23, 1998, by and between CELL PATHWAYS, INC., a Delaware corporation ("CPI") and TSENG LABS, INC., a Utah corporation ("TARGET"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         WHEREAS, Holdco Company ("HOLDCO") is a Delaware corporation to be formed for the purpose of effectuating the transactions contemplated hereby;

         WHEREAS, the Boards of Directors of CPI and Target have each determined that it is in the best interests of their respective stockholders that each corporation become a subsidiary of Holdco pursuant to the Mergers (as defined in Section 1.2 below) and desire to make certain representations, warranties and agreements in connection with the Mergers;

         WHEREAS, the Boards of Directors of CPI and Target have each determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each approved the Mergers upon the terms and conditions set forth herein;

         WHEREAS, for federal income tax purposes, it is intended that the formation of Holdco and the Mergers shall constitute one or more tax-free transactions under the Internal Revenue Code of 1986, as amended (the "CODE"); and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.       DESCRIPTION OF TRANSACTION

     1.1 FORMATION OF MERGER SUBSIDIARIES. CPI will cause the following to occur: (i) Holdco to be formed under the Delaware General Corporation Law ("DGCL"), (ii) a wholly owned subsidiary of Holdco to be formed to be merged into CPI ("C-SUB"); and (iii) a wholly owned subsidiary of Holdco to be formed to be merged into Target ("T-SUB," and together with C-Sub, the "MERGER SUBSIDIARIES"), in each case as set forth in Section 1.2 hereof. Each of the Merger Subsidiaries will be formed solely to facilitate the Mergers and will conduct no business or activity other than in connection with the Mergers. CPI and Target will cause (i) Holdco and the Merger Subsidiaries to execute and deliver a joinder to this Agreement pursuant to Section 251 of the DGCL, and
(ii) Holdco to execute formal written consents under Section 228 of the


                                       1.

DGCL as the sole stockholder of each of the Merger Subsidiaries, approving the execution, delivery and performance of this Agreement by each of the Merger Subsidiaries.

     1.2 THE MERGERS. At the Effective Time (as defined in Section 1.3 hereof) and subject to and upon the terms and conditions of this Agreement and the DGCL:
(i) C-Sub shall be merged with and into CPI, the separate corporate existence of C-Sub shall cease, and CPI shall continue as the surviving corporation that shall be a wholly owned subsidiary of Holdco; and (ii) T-Sub shall be merged with and into Target, the separate corporate existence of T-Sub shall cease, and Target shall continue as the surviving corporation that shall be a wholly owned subsidiary of Holdco. The mergers described in clauses (i) and (ii) of the immediately preceding sentence are herein collectively referred to as the "MERGERS" and each individually as a "MERGER." CPI and Target, as the surviving corporations after the Mergers, are herein collectively referred to as the "SURVIVING CORPORATIONS" and each individually as a "SURVIVING CORPORATION" and C-Sub and T-Sub as the non-surviving corporations after the Mergers are herein sometimes collectively referred to as the "MERGED CORPORATIONS" and each as a "MERGED CORPORATION." Holdco, CPI, Target, and, individually after entering into a joinder to this Agreement, Holdco, C-Sub and T-Sub, are herein referred to collectively as the "PARTIES" and each individually as a "PARTY."

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Cell Pathways, Inc at 702 Electronic Drive, Horsham, PA 19044 at 10:00 a.m. on a date to be agreed by CPI and Target (the "CLOSING DATE"), which shall be no later than the tenth business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties shall cause the Mergers to be consummated concurrently by filing a properly executed Certificate of Merger with the Secretary of State of the State of Delaware and properly executed Articles of Merger with the Secretary of State of Utah, respectively, with respect to each of the Mergers. The Mergers shall take effect at the time such Certificate of Merger and Articles of Merger are filed with the Secretaries of State of the State of Delaware and the State of Utah, respectively (the "EFFECTIVE TIME").

     1.4 EFFECT OF THE MERGERS. At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of DGCL and the Utah Business Corporation Act, respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the property, rights, privileges, powers and franchises of CPI and C-Sub shall continue with, or vest in, as the case may be, CPI as the Surviving Corporation, and all debts, liabilities and duties of CPI and C-Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of CPI as the Surviving Corporation and (b) all the property, rights, privileges, powers and franchises of Target and T-Sub shall continue with, or vest in, as the case may be, Target as the Surviving Corporation, and all debts, liabilities and duties of Target and T-Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of Target as the Surviving Corporation. As of the Effective Time, each of the Surviving Corporations shall be a direct wholly-owned subsidiary of Holdco. At the Effective Time, Holdco shall assume the 1997 Equity Incentive Plan of CPI, the 1997 Non-Employee Directors Stock Option Plan of CPI, the approved Employee Stock Purchase Plan of CPI and the Cell


                                       2.

Pathways, Inc. 1995 Stock Award Plan and all stock options outstanding under such plans. At the Effective Time, Holdco shall also assume the Target 1991 Stock Option Plan, the Target 1995 Stock Option Plan and the Target 1991 Special Directors Stock Option Plan (each a "TARGET OPTION PLAN," and collectively the "TARGET OPTION PLANS") and all stock options outstanding under such plans.

     1.5 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, either of the Surviving Corporations shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in such Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by such Surviving Corporation as a result of, or in connection with, one of the Mergers or otherwise to carry out this Agreement, the officers and directors of such Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in such Surviving Corporation or otherwise to carry out this Agreement.

     1.6 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS.

          (a) The respective Certificate of Incorporation of each of C-Sub and T-Sub shall become the Certificates of Incorporation of CPI and Target, respectively, as the Surviving Corporations.

          (b) The respective Bylaws of each of C-Sub and T-Sub shall become the Bylaws of CPI and Target, respectively, as the Surviving Corporation.

          (c) The officers and directors of CPI immediately prior to the Effective Time shall continue to serve in their respective positions of CPI as the Surviving Corporation from and after the Effective Time. The officers and directors of T-Sub immediately prior to the Effective Time shall serve in their respective positions of Target as the Surviving Corporation from and after the Effective Time. In addition, the officers of CPI immediately prior to the Effective Time shall become the officers of Holdco at the Effective Time and the directors of CPI immediately prior to the Effective Time together with the persons to be designated pursuant to Section 5.12 below shall be the directors of Holdco after the Effective Time.

          (d) On the Effective Date, Holdco's Certificate of Incorporation will be amended to change Holdco's name to "Cell Pathways, Inc." and CPI's Certificate of Incorporation will be amended to change CPI's name to "CPI, Inc."


                                       3.

     1.7 CONVERSION OF STOCK; OPTIONS AND WARRANTS.

         The manner and basis of converting the shares of common stock and preferred stock, where applicable, of the Surviving Corporations and of the Merged Corporations at the Effective Time, by virtue of the Mergers and without any action on the part of any of the Parties or the holder of any of such securities, shall be as hereinafter set forth.

          (a) CONVERSION OF SHARES.

                           (i) Each share of CPI Common Stock, par value $0.01
per share ("CPI COMMON STOCK"), and CPI Preferred Stock, par value $0.01 per share ("CPI PREFERRED STOCK"), issued and outstanding immediately before the Effective Time (excluding those held in the treasury of CPI and those owned by Target) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive one share of common stock, par value $.01 per share, of Holdco ("HOLDCO COMMON STOCK") (such ratio of Holdco Common Stock to CPI Stock being herein referred to as the "CPI EXCHANGE RATIO").

                           (ii) Each share of Target Common Stock, par value
$.005 per share ("TARGET COMMON STOCK") issued and outstanding immediately before the Effective Time (excluding those held in the treasury of Target and those owned by CPI) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive .3631326 of a share of Holdco Common Stock (such ratio of Holdco Common Stock to Target Common Stock being herein referred to as the "TARGET EXCHANGE RATIO"; and the CPI Exchange Ratio and the Target Exchange Ratio being referred to herein collectively as the "EXCHANGE RATIOS").

                           (iii) Commencing immediately after the Effective
Time, each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of CPI Common Stock and CPI Preferred Stock ("CPI SHARES") or Target Common Stock ("TARGET SHARES" and, together with the CPI Shares, the "SHARES"), shall evidence ownership of Holdco Common Stock on the basis hereinbefore set forth, but subject to the limitations set forth in this Section 1.7.

          (b) CANCELLATION OF TREASURY SHARES AND OF OUTSTANDING HOLDCO COMMON STOCK.

                           (i) At the Effective Time, each share of CPI Common
Stock and CPI Preferred Stock held in the treasury of CPI or owned by Target immediately prior to the Effective Time, and each share of Target Common Stock held in the treasury of Target or owned by CPI immediately prior to the Effective Time, shall be canceled and retired and no shares of stock or other securities of Holdco or either of the Surviving Corporations shall be issuable, and no payment or other consideration shall be made, with respect thereto.

                           (ii) At the Effective Time, any shares of Holdco
Common Stock issued prior to the Effective Time shall be canceled and retired and no shares of stock or other securities


                                       4.

of Holdco or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

          (c) CONVERSION OF COMMON STOCK OF THE MERGED CORPORATIONS INTO COMMON STOCK OF THE SURVIVING CORPORATIONS.

                           (i) At the Effective Time, each share of Common
Stock, par value $0.01 per share, of C-Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Holdco, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of Common Stock of CPI, par value $0.01 per share, as one of the Surviving Corporations (the "NEW CPI COMMON STOCK"). Immediately after the Effective Time and upon surrender by Holdco of the certificate representing the shares of the common stock of C-Sub, CPI as one of the Surviving Corporations shall deliver to Holdco an appropriate certificate or certificates representing the New CPI Common Stock created by conversion of the common stock of C-Sub owned by Holdco.

                           (ii) At the Effective Time, each share of Common
Stock, par value $0.01 per share, of T-Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Holdco, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of Target, par value $0.01 per share, as one of the Surviving Corporations (the "NEW TARGET COMMON STOCK"). Immediately after the Effective Time and upon surrender by Holdco of the certificate representing the shares of the common stock of T-Sub, Target as one of the Surviving Corporations shall deliver to Holdco an appropriate certificate or certificates representing the New Target Common Stock created by conversion of the common stock of T-Sub owned by Holdco.

          (d) EXCHANGE OF SHARES OTHER THAN TREASURY SHARES. Subject to the terms and conditions hereof, at or prior to the Effective Time, Holdco shall appoint an exchange agent to effect the exchange of Shares for Holdco Common Stock in accordance with the provisions of this Section 1.7 (the "EXCHANGE AGENT"). From time to time after the Effective Time, Holdco shall deposit, or cause to be deposited, certificates representing Holdco Common Stock for conversion of Shares in accordance with the provisions of Section 1.7(a) hereof (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "EXCHANGE FUND"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to Holdco. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Holdco Common Stock into which the Shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of
Section 1.7(a) hereof, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 1.7(f) hereof, and all such shares of Holdco Common Stock shall be deemed to have been issued at the


                                       5.

Effective Time. Until so surrendered and exchanged, each outstanding certificate that, prior to the Effective Time, represented issued and outstanding Shares shall be deemed for all corporate purposes of Holdco, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of Holdco Common Stock into which the Shares theretofore represented thereby shall have been converted at the Effective Time. Unless and until any such certificate theretofore representing Shares is so surrendered, no dividend or other distribution, if any, payable to the holders of record of Holdco Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing Shares, however, the record holder of the certificate or certificates representing shares of Holdco Common Stock issued in exchange therefor shall receive from the Exchange Agent or from Holdco, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of Holdco Common Stock ("PRE-SURRENDER DIVIDENDS"). No interest shall be payable with respect to the payment of Pre-Surrender Dividends upon the surrender of certificates theretofore representing Shares. After the appointment of the Exchange Agent shall have been terminated, such holders of Holdco Common Stock that have not received payment of Pre-Surrender Dividends shall look only to Holdco for payment thereof. Notwithstanding the foregoing provisions of this
Section 1.7(d), neither the Exchange Agent nor any Party shall be liable to a holder of Shares for any Holdco Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 1.7(e) hereof.

          (c) TRANSFER BOOKS. The stock transfer books of CPI with respect to the CPI Shares and the stock transfer books of Target with respect to the Target Shares shall each be closed at the Effective Time and no transfer of any Shares will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of Shares that is not registered in the stock transfer records of CPI or Target, as the case may be, at the Effective Time, a certificate or certificates representing the number of full shares of Holdco Common Stock into which such Shares shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 1.7(f) hereof, and a cash payment in the amount of Pre-Surrender Dividends, if any, in accordance with Section 1.7(d) hereof, if the certificate or certificates representing such Shares is or are surrendered as provided in Section 1.7(d) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

          (f) NO FRACTIONAL SHARE CERTIFICATES.

               (i) No scrip or fractional share certificate for Holdco Common Stock will be issued upon the surrender for exchange of certificates evidencing Shares. CPI and Target shall cause Holdco to pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Target Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Target Common Stock held at the Effective Time by such holder) by (ii) the closing price of a share of Target Common Stock on the Nasdaq National


                                       6.

Market on the trading day immediately preceding the Effective Time divided by the Target Exchange Ratio.

                           (ii) As soon as practicable after the determination
of the amount of cash, if any, to be paid to holders of Target Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Target Common Stock, subject to and in accordance with the terms of Section 1.7(d) hereof.

                           (iii) Any portion of the Exchange Fund that remains
undistributed for six months after the Effective Time shall be delivered to Holdco, upon demand, and any holders of CPI Common Stock, CPI Preferred Stock or Target Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Holdco for satisfaction of their claims for Holdco Common Stock or any cash in lieu of fractional shares of Holdco Common Stock and any Pre-Surrender Dividends.

          (g) OPTIONS AND WARRANTS.

                           (i) At the Effective Time, each option or warrant
granted by CPI to purchase shares of CPI Common Stock or CPI Preferred Stock, and each Target Option, which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Holdco and be converted into an option or warrant to purchase shares of Holdco Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

                    (1) the number of shares of Holdco Common Stock to be subject to the new option or warrant shall be equal to the product of (x) the number of shares of CPI Common Stock, CPI Preferred Stock or Target Common Stock subject to the original option or warrant and (y) the CPI Exchange Ratio (if the original option or warrant related to CPI Common Stock or CPI Preferred Stock) or the Target Exchange Ratio (if the original option or warrant related to Target Common Stock), respectively;

                    (2) the exercise price per share of Holdco Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of the CPI Common Stock, CPI Preferred Stock or Target Common Stock under the original option or warrant divided by (y) the CPI Exchange Ratio (if the original option or warrant related to CPI Common Stock or CPI Preferred Stock) or the Target Exchange Ratio (if the original option or warrant related to Target Common Stock); and

                    (3) upon each exercise of options or warrants by a holder thereof, the aggregate number of shares of Holdco Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent. The adjustments provided


                                       7.

herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

          (h) CERTAIN ADJUSTMENTS. If between the date of this Agreement and the Effective Time, the outstanding shares of CPI Common Stock, CPI Preferred Stock or of Target Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the exchange ratio established pursuant to the provisions of Section 1.7(a) hereof shall be adjusted accordingly to provide to the holders of CPI Common Stock, CPI Preferred Stock and Target Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

     1.8 CPI CHARTER AMENDMENT. The Board of Directors of CPI has approved an amendment to CPI's Certificate of Incorporation attached hereto as Exhibit C (the "CPI CHARTER AMENDMENT"), in order to effectuate the consummation of the Mergers. CPI shall file the CPI Charter Amendment immediately prior to the Effective Time.

2.       REPRESENTATIONS AND WARRANTIES OF TARGET

         For purposes of this Section 2, "TARGET" shall mean each of Target and its Subsidiaries, collectively. Except as set forth in the Target Disclosure Schedule or the Target SEC Documents (as defined in Section 2.4 below), Target represents and warrants to Holdco and CPI, as follows:


     2.1 DUE ORGANIZATION; SUBSIDIARIES

          (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all contracts by which it is bound. Target is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except in jurisdictions where the failure to so qualify, individually and in the aggregate, would not have a Material Adverse Effect on Target.

          (b) Except for those Entities identified in the Target Disclosure Schedule, Target has no Subsidiaries; and neither Target nor any Entity identified in the Target Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity other than the Entities identified in the Target Disclosure Schedule. Target has not agreed or is not obligated to make or is not bound by any Contract to make any future investment in or capital contribution to any other Entity. Except as set forth on the Target Disclosure Schedule, Target has not, at any time, been a general partner of any general partnership, limited partnership, or other Entity.


                                       8.

     2.2 ARTICLES OF INCORPORATION AND BYLAWS. Target has delivered to CPI complete and accurate copies of the Articles of Incorporation, Bylaws, and other charter and organizational documents of the Target, including all amendments thereto.

     2.3 CAPITALIZATION

          (a) The authorized capital stock of Target consists of: 50,000,000 shares of Target Common Stock, par value $0.005, of which, as of the date hereof 15,628,587 shares were issued and outstanding and 544,250 shares were held in its treasury. All of the outstanding shares of Target Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Target Disclosure Schedule: (i) none of the outstanding shares of Target Common Stock is entitled or subject to any preemptive right, right of participation in future financings, right to maintain a percentage ownership position, or any similar right; (ii) none of the outstanding shares of Target Common Stock is subject to any right of first refusal in favor of Target; and (iii) there is no Target Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Common Stock. Target is not under any obligation, or is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Target Common Stock or any other securities of Target, other than the stockholder rights plan disclosed pursuant to Section 2.3(c) hereof.

          (b) As of the date hereof: (i) 957,427 shares of Target Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Target's 1995 Stock Option Plan, (ii) 80,000 shares of Target Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Target's 1991 Special Directors' Stock Option Plan, and
(iii) 434,777 shares of Target Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Target's 1991 Stock Option Plan. The Target Disclosure Schedule sets forth the following information with respect to each Target Option outstanding as of the date of this Agreement:
(i) the particular plan pursuant to which such Target Option was granted; (ii) the name of the optionee; (iii) the number of shares of Target Common Stock subject to such Target Option; (iv) the exercise price of such Target Option;
(v) the date on which such Target Option was granted; (vi) the extent to which such Target Option is vested and exercisable as of June 23, 1998; and (vii) the date on which such Target Option expires. Target has delivered to CPI accurate and complete copies of all stock option plans and forms of option grant pursuant to which Target has granted any outstanding stock options. Target has no outstanding stock appreciation rights.

          (c) Except as set forth in the Target Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Target or any subsidiary of Target; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Target or any subsidiary of Target; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Target or any subsidiary of Target is or may become obligated to sell or


                                       9.

otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may reasonably give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Target or any subsidiary of Target. There are no bonds, debentures, notes or other indebtedness of Target outstanding having the right to vote (or convertible into securities having the right to vote) on any matters on which the stockholders of Target have the right to vote.

          (d) All outstanding securities of Target, including shares of Target Common Stock, and Target Options, have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     2.4 SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Target has made available to CPI accurate and complete copies (excluding copies of exhibits) of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Target with the SEC since January 1, 1997 (the "TARGET SEC DOCUMENTS"). All statements, reports, schedules, forms and other documents required to have been filed by Target with the SEC have been so filed by Target on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Target SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Except as set forth in the Target Disclosure Schedule, the consolidated financial statements (including any related notes) contained in the Target SEC Documents (the "TARGET FINANCIAL STATEMENTS"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments that will not, individually or in the aggregate, be material in amount); (iii) fairly present the financial position of Target as of the respective dates thereof and the results of operations and cash flows of Target for the periods covered thereby; and (iv) reflect any contingent liabilities to the extent required to be reflected therein.

          (c) Since December 31, 1997, Target and its subsidiaries have not incurred any liabilities of the type required under GAAP to be recorded on a balance sheet or in the footnotes thereto except liabilities incurred in the ordinary course of business.


                                      10.

     2.5 ABSENCE OF CHANGES. Except as set forth in the Target Disclosure Schedule or the Target SEC documents, since December 31, 1997:

          (a) there has not been any change that has had a Material Adverse Effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of Target, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on Target;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Target that are necessary for the conduct of Target's business as currently conducted (whether or not covered by insurance);

          (c) there has not been any transaction, commitment, or other event or condition (financial or otherwise) that would be prohibited by Section 4.2(b)(i), (iv), (ix), (x) or (xi) if it were to be effected, accepted or were to take place between the date hereof and the Effective Time.

     2.6 TITLE TO ASSETS. Except as set forth in the Target Disclosure Schedule or the Target SEC Documents, Target owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: all assets reflected in their books and records as being owned by Target. All of said assets are owned by Target free and clear of any Encumbrances, except for (a) any lien for current taxes not yet due and payable, (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Target, and (c) liens described in the Target Disclosure Schedule.

     2.7 REAL PROPERTY; EQUIPMENT; LEASEHOLD. Except as described in the Target Disclosure Schedule or the Target SEC Documents:

          (a) Target does not own any real property or any material interest in real property, except for the leasehold created under real property leases set forth in the Target Disclosure Schedule. Complete and correct copies of such leases have previously been delivered to CPI by Target.

          (b) All material items of equipment and other tangible assets owned by or leased to Target are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of the business of Target in the manner in which such business is currently being conducted and in the manner in which such business is required to be conducted pursuant to Target Contracts and that are in effect on the date hereof.

     2.8 PROPRIETARY ASSETS.

          (a) Target has title, or the right to use, such Proprietary Assets as are reasonably necessary to enable Target to conduct its business, as presently conducted.

                                      11.

          (b) Except as set forth on the Target Disclosure Schedule, to the best of Target's knowledge: (i) none of the Target commercial products and processes infringes, misappropriates or conflicts with any Proprietary Assets owned or used by any Person (ii) Target has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; and (iii) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any material Target Proprietary Asset.

     2.9 MATERIAL CONTRACTS.

          (a) The Target Disclosure Schedule identifies each Target Contract that constitutes a "TARGET MATERIAL CONTRACT." For purposes of this Agreement, each of the following shall be deemed to constitute a Target Material Contract:

               (i) any Contract relating to the employment of, or the performance of services by, any director, officer, employee or consultant, and any Contract pursuant to which Target is or may become obligated to make any severance, termination, bonus or relocation payment or any similar payment (other than payments in respect of salary and the grant of standard benefits);

               (ii) any Contract that provides for indemnification of any officer, director, employee or agent;

               (iii) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing Target with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

               (iv) any Contract requiring that Target give any notice, obtain any consent or provide any information to any Person prior to accepting any Acquisition Proposal;

               (v) any Contract (not otherwise identified in this Section) that
(A) has a term of more than sixty (60) days or that may not be terminated by Target (without penalty) within sixty (60) days after the delivery of a termination notice by Target and (B) that contemplates or involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $100,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $100,000 in aggregate payments under such Contract;

               (vi) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between CPI and any contractor or subcontractor to any Governmental Body) and (B) that contemplates and involves (I) the payment or delivery of cash or other consideration on or after

                                      12.

the date hereof in an amount or having a value in excess of $100,000 in aggregate payments under such Contract, or (B) the performance of services on or after the date hereof having a value in excess of $100,000 in aggregate payments under such Contract;

               (vii) any open purchase order placed by Target requiring future aggregate payments in excess of $100,000;

               (viii) any Contract (not otherwise identified in this Section), which would be required as an Exhibit in a registration statement filed under the Securities Act of 1933.

          (b) Each Target Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) in the case of any Contract with a Governmental Body, any law applicable thereto.

          (c) Except as set forth in the Target Disclosure Schedule: (i) Target has not materially violated or breached, or committed any material default under, any Target Material Contract, and, to the best of the knowledge of Target, no other Person has materially violated or breached, or committed any material default under, any Target Material Contract; (ii) to the best of the knowledge of Target, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Target Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Target Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Target Material Contract, or (D) give any Person the right to cancel, terminate or materially modify any Target Material Contract; (iii) since December 31, 1997, none of Target has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or any intention to terminate, any Target Contract, except for communication (A) that has subsequently been revoked; or (B) has been received from a complaining party that has not contacted Target or otherwise, to Target's knowledge, taken any action with respect to such party's complaint for a period of more than six months following receipt of the communication; and (iv) Target has not waived any of its material rights under any Target Material Contract, in each case where such breach, default, violation or waiver would have a Material Adverse Effect on Target.

          (d) To the best of the knowledge of Target, no Person is renegotiating, or has the right to renegotiate, any material amount paid or payable to Target under any Target Material Contract, or any other material term or provision of any Target Material Contract, including termination provisions.

          (e) The Target Disclosure Schedule sets forth a list of all claims made under any Target Material Contract that are disputed in any material respect or, to Target's knowledge, where a dispute as to any material matter has been threatened.

                                      13.

     2.10 LIABILITIES. Target does not have any accrued or contingent liabilities of a nature required to be reflected in financial statements in accordance with GAAP, except for: (a) liabilities identified as such in the Target Financial Statements; (b) normal and recurring liabilities that have been incurred by Target since December 31, 1997 in the ordinary course of business and consistent with past practices; and (c) other liabilities that have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target.

     2.11 COMPLIANCE WITH LEGAL REQUIREMENTS. Target is, and, to the best knowledge of Target, has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and could not reasonably be expected to have, a Material Adverse Effect on Target. There is not presently pending any notice or other communication received by Target from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

     2.12 CERTAIN BUSINESS PRACTICES. None of Target nor any director, officer, agent or employee of Target has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     2.13 GOVERNMENTAL AUTHORIZATIONS. Target holds all material Governmental Authorizations necessary to enable them to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Target is, and to the best knowledge of Target, at all times since inception has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. To the best knowledge of Target, since inception, none of Target has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (c) any requirement to apply for or hold a Governmental Authorization not held by Target, in each case where such violation, revocation, suspension, cancellation, termination or modification would have a Material Adverse Effect on Target.

     2.14 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of Target with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "TARGET RETURNS") have been or will be filed on or before the applicable due date (including any extensions of such due date). All amounts shown on the Target Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

                                      14.

          (b) Except as set forth on the Target Disclosure Schedule, the Target Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Target will establish, in the ordinary course of business and consistent with its past practices, quarterly reserves adequate for the payment of all Taxes for the applicable periods from December 31, 1997 through the Closing Date. Since January 1, 1998 no material Tax liability has been incurred other than in the ordinary course of business.

          (c) Except as set forth in the Target Disclosure Schedule, no Target Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Target Returns has been granted (by Target or any other Person), and no such extension or waiver has been requested by Target.

          (d) Except as set forth in the Target Disclosure Schedule, no claim or Legal Proceeding is pending or, to the best of the knowledge of Target, has been threatened in writing against or with respect to Target in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Target (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Target and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any of Target except liens for current Taxes not yet due and payable. None of Target has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of Target has been, and none of Target will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of Target is nor has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Target has no liabilities for the Taxes of any other Person except for payroll taxes collected in the ordinary course of business.

          (e) Except as set forth in the Target Disclosure Schedule or the Target SEC Documents, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of Target that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Target is not, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract entered into in the ordinary course of business in connection with the purchase or sale of inventory or supplies).

     2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) The Target Disclosure Schedule or the Target SEC Documents identifies salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option,

                                      15.

severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program or agreement covering one or more people (collectively, the "TARGET PLANS") sponsored, maintained, contributed to or required to be contributed to by any of Target for the benefit of any current of former employee of Target.

          (b) No Target plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code, and no Target Plan constitutes a "multi-employer plan" (as defined in Section 3(37) of ERISA).

          (c) With respect to each Target Plan, Target has made available to
CPI: (i) an accurate and complete copy of each such Target Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Target Plans for the last two plan years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications thereto, if required under ERISA, with respect to such Target Plans; (iv) if such Target Plans are funded through a trust or a third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto); (v) accurate and complete copies of all Contracts relating to such Target Plans, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record-keeping agreements; and (vi) an accurate and complete copy of the most recent determination, opinion, notification or advisory letter received from the Internal Revenue Service with respect to such Target Plans (if such Target Plans are intended to be qualified under Section 401(a) of the Code).

          (d) Target has no plan or commitment to create any additional Plan, or to modify or change any existing Plan (other than to comply with applicable law) in a manner that would create any material liability for any of Target.

          (e) No Target Plan provides death, medical or health benefits coverage (whether or not insured) with respect to any of its current or former employees after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
Section 4980B of the Code ("COBRA"), (ii) deferred compensation benefits accrued as liabilities on the most recent financial statements included in the Target SEC filings, and (iii) benefits the full cost of which are borne by such current or former employees (or the employees' beneficiaries)).

          (f) With respect to any Target Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, COBRA has been complied with in all material respects. The Target Disclosure Schedule lists all qualified beneficiaries under COBRA with respect to all such Target Plans.

          (g) Each of the Target Plans has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements, including but not limited to ERISA and the Code.

                                      16.

          (h) All material contributions, premiums or other payments due from any of Target to (or under) any Target Plan have been fully paid or adequately provided for on the books and financial statements of Target.

          (i) Each of the Target Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service, and Target is not aware of any reason why any such letter should be revoked.

          (j) Except as set forth in the Target Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any of Target's current or former employees or directors (whether or not under any Target Plan), or materially increase the benefits payable under any Target Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (k) Target is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

          (l) Target is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters and the classification of independent contractors and workers.

     2.16 ENVIRONMENTAL MATTERS. Target is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of Target of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Target has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Target is not in compliance with any Environmental Law, and, to the best of the knowledge of Target, there are no circumstances that may prevent or interfere with the compliance by Target with any Environmental Law in the future. To the knowledge of Target without further inquiry, no current or prior owner of any property leased or controlled by Target has received any notice or other communications (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Target is not in compliance with any Environmental Law. To the best of the knowledge of Target, all property that is leased to, controlled by or used by Target, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. To the best knowledge of Target, Target has not disposed of, emitted, discharged, handled, stored, transported, used or released any Materials of Environmental Concern, arranged for the disposal, discharge, storage or release of any Materials of Environmental Concern, or exposed any employee or other individual to any

                                      17.

Materials of Environmental Concern or condition so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws.

     2.17 INSURANCE. Target has delivered to CPI a summary of all material insurance policies and all material self-insurance programs relating to the business, assets and operations of Target and has made available to CPI copies of the polices. Each of such insurance policies is in full force and effect. Except as set forth on the Target Disclosure Schedule, since December 31, 1997, Target has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in the Target Disclosure Schedule, there is no pending claim (including any workers' compensation claim) other than routine claims for benefits under any Target Plan, under or based upon any insurance policy of Target.

     2.18 TRANSACTIONS WITH AFFILIATES.

          (a) Except as set forth in the Target Disclosure Schedule or the Target SEC Reports, since the date of Target's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Target pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Target Disclosure Schedule identifies each Person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Target.

          (b) The Target Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by Target to any employee, director, consultant or independent contractor other than routine travel advances and advances made for relocation purposes made to employees in the ordinary course of business.

     2.19 LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth on the Target Disclosure Schedule or in the Target SEC Reports, there is no pending Legal Proceeding, and (to the best of the knowledge of Target) no Person has threatened to commence any Legal
Proceeding: (i) that involves Target or any of the assets owned or used by Target; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement. To the best of the knowledge of Target, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding that would reasonably be expected to have a Material Adverse Effect on Target.

          (b) There is no material order, writ, injunction, judgment or decree to which Target, or any of the assets owned or used by Target, is subject. To the best of the knowledge of Target, no officer or key employee of Target is subject to any order, writ, injunction, judgment or

                                      18.

decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Target.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. Target has the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement. The board of directors of Target (at a meeting duly called and held) has unanimously (a) determined that the Mergers are advisable and fair and in the best interests of Target and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by Target, (c) recommended the approval of the Mergers by the holders of Target Common Stock, and (d) directed that the Mergers be submitted for consideration by Target's stockholders at the Target Stockholders' Meeting (as defined in Section 5.3). This Agreement constitutes the legal, valid and binding obligation of Target and, enforceable against Target in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 NO EXISTING DISCUSSIONS. Target has terminated (or will terminate as soon as practical after execution of this Agreement) any existing discussions with any Person that relate to any Acquisition Proposal.

     2.22 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock entitled to vote at the Target Stockholders Meeting (the "REQUIRED TARGET STOCKHOLDER MERGER VOTE"), is the only vote of the holders of any class or series of Target's capital stock necessary to approve the issuance of Target Common Stock in the Merger.

     2.23 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Target's Articles of Incorporation, Bylaws or other charter or organizational documents of any of Target, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of Target;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Mergers or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Target, or any of the assets owned or used by Target, is subject, if the result would have a Material Adverse Effect on Target;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel,

                                      19.

terminate or modify, any Governmental Authorization that is held by Target or that otherwise relates to Target's business or to any of the assets owned or used by Target, if the result would have a Material Adverse Effect on Target;

          (d) contravene, conflict with or result in a violation or material breach of, or result in a default (or an event that with notice or lapse of time or both would become a default) under, any provision of any Target Contract that is or would constitute a Target Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Target Material Contract, (ii) a rebate, charge-back, penalty or change in delivery schedule under any such Target Material Contract, (iii) accelerate the maturity or performance of any such Target Material Contract, or (iv) cancel, terminate or materially modify any term of such Target Material Contract, if the result would have a Material Adverse Effect on Target; or

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Target (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of Target).

         Except as may be required by the Exchange Act, the DGCL, the Utah Business Corporation Act, and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement) Target is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

     2.24 FAIRNESS OPINION. Target's Board of Directors has received the written opinion of Janney Montgomery Scott, financial advisor to Target, dated as of the date of this Agreement, to the effect that the terms of the Mergers are fair to Target from a financial point of view.

     2.25 VALID ISSUANCE; RESERVATION OF SHARES. The Target Common Stock to be issued to Holdco in the Merger in exchange for surrender of the T-Sub Common Stock will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     2.26 FINANCIAL ADVISOR. Except for Janney Montgomery Scott, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target. Target has furnished to CPI accurate and complete copies of all agreements under which any such fees, commissions, or other amounts have been paid or may become payable and all indemnification and other arrangements relating to the engagement of Janney Montgomery Scott.

     2.27 FULL DISCLOSURE. This Agreement (including the Target Disclosure Schedule) does not, and the certificate referred to in Section 6.5(c) will not,
(i) contain any representation,

                                      20.

warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.       REPRESENTATIONS AND WARRANTIES OF CPI AND HOLDCO

         Except as set forth in the CPI Disclosure Schedule, CPI represents and warrants to Target as follows:

     3.1 ORGANIZATION; GOOD STANDING; QUALIFICATION

          (a) CPI is, and Holdco will be when organized, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has, or in the case of Holdco will have, all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all CPI Contracts by which it is bound. CPI is, or in the case of Holdco will be, qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except in jurisdictions where the failure to so qualify, individually and in the aggregate, would not have a Material Adverse Effect on CPI.

          (b) CPI has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in the CPI Disclosure Schedule. Except as set forth in the CPI Disclosure Schedule, CPI has not agreed nor is it obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth in the CPI Disclosure Schedule, CPI has not, at any time, been a general partner of any general partnership, limited partnership or other Entity.

     3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. CPI has delivered to Target accurate and complete copies of the Certificate of Incorporation, Bylaws and other charter and organizational documents of CPI, including all amendments thereto.

     3.3 HOLDCO. When organized, Holdco's Certificate of Incorporation shall be in the form attached as Exhibit B hereto, and its bylaws shall be in the form delivered to Target by CPI. Holdco will not have conducted any business, other than consummation of the transactions contemplated herein, prior to the Effective Time. Immediately prior to the Effective Time, Holdco's entire outstanding capitalization shall consist solely of 100 shares of common stock, which shares shall be owned, beneficially and of record, by CPI.

                                      21.

     3.4 CAPITALIZATION

          (a) The authorized capital stock of CPI consists of: (i) 22,400,000 shares of CPI Common Stock, $0.01 par value, of which, as of the date hereof, 2,990,095 shares were issued and outstanding, (ii) 61,250 shares of CPI Redeemable Preferred Stock, $0.01 par value, of which, as of the date hereof, all were issued and outstanding and (iii) 18,400,000 shares of CPI Preferred Stock, of which, as of the date hereof, (A) 872,400 shares are designated Series A Preferred Stock of which 872,400 shares are issued and outstanding; (B) 848,100 shares are designated Series B Preferred Stock of which 848,100 shares are issued and outstanding; (C) 700,000 shares are designated Series C Preferred Stock of which 700,000 shares are issued and outstanding; (D) 675,350 shares are designated Series D Preferred Stock, of which 616,807.5 shares are issued and outstanding; (E) 3,204,865 shares are designated Series E Preferred Stock, of which 3,121,642 shares are issued and outstanding; (F) 4,934,788 shares are designated Series F Preferred Stock, of which 4,809,437 shares are issued and outstanding; and (G) 5,400,000 shares are designated as Series G Preferred Stock, of which 4,645,879 shares are issued and outstanding. Except as set forth in the CPI Disclosure Schedule, all of the outstanding shares of CPI Common Stock, CPI Redeemable Preferred Stock and CPI Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the CPI Disclosure Schedule: (i) none of the outstanding shares of CPI Common Stock, CPI Redeemable Preferred Stock or CPI Preferred Stock is entitled or subject to any preemptive right, right of participation in future financings, right to maintain a percentage ownership position, or any similar right; (ii) none of the outstanding shares of CPI Common Stock or CPI Preferred Stock is subject to any right of first refusal in favor of CPI; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of CPI Common Stock or CPI Preferred Stock. Except as set forth in the CPI Disclosure Schedule, CPI is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of CPI Common Stock, CPI Redeemable Preferred Stock or CPI Preferred Stock.

          (b) As of the date hereof, 740,429 shares of CPI Common Stock remain available for grant under the CPI Option Plan (defined below) and 363,141 shares of CPI Common Stock remain to be granted under the Directors' Plan (defined below). The CPI Disclosure Schedule sets forth the following information with respect to each CPI Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of CPI Common Stock subject to such CPI Option; (iii) whether the CPI Option was granted pursuant to the 1997 Equity Incentive Plan (the "CPI OPTION PLAN") or was granted under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan" and, together with the Option Plan, the "Option Plans").(iv) the exercise price of such CPI Option; (v) the date on which such CPI Option was granted; and (vi) the extent to which such CPI Option is vested and exercisable as of the date hereof. CPI has delivered to Target accurate and complete copies of all stock option plans and forms of option grant pursuant to which CPI has granted any outstanding stock options. As of the date hereof, warrants to purchase 69,044 shares of Series E Preferred, warrants to purchase 125,351 shares of Series F Preferred, warrants to purchase 227,793 shares of Series G Preferred Stock and a warrant to purchase 5,000 shares of Common

                                      22.

Stock remained outstanding. The CPI Disclosure Schedule sets forth the following information with respect to each outstanding warrant to purchase CPI Common Stock and CPI Preferred Stock: (i) the name of the holder of such warrant; (ii) the number of shares of CPI Common Stock or CPI Preferred Stock subject to such warrant; (iii) the exercise price of such warrant; (iv) the date on which such warrant was issued; and (v) the date on which such warrant expires. CPI has delivered to Target an accurate and complete copy of each such warrant.

          (c) Except as set forth in the CPI Disclosure Schedule, there is no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of CPI; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of CPI; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which CPI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may reasonably give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of CPI. Except as set forth on the CPI Disclosure Schedule, or elsewhere in this Section 3.3, there are no bonds, debentures, notes or other indebtedness of CPI outstanding having the right to vote (or convertible into securities having the right to vote) on any matters on which the stockholders of CPI have the right to vote.

          (d) All outstanding securities of CPI, including shares of CPI Common Stock, CPI Redeemable Preferred Stock and CPI Preferred Stock, all outstanding CPI Options and all outstanding warrants to purchase CPI Common Stock or CPI Preferred Stock, have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     3.5 FINANCIAL STATEMENTS.

          (a) The CPI Disclosure Schedule sets forth CPI's audited balance sheets as of December 31, 1996 and December 31, 1997 and related audited statements of operations, stockholders' equity and cash flows for the three years then ended (collectively, the "AUDITED FINANCIAL STATEMENTS"), and the unaudited financial statements as of March 31, 1998 (together with the Audited Financial Statements, the "CPI FINANCIALS"). The CPI Financials were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered. The CPI Financials present fairly in all material respects the financial condition and operating results of CPI as of the dates and during the periods indicated therein and reflect any contingent liabilities to the extent required to be reflected therein.

          (b) Since December 31, 1997, CPI has not incurred any liabilities of the type required under GAAP to be recorded on a balance sheet or reported in the footnotes thereto except liabilities incurred in the ordinary course of business.



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     3.6 ABSENCE OF CHANGES. Since December 31, 1997:

          (a) there has not been any change that has had a Material Adverse Effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of CPI taken as a whole, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on CPI;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of CPI (whether or not covered by insurance);

          (c) there has not been any transaction, commitment, or other event or condition (financial or otherwise) that would be prohibited by Section 4.3(b)(i) or (iii) if it were to be effected, accepted or were to take place, between the date hereof and the Effective Time.

     3.7 VALID ISSUANCE. The Holdco Common Stock to be issued in the Mergers will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.8 TITLE TO ASSETS. Except as set forth in the CPI Disclosure Schedule, CPI owns, and has good, valid and marketable title to, all assets purported to be owned by it, including all assets reflected in CPI's books and records as being owned by CPI. All of said assets are owned by CPI free and clear of any Encumbrances, except for (a) any lien for current taxes not yet due and payable,
(b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of CPI, and (c) liens described in the CPI Disclosure Schedule.

     3.9 REAL PROPERTY; EQUIPMENT; LEASEHOLD.

          (a) CPI does not own any real property or any interest in real property, except for the leasehold created under the real property lease(s) set forth in the CPI Disclosure Schedule. Complete and correct copies of such lease(s) have previously been delivered to Target by CPI.

          (b) All material items of equipment and other tangible assets owned by or leased to CPI are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of CPI's business in the manner in which such business is currently being conducted and in the manner in which such business is required to be conducted pursuant to CPI Contracts and that are in effect on the date hereof.

     3.10 PROPRIETARY ASSETS.

          (a) The CPI Proprietary Assets constitute such Proprietary Assets as are reasonably necessary to enable CPI to conduct its business as it is currently being conducted.


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               (i) CPI owns or has the right to use such Proprietary Assets as are currently used in the business and such ownership and use will not be adversely affected by the transactions contemplated hereby. So far as is known to CPI, no present or former employee of, or consultant to, CPI or any other person (including, without limitation, any former employer of a present or former employee or consultant of CPI) has any proprietary, commercial or other interest in such Proprietary Assets other than rights, if any, in respect of which there has been adequate assignment or license to CPI to permit CPI to conduct its business as presently conducted.

               (ii) CPI has taken commercially reasonable measures in the normal course of its business to protect through non-disclosure agreements such Proprietary Assets as CPI has decided to, and is legally and practically able to, keep secret. CPI has not received notice from a third party of any (nor is it aware of any) claim of infringement or other violation relating to any such Proprietary Assets, nor does CPI know of any facts upon which any such claim could reasonably be based.

               (iii) In conducting its business as presently conducted, CPI has no knowledge that it is infringing upon or unlawfully or wrongfully using any patent, trademark, tradename, service mark, copyright or any other form of intellectual property or trade secret, owned or claimed by another and has no knowledge that any of the compositions of matter or therapeutic methods that CPI is currently planning to develop clinically infringes upon or results in the unlawful or wrongful use of any patent, trademark, trade name, service mark, copyright or any other form of intellectual property or trade secret, owned or claimed by another. CPI has not received any notice or any claim of infringement or any other claim or proceeding relating to any such patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property or any agreement relating thereto.

     3.11 MATERIAL CONTRACTS.

          (a) The CPI Disclosure Schedule identifies each CPI Contract that constitutes a "CPI MATERIAL CONTRACT." For purposes of this Agreement, each of the following shall be deemed to constitute a CPI Material Contract:

               (i) any Contract relating to the employment of, or the performance of services by, any officer, director or employee and any Contract pursuant to which CPI is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary and the grant of standard benefits);

               (ii) any Contract that provides for indemnification of any officer, director, employee or agent;

               (iii) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any

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
securities, or (C) providing CPI with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

               (iv) any Contract requiring that CPI give any notice, obtain any consent or provide any information to any Person prior to accepting any Acquisition Proposal;

               (v) any Contract (not otherwise identified in this Section) that
(A) has a term of more than sixty (60) days or that may not be terminated by CPI (without penalty) within sixty (60) days after the delivery of a termination notice by CPI and (B) that contemplates or involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $300,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $300,000 in aggregate payments under such Contract;

               (vi) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between CPI and any contractor or subcontractor to any Governmental Body) and that (B) contemplates or involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $300,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $300,000 in aggregate payments under such Contract;

               (vii) any open purchase order placed by CPI requiring future aggregate payments in excess of $300,000; and

               (viii) any Contract (not otherwise identified in this Section) that would be required as an exhibit in a registration statement under the Securities Act of 1933.

          (b) Each CPI Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) in the case of any Contract with a Governmental Body, laws applicable thereto.

          (c) Except as set forth in the CPI Disclosure Schedule: (i) CPI has not materially violated or breached, or committed any material default under, any CPI Material Contract, and, to the best of the knowledge of CPI, no other Person has materially violated or breached, or committed any material default under, any CPI Material Contract; (ii) to the best of the knowledge of CPI, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any CPI Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any CPI Material Contract, (C) give any Person the right to accelerate the maturity or performance of any CPI Material Contract, or (D) give any Person the right to cancel, terminate or materially modify any CPI Material


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Contract; (iii) since December 31, 1997, CPI has not received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to terminate, any CPI Contract except for communication (A) that has subsequently been revoked; or (B) has been received from a complaining party that has not contacted CPI or otherwise, to the knowledge of CPI, taken any action with respect to such party's complaint for a period of more than six months following receipt of the communication; and (iv) CPI has not waived any of its material rights under any CPI Material Contract, in each case where such breach, default, violation or waiver would have a Material Adverse Effect on CPI.

          (d) To the best of the knowledge of CPI, no Person is renegotiating, or has the right to renegotiate, any material amount paid or payable to CPI under any CPI Material Contract, or any other material term or provision of any CPI Material Contract, including termination provisions.

          (e) The CPI Disclosure Schedule sets forth a list of all claims made under any CPI Material Contract that are disputed in any material respect or, to CPI's knowledge, where a dispute as to any material matter has been threatened.

     3.12 LIABILITIES. CPI has no accrued or contingent liabilities of a nature required to be reflected in financial statements in accordance with GAAP, except for: (a) liabilities identified as such in the CPI Financials; (b) normal and recurring liabilities that have been incurred by CPI since December 31, 1997 in the ordinary course of business and consistent with past practices; and (c) other liabilities that have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CPI.

     3.13 COMPLIANCE WITH LEGAL REQUIREMENTS. CPI is, and to the best knowledge of CPI has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and could not reasonably be expected to have a Material Adverse Effect on CPI. There is not presently pending any notice or other communication received by CPI from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

     3.14 CERTAIN BUSINESS PRACTICES. Neither CPI nor any director, officer, agent or employee of CPI has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     3.15 GOVERNMENTAL AUTHORIZATIONS. CPI holds all material Governmental Authorizations necessary to enable CPI to conduct its business in the manner in which its business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. CPI is, and to the best knowledge of CPI, at all times since inception has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since inception, CPI has not received any notice or other communication from

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
any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (c) any requirement to apply for or hold Governmental Authorization not held by CPI, in each case where such violation, revocation, suspension, cancellation, termination or modification would have a Material Adverse Effect on CPI.

     3.16 TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of CPI with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "CPI RETURNS") have been or will be filed on or before the applicable due date (including any extensions of such due date). All amounts shown on the CPI Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

          (b) The CPI Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. CPI will establish, in the ordinary course of business and consistent with its past practices, quarterly reserves adequate for the payment of all Taxes for the applicable periods from December 31, 1997 through the Closing Date. Since December 31, 1997, no material Tax liability has been incurred other than in the ordinary course of business.

          (c) Except as set forth in the CPI Disclosure Schedule, no CPI Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the CPI Returns has been granted (by CPI or any other Person), and no such extension or waiver has been requested from CPI.

          (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of CPI, has been threatened in writing against or with respect to CPI in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by CPI (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by CPI and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of CPI except liens for current Taxes not yet due and payable. CPI has not entered into nor has it become bound by any agreement or consent pursuant to Section 341(f) of the Code. CPI has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. CPI is not nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. CPI has no liability for the taxes of any other Person except for payroll taxes collected in the ordinary course of business.


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          (e) Except as set forth in the CPI Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of CPI that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. CPI is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract entered into in the ordinary course of business in connection with the purchase or sale of inventory or supplies).

     3.17 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

          (a) The CPI Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan or program (collectively, the "CPI PLANS") sponsored, maintained, contributed to or required to be contributed to by CPI for the benefit of any current or former employee of CPI.

          (b) No CPI Plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code, and no CPI Plan constitutes a "multi-employer plan" (as defined in Section 3(37) of ERISA).

          (c) With respect to each CPI Plan, CPI has made available to Target:
(i) an accurate and complete copy of each such CPI Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such CPI Plans for the last two plan years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications thereto, if required under ERISA, with respect to such CPI Plans, (iv) if such CPI Plans are funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto); (v) accurate and complete copies of all Contracts relating to such CPI Plans, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record-keeping agreements; and
(vi) an accurate and complete copy of the most recent determination, opinion, notification or advisory letter received from the Internal Revenue Service with respect to such CPI Plans (if such CPI Plans are intended to be qualified under Section 401(a) of the Code).

          (d) CPI has no plan or commitment to create any additional Plan, or to modify or change any existing Plan (other than to comply with applicable law) in a manner that would create any material liability for CPI.

          (e) No CPI Plan provides death, medical or health benefits coverage (whether or not insured) with respect to any current or former employee of CPI after any such employee's

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
termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code ("COBRA"), (ii) deferred compensation benefits accrued as liabilities on the CPI Financials, and (iii) benefits the full costs of which are borne by current or former employees of CPI (or the employees' beneficiaries)).

          (f) With respect to any CPI Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of COBRA have been complied with in all material respects. The CPI Disclosure Schedule lists all qualified beneficiaries under COBRA with respect to all such CPI Plans.

          (g) Each of the CPI Plans has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements, including but not limited to ERISA and the Code.

          (h) All material contributions, premiums or other payments due from CPI to (or under) any CPI Plan have been fully paid or adequately provided for on the books and financial statements of CPI.

          (i) Each of the CPI Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service, and CPI is not aware of any reason why any such letter should be revoked.

          (j) Except as set forth in the CPI Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of CPI (whether or not under any CPI Plan), or materially increase the benefits payable under any CPI Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (k) CPI is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

          (l) The CPI Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (m) CPI is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters and the classification of independent contractors and workers.

     3.18 ENVIRONMENTAL MATTERS. CPI is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by CPI of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. CPI has not received any notice or other


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
communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that CPI is not in compliance with any Environmental Law. To the knowledge of CPI without further inquiry, no current or prior owner of any property leased or controlled by CPI has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or CPI is not in compliance with any Environmental Law. To the best knowledge of CPI, all property that is leased to, controlled by or used by CPI, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. To the best knowledge of CPI, CPI has not disposed of, emitted, discharged, handled, stored, transported, used or released any Materials of Environmental Concern, arranged for the disposal, discharge, storage or release of any Materials of Environmental Concern, or exposed any employee or other individual to any Materials of Environmental Concern or condition so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws.

     3.19 INSURANCE. CPI has delivered to Target a summary of all material insurance policies and all material self-insurance programs relating to the business, assets and operations of CPI and has made available to Target copies of the policies. Each of such insurance policies is in full force and effect. Since September 30, 1997, CPI has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in the CPI Disclosure Schedule, there is no pending claim (including any workers' compensation claim) other than routine claims for benefits under any CPI Plan under or based upon any insurance policy of CPI.

     3.20 TRANSACTIONS WITH AFFILIATES.

          (a) Since December 31, 1997, except as set forth in the CPI Disclosure Schedule, no event has occurred that would be required to be reported by CPI pursuant to Item 404 of Regulation S-K promulgated by the SEC if CPI was a reporting company. The CPI Disclosure Schedule identifies each Person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of CPI as of the date of this Agreement.

          (b) The CPI Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by CPI to any employee, director, consultant or independent contractor other than routine travel advances and advances made for relocation purposes made to employees in the ordinary course of business.

     3.21 LEGAL PROCEEDINGS; ORDERS.

          (a) There is no pending Legal Proceeding, and (to the best of the knowledge of CPI) no Person has threatened to commence any Legal Proceeding:
(i) that involves CPI or any of the assets owned or used by CPI; or (ii) that challenges, or that may have the effect of

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preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of CPI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding that would reasonably be expected to have a Material Adverse Effect on CPI.

          (b) There is no material order, writ, injunction, judgment or decree to which CPI, or any of the assets owned or used by CPI, is subject. To the best of the knowledge of CPI, no officer or key employee of CPI is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of CPI.

     3.22 AUTHORITY; BINDING NATURE OF AGREEMENT.

          (a) CPI has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of CPI (at a meeting duly called and held) has unanimously (i) determined that the Mergers are advisable and fair and in the best interests of CPI and its stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement by CPI and unanimously approved the Mergers, and (iii) recommended the approval of this Agreement and the Mergers by the holders of CPI Common Stock and CPI Preferred Stock and directed that this Agreement and the Mergers be submitted for consideration by the CPI stockholders at a CPI Stockholders' Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of CPI, enforceable against CPI in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (b) Prior to the Effective Time, Holdco will have the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. Prior to the Effective Time, Holdco will have had the board of directors of Holdco (at a meeting duly called and held) unanimously (i) determine that the Mergers are advisable and fair and in the best interests of Holdco and its stockholders, (ii) authorize and approve the execution, delivery and performance of this Agreement by Holdco and unanimously approve the Mergers, and (iii) recommend the approval of this Agreement and the Mergers by the sole stockholder of Holdco. Such sole stockholder shall have approved this Agreement and the Mergers. This Agreement will constitute the legal, valid and binding obligation of Holdco enforceable against Holdco in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.23 NO EXISTING DISCUSSIONS. CPI has terminated any existing discussions with any Person that relate to any Acquisition Proposal. Neither CPI, nor any Representative of CPI, is currently engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

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     3.24 VOTE REQUIRED. The approval by vote or written consent of each of (a)
the holders of more than 50% of the shares of CPI Common Stock then outstanding,
(b) the holders of more than 50% of the shares of the CPI Series A Preferred Stock and CPI Series B Preferred Stock, voting together as a single class, and
(c) the holders of more than 50% of the shares of CPI Series C Preferred Stock, CPI Series D Preferred Stock, CPI Series E Preferred Stock, CPI Series F Preferred Stock and CPI Series G Stock then outstanding, voting together as a single class, are the only votes of the holders of any class or series of CPI's capital stock necessary to approve this Agreement and the Mergers. The approval or written consent of (i) the holders of more than 50% of the shares of CPI Common Stock and CPI Preferred Stock, voting together as a single class, and
(ii) the holders of more than 50% of the shares of each outstanding series of CPI Preferred Stock, each such series voting as a separate class, are the only votes of holders of any class or series of CPI's capital stock necessary to approve the CPI Charter Amendment. The stockholder approvals referred to in the preceding two sentences are collectively referred to herein as the "REQUIRED CPI STOCKHOLDER VOTE."

     3.25 NON-CONTRAVENTION; CONSENTS. Neither (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Certificate of Incorporation, Bylaws or other charter or organizational documents of CPI, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of CPI;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which CPI or Holdco, or any of the assets owned or used by CPI, is subject, if the result would have a Material Adverse Effect on CPI;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CPI or that otherwise relates to the business of CPI or to any of the assets owned or used by CPI, if the result would have a Material Adverse Effect on CPI;

          (d) contravene, conflict with or result in a violation or material breach of, or result in a default (or an event that with notice or lapse of time or both would become a default) under, any provision of any CPI Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such CPI Material Contract, (ii) a rebate, charge-back, penalty or change in delivery schedule under any such CPI Material Contract, (iii) accelerate the maturity or performance of any such CPI Material Contract (including the vesting of all

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outstanding CPI Stock Options), or (iv) cancel, terminate or materially modify any term of such CPI Material Contract, if the result would have a Material Adverse Effect on CPI; or

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by CPI (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of CPI).

         Except as may be set forth in the CPI Disclosure Schedule or as required by the Exchange Act, the DGCL and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement) CPI is not, nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     3.26 FINANCIAL ADVISOR. Except as set forth in the CPI Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CPI. CPI has furnished to Target accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other arrangements.

     3.27 FULL DISCLOSURE. This Agreement (including the CPI Disclosure Schedule) does not, and the certificate referred to in Section 7.6(c) will not,
(i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.   CERTAIN COVENANTS OF THE PARTIES

     4.1 ACCESS AND INVESTIGATION; CONFIDENTIALITY.

          (a) During the period from the date of this Agreement through the Effective Time (the "PRE-CLOSING PERIOD"), CPI and Target each shall, and CPI and Target shall cause the respective Representatives of CPI and Target Corporations to, provide each other and their respective Representatives with reasonable access to each others' respective personnel and assets and books, records, Tax Returns, work papers and other documents, and such additional financial, operating and other data and information regarding each other and their Subsidiaries, as Target and CPI may reasonably request, subject to appropriate safeguards with respect to confidentiality.


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          (b) Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the confidentiality agreements between them dated as of March 5, 1998 and March 4, 1998.

     4.2 OPERATION OF TARGET'S BUSINESS.

          (a) During the Pre-Closing Period: (i) Target shall ensure that each of the Target Corporations conducts its business and operations (A) in the ordinary course and in accordance with the operating plan previously described by Target to CPI and (B) in compliance with all applicable Legal Requirements and the requirements of all Target Material Contracts; (ii) Target shall use reasonable efforts to ensure that each of the Target Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Target Corporations; and (iii) Target shall keep in full force all insurance policies referred to in Section 2.17 or replace such policies with comparable or superior policies; (iv) Target shall provide all notices, assurances and support required by any Target Contract relating to any Proprietary Asset in order to ensure that no condition under such Target Contract occurs that could result in, or could increase the likelihood of, any transfer or public disclosure by any Target Corporation of any Proprietary Asset; and (v) Target shall (to the extent requested by CPI) cause its officers to report periodically to CPI concerning the status of Target's business.

          (b) During the Pre-Closing Period, without the prior written consent of CPI, Target shall not and shall not permit any of the other Target Corporations to:

               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases at less than fair market value pursuant to employment or consulting agreements in effect prior to the date hereof;

               (ii) hire any new employees whose annual salary exceeds $80,000, excluding those persons hired to replace employees who terminate their employment with a Target Corporation during the Pre- Closing Period;

               (iii) sell, issue, grant or authorize the issuance or grant of
(A) any capital stock or other security (except Target Common Stock upon the valid exercise of Target Options, (B) any option, call, warrant or right to acquire any capital stock or other security, (C) any instrument convertible into or exchangeable for any capital stock or other security;

               (iv) except as contemplated by this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Target Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

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               (v) take any action to permit holders of Target stock options to receive cash payments in connection with the transactions contemplated by this Agreement;

               (vi) except as contemplated by this Agreement, amend or permit the adoption of any amendment to its Certificate of Incorporation or Bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (vii) except as contemplated by this Agreement, form any Subsidiary or acquire any equity interest or other interest in any other Entity;

               (viii) make any capital expenditure, except capital expenditures in an aggregate amount of no more than $50,000;

               (ix) establish, adopt or amend any employee benefit plan or pay any bonus or make any profit sharing or similar payment greater than $10,000 in any individual case or $50,000 in the aggregate, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees greater than $10,000 in any individual case or $50,000 in the aggregate;

               (x) change any of its methods of accounting or material accounting practices in any respect;

               (xi) make any material Tax election;

               (xii) commence or settle any material Legal Proceeding;

               (xiii) materially amend or otherwise modify any of the terms of its engagement of the financial advisor referenced in Section 2.26 above;

               (xiv) enter into any material transaction or take any other material action in each case either inconsistent with the operating plan previously provided by Target to CPI, or outside the ordinary course of business;

               (xv) agree or commit to take any of the actions described in clause "(i)" through "(xiv)" of this Section 4.2(b).

          (c) During the Pre-Closing Period, Target shall promptly notify CPI in writing of: (i) the discovery by Target of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Target in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Target in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such

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event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Target; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Target Corporations. No notification given to CPI pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Target contained in this Agreement.

     4.3 OPERATION OF CPI'S BUSINESS.

          (a) During the Pre-Closing Period: (i) CPI shall conduct its business and operations (A) in the ordinary course and in accordance with past practices or the operating plan previously described by CPI to Target and (B) in compliance with all applicable Legal Requirements and the requirements of all CPI Material Contracts; (ii) CPI shall use reasonable efforts to ensure that CPI preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with CPI; (iii) CPI shall keep in full force all insurance policies referred to in Section 3.19 or replace any such policies that terminate with comparable or superior policies;
(iv) CPI shall provide all notices, assurances and support required by any CPI Contract relating to any CPI Proprietary Asset in order to ensure that no condition under such CPI Contract occurs that could result in, or could increase the likelihood of, any transfer or public disclosure by CPI of any CPI Proprietary Asset; and (v) CPI shall (to the extent requested by Target) cause its officers to report periodically to Target concerning the status of CPI's business.

          (b) During the Pre-Closing Period, CPI shall not (without the prior written consent of Target):

               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases at less than fair market value pursuant to employment or consulting agreements in effect prior to the date hereof and except for the redemption, prior to the Effective Time, of the CPI Redeemable Preferred Stock pursuant to the terms set forth in the CPI Disclosure Schedule;

               (ii) sell, issue, grant or authorize the issuance or grant of any capital stock or other security except: CPI Common Stock or Preferred Stock upon the valid exercise of CPI Options or CPI warrants outstanding on the date of this Agreement; CPI Common Stock or warrants issued pursuant to equipment lease financings and similar transactions or otherwise in the ordinary course of business; CPI Series G Preferred Stock and warrants in completion of the Series G financing; stock options (and stock issuable upon exercise thereof) to employees and directors under its existing stock option plans and in the ordinary course of business with an exercise price of not less than $6.60 per share of CPI Common Stock; and shares of CPI

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Common Stock, if any, issued in connection with the redemption of the CPI
Redeemable Preferred Stock.

               (iii) except as contemplated by this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any CPI Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, provided that CPI shall be entitled to make any changes that do not materially increase CPI's obligations under any agreement evidencing any outstanding stock option, restricted stock purchase agreement, warrant or other security or any related Contract;

               (iv) except as contemplated by this Agreement, amend or permit the adoption of any amendment to its Certificate of Incorporation or Bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction which would materially adversely affect the transactions provided in this Agreement.

               (v) except as discussed or projected in discussions with or presentations to Target, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any CPI Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any CPI Material Contract, provided that CPI shall be entitled to make any changes that do not materially increase CPI's obligations under any CPI Material Contract;

               (vi) change any of its methods of accounting or accounting practices in any respect;

               (vii) make any material Tax election;

               (viii) amend or otherwise modify any of the terms of any CPI Warrants, except to the extent necessary to terminate such Warrants or reduce the number of shares issuable upon exercise thereunder; or

               (ix) agree or commit to take any of the actions described in clauses "(i)" through "(viii)" of this Section 4.3(b).

          (c) During the Pre-Closing Period, CPI shall promptly notify Target in writing of: (i) the discovery by CPI of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by CPI in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by CPI in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such

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
event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of CPI; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on CPI. No notification given to Target pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of CPI contained in this Agreement.

     4.4 NO SOLICITATION BY TARGET.

          (a) Target shall not directly or indirectly, and shall not authorize or permit any of the other Target Corporations or any Representative of any of the Target Corporations directly or indirectly to, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal or take any similar action, (ii) furnish any non-public information regarding any of the Target Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, Target acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Target Corporations, whether or not such Representative is purporting to act on behalf of Target, shall be deemed to constitute a breach of this Section 4.4 by Target.

          (b) Nothing contained in this Agreement shall prevent Target or its Board of Directors from (i) furnishing information regarding any of the Target Corporations (including copy of this Section 4.4) to any Person in connection with or in response to a bona fide, unsolicited Acquisition Proposal or engaging in discussions or negotiations with respect thereto if and only to the extent that (A) the Board of Directors of Target determines in good faith, after consultation with its financial advisor that such Acquisition Proposal is reasonably likely to result in a Superior Offer, (B) the Board of Directors of Target determines in good faith, after consultation with its outside counsel, including discussions of applicable legal standards under Utah law, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law, (C) the Person who has requested such information has executed and delivered to Target a non-disclosure agreement that is not less restrictive than the non-disclosure agreement in effect between Target and CPI, and (D) Target has not breached Section 4.4(a)(i), or (ii) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act. In addition, nothing in Section 4.4(a) above shall prevent the Board of Directors of Target from recommending a Superior Offer to its stockholders, if the Board of Directors determines, after consultation with its outside counsel, including discussions of applicable legal standards under Utah law, that, in light of such Superior Offer, such recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to Target's stockholders under applicable law (which determination shall be made in light of a revised proposal, if any, made by CPI prior to the date of such determination); provided however that Target (i) shall provide CPI with at least 48 hours prior written notice of its intentions to hold

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
any meeting at which Target's Board of Directors is reasonably expected to consider an Acquisition Proposal, or such lesser amount of time as has been given to the Board of Directors in relation to such meeting, and (ii) Target shall not recommend to its stockholders a Superior Offer for at least two (2) business days after Target has provided CPI with the material terms of such Superior Offer.

          (c) Target shall promptly advise CPI orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Target shall keep CPI informed with respect to material changes to the terms of any such Acquisition Proposal and any material modification or proposed modifications thereto.

          (d) Target shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request the return or destruction of any confidential information previously disclosed to such Person and shall use commercially reasonable efforts to ensure that such information is destroyed or returned.

     4.5 NO SOLICITATION BY CPI.

          (a) CPI shall not, directly or indirectly, and shall not authorize or permit any Representative of CPI, directly or indirectly, to (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal or take any similar action, (ii) furnish any non-public information regarding CPI to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, CPI acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of CPI, whether or not such Representative is purporting to act on behalf of CPI, shall be deemed to constitute a breach of this Section 4.5 by CPI.

          (b) Nothing contained in this Agreement shall prevent CPI or its Board of Directors from (i) furnishing information regarding CPI (including a copy of this Section 4.5) to any Person in connection with or in response to a bona fide, unsolicited Acquisition Proposal or engaging in discussions or negotiations with respect thereto if and only to the extent that (A) the Board of Directors of CPI determines in good faith, after consultation with its financial advisor that such Acquisition Proposal is reasonably likely to result in a Superior Offer, (B) the Board of Directors of CPI determines in good faith, after consultation with its outside counsel, including discussions of applicable legal standards under Delaware law, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law,
(C) the Person who has requested such information has executed and delivered to CPI a non-disclosure agreement that is not less restrictive than the non-disclosure agreement in effect between CPI and Target, and (D) CPI has not breached Section 4.5(a)(i), or (ii) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act. In addition, nothing in Section 4.5(a) above


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shall prevent the Board of Directors of CPI from recommending a Superior Offer to its stockholders, if the Board of Directors determines, after consultation with its outside counsel, including discussions of applicable legal standards under Delaware law that, in light of such Superior Offer, such recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to CPI's stockholders under applicable law (which determination shall be made in light of a revised proposal, if any, made by the Target prior to the date of such determination); provided however that CPI (i) shall provide Target with at least 48 hours prior written notice of its intention to hold any meeting at which CPI's Board of Directors is reasonably expected to consider an Acquisition Proposal, or such lesser amount of time as has been given to the Board of Directors in relation to such meeting, and (ii) shall not recommend to its stockholders a Superior Offer for at least two (2) business days after CPI has provided Target with the material terms of such Superior Offer.

          (c) CPI shall promptly advise Target orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. CPI shall keep Target informed with respect to material changes to the terms of any such Acquisition Proposal and any material modification or proposed modifications thereto.

          (d) CPI shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request the return or destruction of any confidential information previously disclosed to such Person and shall use commercially reasonable efforts to ensure that such information is destroyed or returned.

5.   ADDITIONAL COVENANTS OF THE PARTIES

     5.1 REGISTRATION STATEMENTS; JOINT PROXY STATEMENT.

          (a) As promptly as practicable after the date of this Agreement, CPI and Target shall prepare and cause to be filed with the SEC the Joint Proxy Statement and simultaneously or thereafter CPI shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of CPI and Target shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4

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
Registration Statement or Joint Proxy Statement or for any other information and shall supply the other with copies of all correspondence between such party and the SEC or its staff or other governmental officials with respect to the S-4 Registration Statement or Joint Proxy Statement. The information supplied by each of, Target and CPI for inclusion in the Form S-4 Registration Statement and the Joint Proxy Statement shall not (i) at the time the Form S-4 Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement is first mailed to the stockholders of Target and CPI, respectively, (iii) at the time of the CPI Stockholders' Meeting and at the time of the Target Stockholders' Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If Target or CPI becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then Target or CPI, as the case may be, shall promptly inform the other Party thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of CPI or the stockholders of Target.

          (b) Prior to the Effective Time, CPI and Target shall use best efforts to obtain all regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger (i) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of CPI Common Stock, CPI Preferred Stock or Target Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at Stockholders' Meeting; and
(ii) will be approved for quotation at the Effective Time on the Nasdaq National Market.

          (c) On or prior to the Closing Date, Holdco shall file a Registration Statement on Form S-8 covering the offer and sale by Holdco of Holdco Common Stock pursuant to the CPI Options and Target Options.

     5.2 CPI STOCKHOLDERS' MEETING.

          (a) CPI shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of CPI Common Stock and CPI Preferred Stock to consider, act upon and vote upon the approval of the CPI Charter Amendment, this Agreement and of the Mergers (the "CPI STOCKHOLDERS' MEETING"). The CPI Stockholders' Meeting will be held as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act. CPI shall ensure that the CPI Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the CPI Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. CPI's obligation to call, give notice of, convene and hold the CPI Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the withdrawal, amendment or modification of the recommendation of the board of directors of CPI with respect to the Merger, except as is required by applicable law.

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          (b) Subject to Section 5.2(c): (i) the Board of Directors of CPI shall unanimously recommend that the CPI stockholders vote in favor of and approve the CPI Charter Amendment, this Agreement and the Mergers at the CPI Stockholders' Meeting; (ii) the Joint Proxy Statement shall include a statement to the effect that the board of directors of CPI has unanimously recommended that the CPI's stockholders vote in favor of and approve the CPI Charter Amendment, this Agreement and the Mergers at the CPI Stockholders' Meeting; and (iii) neither the Board of Directors of CPI nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Target, the unanimous recommendation of the Board of Directors of CPI that CPI's stockholders vote in favor of and approve the CPI Charter Amendment, this Agreement and the Mergers. For purposes of this Agreement, said recommendation of the board of directors of CPI shall be deemed to have been modified in a manner adverse to Target if said recommendation shall no longer be unanimous.

          (c) Nothing in Section 5.2(b) shall prevent the Board of Directors of CPI from withdrawing, amending or modifying its unanimous recommendation in favor of the Mergers at any time prior to the approval of this Agreement by the Required CPI Stockholder Vote if (i) a Superior Offer is made to CPI and is not withdrawn, (ii) neither CPI nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.5, and (iii) the Board of Directors of CPI concludes in good faith, after consultation with its outside counsel, including discussion of applicable legal standards under Delaware law, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of CPI to comply with its fiduciary obligations to the CPI's stockholders under applicable law. Except as may be limited by applicable law, nothing contained in this
Section 5.2 shall limit CPI's obligation to call, give notice of, convene and hold the CPI Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of CPI shall have been withdrawn, amended or modified).

     5.3 TARGET STOCKHOLDERS' MEETING.

          (a) Target shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Target Common Stock to consider, act upon and vote upon the approval of this Agreement and of the Mergers (the "TARGET STOCKHOLDERS' MEETING"). The Target Stockholders' Meeting will be held as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act. Target shall ensure that the Target Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Target Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Target's obligation to call, give notice of, convene and hold the Target Stockholders' Meeting in accordance with this Section 5.3(a) shall not be limited or otherwise affected by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Target with respect to the Merger, except as may be required by applicable law.

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          (b) Subject to Section 5.3(c): (i) the Board of Directors of Target
shall unanimously recommend that Target's stockholders vote in favor of and approve this Agreement and the Mergers; (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Target has unanimously recommended that Target's stockholders vote in favor of and approve this Agreement and the Mergers at the Target Stockholders' Meeting; and (iii) neither the board of directors of Target nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to CPI, the unanimous recommendation of the board of directors of Target that Target's stockholders vote in favor of and approve this Agreement and the Mergers. For purposes of this Agreement, said recommendation of the Board of Directors of Target shall be deemed to have been modified in a manner adverse to CPI if said recommendation shall no longer be unanimous.

          (c) Nothing in Section 5.3(b) shall prevent the Board of Directors of Target from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the approval of this Agreement by the Required Target Stockholder Merger Vote if (i) a Superior Offer is made to Target and is not withdrawn, (ii) neither Target nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.4, and (ii) the Board of Directors of Target concludes in good faith, based upon the advice of its outside counsel, including a discussion of applicable legal standards under Delaware law, that the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Target to comply with its fiduciary obligations to Target's stockholders under applicable law. Except as may be limited by applicable law, nothing contained in this
Section 5.3 shall limit Target's obligation to call, give notice of, convene and hold the Target Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors shall have been withdrawn, amended or modified).

     5.4 REGULATORY APPROVALS. CPI and Target shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. CPI and Target shall (1) give the other Party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other Party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other Party of any communication to or from any Governmental Body regarding the Mergers. CPI and Target will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law or any other similar Legal Proceeding, CPI and Target will permit authorized Representatives of the other Party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

                                      44.

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     5.5 CONTINUATION OF TARGET D&O INSURANCE. Target and T-Sub shall provide for the continuance of current Target directors and officers insurance in respect of acts prior to the Effective Date for the benefit of Target officers and directors for a period of five (5) years after the Effective Date.

     5.6 ADDITIONAL AGREEMENTS. Target and CPI shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party to this Agreement
(i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Mergers and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Mergers.

     5.7 DISCLOSURE. Target and CPI shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither CPI nor Target shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other Party shall have approved such disclosure or (b) the disclosing Party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law and shall have given the other Party the opportunity, to the extent practicable, to review and comment upon the disclosure.

     5.8 TAX MATTERS. Each of Target and CPI acknowledge and agree that (i) it intends the transactions contemplated by this Agreement to qualify as transfers subject to the provisions of Section 351(a) of the Code, (ii) it will report the Mergers as such transfers in any and all federal, state and local income tax returns filed by it. At or prior to the filing of the S-4 Registration Statement with the SEC and, to the extent necessary, at the Closing, CPI and Target shall execute and deliver to Cooley Godward LLP and to Morgan Lewis & Bockius LLP management tax representation letters in a form agreed to by counsel to Target and CPI. Following delivery of the management tax representations letters, each of CPI and Target shall use its reasonable efforts to cause Cooley Godward LLP and Morgan, Lewis & Bockius LLP, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinion, each of such counsel shall be entitled to rely on the management tax representation letters. Target and CPI shall use all reasonable efforts prior to the Effective Time to cause the Mergers to qualify as tax free transfers under Section 351(a) of the Code.

     5.9 RESIGNATION OF OFFICERS AND DIRECTORS. Except as otherwise agreed with CPI, Target shall use all reasonable efforts to obtain and deliver to CPI prior to the Closing the resignation of each officer and director of Target effective as of the Effective Time, except any


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
directors identified in Section 5.12 below who are members of the Board of Directors of Target immediately prior to the Effective Time.

     5.10 FIRPTA MATTERS. At the Closing, (a) CPI shall deliver to Target a statement (in such form as may be reasonably requested by counsel to Target) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) CPI shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.11 AFFILIATE AGREEMENTS. No later than twenty (20) days in advance of the Effective Time, each of the parties shall deliver to each other a list of Persons who are "affiliates," as that term is used in Rule 145 under the Securities Act (an "AFFILIATE LIST") of Target or CPI, as applicable. Prior to the Effective Time, each of the parties shall deliver to each other an Affiliate Agreement, in a mutually agreed form, duly executed by each Person on the Affiliate List, and by each Person who becomes an affiliate after delivery of the Affiliate List and prior to the date of delivery of the signed Affiliate Agreements.

     5.12 POST MERGER HOLDCO BOARD OF DIRECTORS. In addition to all of the directors of CPI immediately prior to the Effective Time who shall serve as the Board of Directors of Holdco effective immediately after the Effective Time, CPI shall use all reasonable efforts to nominate and appoint two persons, designated by Target in consultation with CPI, to join the Board of Directors of Holdco to serve in such capacity until Holdco's 2000 annual stockholders meeting.

     5.13 REGISTRATION RIGHTS. Holdco shall assume CPI's obligations under the CPI Fourth Amended and Restated Stockholders' Agreement dated as of April 1998, as amended (the "STOCKHOLDERS' AGREEMENT"); provided, however, that, CPI shall use all reasonable efforts to provide that no Holder (as defined in the Stockholders' Agreement) shall request registration or participation in a registration of Holdco Common Stock until the earlier of (a) the date ninety
(90) days after the effective date of a registration statement for the first public offering of Holdco's shares following the Effective Time, and (b) the first anniversary of the Effective Time.

     5.14 CPI REDEEMABLE PREFERRED STOCK. Prior to the Effective Time, CPI shall redeem all outstanding shares of CPI Redeemable Preferred Stock in accordance with the CPI Disclosure Schedule.

     5.15 MARKET STAND-OFF AGREEMENT. CPI shall use reasonable best efforts to obtain the agreement of each director and executive officer of CPI that such person shall not directly or indirectly sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Holdco Common Stock beneficially owned by such person for one hundred eighty (180) days from the Effective Time. Furthermore, CPI shall use reasonable best efforts to obtain the agreement of each of the remaining holders of CPI Common Stock and CPI Preferred Stock (each a "CPI INVESTOR") that such CPI Investor shall not directly or indirectly sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any

                                      46.

Holdco Common Stock beneficially owned by such person for ninety (90) days from the Effective Time.

     5.16 NASDAQ LISTING. Each of the parties shall use its best efforts to obtain, prior to the Effective Time, the approval for listing on the Nasdaq National Market, effective upon official notice of issuance, of the shares of Holdco Common Stock issuable in connection with the Mergers and which will be issuable upon exercise of options assumed pursuant to this Agreement.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF CPI

         The obligations of CPI to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Target contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this
Section 6.1 only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Target.

     6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Target is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     6.4 STOCKHOLDER APPROVAL. This Agreement and the Mergers shall have been approved by the Required CPI Stockholder Vote and the Required Target Stockholder Merger Vote. The CPI Charter Amendment shall have been approved by the Required CPI Stockholder Vote.

     6.5 DOCUMENTS. CPI shall have received the following documents:

          (a) a legal opinion of Morgan, Lewis & Bockius LLP, dated as of the Closing Date, in a form reasonably satisfactory to CPI and its legal counsel;

          (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Mergers will qualify as transfers subject to the provisions of Section 351(a) of the Code, it being understood that, in rendering such opinion, Cooley Godward LLP, may rely


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
upon the tax representation letters referred to in Section 5.8 and a copy of the legal opinions described in Section 7.6(b) hereof. The opinions described in this Section 6.5(b) and in Section 7.6(b) shall be substantially identical in form and substance; and

          (c) a certificate executed on behalf of Target by its Chief Executive Officer confirming that conditions set forth in Sections 6.1, 6.2, 6.4, 6.6 and
6.9 have been duly satisfied.

     6.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in Target's business, financial condition, assets, liabilities, operations or financial performance since the date of this Agreement (it being understood that a decline in Target's stock price shall not constitute, in and of itself, a Material Adverse Change).

     6.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of either of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of either of the Mergers illegal.

     6.8 DELIVERY OF AFFILIATES' AGREEMENTS. The Affiliate Agreements referred to in Section 5.11 above shall have been executed by each Party therein described and delivered to CPI.

     6.9 CONSENTS. All material Consents required to be obtained in connection with either of the Mergers and the other transactions contemplated by this Agreement (including the Consents identified in the Target Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.10 REGISTRATION. All regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of CPI Common Stock, CPI Preferred Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the CPI Stockholders' Meeting shall have been obtained.

     6.11 NASDAQ LISTING. All regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger will be approved for quotation at the Effective Time on the Nasdaq National Market shall have been obtained.

     6.12 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement; (b) relating to either of the Mergers and seeking to obtain from Target or any of its subsidiaries any damages that may be material to Target; (c) seeking to prohibit or limit in any material respect Holdco's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either Surviving Corporation; or (d) that would materially and adversely

                                      48.

affect the right of Holdco or either Surviving Corporation to own the assets or operate the business of CPI.

     6.13 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on Holdco, CPI or Target: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement; (b) relating to the Mergers and seeking to obtain from Target or any of its subsidiaries any damages that may be material to Target; (c) seeking to prohibit or limit in any material respect Holdco's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) resulting in Target as constituted after the Effective Time not containing all of the assets and business of Target as constituted immediately prior to the Effective Time.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET

         The obligations of Target to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of CPI contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date and CPI shall, if requested by Target, provide assurances reasonably satisfactory to Target in respect of Section 3.25(d); provided, however, that for purposes of this Section 7.1 only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on CPI or Holdco.

     7.2 PERFORMANCE OF COVENANTS. CPI shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by CPI on or prior to the date of the Closing.

     7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

     7.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly approved by the Required CPI Stockholder Vote and the Required Target Stockholder Merger Vote. The CPI Charter Amendment shall have been approved by the Required CPI Stockholder Vote.

                                      49.

     7.5 CONSENTS. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in the CPI Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     7.6 DOCUMENTS. Target shall have received the following legal documents, each of which shall be in full force and effect:

          (a) a legal opinion of Cooley Godward LLP dated as of the Closing Date, in a form reasonably satisfactory to Target and its legal counsel;

          (b) a legal opinion of Morgan, Lewis & Bockius LLP dated as of the Closing Date and addressed to Target, to the effect that the Mergers will qualify as transfers subject to the provisions of Section 351(a) of the Code (it being understood that, in rendering such opinion, Morgan Lewis & Bockius LLP may rely upon the tax representation letters referred to in Section 5.8 and a copy of the legal opinion described in Section 6.5(b) hereof). The opinions described in this Section 7.6(b) and in Section 6.5(b) shall be substantially identical in form and substance; and

          (c) a certificate executed on behalf of CPI by its Chief Executive Officer confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5 and 7.7 have been duly satisfied.

     7.7 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or financial performance of CPI since the date of this Agreement. For purposes of this Section 7.7, material adverse change shall be deemed to include any event, circumstance or occurrence, individually or in the aggregate, causing, resulting in or reasonably likely to have a material adverse effect upon CPI's business, results of operations or financial condition (i) arising from or relating to any clinical trials or studies conducted by CPI or
(ii) arising from or related to the development or commercialization of technology, processes or products relating to adenomatous colonic polyps that are (or may reasonably be expected to be) superior to CPI's technology, processes or products. For purposes of this Section 7.7, a material adverse change shall not include any event, circumstance or occurrence, individually or in the aggregate, causing, resulting in, or reasonably likely to have a material adverse effect upon CPI's business, results of operations or financial condition
(i) arising from or relating to general business or economic conditions, (ii) relating to or affecting the biotechnology industry generally or (iii) relating to or affecting the colonic cancer therapeutics industry generally.

     7.8 DIRECTORS. The Parties shall have taken all actions necessary to cause the Board of Directors of Holdco following the Effective Time to consist of the individuals set forth in Section 5.12.

     7.9 REGISTRATION. All regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger will be registered or qualified under the securities law

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
of every jurisdiction of the United States in which any registered holder of Target Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Target Stockholders' Meeting shall have been obtained.

     7.10 NASDAQ LISTING. All regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger will be approved for quotation at the Effective Time on the Nasdaq National Market shall have been obtained.

     7.11 DELIVERY OF AFFILIATES' AGREEMENTS. The Affiliate Agreements referred to in Section 5.11 above shall have been executed by each Party therein described and delivered to CPI.

     7.12 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

     7.13 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement; (b) relating to either of the Mergers and seeking to obtain from Target or any of its subsidiaries any damages that may be material to Target; (c) seeking to prohibit or limit in any material respect Holdco's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either Surviving Corporation; or (d) that would materially and adversely affect the right of Holdco or either Surviving Corporation to own the assets or operate the business of CPI.

     7.14 NO OTHER LITIGATION. There shall not be pending any Legal Proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on Holdco, CPI or Target: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement; (b) relating to either of the Mergers and seeking to obtain from Holdco or Target or any of its subsidiaries any damages that may be material to Target; (c) seeking to prohibit or limit in any material respect Holdco's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) that would affect adversely the right of Holdco or the Surviving Corporations to own the assets or operate the business of CPI.

     7.15 MARKET STAND-OFF AGREEMENTS. Each of CPI's directors and executive officers shall have executed and delivered the market stand-off agreements referred to in Section 5.12 hereof.


                                      51.

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8.       TERMINATION

     8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after approval of this Agreement and the Mergers by the Required CPI Stockholder Vote and the Required Target Stockholder Vote):

          (a) by mutual written consent of Target and CPI;

          (b) by either Target or CPI if the Mergers shall not have been consummated by November 30, 1998 (unless the failure to consummate either Merger is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);

          (c) by either Target or CPI if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

          (d) by either Target or CPI if (i) the CPI Stockholders' Meeting shall have been held and completed and (ii) the CPI Charter Amendment, this Agreement and the Mergers shall not have been approved at such meeting by the Required CPI Stockholder Vote;

          (e) by either Target or CPI if (i) the Target Stockholders' Meeting shall have been held and completed and (ii) this Agreement and the Mergers shall not have been approved at such meeting by the Required Target Stockholder Merger Vote;

          (f) by Target (at any time prior to the approval of this Agreement and the Mergers) if a CPI Triggering Event shall have occurred;

          (g) by CPI (at any time prior to the approval of the issuance of Holdco Common Stock in the Mergers by the Required Target Stockholder Merger
Vote) if a Target Triggering Event shall have occurred;

          (h) by Target if any of CPI's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of CPI's covenants contained in this Agreement shall have been breached, and such inaccuracy or breach would cause the condition set forth in Sections 7.1 or 7.2, respectively, to not be satisfied; provided, however, that if an inaccuracy in CPI's representations and warranties or a breach of a covenant by CPI is curable by CPI and CPI is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Target may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach until twenty (20) days after delivery of written notice of the inaccuracy or breach to CPI by Target; or

          (i) by CPI if any of Target's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of Target's covenants contained in this Agreement shall have been breached, and such inaccuracy or breach would

                                      52.

cause the condition set forth in Sections 6.1 or 6.2, respectively, to not be satisfied; provided, however, that if an inaccuracy in Target's representations and warranties or a breach of a covenant by Target is curable by Target and Target is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then CPI may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach until twenty (20) days after delivery of written notice of the breach or inaccuracy to Target by CPI.

     8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Nondisclosure Agreements shall remain in full force and effect to the extent provided therein, and (iii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty or covenant contained in this Agreement occurring prior to the date of such termination if such Party is not obligated to pay a termination fee pursuant to Section 8.3 hereof.

     8.3 EXPENSES; TERMINATION FEES.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Mergers are consummated; provided, however, that Target and CPI shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto.

          (b) If this Agreement is terminated by Target pursuant to Section 8.1(f) or by Target or CPI pursuant to Section 8.1(d) hereof, CPI shall pay Target a termination fee equal to (i) one million five hundred thousand dollars ($1,500,000) plus (ii) reimbursement of the amount of the professional fees and expenses that Target incurred in connection with the Merger, up to two hundred fifty thousand dollars ($250,000).

          (c) If this Agreement is terminated by CPI pursuant to Section 8.1(g) or by CPI or Target pursuant to Section 8.1(e) hereof, Target shall pay CPI a termination fee equal to (i) one million five hundred thousand dollars ($1,500,000) plus (ii) reimbursement of the amount of the professional fees and expenses that CPI incurred in connection with the Merger, up to two hundred fifty thousand dollars ($250,000).

          (d) Any termination fees and expenses payable under Section 8.3(b) or 8.3(c) above shall be paid in cash, via wire transfer of immediately available funds no later than the close of business on the second business day following the date on which the termination giving rise to such payment occurs.

          (e) Target and CPI agree that the agreements contained in Sections 8.3(b) and (c) above are an integral part of the transactions contemplated by this Agreement and constitute

                                      53.

liquidated damages and not a penalty. If one Party fails to promptly pay to the other any fee due under such Sections 8.3(b) and (c), the defaulting Party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

9.       MISCELLANEOUS PROVISIONS

     9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of CPI and Target at any time (whether before or after approval of this Agreement and the Mergers by the respective stockholders of CPI and Target); provided, however, that after any such approval of this Agreement and the Mergers by, respectively, CPI's stockholders and Target's stockholders, no amendment shall be made that by law or NASD regulation requires further approval of the respective stockholders of CPI or Target without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2 WAIVER.

          (a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Mergers.

     9.4 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements and schedules referred to herein and therein and the Non-Disclosure Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within Delaware.


                                      54.

     9.5 JURY WAIVER. The parties hereto hereby agree to waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated thereby in any action, proceeding or other litigation of any type brought by any Party against any other Party with respect to contracts, claims, tort claims or otherwise. The scope of this waiver is intended to be as broad as permitted by law, covering all disputes that may be filed in any court that relate to the subject matter of this Agreement, including tort claims, contract claims, claims under common law, statutory claims and any action, counterclaim or other proceeding that seeks in whole or in part to challenge the validity or enforceability of this Agreement or the transactions contemplated thereby. This waiver is irrevocable.

     9.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempted assignment of this Agreement or any of such rights by a Party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person except the parties hereto and their respective successors any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.8 NOTICES. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

                  if to Target or Merger Sub:

                  Tseng Labs, Inc.
                  18 W. Airy Street
                  Suite 100
                  Courthouse Plaza
                  Norristown, PA  19401
                  Attention:  John J. Gibbons
                  Phone:  610/313-9388
                  Fax:  610/239-7894


                                      55.

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA  19103
                  Attention:  Stephen M. Goodman, Esq.
                  Phone:  215/963-5000
                  Fax:  215/963-5299

                  if to CPI :

                  Cell Pathways, Inc.
                  702 Electronic Drive
                  Horsham, PA  94044
                  Attention: Robert J. Towarnicki
                  Phone:  215/706-3800
                  Fax:  215/706-3801

                  with a copy to:

                  Cooley Godward LLP
                  2595 Canyon Boulevard
                  Suite 250
                  Boulder, Colorado 80302
                  Attention:  James C.T. Linfield
                  Phone:  303/546-4000
                  Fax:  303/546-4099

     9.9 COOPERATION. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.10 CONSTRUCTION.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                                      56.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                       TARGET

                                       By:
                                          -------------------------------------
                                          John J. Gibbons
                                          President/Chief Executive Officer

                                       CELL PATHWAYS, INC.

                                       By:
                                           ------------------------------------
                                           Robert J. Towarnicki
                                           President/ Chief Executive Officer

                                      57.

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal between Target and CPI) contemplating or otherwise relating to any Acquisition Transaction in substitution for the transactions provided in the Agreement.

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of related transactions involving:

          (a) any merger, consolidation, share exchange, business combination, tender offer, exchange offer or other similar transaction in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires Target or CPI or more than 50% of Target's business or CPI's business;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of CPI or Target; or

          (c) any offering of CPI capital stock that is registered under Section 5 of the Securities Act;

          (d) any liquidation or dissolution of CPI or Target.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

         BEST OF KNOWLEDGE; KNOWLEDGE. Information shall be deemed to be known to the "best of knowledge" or to the "knowledge" of a Party if that information was actually known or reasonably should have been known by an executive officer of such Party.

         CPI COMMON STOCK. "CPI Common Stock" shall mean the Common Stock, $.01 par value, of CPI.

         CPI CONTRACT. "CPI Contract" shall mean any Contract: (a) to which CPI is a party; (b) by which CPI or any asset of CPI is or may become bound or under which CPI has, or may become subject to, any obligation; or (c) under which CPI has or may acquire any right or interest.

         CPI DISCLOSURE SCHEDULE. "CPI Disclosure Schedule" shall mean the disclosure schedule that has been prepared by CPI in conjunction with Section 3 and that has been delivered by CPI to Target on the date of this Agreement and signed by the President of CPI.

         CPI OPTIONS. "CPI Options" shall mean each unexpired and unexercised option to purchase shares of CPI Common Stock granted under the 1997 Equity Incentive Plan or under the 1997 Non-Employee Director Stock Option Plan or outside such plans and outstanding immediately prior to the Effective Time.

         CPI PROPRIETARY ASSET. "CPI Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to CPI or otherwise used by CPI.

         CPI PREFERRED STOCK. "CPI Preferred Stock" shall mean the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock of CPI.

         CPI RECORD DATE. "CPI Record Date" shall mean the record date for the CPI Stockholders Meeting.

         CPI TRIGGERING EVENT. A "CPI Triggering Event" shall be deemed to have occurred if: (i) the board of directors of CPI shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Target its unanimous recommendation in favor of, the CPI Charter Amendment, the Mergers or approval of this Agreement; (ii) CPI shall have failed to include in the Joint Proxy Statement the unanimous recommendation of the board of directors of CPI in favor of approval of the CPI Charter Amendment, this Agreement and the Merger; (iii) the board of directors of CPI fails to unanimously reaffirm its recommendation in favor of approval of the CPI Charter Amendment, this Agreement and the Merger within five (5) business days after the Target requests in writing that such recommendation be reaffirmed;
(iv) the board of directors of CPI shall have approved, endorsed or recommended any Acquisition Proposal; (v) CPI shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) CPI shall have failed to hold CPI Stockholders' Meeting as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of CPI shall have been commenced and CPI shall not have sent to its security holders, within five (5) business days after the commencement of such tender or exchange offer, a statement disclosing that CPI recommends rejection of such tender or exchange offer; or
(viii) an Acquisition Proposal is publicly announced, and CPI (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

         CPI WARRANTS. CPI Warrants shall mean the outstanding warrants of CPI to purchase Series E Preferred Stock, Series F Preferred Stock Series G Preferred Stock or Common Stock.

         CODE.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ENVIRONMENTAL LAW. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Holdco in connection with issuance of Holdco Common Stock in the Mergers, as said registration statement may be amended prior to the time it is declared effective by the SEC.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         JOINT PROXY STATEMENT. "Joint Proxy Statement" shall mean the joint proxy statement/prospectus to be sent to CPI's stockholders in connection with the CPI Stockholder's Meeting and to Target's stockholders in connection with the Target Stockholders' Meeting.

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on CPI if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of CPI or (ii) the ability of the company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform obligations under this Agreement. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Target if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on
(i) the business, financial condition, assets, liabilities, operations or financial performance of the Target Corporations taken as a whole or (ii) the ability of Target to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform its obligations under this Agreement.

         MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         PENSION PLAN. "Pension Plan" shall mean any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA).

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any material: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body.

         SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written Acquisition Proposal on terms that the board of directors of CPI or Target, as the case may be, determines in its reasonable judgment, after consultation with its financial advisor, to be more favorable to CPI's stockholders or Target's stockholders, as the case may be, than the terms of the Mergers.

         TARGET COMMON STOCK. "Target Common Stock" shall mean the Common Stock, $0.005 par value per share, of Target.

         TARGET CONTRACT. "Target Contract" shall mean any Contract: (a) to which any of the Target Corporations is a party; (b) by which any Target Corporation or any asset of a Target Corporation may become bound or under which any Target Corporation has, or may become subject to, any obligation; or (c) under which any Target Corporation has or may acquire any right or interest.

         TARGET CORPORATION. "Target Corporation," or "Target Corporations" in the plural, shall mean Target and any Target subsidiary.

         TARGET DISCLOSURE SCHEDULE. "Target Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Target in conjunction with Section 2 and that has been delivered by Target to CPI on the date of this Agreement and signed by the President of Target.

         TARGET OPTIONS. "Target Options" shall mean stock options granted by Target pursuant to the Target's 1991 Stock Option Plan, Target's 1995 Stock Option Plan and Target's 1991 Special Directors' Stock Option Plan.

         TARGET PROPRIETARY ASSET. "Target Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Target Corporations or otherwise used by any of the Target Corporations.

         TARGET RECORD DATE. "Target Record Date" shall mean the record date for the Target Stockholders Meeting.

         TARGET TRIGGERING EVENT. A "Target Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Target shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to CPI its unanimous recommendation in favor of, the Merger or approval of this Agreement; (ii) Target shall have failed to include in the Joint Proxy Statement the unanimous recommendation of the board of directors of Target in favor of approval of this Agreement and the Merger;
(iii) the board of directors of Target fails to unanimously reaffirm its recommendation in favor of approval of this Agreement and the Merger within five
(5) business days after CPI requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Target shall have approved, endorsed or recommended any Acquisition Proposal; (v) Target shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) Target shall have failed to hold the Target Stockholders' Meeting as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of Target shall have been commenced and Target shall not have sent to its security holders, within five (5) business days after the commencement of such tender or exchange offer, a statement disclosing that Target recommends rejection of such tender or exchange offer; or (viii) an Acquisition Proposal is publicly announced, and Target (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         WELFARE PLAN. "Welfare Plan" shall mean an employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA).

                                    EXHIBIT B

                      FORM OF CERTIFICATE OF INCORPORATION

                                       OF

                                 HOLDCO COMPANY

                                       I.

         The name of the corporation is Holdco Company (the "Corporation").

                                       II.

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

         A. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares that the Corporation shall be authorized to issue is seventy-five million (75,000,000) shares. Seventy million (70,000,000) shares shall be Common Stock, each having a par value of One Cent ($.01). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of One Cent ($.01).

         B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to provide for such issuance, and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C. Subject to the rights of any Preferred Stock then outstanding, each issued and outstanding share of Common Stock shall entitle the Holder thereof to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation out of funds legally available therefor, and shall entitle the Holder thereof to share ratably with other Holders of Common Stock in all assets available for distribution in the event of any liquidation, dissolution or winding up of the Corporation. Each issued and outstanding share of Common Stock shall be identical to all other shares of that class, and shall entitle the Holder thereof to cast one vote on each matter submitted to a vote of the Corporation's stockholders. No Holder of Common Stock shall be entitled to any cumulative voting rights or to any preemptive rights upon the issuance or sale of any Securities.

                                       V.

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A. 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                  2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

                  Each director shall serve beyond the term specified until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  3. Subject to the rights of the holders of any series of Preferred Stock, a director may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the "Voting Stock").

                  4. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                  5. The Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the Corporation, may appoint and empower other officers and agents of the Corporation, and shall determine the time, place and notice of Board meetings, quorum and voting requirements, and the manner of taking Board action. Subject to the other provisions of this Article V, the Board of Directors shall determine the rights, powers, duties, rules and procedures that shall affect the directors' power to manage and direct the business and affairs of the Corporation. Notwithstanding any other provision of this Certificate of Incorporation, the powers specified in this Article V shall be exercised only by or under the direction of the Board of Directors and may be exercised or expressed in the form of resolution, Bylaw or other form of determination or exercise; and the form of the exercise of the power shall not derogate the status of the power exercised or imply that such exercise by the Board of Directors may be altered or superseded by any person, group or entity other than the Board of Directors.

         B. 1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                  2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                  3. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by unanimous written consent of the stockholders.

                  4. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

                  5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                       VI.

         A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

         A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

                                    EXHIBIT C

                          FORM OF CPI CHARTER AMENDMENT

                                       TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CELL PATHWAYS, INC.

         Cell Pathways, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is Cell Pathways, Inc.

         SECOND: The original Certificate of Incorporation of the Corporation was (i) filed with the Secretary of State of Delaware on November 24, 1992.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, has adopted resolutions to amend the Sixth Amended and Restated Certificate of Incorporation of the Corporation.

         FOURTH: The Sixth Amended and Restated Certificate of Incorporation shall be amended as follows:

         1. Subsection E.3(e) of Article IV is amended to add the following sentence:

              "In addition, the Excluded Merger (as defined in Subsection E.7 below), shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this Section E.3."

         2. Subsection E.5(f) of Article IV is amended to add the following sentence:

              "Notwithstanding the foregoing, in the event of the Excluded Merger, no conversion price adjustment shall be made and no holder of Designated Preferred Stock or Common Stock of the Corporation shall be entitled to receive, as consideration for any of such holder's Preferred Stock or Common Stock, any payment, consideration or exchange of cash, securities or other property other than the consideration set forth in the Reorganization Agreement."

         3. The following new Subsection E.6(e) is added to Article IV, immediately following Subsection E.6(d):

              "(e) Notwithstanding any other provision of this Restated Certificate, in the event of the Excluded Merger, no holder of Designated Preferred Stock or Common Stock of the Corporation shall be entitled to receive, as consideration for any of such holder's Preferred Stock or Common Stock, any payment, consideration or exchange of cash, securities or other property other than the consideration set forth in the Reorganization Agreement."


         4. The following definition is inserted Subsection E.7 of Article IV, immediately following the definition of "Designated Preferred Stock":


              "EXCLUDED MERGER" shall mean the transactions contemplated by that certain Agreement and Plan of Reorganization, dated June __, 1998, by and between Cell Pathways, Inc. and Target."

         FIFTH: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this ___ day of _________, 1998.

                                        Cell Pathways, Inc.

                                        By:
                                           ------------------------------------
                                           Robert J. Towarnicki
                                           President/Chief Executive Officer

                   APPENDIX B - AMENDMENTS TO CPI CERTIFICATE

         Cell Pathways, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is Cell Pathways, Inc.

         SECOND: The original Certificate of Incorporation of the Corporation was (i) filed with the Secretary of State of Delaware on November 24, 1992.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, has adopted resolutions to amend the Sixth Amended and Restated Certificate of Incorporation of the Corporation.

         FOURTH: The Sixth Amended and Restated Certificate of Incorporation shall be amended as follows:

         1. Subsection E.3(e) of Article IV is amended to add the following sentence:

              "In addition, the Excluded Merger (as defined in Subsection E.7 below), shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this Section E.3."

         2. Subsection E.5(f) of Article IV is amended to add the following sentence:

              "Notwithstanding the foregoing, in the event of the Excluded Merger, no conversion price adjustment shall be made and no holder of Designated Preferred Stock or Common Stock of the Corporation shall be entitled to receive, as consideration for any of such holder's Preferred Stock or Common Stock, any payment, consideration or exchange of cash, securities or other property other than the consideration set forth in the Reorganization Agreement."

         3. The following new Subsection E.6(e) is added to Article IV, immediately following Subsection E.6(d):

              "(e) Notwithstanding any other provision of this Restated Certificate, in the event of the Excluded Merger, no holder of Designated Preferred Stock or Common Stock of the Corporation shall be entitled to receive, as consideration for any of such holder's Preferred Stock or Common Stock, any payment, consideration or exchange of cash, securities or other property other than the consideration set forth in the Reorganization Agreement."

         4. The following definition is inserted Subsection E.7 of Article IV, immediately following the definition of "Designated Preferred Stock":

                                       1.

              "EXCLUDED MERGER" shall mean the transactions contemplated by that certain Agreement and Plan of Reorganization, dated June __, 1998, by and between Cell Pathways, Inc. and Target."

         FIFTH: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this ___ day of _________, 1998.

                                      Cell Pathways, Inc.

                                      By:
                                         --------------------------------------
                                         Robert J. Towarnicki
                                         President/Chief Executive Officer

                                       2.

                           SIXTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CELL PATHWAYS, INC.

                           SIXTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CELL PATHWAYS, INC.



         CELL PATHWAYS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation and the name under which the Corporation was originally incorporated is Cell Pathways, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State is November 24, 1992.

         2. This Sixth Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation as heretofore amended or supplemented.

         3. This Sixth Amended and Restated Certificate of Incorporation was duly proposed by the Board of Directors of the Corporation and adopted by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and written notice of such adoption by the stockholders without a meeting by less than unanimous written consent has been given to those stockholders from whom such consent was not received.

         4. The text of the Certificate of Incorporation as amended or supplemented prior hereto is hereby amended and restated to read as herein set forth in full:

         FIRST:  The name of the Corporation is CELL PATHWAYS, INC.


                                       1.

         SECOND: The registered office of the Corporation is to be located at 1013 Centre Road, City of Wilmington, County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended.

         FOURTH: The classes of stock that the Corporation is authorized to issue, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, are as follows:

                  A. AUTHORIZED STOCK. The Corporation is authorized to issue three classes of stock designated, respectively, "Preferred Stock", "Redeemable Preferred Stock" and "Common Stock." The total number of shares of all classes of stock that the Corporation is authorized to issue is 40,861,250 shares, consisting of 18,400,000 shares of Preferred Stock, $.01 par value, 61,250 shares of Redeemable Preferred Stock, $.01 par value and 22,400,000 shares of Common Stock, $.01 par value.

                  B. COMMON STOCK. Subject to the rights of any Preferred Stock or Redeemable Preferred Stock then outstanding, each issued and outstanding share of Common Stock shall entitle the Holder thereof to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation out of funds legally available therefor, and shall entitle the Holder thereof to share ratably with other Holders of Common Stock in all assets available for distribution in the event of any liquidation, dissolution or winding up of the Corporation. Each issued and outstanding share of Common Stock shall be identical to all other shares of that class, and shall entitle the Holder thereof to cast one vote on each matter submitted


                                       2.

to a vote of the Corporation's stockholders. No Holder of Common Stock shall be entitled to any cumulative voting rights or to any preemptive rights upon the issuance or sale of any Securities.

                  C. REDEEMABLE PREFERRED STOCK. Each share of Redeemable Preferred Stock shall be identical to all other shares of that class, and shall have such powers, preferences and relative rights, and the qualifications, limitations and restrictions as are set forth in Section E of this Article FOURTH.
                  D. PREFERRED STOCK. The Preferred Stock shall be divided into series. Each share of Preferred Stock of any series shall be identical with all other shares of that series. The first six series of Preferred Stock (the "Designated Preferred Stock") are set forth in the following table, with each such series to have the designation listed below and to consist of the number of authorized shares of Preferred Stock set forth opposite such series designation:

             SERIES DESIGNATION                 NUMBER OF SHARES
Series A Convertible Preferred Stock                     872,400
Series B Convertible Preferred Stock                     848,100
Series C Convertible Preferred Stock                     700,000
Series D Convertible Preferred Stock                     675,350
Series E Convertible Preferred Stock                   3,204,865
Series F Convertible Preferred Stock                   4,934,788
Series G Convertible Preferred Stock                   5,400,000
                                                      ----------
                  Total                               16,635,503


                  The Board of Directors is expressly authorized to provide for the issuance from time to time of all or any of the undesignated shares of Preferred Stock in one or more additional series, and to fix the number of shares of each such series and to determine or alter for each such series such voting powers, full or limited, or no voting powers and such designations, powers,


                                       3.

preferences and relative, participating, conversion or optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law, as amended. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of Preferred Stock comprising any series thereof so authorized subsequent to the issuance of shares of that series. In the event that the number of shares of any such series shall be so decreased, the shares constituting such decrease shall assume the status of authorized but unissued shares of Preferred Stock without designation as to series. Authorized shares of Series G Convertible Preferred Stock that have not been issued, and for which unexercised warrants are not outstanding, as of July 31, 1998 shall assume the status of authorized but unissued shares of Preferred Stock without designation as to series on such date, and the total number of authorized shares of such series shall be reduced by such amount effective on such date.

         E. RIGHTS OF PREFERRED STOCK AND REDEEMABLE PREFERRED STOCK. The powers, preferences and relative rights, and the qualifications, limitations and restrictions, of each series of the Designated Preferred Stock and of the Redeemable Preferred Stock are as follows:

                  1. VOTING AND PREEMPTIVE RIGHTS. Each Holder of Designated Preferred Stock shall be entitled to cast the number of votes per share thereof on each matter submitted to the Corporation's stockholders for voting as is equal to the number of full shares of Common Stock into which such share is then convertible pursuant to Section E.5 of this Article FOURTH. Such votes shall be cast together with those cast by the Holders of Common Stock as one class except as otherwise provided in this Certificate of Incorporation or by law. Holders of Designated Preferred Stock shall be entitled to notice of any stockholders' meetings in accordance with the Bylaws of the Corporation. Except as provided in this Certificate of Incorporation or by law, the Holders of Redeemable Preferred Stock shall not have any right to vote on matters submitted to the Corporation's stockholders for voting. No Holder of Designated


                                       4.

Preferred Stock or Redeemable Preferred Stock shall be entitled to any cumulative voting rights or to any preemptive rights upon the issuance or sale of any Securities.

                  2. DIVIDEND RIGHTS.

                  (a) DIVIDENDS. No dividends (other than those payable solely in Common Stock and/or rights to acquire Common Stock) shall be declared, paid or set apart for payment on the Common Stock unless a dividend is concurrently declared, paid or set apart for payment, as the case may be, on all outstanding shares of Designated Preferred Stock in an amount for each share of Designated Preferred Stock equal to the amount the Holder thereof would have received had such share of Designated Preferred Stock been converted into Common Stock pursuant to Section E.5 of this Article FOURTH immediately prior to the record date of such dividend.

                  (b) OTHER DISTRIBUTIONS. In the event that the Corporation shall declare a distribution on the Common Stock other than (i) cash dividends,
(ii) Common Stock dividends or (iii) any distribution described in Section E.3 of this Article FOURTH, then in each such case each Holder of the Designated Preferred Stock shall be entitled to receive a proportionate share of any such distribution determined as the amount thereof such Holder would have received had his shares of Designated Preferred Stock been converted into Common Stock pursuant to Section E.5 of this Article FOURTH immediately prior to the record date of such distribution.

                  (c) NO OTHER RIGHTS. Except as provided in this Section E.2, no dividend or distribution in cash or other property (other than for a liquidating distribution or a redemption made pursuant to Section E.3 or Section
E.4 of this Article FOURTH, respectively) shall be declared, paid or set apart for payment by the Corporation on the Designated Preferred Stock. No dividend or distribution in cash or other property (other than for a liquidating distribution or a redemption made pursuant to Section E.3 or Section E.4 of this Article FOURTH, respectively) shall be declared, paid or set apart for payment by the Corporation on the Redeemable Preferred Stock.

                  3. LIQUIDATION RIGHTS.

                  (a) PREFERENCES. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, then the Holders of the Designated Preferred Stock and Redeemable Preferred Stock shall be entitled to receive in accordance with Subsection E.3(c) of this Article FOURTH, for each share of such Stock held by them, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the Holders of Common Stock by reason of their ownership thereof, the respective per share amounts set forth for such Stock in the following table together with all declared but unpaid dividends thereon:


                                       5.

                                                       LIQUIDATION
          CLASS/SERIES OF STOCK                        PREFERENCE
Series A Convertible Preferred Stock                   $   1.16
Series B Convertible Preferred Stock                   $   1.24
Series C Convertible Preferred Stock                   $   2.20
Series D Convertible Preferred Stock                   $ 3.0156
Series E Convertible Preferred Stock                   $   3.15
Series F Convertible Preferred Stock                   $   3.70
Series G Convertible Preferred Stock                   $   4.75
Redeemable Preferred Stock                             $  20.00

The foregoing per share liquidation preference amounts shall be appropriately adjusted for any stock dividends, combinations or splits with respect to such shares.

                  (b) INSUFFICIENT ASSETS. If upon the occurrence of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Corporation's property legally available for distribution among the Holders of any class or series of Stock shall be insufficient to permit the payment to such Holders of the full amount of their respective liquidation preferences, then the entire property of the Corporation legally available for distribution shall be distributed ratably among the Holders of such class or series, as the case may be, in proportion to the aggregate preferential amounts that each such Holder is otherwise entitled to receive.

                  (c) RANKING. All of the preferential amounts to be paid to the Holders of the Series G Convertible Preferred Stock pursuant to this Section E.3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Corporation property to, the Holders of the other Designated Preferred Stock, the Redeemable Preferred Stock or the Common Stock pursuant to this Section E.3. All of the preferential amounts to be paid to the Holders of the Series F Convertible Preferred Stock pursuant to this Section E.3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Corporation property to, the Holders of the Series A, B, C, D or E Convertible Preferred Stock, the Redeemable Preferred Stock or the Common Stock pursuant to this Section E.3. All of the preferential amounts to be paid to the Holders of the Series E Convertible Preferred Stock pursuant to this Section E.3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Corporation property to, the Holders of the Series A, B, C or D Convertible Preferred Stock, the Redeemable Preferred Stock or the Common Stock pursuant to this Section E.3. All of the preferential amounts to be paid to the Holders of the Series C Convertible Preferred Stock pursuant to this Section E.3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Corporation property to, the Holders of the Series A, B, or D Convertible Preferred Stock, Redeemable Preferred Stock, or the Common Stock pursuant to this Section E.3. All of the preferential amounts to be paid to the Holders of the Series D Convertible Preferred Stock pursuant to this Section E.3 shall be paid or set apart for payment before the payment or setting


                                       6.

apart for payment of any amount for, or the distribution of any Corporation property to, the Holders of the Series A or B Convertible Preferred Stock, the Redeemable Preferred Stock or the Common Stock pursuant to this Section E.3. All of the preferential amounts to be paid to the Holders of the Series B Convertible Preferred Stock pursuant to this Section E.3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Corporation property to, the Holders of the Series A Convertible Preferred Stock, the Redeemable Preferred Stock or the Common Stock pursuant to this Section E.3. All of the preferential amounts to be paid to the Holders of the Series A Convertible Preferred Stock pursuant to this Section E.3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Corporation property to, the Holders of the Redeemable Preferred Stock or the Common Stock pursuant to this Section E.3. Finally, all of the preferential amounts to be paid to the Holders of the Redeemable Preferred Stock pursuant to this Section
E.3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Corporation property to, the Holders of the Common Stock pursuant to this Section E.3.

                  (d) PARTICIPATION. After payment to the Holders of the Designated Preferred Stock and the Redeemable Preferred Stock of the liquidation preference amounts provided for above in this Section E.3, and the payment of all liquidation preference amounts to all other series of Preferred Stock then outstanding, then each Holder of Designated Preferred Stock shall be entitled to receive such portion of the entire remaining property of the Corporation legally available for distribution, if any, as (i) the number of shares of Common Stock into which such Holder's Designated Preferred Stock is then convertible pursuant to Section E.5 of this Article FOURTH bears to (ii) the number of shares of Common Stock outstanding immediately prior to such liquidation, dissolution or winding up assuming the exercise of all outstanding Options and the conversion or exchange of all outstanding Convertible Securities (including, without limitation, the conversion of all outstanding shares of Designated Preferred Stock). Holders of Redeemable Preferred Stock shall have no right of participation pursuant to this Subsection E.3(d).

                  (e) CERTAIN TRANSACTIONS. For purposes of this Section E.3,
(i) any acquisition of the Corporation by means of a merger, consolidation or other form of corporate reorganization in which all of the outstanding shares of Stock of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than solely a reincorporation transaction) or (ii) any sale of all or substantially all of the assets of the Corporation, shall be deemed a liquidation, dissolution or winding up of the Corporation. Upon the occurrence of any such event, the Holders of Designated Preferred Stock and Redeemable Preferred Stock shall be entitled to receive at the closing of such transaction in cash, securities or other property (valued as provided in Subsection E.3(f) of this Article FOURTH) the liquidation preferences as, and in the order, provided for in this Section E.3, together with any participating distributions from the Corporation to which they may thereafter be entitled pursuant to Subsection E.3(d) of this Article FOURTH. Except as set forth in this Subsection E.3(e), neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor any reduction of the authorized or issued shares of any class or series of Stock, whether now or hereafter authorized, shall be deemed to be a


                                       7.

liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this Section E.3.

                  (f) VALUATION. Whenever any distribution provided for in this Section E.3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or property as determined in good faith by the Board of Directors.

                  4. REDEMPTION.

                  (a) OFFER OF REDEMPTION. Subject to Subsections E.6(b) and E.6(d) of this Article FOURTH, the Corporation may, at its option, offer to redeem, and thereafter redeem from accepting Holders out of funds of the Corporation legally available therefor, some or all of the outstanding shares of any class or series of Stock on such terms as the Corporation shall determine; provided, that if such an offer is made to the Holders of any class or series of Stock such offer shall be made to all Holders of such class or series (as the case may be), for such Holders to have their shares of Stock redeemed on identical terms, and any Holders of any such class may refuse any such offer in their discretion. Notwithstanding the foregoing, and subject to Subsection E.6(b), the Corporation may redeem the shares of Stock of any Holder, either in whole or part, pursuant to any employment, consulting or other agreements between the Corporation, on the one hand, and employees, officers or directors of the Corporation, consultants to the Corporation or other Persons performing services for the Corporation, on the other hand, pursuant to which the Corporation has the option or obligation to purchase such shares upon the occurrence of certain events, such as the termination of employment.

                  (b) MANDATORY REDEMPTION. Immediately upon the closing of any sale of Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, the Corporation shall redeem all, but not less than all, of the Redeemable Preferred Stock for the sum of $20.00 per share, such sum to be appropriately adjusted for any stock dividends, combinations or splits with respect to the Redeemable Preferred Stock (such sum as so adjusted constituting the "Redemption Price"). At the option of the Board of Directors of the Corporation, the Corporation may make payment of the aggregate Redemption Price to each Holder of Redeemable Preferred Stock as a result of any such public offering either (i) in cash, (ii) in shares of freely transferable Common Stock registered under the Securities Act having an aggregate offering price equal to the aggregate Redemption Price to which such Holder is entitled, or (iii) partly in cash and partly in such shares of Common Stock so long as each Holder of Redeemable Preferred Stock receives the same proportion of cash and Common Stock.

                  (c) OPTIONAL REDEMPTION. Subject to Section E.6 (including Subsection E.6(b)) of this Article FOURTH, the Corporation shall have the right, upon notice given to all Holders of Redeemable Preferred Stock in accordance with Subsection E.4(d) of this Article FOURTH, to redeem all (but not less than all) of the shares of Redeemable Preferred Stock then outstanding for the then Redemption Price.


                                       8.

                  (d) REDEMPTION DATE AND NOTICE. At least 15 but no more than 60 days prior to the closing of a public offering described in Subsection E.4(b) of this Article FOURTH, or the date of any redemption to be made pursuant to Subsection E.4(a) or Subsection E.4(c) of this Article FOURTH, the Corporation shall mail written notice (the "Redemption Notice"), first class postage prepaid, to each Holder (as at the close of business on the business day next preceding the day on which such notice is given) of Stock to be redeemed ("Redemption Stock"), at the address last shown on the records of the Corporation for such Holder, notifying such Holder of the prospective redemption. The Redemption Notice shall contain the date for redemption of the Redemption Stock (the "Redemption Date"), the Redemption Price, and the place at which payment may be obtained, and shall call upon each Holder of Redemption Stock to surrender to the Corporation, in the manner and at the place designated in the Redemption Notice, such Holder's certificate or certificates representing the Redemption Stock to be redeemed. Except as provided in Subsection E.4(e) below, on or after the Redemption Date each Holder of Redemption Stock shall surrender to the Corporation the certificate or certificates representing such Holder's shares of such Stock in the manner and at the place designated in the Redemption Notice. The Redemption Price of such shares shall thereupon be payable to the order of the Person whose name appears on such certificate or certificates of Redemption Stock as the owner thereof or, in the case where the Redemption Price is to be paid in shares of Common Stock, such Common Stock shall be issued in the name of such Person. Each share of Preferred Stock or Redeemable Preferred Stock so redeemed shall be retired and canceled and shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series, and may thereafter be reissued as a share of Preferred Stock of any series other than a series of Designated Preferred Stock. Each share of Common Stock so redeemed shall be retired and canceled and shall be returned to the status of an authorized but unissued share of Common Stock. Any Holder of Designated Preferred Stock that has received a Redemption Notice may convert the securities which are the subject of the Redemption Notice pursuant to Section 5 at any time prior to the Redemption Date set forth in the Redemption Notice.

                  (e) RIGHTS FOLLOWING REDEMPTION. On or prior to the Redemption Date the Corporation shall deposit with a bank or trust company selected by the Board of Directors, as a trust fund for the benefit of Holders of Redemption Stock, the aggregate Redemption Price required to redeem all outstanding shares of Redemption Stock. The Corporation shall give to such bank or trust company irrevocable instructions and authority to pay to each Holder of Redemption Stock the Redemption Price for such Holder's shares thereof on or after the Redemption Date upon receipt of notification from the Corporation that such Holder has surrendered his share certificate or certificates to the Corporation in accordance with the Redemption Notice. As of the Redemption Date the deposit shall constitute full payment for the shares of Redemption Stock to the Holders thereof, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the Holders thereof shall cease to be stockholders of the Corporation with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price for the shares, without interest, upon surrender of their certificates therefor. If any certificate for Redemption Stock shall be lost, mutilated or destroyed, then the Holder thereof may tender to the Corporation an affidavit to such


                                       9.

effect together with an indemnity undertaking satisfactory to the Corporation, which tender shall be deemed a tender of the certificate so lost, mutilated or destroyed for all purposes of this Section E.4. The balance of any moneys or shares of Common Stock deposited by the Corporation pursuant to this Subsection E.4(e) remaining unclaimed at the expiration of 60 days following the Redemption Date shall be returned to the Corporation upon its request expressed in a resolution of the Board of Directors, and any claims for payment of the Redemption Price of any shares of Redemption Stock shall thereafter be submitted directly to the Corporation. Any interest earned on any funds so deposited by the Corporation with any bank or trust company shall be the property of, and shall be payable to, the Corporation.

                  (f) INSUFFICIENT REDEMPTION FUNDS. Where the Redemption Price is to be paid other than in shares of Common Stock and where funds of the Corporation legally available for payment of the Redemption Price on the Redemption Date are insufficient to redeem the total number of shares of Redemption Stock required to be redeemed, then those funds that are legally available for payment of the Redemption Price shall be used to redeem the maximum possible number of shares of such Redemption Stock that may be legally redeemed. Any such redemption shall be made from the Holders of such Redemption Stock ratably based on the number of shares of such Redemption Stock held by each. The shares of such Redemption Stock not so redeemed shall remain outstanding and shall be entitled to all of the rights and preferences provided to such shares in this Certificate of Incorporation. At any time thereafter when additional funds of the Corporation (or any corporation surviving any merger or consolidation involving the Corporation) are legally available for the redemption of shares of such Redemption Stock, such funds shall immediately be used to redeem the balance of the shares of such Redemption Stock then outstanding from the Holders thereof ratably based on the number of shares of such Redemption Stock held by each.

                  5. CONVERSION. The Holders of the Designated Preferred Stock shall have the following conversion rights:

                  (a) RIGHT TO CONVERT. Each share of Designated Preferred Stock of any series shall be convertible, at the option of the Holder thereof at any time after the issuance of such share, at the principal office of the Corporation or any transfer agent for such Stock, into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Initial Value for such series by the Conversion Price then in effect for such series pursuant to this Section E.5. The "Initial Values" and initial "Conversion Prices" for the various series of Designated Preferred Stock are set forth in the following table:


                                      10.

              SERIES OF PREFERRED STOCK      INITIAL      CONVERSION
                                             VALUES         PRICES
Series A Convertible Preferred Stock         $   1.16     $   1.16
Series B Convertible Preferred Stock         $   1.24     $   1.24
Series C Convertible Preferred Stock         $   2.20     $   2.20
Series D Convertible Preferred Stock         $ 3.0156     $ 3.0156
Series E Convertible Preferred Stock         $   3.15     $   3.15
Series F Convertible Preferred Stock         $   3.70     $   3.70
Series G Convertible Preferred Stock         $   4.75     $   4.75


Each Holder of Designated Preferred Stock may convert such Stock either in whole or in part. The Conversion Prices for the various series of Designated Preferred Stock shall be adjusted from time to time as provided in this Section E.5.

                  (b) MANDATORY CONVERSION. Each share of Designated Preferred Stock of a particular series shall be automatically converted into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect for such series, without any action on the part of either the Corporation or the Holder of such Stock, upon the earliest to occur of the following: (i) the date specified by vote or written consent or agreement of the Holders of at least 67% of the shares of such series then outstanding, (ii) the date specified by resolution of the Board of Directors at such time as there are outstanding less than 25% of the number of originally authorized shares of such series (as adjusted for any stock dividends, combinations or splits with respect to such series) and (iii) immediately upon the closing of the sale of Common Stock in a firm commitment, underwritten public offering registered under the Securities Act (other than a registration relating solely to either a transaction under Rule 145 under the Securities Act (or any successor to such rule) or to any employee benefit plan of the Corporation) at a public offering price (prior to deduction of underwriter's discounts and expenses) equal to or exceeding $6.60 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and resulting in aggregate proceeds to the Corporation and/or selling stockholders (prior to deduction of underwriter's discounts and expenses and other expenses of the offering) of not less than $10,000,000.

                  (c)      METHOD OF CONVERSION.

                           (i)      OPTIONAL  CONVERSION.  In order to convert
shares of Designated Preferred Stock into shares of Common Stock, the Holder of Designated Preferred Stock shall surrender the certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for such Stock, and shall give written notice to the Corporation at such office that such Holder elects to convert the same and shall state therein the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Designated Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled by reason of such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on


                                      11.

the date of surrender of the shares of Designated Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the Holder or Holders of such shares of Common Stock on such date.

                           (ii)     MANDATORY  CONVERSION.  If  shares  of
Designated Preferred Stock shall be automatically converted to Common Stock pursuant to Subsection E.5(b) of this Article FOURTH, the Corporation shall promptly mail written notice of such fact by first class mail, postage prepaid, to each Holder of such shares at the address of such Holder as shown on the books of the Corporation. Such notice shall specify the date on which the automatic conversion occurred and shall call upon such Holder to surrender to the Corporation, in the manner and at the place designated in such notice, the certificate or certificates representing the shares of Designated Preferred Stock so converted. The automatic conversion shall be deemed to have been effected at the opening of business on the date specified therefor in Subsection E.5(b) of this Article FOURTH.

                           (iii)    UNAVAILABLE  CERTIFICATES.  If any
certificate for Designated Preferred Stock shall be lost, mutilated or destroyed, then the Holder thereof may tender to the Corporation an affidavit to such effect together with an indemnity undertaking satisfactory to the Corporation, which tender shall be deemed a tender of the certificate so lost, mutilated or destroyed for all purposes of this Section E.5.

                  (d) CONVERSION PRICE ADJUSTMENT: SUBDIVISION OR COMBINATION OF SHARES. If the Corporation at any time or from time to time shall subdivide its Common Stock into a greater number of shares of Common Stock, whether by stock split, reclassification or otherwise, then the Conversion Price of each outstanding series of Designated Preferred Stock shall be proportionately reduced as of the effective date of such subdivision, or if the Corporation shall take a record of Holders of its Common Stock for the purpose of effecting such a subdivision, as of such record date, whichever is earlier. If the Corporation at any time or from time to time shall combine its Common Stock into a lesser number of shares of Common Stock, whether by consolidation, reclassification or otherwise, then the Conversion Price of each outstanding series of Designated Preferred Stock shall be proportionately increased as of the effective date of such combination or, if the Corporation shall take a record of Holders of its Common Stock for the purpose of effecting such a combination, as of such record date, whichever is earlier.

                  (e) CONVERSION PRICE ADJUSTMENT: STOCK DIVIDENDS. If the Corporation at any time or from time to time shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock, then the Conversion Price of each outstanding series of Designated Preferred Stock shall be proportionately decreased. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock (without consideration) in an amount of shares thereof equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.


                                      12.

                  (f) CONVERSION PRICE ADJUSTMENT: RECLASSIFICATIONS AND REORGANIZATIONS. If the Common Stock issuable upon conversion of the Designated Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of Stock, Securities, the securities of any other Person or any other property, whether by capital reorganization, reclassification or otherwise (other than by a subdivision or combination of shares provided for in Subsection E.5(d) of this Article FOURTH, or a merger or other reorganization described in Subsection E.3(e) of this Article FOURTH), then the terms of each outstanding share of Designated Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Holder thereof shall receive upon conversion thereof, in lieu of each share of Common Stock that such Holder would otherwise have received, such number of shares of such other class or classes of Stock, Securities, or other securities or property receivable upon such reorganization or reclassification by the Holder of one share of Common Stock issuable upon such conversion had conversion occurred immediately prior to such reorganization or reclassification.

                  (g) CONVERSION PRICE ADJUSTMENT: ADDITIONAL SHARES OF COMMON STOCK.

                           (i)      ISSUE OF ADDITIONAL  SHARES OF COMMON STOCK.
If the Corporation shall at any time or from time to time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection E.5(g)(iii) of this Article FOURTH) without consideration or for a consideration per share less than the Conversion Price with respect to any series of Designated Preferred Stock in effect immediately prior to such issuance, then and in such event the Conversion Price for such series of Designated Preferred Stock shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock into which all of the shares of Designated Preferred Stock outstanding immediately prior to such issuance are then convertible plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the sum of the number of shares of Common Stock into which all of the shares of Designated Preferred Stock outstanding immediately prior to such issuance are then convertible plus the number of such Additional Shares of Common Stock so issued.

                           (ii)     EXCLUDED  ISSUANCES.  For  purposes of the
foregoing calculation, Additional Shares of Common Stock shall not include any additional shares of Common Stock issuable with respect to Convertible Securities or Options solely as a result of the adjustment to the respective Conversion Prices (or other conversion ratios) thereof resulting from the issuance of the Additional Shares of Common Stock causing such adjustment.

                           (iii)    DEEMED ISSUE OF ADDITIONAL SHARES OF
COMMON STOCK. In the event that the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of Holders of any class of Securities then entitled to receive any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions


                                      13.

contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date. In any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (1) no further adjustments in the Conversion
Price of any series of Designated Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (2) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable by the Corporation, upon the exercise, conversion or exchange thereof, then the Conversion Price of any series of Designated Preferred Stock adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments to any such Conversion Price based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price of any series of Designated Preferred Stock shall affect Common Stock previously issued upon conversion of the shares of any series of Designated Preferred Stock);

                                    (3) upon the expiration of any such Options
or any rights of conversion or exchange under any such Convertible Securities that shall not have been exercised, the Conversion Price of any series of Designated Preferred Stock adjusted upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments to any such Conversion Price based thereon, shall, upon such expiration, be recomputed as if:

                                             (A) in the case of Convertible
Securities or Options the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the additional consideration, if any, actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                             (B) in the case of Options for
Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the


                                      14.

Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection E.5(g)(iv) of this Article FOURTH) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                    (4) no readjustment pursuant to clause (2)
or (3) above shall have the effect of increasing the Conversion Price of any series of Designated Preferred Stock to an amount that exceeds the lower of (a) the Conversion Price of such series of Designated Preferred Stock on the original adjustment date, and (b) the Conversion Price of such series of Designated Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                    (5) in the case of any Options that expire
by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price of any series of Designated Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

                           (iv) DETERMINATION OF CONSIDERATION. For purposes of
this Subsection E.5(g), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1) CASH AND PROPERTY. Such consideration
shall:

                                             (A) insofar as it consists of cash,
be computed as the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                             (B) insofar as it consists of
property other than cash, be computed as the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                             (C) in the event Additional Shares
of Common Stock are issued together with other Securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received for the issue of Additional Shares of Common Stock, determined as provided in clauses (A) and (B) above in good faith by the Board of Directors.

                                    (2) OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection E.5(g)(iii) of this Article FOURTH (relating to Options and Convertible Securities) shall be determined by dividing:

                                             (A) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the


                                      15.

minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                             (B) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                                    (v) NO ADJUSTMENT OF CONVERSION PRICE. Any
provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for any series of Designated Preferred Stock shall be made as a result of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Subsection E.5(g)(iv) of this Article FOURTH) for the Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Designated Preferred Stock in effect on the date of, and immediately prior to, such issuance.

                  (h) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Designated Preferred Stock pursuant to this Section E.5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder of such series of Designated Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of the Holders of not less than 20 percent of the outstanding shares of any series of Designated Preferred Stock, furnish or cause to be furnished to such Holders a like certificate setting forth (i) the adjustments and readjustments to the Conversion Price of such series of Designated Preferred Stock, (ii) the Conversion Price for such series of Designated Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of shares of such series of Designated Preferred Stock.

                  (i) ISSUE TAXES. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of Designated Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer of Stock requested by any Holder in connection with any such conversion, nor any income or similar taxes as a result of any such conversion or transfer.

                  (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Designated Preferred Stock then


                                      16.

outstanding, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Designated Preferred Stock at the then effective Conversion Prices thereof. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Designated Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

                  (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Designated Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Designated Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issue of any fractional share of Common Stock. If, after the aforementioned aggregation, the conversion would result in the issue of a fractional share of Common Stock, then the Corporation shall, in lieu of issuing such fractional share, pay to the Holder otherwise entitled to receive such fractional share a sum in cash equal to such fraction multiplied by the Conversion Price then in effect for such Holder's shares of Designated Preferred Stock then being converted.

                  (l) NOTICES. Any notice required by the provisions of this Section E.5 to be given to any Holder of Designated Preferred Stock shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to such Holder at such Holder's address appearing on the books of the Corporation.

                  (m) NO REISSUANCE OF DESIGNATED PREFERRED STOCK. Shares of Designated Preferred Stock that have been converted into Common Stock shall not be reissued by the Corporation as Designated Preferred Stock but shall rather be retired and canceled; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series and may thereafter be reissued as a share of Preferred Stock of any series other than a series of Designated Preferred Stock.

                  6. RESTRICTIONS AND LIMITATIONS.

                  (a) GENERAL. The Corporation shall not, without the approval by vote or written consent of each of (i) the Holders of more than 50% of the shares of Common Stock then outstanding, (ii) the Holders of more than 50% of the shares of the Senior Preferred Stock then outstanding, voting as one class, and (iii) the Holders of more than 50% of the shares of the Junior Preferred Stock then outstanding, voting as one class:

                           (A) sell, exchange, mortgage or pledge all or
substantially all of the assets of the Corporation, whether in one transaction or in a series of related transactions;


                                      17.

                           (B) merge or consolidate with any other Person; or

                           (C) make any assignment for the benefit of the
Corporation's creditors.

                  (b) WITHOUT BOARD APPROVAL. Unless the Board of Directors shall have given its unanimous approval thereto (with all members voting except for any members whose compensation as a Corporation officer is directly affected by such vote), the Corporation shall not, without the approval by vote or written consent of each of (i) the Holders of more than 50% of the shares of Common Stock then outstanding, (ii) the Holders of more than 50% of the shares of the Senior Preferred Stock then outstanding, voting as one class, and (iii) the Holders of more than 50% of the shares of the Junior Preferred Stock then outstanding, voting as one class:

                           (A) incur any indebtedness for borrowed money in
excess of $100,000 in any 12-month period, except for (i) any indebtedness incurred within the limits of any budget approved by the Board of Directors and then in effect and (ii) short-term bank borrowings for working capital;

                           (B) guarantee the indebtedness or other liabilities
or obligations of any other Person, except for any guaranty resulting from the endorsement for collection or deposit of any instrument in the ordinary course of business;

                           (C) form or participate in any limited or general
partnership or joint venture;

                           (D) make any acquisition of, or equity investment in,
another Person in excess of $100,000;

                           (E) permit any Subsidiary to issue or sell, or
obligate itself to issue or sell, any stock of such Subsidiary to any Person other than the Corporation;

                           (F) enter into or adopt any salary, bonus or other
compensation plans or programs for executive officers of the Corporation, including, without limitation, the grant of any stock options;

                           (G) enter into any agreement or transaction with any
officer or director of the Corporation out of the ordinary course of the Corporation's business;

                           (H) enter into any business that does not involve the
research and development of pharmaceutical drugs;

                           (I) amend or repeal any provision of, or add any
provision to, the Corporation's Certificate of Incorporation or Bylaws;

                           (J) redeem, purchase or otherwise acquire for value
any shares of Stock other than (i) pursuant to Section 4(b), (ii) pursuant to the terms of any agreement


                                      18.

unanimously approved by the Corporation's Directors providing for the redemption of Corporation Stock in whole or in part from the Holders thereof for an amount not in excess of the amount of the liquidation preference or original purchase price thereof, whichever is greater, or (iii) pursuant to employment, consulting or other agreements between the Corporation, on the one hand, and employees, officers or directors of the Corporation, consultants to the Corporation or other Persons performing services for the Corporation, on the other hand, pursuant to which the Corporation has the option or obligation to purchase such shares upon the occurrence of certain events, such as the termination of employment; or

                           (K) issue any shares of Preferred Stock other than
shares of Series A, B, C, D, E, F or G Convertible Preferred Stock.

                  (c) LAPSE OF RIGHT. The rights of approval set forth in Sections 6(a) and 6(b) of this Article FOURTH shall lapse and expire as to the Holders of the Senior Preferred Stock at such time as there shall be outstanding less than 6,700,000 shares of Senior Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to any series of Designated Preferred Stock included in the Senior Preferred Stock), and shall lapse and expire as to the Holders of the Junior Preferred Stock at such time after September 30, 1993 as there shall be outstanding less than 860,250 shares of Junior Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to any series of Designated Preferred Stock included in the Junior Preferred Stock).

                  (d) CLASS VOTING. Without the approval by vote or written consent of the Holders of more than 50% of the shares of a given series of Designated Preferred Stock, the Corporation shall not amend or repeal any provision of, or add any provision to, this Certificate of Incorporation (other than in connection with the adoption by the Board of Directors of a resolution described in Section D of this Article FOURTH and the filing with the Delaware Secretary of State of a certificate of designations with respect thereto) if such action would change any of the express powers, preferences or special rights provided for such series in this Certificate of Incorporation so as to affect such series adversely under the Delaware General Corporation Law.

                  7. DEFINITIONS. As used in this Certificate of Incorporation (including, without limitation, this Article FOURTH), the following terms shall have the following meanings:

                  "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or deemed issued pursuant to Subsection E.5(g)(iii) of this Article FOURTH) by the Corporation after the date of filing of this Sixth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, except shares thereof issued (or deemed issued):

                                    (A) upon conversion of any shares of
Preferred Stock;


                                      19.

                                    (B) to officers, directors or employees of,
or consultants to, the Corporation pursuant to the Stock Pool or pursuant to stock option or stock purchase plans or other similar agreements on terms approved by the Board of Directors;

                                    (C) as a dividend or distribution on
Preferred Stock;

                                    (D) in any transaction as a result of which
an adjustment to the Conversion Price of any series of Preferred Stock may be made other than pursuant to Subsection E.5(g) of this Article FOURTH; or

                                    (E) pursuant to a warrant originally issued
to Mr. Thomas M. Gibson to purchase shares of the Corporation's Series D Convertible Preferred Stock; or

                                    (F) pursuant to any warrant issued in
respect of Series E Convertible Preferred Stock, Series F Convertible Preferred Stock or Series G Convertible Preferred Stock.

                  "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation.

                  "COMMON STOCK" shall mean the Corporation's Common Stock, $.01 par value, and any Stock into which such Common Stock may hereafter be changed.

                  "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares of Stock (other than the Common Stock) or other Securities that are or may be at any time convertible into or exchangeable for Common Stock.

                  "DESIGNATED PREFERRED STOCK" shall mean any of the Series A, B, C, D, E, F or G Convertible Preferred Stock.

                  "HOLDER" shall mean, as to any Security at any time, the Person who shall own of record such Security at such time.

                  "JUNIOR PREFERRED STOCK" shall mean the Series A and B Convertible Preferred Stock, treated as one class.

                  "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                  "PERSON" shall mean an individual, a corporation, a partnership, a trust, a limited liability company, an unincorporated organization or a government organization or an agency or political subdivision thereof.

                  "PREFERRED STOCK" shall mean the Corporation's Preferred Stock, $.01 par value, and any Stock into which such Preferred Stock may hereafter be changed other than by exercise of the conversion right of such Stock.


                                      20.

                  "REDEEMABLE PREFERRED STOCK" shall mean the Corporation's Redeemable Preferred Stock, $.01 par value, and any stock into which such Redeemable Preferred Stock may hereafter be changed.

                  "SECURITY" shall mean any debt or equity security of the Corporation, whether now or hereafter authorized, and any instrument convertible into or exchangeable or exercisable for one or more debt or equity securities of the Corporation.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  "SENIOR PREFERRED STOCK" shall mean the Series C, D, E, F and G Convertible Preferred Stock, treated as one class.

                  "SERIES A CONVERTIBLE PREFERRED STOCK" shall mean the Corporation's Series A Convertible Preferred Stock, $.01 par value, and any Stock into which such Series A Convertible Preferred Stock may hereafter be changed other than by exercise of the conversion right of such Stock.

                  "SERIES B CONVERTIBLE PREFERRED STOCK" shall mean the Corporation's Series B Convertible Preferred Stock, $.01 par value, and any Stock into which such Series B Convertible Preferred Stock may hereafter be changed other than by exercise of the conversion right of such Stock.

                  "SERIES C CONVERTIBLE PREFERRED STOCK" shall mean the Corporation's Series C Convertible Preferred Stock, $.01 par value, and any Stock into which such Series C Convertible Preferred Stock may hereafter be changed other than by exercise of the conversion right of such Stock.

                  "SERIES D CONVERTIBLE PREFERRED STOCK" shall mean the Corporation's Series D Convertible Preferred Stock, $.01 par value, and any Stock into which such Series D Convertible Preferred Stock may hereafter be changed other than by exercise of the conversion right of such Stock.

                  "SERIES E CONVERTIBLE PREFERRED STOCK" shall mean the Corporation's Series E Convertible Preferred Stock, $.01 par value, and any Stock into which such Series E Convertible Preferred Stock may hereafter be changed other than by exercise of the conversion right of such Stock.

                  "SERIES F CONVERTIBLE PREFERRED STOCK" shall mean the Corporation's Series F Convertible Preferred Stock, $.01 par value, and any Stock into which such Series F Convertible Preferred Stock may hereafter be changed other than by exercise of the conversion right of such Stock.

                  "SERIES G CONVERTIBLE PREFERRED STOCK" shall mean the Corporation's Series G Convertible Preferred Stock, $.01 par value, and any Stock into which such Series F Convertible


                                      21.

Preferred Stock may hereafter be changed other than by exercise of the conversion right of such Stock.



                  "STOCK" shall include any and all shares of capital stock of the Corporation, however designated.

                  "STOCK POOL" shall mean up to 850,000 shares of Common Stock (as adjusted for stock splits and combinations) issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to the Corporation's 1993 Stock Option Plan.

                  "SUBSIDIARY" shall mean any corporation more than 50% of the outstanding voting Stock of which shall at the time be owned directly or indirectly by the Corporation, by one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

         FIFTH: The Corporation shall have such number of directors as shall from time to time be fixed by, or in the manner provided in, the Bylaws. Directors need not be elected by ballot unless the Bylaws so provide.

         SIXTH: Unless the Board of Directors shall have approved the action to be taken, no action taken by the stockholders without a meeting shall be effective unless written notice thereof (which shall include a copy of the action to be taken) shall be delivered to the Corporation's Chairman of the Board of Directors and Secretary at the principal executive offices of the Corporation not less than 10 days prior to the taking of such action.

         SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.


                                      22.

         EIGHTH: Except as otherwise set forth in this Certificate of Incorporation, the Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend or repeal the Bylaws of the Corporation.

         IN WITNESS WHEREOF, the Corporation has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by Richard H. Troy, its Senior Vice President and Secretary, this _____ day of April, 1998.

                                         CELL PATHWAYS, INC.



                                         By:____________________________________
                                            Richard H. Troy
                                            Senior Vice President and Secretary


                                      23.

              APPENDIX C - OPINION OF JANNEY MONTGOMERY SCOTT INC.

                    [LETTERHEAD OF JANNEY MONTGOMERY SCOTT]



June 23, 1998


Board of Directors
Tseng Labs, Inc.
18 West Airy Street
Suite 100
Norristown, PA 19401


Gentlemen:

         You have requested our opinion with respect to the fairness, from a financial point of view, to the stockholders of Tseng Labs, Inc. ("Tseng") of the consideration to be received by such stockholders under the Agreement and Plan of Reorganization (the "Agreement") dated June 23, 1998 to be executed by Cell Pathways, Inc. ("CPI") and Tseng. This letter is provided to the Board of Directors for its confidential use.

         Pursuant to the Agreement, CPI will cause the formation of a holding company ("Holdco") and the formation of a wholly owned subsidiary of Holdco ("C-Sub") to be merged into CPI. CPI also will cause the formation of a wholly owned subsidiary of Holdco ("T-Sub") to be merged into Tseng. At the closing date (the "Closing Date"): (i) C-Sub shall be merged with and into CPI with CPI continuing as a wholly owned subsidiary of Holdco (the "CPI Merger"); and (ii) T-Sub shall be merged with and into Tseng with Tseng continuing as a wholly owned subsidiary of Holdco (the "Tseng Merger"). The resultant mergers are herein collectively referred to as the "Mergers."

         In the CPI Merger, each share of CPI Common Stock, $0.01 par value ("CPI Common Stock"), and CPI Preferred Stock, $0.01 par value ("CPI Preferred Stock"), outstanding prior to the Closing Date shall convert into one share of Holdco Common Stock, $0.01 par value ("Holdco Common Stock"). In the Tseng Merger, each share of Tseng Common Stock, $0.005 par value ("Tseng Common Stock") outstanding prior to the Closing Date shall convert into 0.3631326 of a share of Holdco Common Stock.

         In rendering our opinion, we have among other things:

         1. Reviewed the Agreement dated June 23, 1998, including the exhibits thereto;

         2. Reviewed audited financial statements for CPI for the fiscal years ending December 31, 1995, 1996 and 1997;

         3. Reviewed various descriptions of the business, operations, cash flow and prospects of CPI, including the Confidential Private Placement Memorandum dated April 1998;

                     [LETTERHEAD OF JANNEY MONTGOMERY SCOTT]



         4. Reviewed the reports prepared by Louis M. Weiner, M.D. from the Fox Chase Cancer Center regarding the potential utility of FGN-1 for the prevention or therapy of cancer and by Kathryn Doyle Leary, Ph.D., J.D. from the law firm of Panitch Schwarze Jacobs & Nadel, P.C. regarding the patent portfolio of CPI;

         5. Reviewed selected financial and stock market data for certain publicly traded companies comparable to CPI and the financial terms of certain other recent relevant business combinations;

         6. Participated in certain discussions and negotiations among representatives of CPI and Tseng; and

         7. Reviewed other financial studies and analyses, as we deemed necessary.

         In addition, we held discussions with the management of CPI regarding their business, operating results, financial condition and prospects, and undertook other analyses, studies and investigations, as we considered appropriate.

         In connection with our review, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information provided to us by CPI, Tseng, their representatives and the experts specified in Paragraph 4 above. We have not assumed any responsibility for independent verification of the financial and other information provided to us. We have relied upon the assessment of the management of CPI regarding CPI"s business, business prospects and the Mergers. We have also assumed that the budgets and financial projections of CPI were reasonably prepared by the management of CPI on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of CPI. We have not made an independent valuation or appraisal of CPI"s assets or liabilities, nor were we furnished with any such valuations or appraisals. Our opinion is necessarily based upon economic, market and other conditions as they exist on, and can be reasonably evaluated as of, the date of this letter. We are expressing no opinion as to the prices at which CPI will actually trade at any time. Our opinion does not address the relative merits of the Mergers and the other business strategies being considered by Tseng's Board of Directors, nor does it address the Board's decision to proceed with the Tseng Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

         Janney Montgomery Scott Inc. ("JMS") is acting as the financial advisor to Tseng in connection with the Mergers and will receive customary fees upon the completion of the Mergers. In addition, Tseng has agreed to indemnify JMS against certain liabilities arising out of the rendering of this opinion. JMS is a nationally recognized investment banking firm and, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate and other purposes.

         We understand that this opinion may be included in the proxy statement of Tseng relating to the Mergers, subject to the approval in form and substance by JMS and its legal

                     [LETTERHEAD OF JANNEY MONTGOMERY SCOTT]



counsel, such approval not to be unreasonably withheld. Such approval shall extend to any description of or reference to JMS, any summary of this opinion or any presentation of JMS included in such proxy statement.

         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date of this letter and subject to the foregoing, that the consideration to be received by the stockholders of Tseng in the Mergers is fair from a financial point of view.

Very truly yours,

/s/ JANNEY MONTGOMERY SCOTT INC.

JANNEY MONTGOMERY SCOTT INC.

        APPENDIX D - SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    SECTION 262. APPRAISAL RIGHTS.

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to subsection (g) of Section 251 of this title), 252, 254, 257, 258, 263 or 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the votes of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a.       Shares of stock of the corporation
surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b.       Shares of stock of any other corporation,
or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on a interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c.       Cash in lieu of fractional shares or
fractional depository receipts described in the foregoing subparagraphs a. and
b. of this paragraph; or

                           d.       Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of


                                       2.

the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the servicing or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation,the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition,the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.



                                       3.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                       4.

                              CELL PATHWAYS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 2, 1998

   The undersigned stockholder of Cell Pathways, Inc., a Delaware corporation ("CPI"), hereby acknowledges receipt of the Notice of Special Meeting of the Stockholders of CPI and Joint Proxy Statement/Prospectus of CPI, Tseng Labs, Inc. and Cell Pathways Holdings, Inc., a Delaware corporation ("CPHI"), and hereby appoints Robert J. Towarnicki, Brian J. Hayden and Richard H. Troy, and each of them, proxies and attorneys-in-fact with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of the Stockholders of CPI, to be held at the offices of CPI, located at 702 Electronic Drive, Horsham, Pennsylvania, on November 2, 1998 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, and to vote all shares of common stock and/or preferred stock which the undersigned may be entitled to vote if then and there personally present, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2, AS MORE SPECIFICALLY DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF ANY OTHER MATTERS SHOULD PROPERLY COME BEFORE THE CPI SPECIAL MEETING, THIS PROXY WILL BE VOTED WITH RESPECT TO SUCH MATTERS IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS VOTING SUCH PROXIES.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS DESCRIBED
                                     BELOW.

PROPOSAL 1: TO: (i) approve and adopt the Agreement and Plan of Reorganization, dated as of June 23, 1998, by and between CPI and Tseng Labs, Inc., a Utah corporation (the "Reorganization Agreement"), (ii) approve the merger of CPI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CPHI, with and into CPI pursuant to which CPI will become a wholly-owned subsidiary of CPHI and (iii) approve the other transactions contemplated by the Reorganization Agreement.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN
                   (Continued and to be signed on other side)

                          (Continued from other side)

PROPOSAL 2: To approve and adopt an amendment to the CPI Certificate of
            Incorporation which provides that the holders of CPI Preferred Stock will only receive the consideration for their shares set forth in the Reorganization Agreement.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN
                                             Dated

                                         -----------------------------------, 19

                                     -------------------------------------------

                                             -----------------------------------

                                             -----------------------------------
                                             Signature(s)

                                             Please sign exactly as your name
                                             appears hereon. If the stock is
                                             registered in the names of two or
                                             more persons, each should sign.
                                             Executors, administrators,
                                             trustees, guardians and
                                             attorneys-in-fact should add their
                                             titles. If signer is a corporation,
                                             please give full corporate name and
                                             have a duly authorized officer
                                             sign, stating title. If signer is a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE
            WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

                                TSENG LABS, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 3, 1998

   The undersigned shareholder of Tseng Labs, Inc., a Utah corporation ("Tseng"), hereby acknowledges receipt of the Notice of Special Meeting of the Shareholders of Tseng and Joint Proxy Statement/Prospectus of Tseng, Cell Pathways, Inc. and Cell Pathways Holdings, Inc., a Delaware corporation ("CPHI"), and hereby appoints John J. Gibbons and Mark Karsch, and each of them, proxies and attorneys-in-fact with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of the Shareholders of Tseng, to be held at the Hotel DuPont, 11th and Market Streets, Wilmington, Delaware 19801, on November 3, 1998 at 10:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof (the "Tseng Special Meeting"), and to vote all shares of common stock which the undersigned may be entitled to vote if then and there personally present, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

   UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES OF TSENG COMMON STOCK OF THE UNDERSIGNED WILL BE VOTED "FOR" PROPOSAL 1 AND PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IF ANY OTHER MATTERS SHOULD PROPERLY COME BEFORE THE TSENG SPECIAL MEETING, SUCH SHARES WILL BE VOTED WITH RESPECT TO SUCH MATTERS IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS VOTING SUCH PROXIES.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS DESCRIBED
                                     BELOW.

PROPOSAL 1: TO: (i) approve and adopt the Agreement and Plan of Reorganization, dated as of June 23, 1998, between Tseng and Cell Pathways, Inc. a Delaware corporation (the "Reorganization Agreement"), (ii) approve the merger of Tseng Sub, Inc., a Utah corporation and wholly-owned subsidiary of CPHI, with and into Tseng (the "Tseng Merger") and the filing of Articles of Merger with the Secretary of State of Utah pursuant to which Tseng will become a wholly-owned subsidiary of CPHI and the stockholders of Tseng will receive shares of CPHI Common Stock in exchange for their Tseng Common Stock and (iii) approve the other transactions contemplated by the Reorganization Agreement.
                        [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN
                                         (Continued and to be signed other side)

                                                     (Continued from other side)
PROPOSAL 2: TO: vote upon and authorize the adjournment of the Tseng Special
            Meeting, if necessary, to allow for the collection of additional stockholder votes to obtain a quorum or in order to obtain more votes in favor of the approval and adoption of the Reorganization Agreement and the approval of the Tseng Merger.
                          [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

PROPOSAL 3: TO: transact such other business as may properly come before the
            Tseng Special Meeting.

                                             Dated:

                                        -----------------------------------, 19

                                      ------------------------------------------

                                             -----------------------------------

                                             -----------------------------------
                                             Signature(s)

                                             Please sign exactly as your name
                                             appears hereon. If the stock is
                                             registered in the names of two or
                                             more persons, each should sign.
                                             Executors, administrators,
                                             trustees, guardians and
                                             attorneys-in-fact should add their
                                             titles. If signer is a corporation,
                                             please give full corporate name and
                                             have a duly authorized officer
                                             sign, stating title. If signer is a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.
    PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
       ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.